QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-123249

PROSPECTUS

32,600,000 Shares

Common Stock

        This is the initial public offering of shares of common stock of Warner Music Group Corp. Warner Music Group Corp. is offering 32,600,000 shares of common stock. We intend to use all of the net proceeds from the sale of the shares being sold by us in this offering and an amount of cash resulting from a decrease in the cash dividend to be paid to our existing stockholders in connection with this offering and a reduction in the purchase price of the Three-Year Warrants to redeem certain indebtedness of our subsidiaries and to pay the related premiums and interest obligations thereon. See "Use of Proceeds."

        Prior to this offering, there has been no public market for the common stock. Warner Music Group Corp. has been approved to list the common stock on the New York Stock Exchange under the symbol "WMG".

        See "Risk Factors" on page 13 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$17.0000	$554,200,000
Underwriting discount	$0.8075	$26,324,500
Proceeds, before expenses, to Warner Music Group Corp.	$16.1925	$527,875,500

        To the extent that the underwriters sell more than 32,600,000 shares of common stock, the underwriters have the option to purchase up to an additional 4,890,000 shares from the selling stockholders at the initial public offering price, less the underwriting discount. Warner Music Group Corp. will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to any exercise of the underwriters' option to purchase additional shares.

        The underwriters expect to deliver the shares to purchasers against payment in New York, New York on May 13, 2005.

Goldman, Sachs & Co.	Morgan Stanley

Lehman Brothers	Deutsche Bank Securities

Banc of America Securities LLC	Citigroup

Allen & Company LLC	Bear, Stearns & Co. Inc.	UBS Investment Bank
Blaylock & Company, Inc.	Jefferies & Company, Inc.	Pacific Crest Securities	Ramirez & Co., Inc.
Siebert Capital Markets	Utendahl Capital	The Williams Capital Group, L.P.

The date of this prospectus is May 10, 2005

REPRISE RECORDS
ATLANTIC
Elektra
RHINO
ALTERNATIVE DISTRIBUTION ALLIANCE
WARNER MUSIC INTERNATIONAL
recorded music
NONESUCH
wea
warner | music | group
SIRE
LAVA
BAD BOY ENTERTAINMENT
RECORDS
W|S|M
NASHVILLE
MAVERICK
word RECORDS
COLTRANE JAZZ
CHER
FAT JOE
SMiLE
TRILLVILLE
METALLICA
AND JUSTICE FOR ALL
aretha franklin
k.d. lang
the doors
JET
TWISTA
BEST OF THE DOOBIES
josh groban
the goo goo dolls
live in buffalo
July 4th 2004
SIMPLE PLAN
LUIS MIGUEL
SEAL
ray charles
RAY CHARLES
GREATEST HITS
THE BEST OF R.E.M.
SINATRA REPRISE
FABOLOUS REAL TALK
matchbox 20
LINKIN PARK
Big & Rich
madonna
paul simon
GREEN DAY
american idiot
VAN HALEN
rob thomas
Alanis

        We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

        This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date.

i

MARKET AND INDUSTRY DATA AND FORECASTS

        This prospectus includes industry data and forecasts that we have prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys and internal company surveys. As noted in this prospectus, International Federation of the Phonographic Industry ("IFPI"), Recording Industry Association of America ("RIAA"), Nielsen SoundScan ("SoundScan"), Informa Media Research, Music & Copyright Report ("Music & Copyright"), National Music Publishers' Association ("NMPA"), The NPD Group, Enders Analysis and the U.S. Department of Commerce, U.S. Census Bureau, Bureau of Labor Statistics were the primary sources for third-party industry data and forecasts. These third-party industry publications and surveys and forecasts generally state that they believe the information contained therein was obtained from sources they believe to be reliable, but that they can give no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe the industry forecasts and market research are reliable, we have not independently verified such forecasts and research.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the "Risk Factors" section and the combined financial statements and related notes, before investing in our common stock.

        We acquired substantially all of Time Warner Inc.'s music division on March 1, 2004. In this prospectus, the term "Warner Music Group" refers to Warner Music Group Corp. and not its subsidiaries. In this prospectus, the terms "we," "our," "ours," "us," "Company" and "WMG" refer collectively to Warner Music Group and its consolidated or combined subsidiaries, except where otherwise indicated. Warner Music Group is a holding company. Its only asset is the ownership of all of the outstanding shares of WMG Holdings Corp., which we refer to as "Holdings". Holdings' only asset is its ownership of all of the outstanding shares of WMG Acquisition Corp., which we refer to as "Acquisition Corp." We conduct all of our business through Acquisition Corp. The use of these terms is not intended to imply that Warner Music Group and its subsidiaries are not separate and distinct legal entities. In 2004, we changed our fiscal year end from November 30 to September 30. Accordingly, the fiscal year ended September 30, 2004 is a ten-month period. In addition, as a result of the acquisition from Time Warner, and as described further in our financial statements and the notes thereto included elsewhere in this prospectus, results discussed for the ten months ended September 30, 2004 represent the mathematical addition of our pre-acquisition three-month period ended February 29, 2004 and our post-acquisition seven-month period ended September 30, 2004. Calculations of market share are based on revenues, except as otherwise noted.

Our Company

        We are one of the world's major music companies. Our company is composed of two businesses: Recorded Music and Music Publishing. We are a global company, generating over half of our revenues in more than 50 countries outside of the U.S. Acquisition Corp. acquired substantially all of Time Warner Inc.'s music division from Time Warner on March 1, 2004 for $2.595 billion in cash and non-cash consideration. See "The Transactions."

        Our Recorded Music business produces revenue through the marketing, sale and licensing of recorded music in physical and digital formats. We believe we have one of the world's largest and most varied recorded music catalogs, including 27 of the top 100 U.S. best-selling albums of all time—more than any other recorded music company. Our roster of over 38,000 artists spans all musical genres and includes Led Zeppelin, The Eagles, Madonna, Metallica and Fleetwood Mac. Our more recent successes include Linkin Park, Simple Plan, Jet, Michelle Branch, Sean Paul and Josh Groban. Our Recorded Music business generated 83% of our consolidated revenues during the twelve months ended December 31, 2004.

        Our Music Publishing business owns and acquires rights to musical compositions, exploits and markets these compositions and receives royalties or fees for their use. We hold rights in over one million copyrights across a broad range of musical styles from over 65,000 songwriters and composers. Our library includes titles such as "Summertime" by George and Ira Gershwin and DuBose Heyward, "Happy Birthday to You" by Mildred and Patty Hill, "Night and Day" by Cole Porter, "When a Man Loves a Woman" by Calvin Lewis and Andrew Wright, and "Star Wars Theme" by John Williams, as well as more recent popular titles such as "Smooth" by Itaal Shur and Rob Thomas and "Thank You" by Dido Armstrong and Paul Herman. Our Music Publishing business generated 17% of our consolidated revenues during the twelve months ended December 31, 2004.

Industry Overview

        Recorded music and music publishing focus on different products and benefit from different sources of revenues. The following table summarizes the product, the "artist" that is responsible for creating the product and the means by which the product generates revenue:

	Recorded Music		Music Publishing
The Product	•	The recording	•	The song
The "Artist"	•	Recording artist	•	Songwriter or composer
How revenues are generated	•	When a recording (in physical or digital format) is sold or licensed	•	When a recording (in physical or digital format) of the song is sold or licensed
			•	When a song is performed publicly (e.g., radio, television, concert or nightclub)
			•	When a song is synchronized with visual images (e.g., movies and advertisements)
			•	When a song's printed sheet music is sold

        The recorded music business is the business of discovering and developing recording artists and promoting, selling and licensing their works. In 2004, the recorded music industry generated $32.1 billion in retail sales worldwide. The industry experienced robust growth in the 1990s but in recent years has seen a decline due primarily to the increase in digital piracy. In an effort to curb this decline, the industry launched an intensive campaign in 2003 to limit digital piracy. We believe these anti-piracy efforts are beginning to produce results as evidenced by increased consumer awareness, reduced illegal downloading activity and growth for the year ended January 2, 2005 in U.S. music physical unit sales of approximately 1% relative to the comparable year ended December 28, 2003, as reported by SoundScan. Moreover, the industry has been encouraged by the recent proliferation and early success of legitimate digital music distribution channels, as evidenced by the 141 million digital tracks sold in the U.S. through the year ended January 2, 2005. See "Industry Overview—Recorded Music."

        According to the most recent published estimates by Enders Analysis, the worldwide music publishing industry accounted for $3.7 billion in revenues in 2003. See "Industry Overview—Music Publishing."

Competitive Strengths

        While we have recorded net losses on a historical and pro forma basis, primarily due to the decline since 1999 of recorded music sales, increased operating costs, increased competition, and such items as currency fluctuations and impairment charges, we believe we benefit from the following competitive strengths:

        Industry Leading Recording Artists and Songwriters.    We have been able to consistently attract, develop and retain successful recording artists and songwriters. This has enabled us to accumulate over decades a large and varied portfolio of recorded music and music publishing assets that generate stable and recurring cash flows.

        Stable, Highly Diversified Revenue Base.    Our revenue base is derived primarily from relatively stable and recurring sources such as our music publishing library, our catalog of recorded music and new releases from our existing base of established artists. In any given year, we believe that less than 10% of our total revenues depend on artists without established track records, with each of these artists typically representing less than 1% of our revenues. We have built a large and diverse catalog of recordings and compositions that covers a wide breadth of musical styles and are a significant player in each of our major geographic regions.

        High Cash Flow Business Model.    We generate relatively high levels of cash flow from operations as a result of our highly variable cost structure, our minimal capital requirements and our ability to adjust the timing and amount of much of our spending. Through our recent restructuring effort, we have substantially streamlined our cost structure. In addition, outsourcing arrangements entered into in October 2003 with Cinram International Inc. ("Cinram") have significantly reduced our exposure to fixed costs and are expected to continue to reduce our future capital expenditure requirements.

        Well Positioned For Growth in Digital Distribution and Emerging Technologies.    For the year ended January 2, 2005, our market share of digital recorded music track sales in the U.S. as measured by SoundScan was higher than our overall recorded music album market share in the U.S., which we believe reflects the relative strength of our content and in particular our catalog content. In addition, we are highly focused on several new media initiatives: supporting existing and new online services in the U.S. and abroad, working with legitimate P2P providers, influencing the evolution of new mobile phone services and formats and simplifying the clearance of all of our content for digital distribution.

        Proven and Committed Management Team.    We are led by an experienced senior management team with an average of approximately 20 years of entertainment industry expertise. Edgar Bronfman, Jr. is our Chairman of the Board and Chief Executive Officer. Mr. Bronfman, while President and CEO of The Seagram Company Ltd. ("Seagram"), oversaw the merger of Universal Music Group ("Universal") and PolyGram N.V. ("PolyGram"), and successfully managed the combined business, the world's then largest recorded music company.

        Strong Equity Sponsorship.    Thomas H. Lee Partners, L.P. and its affiliates ("THL"), Bain Capital and its affiliates ("Bain Capital"), and Providence Equity Partners Inc. and its affiliates ("Providence Equity") are each leading private equity firms with extensive experience in managing investments in entertainment and media assets and Music Capital Partners, L.P. ("Music Capital") brings significant and directly relevant management experience in the music industry. Through Music Capital, Mr. Bronfman may participate in this offering as a selling stockholder, along with THL, Bain Capital and Providence Equity to the extent that the underwriters exercise their option to purchase additional shares.

Business Strategy

        We intend to increase revenues, operating income and cash flow through the following business strategies:

        Attract, Develop and Retain Established and Emerging Recording Artists and Songwriters.    A critical element of our strategy is to continue to find, develop and retain recording artists and songwriters who achieve long-term profitable success. We believe our relative size, the strength of our management team, our ability to respond to industry and consumer trends and challenges, our diverse array of genres, our large catalog of hit releases and our valuable music publishing library will help us continue to successfully build our roster of artists and songwriters.

        Maximize the Value of Our Music Assets.    Our Recorded Music business focuses on marketing our artists and catalog in new ways to retain existing fans of established artists and to generate new demand for our proven hits. Our Music Publishing business seeks to capitalize on the growing demand for the use of musical compositions in media products such as videogames, commercials, other musical works

(such as authorized sampling), films, DVDs, mobile phone ring tones and Internet and wireless streaming and downloads by marketing and promoting our libraries to producers of these media in new and innovative ways.

        Focus on Continued Management of Our Cost Structure.    Immediately following the acquisition by Acquisition Corp. of substantially all of Time Warner's music division on March 1, 2004, we commenced a broad-based restructuring plan (the "Restructuring Plan"). We intend to continue to maintain a disciplined approach to cost management in our business, and to pursue additional cost savings. We have completed substantially all of the Restructuring Plan with annualized cost savings of approximately $250 million. We project the one-time costs associated with the Restructuring Plan to be between $225 million to $250 million, of which approximately $140 million has been paid through December 31, 2004. This projection is substantially less than the $310 million original estimate of such restructuring charges. We expect to pay a majority of the remaining costs in 2005 and 2006. There are still significant risks associated with the Restructuring Plan. See "Risk Factors" and "Business."

        Invest in Accordance with an Improved Asset Allocation Strategy.    Our new management has undertaken a rigorous company-wide initiative in conjunction with outside consultants in order to enhance our financial performance through developing a more targeted approach to investments. Implementing the results of this study, we will primarily seek to invest in lines of business, geographic locations and individual projects where we believe we can optimize our return on capital.

        Develop and Optimize Our Physical Distribution Channel Strategies.    We will continue to develop innovative programs with our physical distribution channel partners in order to implement forward-looking strategies for our mutual benefit. We will invest to meet the needs of our partners to create more efficient collaboration, such as direct-to-retail distribution strategies and vendor managed inventory.

        Capitalize on Digital Distribution and Emerging Technologies.    We believe new technology formats should represent a fast-growing and high-margin channel for the distribution and exploitation of our music. In particular, new and emerging third-party digital distribution outlets are not only reasonably priced, but also offer a superior customer experience to illegal alternatives, as they are easy to use, offer uncorrupted song files and integrate seamlessly with increasingly popular portable music players such as the Apple iPod, the Dell Digital Jukebox and the iRiver iHP. In addition, as networks and phone handsets become more sophisticated, our music is increasingly becoming available through mobile and other wireless service providers as ring tones, ringback tones and audio and music video downloads.

        Contain Digital Piracy.    We, along with the rest of the music industry, are actively combating piracy through technological innovation, litigation, education and the promotion of legislation both in the U.S. and internationally.

Recent Developments

        Return of Capital and Dividend on Preferred.    In September 2004, we returned $342 million of capital (the "Return of Capital") to the Investors (as defined below) and paid a dividend of $8 million on the preferred equity of Holdings held by the Investors (the "Dividend on Preferred"). The Return of Capital and Dividend on Preferred were funded out of our cash balance and not from the incurrence of additional debt. We obtained an amendment to Acquisition Corp.'s senior secured credit agreement to provide for the Return of Capital and Dividend on Preferred.

        Debt Incurrence and Payment to Investors.    On December 23, 2004, Holdings incurred approximately $700 million of new debt, consisting of $250 million of Floating Rate Notes due 2011 (the "Holdings Floating Rate Notes"), $200 million of Floating Rate Senior PIK Notes due 2014 (the "Holdings PIK Notes") and $250 million in gross proceeds of 9.5% Senior Discount Notes due 2014 (the "Holdings Discount Notes") (with aggregate principal amount at maturity of $396.8 million) (collectively, the

"Holdings Notes"). The proceeds from the issuance of the Holdings Notes were used to fund a return of approximately $681 million from Holdings to its shareholders and the shareholders of Warner Music Group (the "Holdings' Payment to Investors" and along with the Holdings Notes, the "Holdings Refinancing") through a combination of dividends on Holdings' preferred stock and repurchases of its common and preferred stock. Of the total of $681 million, approximately $209 million was used to redeem the remaining shares of cumulative preferred stock of Holdings, including $9 million of accrued dividends, and approximately $472 million was used to pay a return of capital to Warner Music Group, of which all but $50 million was distributed to its shareholders. We distributed $42.5 million of such $50 million to the Investors on March 28, 2005 and intend to distribute the remaining $7.5 million to the Investors prior to this offering. We previously obtained an amendment to Acquisition Corp.'s senior secured credit agreement to provide for the Holdings' Payment to Investors, including the distribution of the remaining $50 million to the Investors.

        The Concurrent Transactions. Prior to this offering, Warner Music Group Corp. intends to declare and pay a dividend to the Investors in the form of promissory notes in an aggregate amount, which, after the remaining $7.5 million is distributed from cash on hand as part of the Holdings Refinancing, would equal the remaining preference amount on the Investors' Class L Common Stock at the time the dividend is paid. We expect the amount of that dividend to be approximately $8.5 million. In addition, prior to this offering, Warner Music Group Corp. intends to declare a $100.5 million cash dividend to the holders of its Class L Common Stock and Class A Common Stock, consisting of the Investors (including Mr. Bronfman through Music Capital) and certain members of management. Of the $100.5 million cash dividend, management's pro rata share will be $7.2 million, of which an aggregate of $400,000 will be paid in cash, when the dividend is paid to the Investors, to Messrs. Bronfman and Cohen and one other officer on account of their vested restricted shares. The remaining $6.8 million is required by the various restricted stock agreements to be withheld by the company for the accounts of a total of ten members of management, including Messrs. Bronfman, Cohen and other current Named Executive Officers, Messrs. Albertini and Johnson, on account of their unvested restricted shares. Their ratable portion of such withheld funds will be paid when and if such restricted shares vest. Though this dividend will be paid following consummation of this offering, stockholders who buy common stock in this offering will not participate in this dividend. We also intend to terminate our management agreement with the Investors prior to this offering and pay an approximate $73 million termination fee to the Investors, which fee would be payable within 90 days of termination. We have agreed with Historic TW to repurchase their Three-Year Warrants which, using a formula based in part on the mid-point of the estimated price range, would result in an aggregate purchase price of approximately $138 million. We intend to pay one-time special bonuses of approximately $33 million to management and employees of Warner Music Group, consisting of (a) approximately $20 million to be paid to holders of restricted stock and stock options to make employees whole for certain unfavorable tax consequences, (b) approximately $3 million to be paid to holders of stock options representing an adjustment for outstanding options as a result of the $100.5 million special cash dividend on the Class L Common Stock and Class A Common Stock and (c) approximately $10 million to substantially all of our employees who will have no equity participation in our company upon the consummation of this offering. In addition, we have obtained an amendment to Acquisition Corp.'s senior secured credit facility to, among other things, increase the size of the term loan available. After this offering, we intend to use a portion of our cash on hand existing prior to this offering, plus the proceeds from $250 million of new term loan borrowings under Acquisition Corp.'s new amendment to its senior secured credit facility, to repay the $8.5 million of remaining preference promissory notes, to pay the $73 million termination fee, to pay the $100.5 million cash dividend, to pay the special one-time bonuses and to pay approximately $138 million for the repurchase of Historic TW's Three-Year Warrants. We refer to the above transactions as the "Concurrent Transactions."

        Sources and uses of proceeds for the Concurrent Transactions and the payment of the remaining $7.5 million distribution from the Holdings Refinancing are summarized in the following table:

Sources (in millions)		Uses (in millions)
New term loan	$250.0	Dividend to Investors from remaining Holdings Notes' proceeds	$7.5
Existing cash	113.5	Repay to Investors remaining preference promissory notes	8.5
		Pay to Investors management agreement termination fee	73.0
		Repurchase Three-Year Warrants from Historic TW	138.0	(1)
		Pay dividend to Investors	93.3
		Pay/withhold dividend to certain members of management	7.2	(2)
		Pay one-time special bonuses to senior management and employees	33.0
		Transactions costs	3.0

Total	$363.5	Total	$363.5

(1)
We have agreed with Historic TW to repurchase the Three-Year Warrants in connection with closing of this offering which, using a formula based in part on the initial public offering price of $17.00 per share, resulted in an aggregate purchase price of approximately $138 million.

(2)
Of such amount, $0.4 million will be paid to Messrs. Bronfman and Cohen and one other officer when the Investors' share of the dividend is paid and $6.8 million will be withheld by the Company for a total of ten members of management, including Messrs. Bronfman, Cohen, Albertini and Johnson, until their unvested restricted shares vest.

        New Chief Financial Officer. We recently announced that Michael D. Fleisher has been named as our permanent Chief Financial Officer. He replaced Michael Ward who was our acting Chief Financial Officer while we conducted a search to fill the position on a permanent basis. See "Management."

        New Head of Warner/Chappell Music. On February 17, 2005, Acquisition Corp. announced that Les Bider, Chairman and CEO of its music-publishing arm, Warner/Chappell Music, Inc., had decided to step down following the appointment of a successor and a transition period. Mr. Bider had been CEO of Warner/Chappell Music since 1987. On April 11, 2005, Acquisition Corp. announced that Richard Blackstone had been hired to serve as Chairman and CEO of Warner/Chappell Music, Inc. as Mr. Bider's successor starting no later than January 1, 2006. Mr. Blackstone had previously been President and Chief Executive Officer of Zomba Music Publishing. Mr. Blackstone has 15 years of experience in the music publishing industry. See "Management."

        New Joint Venture. On April 8, 2005, we entered into an agreement with an affiliate of Sean "P. Diddy" Combs to form Bad Boy Records LLC, a joint venture in recorded music owned 50% by us and 50% by the affiliate. We purchased our 50% membership interest in Bad Boy Records LLC for approximately $30 million in cash. The joint venture includes catalog and roster artists such as Notorious B.I.G., Mario Winans, M.A.S.E., Carl Thomas, B5 and P. Diddy. Mr. Combs will be the CEO of the joint venture and will supervise its staff and day-to-day operations. We will provide funding, marketing, promotion and certain back-office services for the joint venture.

        Warner Music Group Corp. was incorporated under Delaware law on November 21, 2003. Our principal executive offices are located at 75 Rockefeller Plaza, New York, NY 10019. Our telephone number is (212) 275-2000.

THE OFFERING

Shares of common stock offered by Warner Music Group Corp.	32,600,000 shares
Shares of common stock to be outstanding after this offering	148,450,313 shares (which includes approximately 8.3 million shares of restricted stock).
Use of proceeds	The net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $517 million.
We intend to use all of the net proceeds from the sale of shares being sold by us in this offering and an amount of cash resulting from a decrease in the cash dividend to be paid to our existing stockholders in connection with the offering and a reduction in the purchase price of the Three-Year Warrants as follows:
• approximately $209 million to redeem all outstanding Holdings PIK Notes and to pay interest thereon through the anticipated date of redemption;
• approximately $265 million to redeem all outstanding Holdings Floating Rate Notes and to pay related premiums and interest thereon through the anticipated date of redemption; and
• approximately $100 million to redeem 35% of the Holdings Discount Notes and to pay related premiums and interest thereon through the anticipated date of redemption;
See "Use of Proceeds" and "Description of Indebtedness."
New York Stock Exchange symbol	WMG

        Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise by the underwriters of their option to purchase additional shares from Thomas H. Lee Partners, L.P., Bain Capital, LLC, Providence Equity Partners Inc. and Music Capital Partners, L.P. and/or one or more of their affiliates (collectively, the "Investors");

  •
  excludes 1,355,066 shares of common stock reserved for issuance pursuant to LTIP stock option agreements, of which options to purchase 1,303,824 shares have been issued as of the date of this prospectus;

  •
  excludes 3,416,133 shares of common stock we intend to reserve for issuance under our 2005 Omnibus Stock Plan, of which we intend to grant options to purchase up to 1,138,711 shares at the date of this offering;

  •
  excludes 4,000,590 shares of common stock reserved for issuance in connection with other currently outstanding options under stock option agreements with certain of our employees;

  •
  assumes the repurchase of the Three-Year Warrants and excludes all shares of common stock issuable to Historic TW upon exercise of the Three-Year Warrants (equal to approximately 19.0 million shares of common stock if Historic TW exercises the Three-Year Warrants with payment of cash or approximately 6.9 million shares of common stock if they exercise without payment of cash after giving effect to the Recapitalization described below); and

  •
  gives effect to the Recapitalization described below.

BASIS OF PRESENTATION

        We are making changes to the organizational documents and capital structure of Warner Music Group Corp. prior to this offering. Unless otherwise indicated, all information in this prospectus reflects:

  •
  the conversion of all 9,444 outstanding shares of Class L Common Stock of Warner Music Group Corp. into 9,444 pre-split shares of Class A Common Stock (which, along with all other outstanding shares of Class A Common Stock, will be renamed as common stock) as described below;

  •
  a 1,139 for 1 split of our common stock to be effective immediately prior to this offering;

  •
  the filing of an amendment and a second amended and restated certificate of incorporation (the "Charter") with the Secretary of State of the State of Delaware immediately prior to this offering, which, among other things, will have the effect of eliminating from the authorized capital stock of Warner Music Group Corp. the Class L Common Stock and Class A Common Stock and add to the authorized capital stock common and preferred stock; and

  •
  the exclusion of all shares of common stock issuable to Historic TW upon exercise of the Three-Year Warrants.

        Prior to this offering, the authorized capital stock of Warner Music Group Corp. consisted of shares of Class L Common Stock and shares of Class A Common Stock. The Class L Common Stock was identical to the Class A Common Stock, except that the Class L Common Stock was non-voting, was convertible into shares of Class A Common Stock as described below, and each share of Class L Common Stock was entitled to a preferential payment upon any distribution by us to holders of Warner Music Group Corp. capital stock (whether by dividend, liquidating distribution or otherwise) equal to the base amount for such share ($81,000) plus an amount, accruing from March 1, 2004, sufficient to provide a return at a rate of 10% per annum, compounded quarterly, on the base amount for such share. We have made preferential payments to date aggregating approximately $814 million, after paying the $7.5 million dividend as part of the Holdings Refinancing. The remaining amount of the preferential payment will be approximately $8.5 million (the "Remaining Preference Amount"). The Remaining Preference Amount may be paid from any cash available to us. Prior to this offering, Warner Music Group Corp. intends to declare and pay a dividend to the holders of its Class L Common Stock, consisting of the Investors, in an amount equal to the Remaining Preference Amount. The dividend will be in the form of promissory notes to the Investors. After this offering, we intend to repay those promissory notes with a portion of the proceeds from borrowings under the new term loan and cash on hand. See "Prospectus Summary—Recent Developments—The Concurrent Transactions." After giving effect to the dividend of those promissory notes, each share of Class L Common Stock and Class A Common Stock will share equally in all distributions by us to holders of Warner Music Group Corp. capital stock. Under the terms of the Class L Common Stock, after giving effect to that dividend, each outstanding share of Class L Common Stock will be converted prior to this offering into one share of Class A Common Stock. After giving effect to the subsequent 1,139 for 1 stock split on the Class A Common Stock, each share of Class L Common Stock will have become 1,139 shares of Class A Common Stock, which will be renamed "Common Stock".

        Together, we refer to the conversion of the Class L Common Stock into Class A Common Stock on a one-for-one basis, the stock split on the Class A Common Stock and the renaming of the Class A Common Stock to common stock, as the "Recapitalization."

        In March 2004, we issued to Historic TW Inc. ("Historic TW"), a subsidiary of Time Warner Inc., warrants (the "Three-Year Warrants") giving it the right to purchase up to approximately 15% of the Class L Common Stock of Warner Music Group Corp., 15% of the Class A Common Stock of Warner Music Group Corp. and 15% of the preferred securities of WMG Holdings Corp. ("Holdings"), our wholly owned subsidiary, issued to THL, Bain Capital, Music Capital and Providence Equity, in each case taking into account the exercise of the Three-Year Warrants. Subsequent to the issuance of the Three-Year Warrants, Holdings redeemed all of its preferred securities and, immediately prior to this offering, we will effect the Recapitalization. As a result, the Three-Year Warrants will represent the right to purchase up to approximately 19.0 million shares of our common stock (or approximately 15% of our common stock held by the Investors taking into account the exercise of the Three-Year Warrants). The net exercise price payable by Historic TW upon exercise of all of the Three-Year Warrants is equal to seventy-five percent (75%) of the fair market value per share of our common stock at the time multiplied by the number of shares of common stock issuable upon exercise, less credits (after giving effect to the additional $7.5 million dividend, $8.5 million Remaining Preference Amount and the $100.5 million special cash dividend) currently amounting to approximately $47.1 million that have been calculated based on qualifying distributions on or repurchases of shares held by the Investors. In addition, as a result of the redemption of the preferred stock of Holdings, Historic TW is entitled to $15 million in cash if it exercises the Three-Year Warrants.

        The Three-Year Warrants provide that they may be exercised at any time prior to the consummation of this offering, after which time the Three-Year Warrants expire. The Three-Year Warrants provide that Historic TW may pay the exercise price in cash or, in the alternative, may exercise without payment of cash and receive a reduced number of shares of common stock. The amount of such reduction would be equal to the number of shares having an aggregate fair market value at the time equal to the exercise price. If the Three-Year Warrants are not exercised and our agreement to repurchase the Three-Year Warrants is not consummated, Historic TW will continue to hold the MMT Warrants (as defined below) which will permit it to acquire our common stock (i) upon the sale to certain music companies of all or substantially all of the recorded music business or music publishing business conducted by us or the acquisition by certain music companies of 35% of the outstanding shares of Warner Music Group Corp. or Holdings; (ii) the acquisition of all or substantially all of the recorded music business or music publishing business of certain music companies; or (iii) a merger with or the formation of a joint venture or other combination of all or substantially all of Warner Music Group Corp. or Holdings' recorded music business or music publishing business with that of certain music companies. If a definitive agreement for such a transaction is not executed by March 1, 2007, or if the MMT Warrants are not exercised within 90 days of the consummation of such a transaction, the MMT Warrants will expire. Additionally, if the Three-Year Warrants are exercised or repurchased under our agreement with Historic TW, the MMT Warrants will expire. See "The Transactions—Warrants."

        We have agreed with Historic TW to repurchase the Three-Year Warrants in connection with the Concurrent Transactions. Under the terms of our agreement, Historic TW is not permitted to exercise the Three-Year Warrants pending the repurchase.

        See "Description of Capital Stock" for a description of our common stock and the material terms of our Charter.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth under the heading "Risk Factors."

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

        The following table sets forth the summary historical and pro forma financial and other data as of the dates and for the periods indicated. The summary balance sheet data as of September 30, 2004 and November 30, 2003 and the statement of operations and other data for each of (i) the seven months ended September 30, 2004, (ii) the three months ended February 29, 2004, (iii) the ten months ended September 30, 2003 and (iv) the years ended November 30, 2003 and 2002 have been derived from our audited financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2004 and the statement of operations and other data for the three months ended December 31, 2004 and 2003, have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The balance sheet data as of November 30, 2002 are derived from our audited financial statements that are not included in this prospectus. The summary historical balance sheet data as of September 30, 2003, December 31, 2003 and the summary historical financial data as of and for each of the two years ended November 30, 2001 and 2000 have been derived from our unaudited financial statements that are not included in this prospectus.

        The comparability of the summary historical financial data has been affected by a number of significant events and transactions. These include the Acquisition (as defined below) in 2004, a related change in our fiscal year to September 30 from November 30, which was enacted in 2004, and the acquisition of Time Warner by AOL in 2001 (the "AOL Time Warner Merger"). Due to the change in our year end, financial information for 2004 is a transition period and reflects a shortened ten-month period ended September 30, 2004. This period is also separated into pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. For all periods prior to the Acquisition (as defined below), the music and publishing businesses formerly owned by Time Warner are referred to as "Old WMG" or the "Predecessor." For all periods subsequent to the Acquisition, the business is referred to as the "Successor." In addition, summary historical financial data for 2000 do not reflect the pushdown of a portion of the purchase price relating to the AOL Time Warner Merger that occurred in 2001 to the financial statements of Acquisition Corp. and its combined and consolidated subsidiaries.

        The summary unaudited pro forma consolidated financial data for the twelve months ended September 30, 2004 gives effect, in the manner described under "Pro Forma Consolidated Condensed Financial Statements" and the notes thereto, to (i) the acquisition of the business by Acquisition Corp. effective as of March 1, 2004 (the "Acquisition") and the borrowings under Acquisition Corp.'s senior secured credit facility and bridge loan and an initial capital investment by the Investors (the "Original Financing"), (ii) the use of the proceeds from the issuance of Acquisition Corp.'s $465 million 7 3/8% senior subordinated notes due 2014 (the "dollar notes") and £100 million 8 1/8% senior subordinated notes due 2014 (the "sterling notes" and, collectively with the dollar notes, the "Acquisition Corp. Notes"), additional borrowings under the senior secured credit facility and cash on hand to repay or return certain amounts incurred in connection with the Original Financing (the "Acquisition Corp. Refinancing"), (iii) our CD and DVD manufacturing, packaging and physical distribution agreements with Cinram (the "Cinram Agreements"), (iv) the Holdings' offering of Holdings Notes and the Holdings' Payment to Investors (the "Holdings Refinancing"), (v) the Recapitalization, the offering of common stock by us and the use of proceeds therefrom (collectively, the "Initial Common Stock Offering") and (vi) the Concurrent Transactions as if they all occurred as of October 1, 2003. The summary unaudited pro forma financial data as of and for the three months ended December 31, 2004 gives effect to the Holdings Refinancing (to the extent not already included therein), the Initial Common Stock Offering and the Concurrent Transactions, as if they occurred on October 1, 2003. The summary pro forma consolidated condensed financial data are presented for informational purposes only and are not necessarily indicative of our financial position or results of operations that would have occurred had the transactions been consummated as of the dates indicated. In addition, the summary pro forma consolidated condensed financial data are not necessarily indicative of our future financial condition or operating results.

        You should read the information contained in this table in conjunction with "Pro Forma Consolidated Condensed Financial Statements," "Selected Historical Consolidated Financial and Other Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions" and the historical audited and interim unaudited financial statements and the accompanying notes thereto of Warner Music Group Corp. and its combined and consolidated subsidiaries included elsewhere in this prospectus.

	Historical									Pro Forma
	Predecessor							Successor
						Three Months Ended December 31, 2003	Three Months Ended February 29, 2004	Seven Months Ended September 30, 2004	Three Months Ended December 31, 2004	Twelve Months Ended September 30, 2004	Three Months Ended December 31, 2004
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)(2)	(unaudited)(2)
	(in millions, except per share data)
Statement of Operations Data:
Revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$1,178	$779	$1,769	$1,088	$3,436	$1,088
Cost of revenues	(1,960)	(1,731)	(1,873)	(1,940)	(1,449)	(648)	(415)	(944)	(581)	(1,843)	(581)
Selling, general and administrative expenses	(1,297)	(1,402)	(1,282)	(1,286)	(995)	(391)	(319)	(677)	(331)	(1,291)	(331)
Impairment of goodwill and other intangible assets	—	—	(1,500)	(1,019)	—	(1,019)	—	—	—	(1,019)	—
Depreciation and amortization	(282)	(868)	(249)	(328)	(272)	(80)	(72)	(140)	(60)	(245)	(60)
Operating income (loss)	(36)	(766)	(1,542)	(1,158)	(197)	(948)	(11)	18	130	(929)	130
Interest expense, net	(13)	(34)	(23)	(5)	(5)	(3)	(2)	(80)	(38)	(150)	(42)
Income (loss) before cumulative effect of accounting change	(408)	(910)	(1,230)	(1,353)	(201)	(1,146)	(32)	(238)	36	(901)	59
Net income (loss)	$(408)	$(910)	$(6,026)	$(1,353)	$(201)	$(1,146)	$(32)	$(238)	$36	$(901)	$59
Pro forma net income (loss) per common share:(4)
Basic								$(2.21)	$0.33	$(6.43)	$0.42
Diluted								$(2.21)	$0.31	$(6.43)	$0.40
Pro forma average common shares:(4)
Basic								107.5	107.5	140.1	140.1
Diluted								107.5	115.3	140.1	147.9
Segment Data:
Revenues:
Recorded Music	$2,929	$2,701	$2,752	$2,839	$2,039	$1,028	$630	$1,429	$940	N/A	N/A
Music Publishing	554	547	563	563	467	159	157	348	155	N/A	N/A
Intersegment eliminations	(22)	(22)	(25)	(26)	(19)	(9)	(8)	(8)	(7)	N/A	N/A

Total revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$1,178	$779	$1,769	$1,088	$3,436	$1,088

Operating income (loss):
Recorded Music	$(22)	$(733)	$(1,206)	$(1,130)	$(181)	$(933)	$(9)	$24	$152	N/A	N/A
Music Publishing	47	23	(273)	23	19	6	17	53	10	N/A	N/A
Corporate expenses	(61)	(56)	(63)	(51)	(35)	(21)	(19)	(59)	(32)	N/A	N/A

Total operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(948)	$(11)	$18	$130	$(929)	$130

OIBDA(3):
Recorded Music	$214	$73	$173	$116	$8	$141	$38	$120	$194	N/A	N/A
Music Publishing	91	81	88	107	88	27	38	87	24	N/A	N/A
Corporate expenses	(59)	(52)	(54)	(34)	(21)	(17)	(15)	(49)	(28)	N/A	N/A

Total OIBDA(3)	$246	$102	$207	$189	$75	$151	$61	$158	$190	$335	$190

Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$75	$(122)	$(13)	$278	$257	$31	$321	$86	$63	N/A	N/A
Investing activities	(153)	(175)	(365)	(65)	(73)	(7)	14	(2,663)	(25)	N/A	N/A
Financing activities	61	227	385	(121)	(151)	16	(10)	2,661	(296)	N/A	N/A
Capital expenditures	(64)	(91)	(88)	(51)	(30)	(27)	(3)	(15)	(6)	N/A	N/A

	Historical									Pro Forma
	Predecessor							Successor
						Three Months Ended December 31, 2003	Three Months Ended February 29, 2004	Seven Months Ended September 30, 2004	Three Months Ended December 31, 2004	Twelve Months Ended September 30, 2004	Three Months Ended December 31, 2004
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)(2)	(unaudited)(2)
	(in millions)
Balance Sheet Data (at period end):
Cash and equivalents	$106	$34	$41	$144	$80	$126	$471	$555	$306	$ N/A	$100
Total assets	6,791	17,642	5,679	4,484	5,255	4,606	4,560	5,090	5,023	N/A	4,808
Total debt (including current portion of long-term debt)	102	115	101	120	115	126	132	1,840	2,546	N/A	2,262
Shareholders' equity/(deficit)	5,228	14,588	3,001	1,587	2,673	1,696	1,691	280	(125)	N/A	114

(1)
Audited, except for Other Financial Data.

(2)
See "Pro Forma Consolidated Condensed Financial Statements."

(3)
We evaluate segment and consolidated performance based on several factors, of which the primary measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as "OIBDA"). See "Use of OIBDA" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere herein. Note that OIBDA is different from Adjusted EBITDA as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Liquidity—Covenant Compliance", which is presented on a consolidated and combined basis therein as a covenant compliance measure. The following is a reconciliation of operating income, which is a GAAP measure of our operating results, to OIBDA.

	Historical									Pro Forma
	Predecessor							Successor
						Three Months Ended December 31, 2003	Three Months Ended February 29, 2004	Seven Months Ended September 30, 2004	Three Months Ended December 31, 2004	Twelve Months Ended September 30, 2004	Three Months Ended December 31, 2004
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)(2)	(unaudited)(2)
	(in millions)
Operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(948)	$(11)	$18	$130	$(929)	$130
Depreciation and amortization expense	282	868	249	328	272	80	72	140	60	245	60
Impairment of goodwill and other intangible assets	—	—	1,500	1,019	—	1,019	—	—	—	1,019	—

OIBDA	$246	$102	$207	$189	$75	$151	$61	$158	$190	$335	$190

(4)
Net income (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding. Unaudited pro forma basic and diluted net income (loss) per common share has been calculated in accordance with the Securities and Exchange Commission, or the SEC, rules for initial public offerings. These rules require that the weighted average share calculation give retroactive effect to any changes in our capital structure as well as the number of shares in this offering whose sale proceeds will be used to repay any debt and any dividends as reflected in the pro forma adjustments. Therefore, pro forma weighted average shares for purposes of the unaudited pro forma basic net income (loss) per common share calculation has been adjusted to reflect the Recapitalization and this offering.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to purchase any common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Business

Increased costs associated with corporate governance compliance may significantly affect our results of operations.

        The Sarbanes-Oxley Act of 2002 and our being subject to the Securities Exchange Act of 1934, as amended, will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require a review of our internal control procedures. For example, we will be required to implement disclosure controls, which currently need to be improved. We expect these developments to increase our legal compliance and financial reporting costs. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. Finally, director and officer liability insurance for public companies like us has become more difficult and more expensive to obtain, and we may be required to accept reduced coverage or incur higher costs to obtain coverage that is satisfactory to us and our officers or directors. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude or additional costs we may incur as a result.

Our internal controls over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

        We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. Section 404 requires a reporting company such as ours to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. We will be required to comply with Section 404 as of September 30, 2006. We are currently performing the system and process evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we have identified areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management's time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could adversely affect our results.

Our outside auditors have identified weaknesses in our internal controls that could affect our ability to ensure timely and reliable financial reports.

        In addition to our evaluation of internal controls under Section 404 of the Sarbanes-Oxley Act and any areas requiring improvement that we identify as part of that process, in connection with the most recent audit of Acquisition Corp., our outside auditors identified a number of significant deficiencies that together constitute material weaknesses in our internal controls. A material weakness, as defined by the Public Company Accounting Oversight Board, is a significant deficiency that by itself, or in combination with other significant deficiencies, results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        During the transition from a subsidiary of a multinational company to a stand alone entity, our outside auditors advised the audit committee of our board of directors and our management that numerous entity level controls were limited or not in place, including the need for a permanent chief financial officer (who we have since hired) and additional skilled accounting and SEC experienced personnel to enhance the accounting department both domestically and internationally, the need to develop a tax group, the need to establish our own internal audit department, the need to considerably enhance our documentation of our systems and controls, and the need to develop and implement a formal code of conduct. In addition, our outside auditors noted that our domestic operations currently use different royalty systems, which has created certain complexities in reconciling royalty expense and payables. While we recognize that additional staff is needed to cope with current requirements in royalty processing until a new system can be developed, we may not be able to hire and train additional staff. Finally, our auditors noted that our overall controls at our print business are significantly deficient. On December 15, 2004, we entered into a definitive agreement to sell our print business to Alfred Publishing Co., Inc. ("Alfred Publishing"), subject to customary closing conditions.

        We have already taken a number of actions to begin to address the items identified including:

  •
  recently hiring a permanent chief financial officer;

  •
  recently establishing an audit committee;

  •
  outsourcing our internal audit functions;

  •
  hiring external resources to lead our Section 404 evaluation efforts;

  •
  hiring outside consultants to assist in the review of our current code of conduct and to assist in the implementation of a new code of conduct;

  •
  hiring additional outside resources to assist our internal personnel with royalties accounting and SEC reporting;

  •
  hiring a director of taxation and other tax department members; and

  •
  entering into a joint venture with Universal Music Group, Exigen Group and Lightspeed Venture Partners to build a new uniform royalty system for all U.S. operations.

        While we have begun to take actions to address the items identified, additional measures will be necessary and these measures along with other measures we expect to take to improve our internal controls may not be sufficient to address the issues identified by our outside auditors or ensure that our internal controls are effective. If we are unable to provide reliable and timely financial reports our business and prospects could suffer material adverse effects and our share price could be adversely affected.

The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

        Illegal downloading of music from the Internet, CD-R piracy, industrial piracy, economic recession, bankruptcies of record wholesalers and retailers and growing competition for consumer discretionary spending and retail shelf space may all be contributing to a declining recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. While DVD-Audio, DualDisc and downloadable digital files are thought to represent potential new avenues for growth, no significant new legitimate audio format has yet emerged to take the place of the CD. The value of worldwide sales fell as the music industry witnessed a decline of 4.9% from 1999 to 2000, 5.7% from 2000 to 2001, 6.7% from 2001 to 2002 and 7.6% from 2002 to 2003. Although we believe that the recorded music industry should improve as evidenced by the year-over-year growth in U.S. music physical unit sales in 2004 and the performance in overall (physical and digital) music unit sales globally in 2004, the industry may relapse into a period of decline as witnessed from 1999 to 2003. We cannot assure you as to the timing or the extent of any improvement in the industry or that the evidence of improvement in 2004 based upon U.S. sales through the one-year period ending January 2, 2005 and global sales in the first half of 2004 will continue. For example, as of April 24, 2005, year-to-date U.S. recorded music sales (excluding sales of digital tracks) are down approximately 8.5% year-over-year. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by our Recorded Music business. Additionally, a declining recorded music industry is also likely to have a negative impact on our Music Publishing business, which generates a significant portion of its revenues from mechanical royalties, primarily from the sale of music in CD and other recorded music formats.

There may be downward pressure on our pricing and our profit margins.

        There are a variety of factors which could cause us to reduce our prices and erode our profit margins. They are, among others, increased price competition among record companies resulting from the Universal and Sony BMG recorded music duopoly, price competition from the sale of motion pictures in DVD-Video format and videogames, the ever greater price negotiating leverage of mass merchandisers and big box retailers, the increased costs of doing business with mass merchandisers and big box retailers as a result of complying with operating procedures that are unique to their needs and the adoption by record companies of initially lower-margin formats such as DualDisc and DVD-Audio. See "Risk Factors—We may be materially and adversely affected by the formation of Sony BMG Music Entertainment."

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists and songwriters and by the existence or absence of superstar releases and by local economic conditions in the countries in which we operate.

        We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalog for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete have increased as well. We are also dependent on signing and retaining songwriters who will write the hit songs of today and the classics of tomorrow under terms that are economically attractive to us. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists and songwriters under terms that are economically attractive to us. Our financial results may also be affected by the existence or absence of superstar artist releases during a particular period. Some music industry observers believe that the number of superstar acts with long-term appeal, both in terms of catalog sales and future releases, has declined in recent years. Additionally, our financial results are generally affected by the general economic and retail environment of the countries in which we operate, as well as the appeal of our recorded music catalog and our music publishing library.

We may have difficulty addressing the threats to our business associated with home copying and Internet downloading.

        The combined effect of the decreasing cost of electronic and computer equipment and related technology such as CD burners and the conversion of music into digital formats have made it easier for consumers to create unauthorized copies of our recordings in the form of, for example, CDs and MP3 files. A substantial portion of our revenue comes from the sale of audio products that are potentially subject to unauthorized consumer copying and widespread dissemination on the Internet without an economic return to us. We are working to control this problem through litigation, by lobbying governments for new, stronger copyright protection laws and more stringent enforcement of current laws and by establishing legitimate new media business models. We cannot give any assurances that such measures will be effective. For instance, the Inducing Infringement of Copyrights Act of 2004 introduced in the Senate on June 22, 2004 was not enacted in 2004. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor (or if judicial decisions are not in our favor, such as in the recent file-sharing cases in the U.S. and Canada, Metro-Goldwyn-Mayer Studios, Inc. et al vs. Grokster Ltd. et al, and BMG Canada Inc. et al vs. John Doe et al, respectively), if we are unsuccessful in our efforts to lobby governments to enact and enforce stronger legal penalties for copyright infringement or if we fail to develop effective means of protecting our intellectual property (whether copyrights or other rights such as patents, trademarks and trade secrets) or entertainment-related products or services, our results of operations, financial position and prospects may suffer. On March 29, 2005, the U.S. Supreme Court heard the appeal of the decision of the U.S. Court of Appeals for the 9th Circuit in the Grokster case. The issue to be decided by the Supreme Court is the liability of file sharing software developers and vendors for the copyright infringement that takes place on their services. Both the district court and the Ninth Circuit had found that Grokster and Streamcast could not be found contributorily and vicariously liable for the copyright infringement committed by the users of their services.

Organized industrial piracy may lead to decreased sales.

        The global organized commercial pirate trade is a significant threat to the music industry. Worldwide, industrial pirated music (which encompasses unauthorized physical copies manufactured for sale but does not include Internet downloads or home CD burning) is estimated to have generated over $4.5 billion in revenues in 2003, according to IFPI. IFPI estimates that 1.7 billion pirated units were manufactured in 2003. According to IFPI estimates, approximately 35% of all music CDs sold worldwide in 2003 were pirated. Unauthorized copies and piracy contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They have had, and may continue to have, an adverse effect on our business.

Our Restructuring Plan may not be successful and may adversely affect our business.

        The scope of our Restructuring Plan is broad and significant and may cause losses to our business that we cannot predict. At the time of the Acquisition, we had identified up to $277 million of annualized cost savings to be achieved within 18 months and had identified approximately $310 million of associated restructuring charges. Although we have now implemented annualized cost savings of approximately $250 million and expect the actual charges to be between $225 million and $250 million, we cannot assure you that:

  •
  we will actually achieve all such identified savings;

  •
  we will implement all measures needed to achieve such savings; and

  •
  the costs to implement our Restructuring Plan will not exceed our identified costs due to, among other things, higher than expected costs related to staff reductions or consolidation of our operations.

        The primary challenge we face in realizing the cost savings in our Restructuring Plan is avoiding increased costs required to support our ongoing operations. Specifically, a variety of factors could cause us not to achieve the benefits of the restructuring, or could result in harm to our business, including, among others, the following:

  •
  higher than expected retention costs for employees that will be retained;

  •
  increased operating costs or other unexpected costs associated with supporting the business and meeting financial objectives such as revenue growth;

  •
  loss of revenues and market share due to, among other things, a diminished ability to attract and hire desirable talent;

  •
  unexpected loss of artists or key employees; and

  •
  loss of revenues and market share due to, among other things, a lack of sufficient resources to promote records and albums, and a lack of sufficient resources to attract new artists.

        If we fail to successfully implement the remainder of the Restructuring Plan, including our cost-saving measures, our results of operations and financial position may suffer. In addition, we cannot predict the extent to which our Restructuring Plan may adversely affect our business.

Our involvement in intellectual property litigation could adversely affect our business.

        Our business is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

The recorded music industry is under investigation by Eliot Spitzer, the Attorney General for the State of New York, regarding its practices in promoting its records to radio stations.

        On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General's subpoenas. We have been producing documents and expect to complete our production in May or June. We also understand that this investigation has been expanded to include companies that own radio stations. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation, but it has the potential to result in changes in the manner in which the recorded music industry promotes its records or financial penalties, which could adversely affect our business, including our brand value.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

        Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release, our release schedule, and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

Our operating results fluctuate on a seasonal and quarterly basis, and, in the event we do not generate sufficient net sales in our first fiscal quarter, we may not be able to meet our debt service and other obligations, including those under the Acquisition Corp. Notes and the Holdings Notes.

        Our business is seasonal. For the twelve months ended December 31, 2004, we derived approximately 83% of our revenues from our Recorded Music business. In the recorded music business, purchases are heavily weighted towards the last three months of the calendar year which represent our first quarter under our new September 30 fiscal year. Historically, we have realized greater than 35% of recorded music net sales worldwide during the last three months of the calendar year, making those three months (i.e., our new first fiscal quarter) material to our full-year performance. We realized 35% of recorded music calendar year net sales during the last three months of 2004. This sales seasonality affects our operating cash flow from quarter to quarter. We cannot assure you that our recorded music net sales for the last three months of any calendar year will continue to be sufficient to meet our obligations or that they will be higher than such net sales for our other quarters. In the event that we do not derive sufficient recorded music net sales in such last three months, we may not be able to meet our debt service under the notes and our other obligations.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.

        The industry in which we operate is highly competitive, is based on consumer preferences and is rapidly changing. Additionally, the music industry requires substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful artists or songwriters or to match the prices or the quality of products and services, offered by our competitors. Our Music Publishing business competes not only with other music publishing companies, but also with songwriters who publish their own works. Our Recorded Music business is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, our Recorded Music business may be adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer file-sharing and CD-R activity; by its inability to enforce our intellectual property rights in digital environments; and by its failure to develop a successful business model applicable to a digital online environment. It also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet and computer and videogames.

Our business operations in some countries subject us to trends, developments or other events in foreign countries which may affect us adversely.

        We are a global company with strong local presences, which have become increasingly important as the popularity of music originating from a country's own language and culture has increased in recent years. Our mix of national and international recording artists and songwriters provides a significant degree of diversification for our music portfolio. However, our creative content does not necessarily enjoy universal appeal. As a result, our results can be affected not only by general industry trends, but also by trends, developments or other events in individual countries, including:

  •
  limited legal protection and enforcement of intellectual property rights;

  •
  restrictions on the repatriation of capital;

  •
  differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;

  •
  varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

  •
  exposure to different legal standards and enforcement mechanisms and the associated cost of compliance;

  •
  difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

  •
  tariffs, duties, export controls and other trade barriers;

  •
  longer accounts receivable settlement cycles and difficulties in collecting accounts receivable;

  •
  recessionary trends, inflation and instability of the financial markets;

  •
  higher interest rates; and

  •
  political instability.

        We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing countries.

        In addition, our results can be affected by trends, developments and other events in individual countries. There can be no assurance that in the future other country-specific trends, developments or other events will not have such a significant adverse effect on our business, results of operations or financial condition.

Our business may be adversely affected by competitive market conditions and we may not be able to execute our business strategy.

        We intend to increase revenues and cash flow through a business strategy which requires us to, among other things, continue to maximize the value of our music assets, significantly reduce costs to maximize flexibility and adjust to new realities of the market, continue to act to contain digital piracy and capitalize on digital distribution and emerging technologies.

        Each of these initiatives requires sustained management focus, organization and coordination over significant periods of time. Each of these initiatives also requires success in building relationships with third parties and in anticipating and keeping up with technological developments and consumer preferences. The results of the strategy and the success of our implementation of this strategy will not be known for some time in the future. If we are unable to implement the strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

Our ability to operate effectively could be impaired if we fail to attract and retain our executive officers.

        Our success depends, in part, upon the continuing contributions of our executive officers. Although we have employment agreements with our executive officers, there is no guarantee that they will not leave. The loss of the services of any of our executive officers or the failure to attract other executive officers could have a material adverse effect on our business or our business prospects. See "Management" and "Prospectus Summary—Recent Developments—New Chief Financial Officer" and "Prospectus Summary—Recent Developments—New Head of Warner/Chappell Music."

Legitimate channels for digital distribution of our creative content are a recent development, and their impact on our business is unclear and may be adverse.

        We have positioned ourselves to take advantage of the Internet and wireless as a sales distribution channel and believe that the development of legitimate channels for digital music distribution holds promise for us in the future. However, legitimate channels for digital distribution are a recent development and we cannot predict their impact on our business. Any legitimate digital distribution channel that does develop may result in lower or less profitable sales for us than comparable physical sales. In addition, if piracy continues unabated and legitimate digital distribution channels fail to gain consumer acceptance, our results of operations could be harmed.

A significant portion of our music publishing revenues is subject to rate regulation either by government entities or by local third-party collection societies throughout the world, which may limit our profitability.

        Mechanical royalties and performance royalties are the two largest sources of income to our Music Publishing business and mechanical royalties are a significant expense to our Recorded Music business. In the U.S., mechanical rates are set pursuant to industry negotiations contemplated by the U.S. Copyright Act and performance rates are set by performing rights societies and subject to challenge by performing rights licensees. Outside the U.S., mechanical and performance rates are typically negotiated on an industry-wide basis. The mechanical and performance rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our Music Publishing business. If the mechanical rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our Recorded Music business. The German IFPI group has filed a petition with the Arbitration Board of the German Patent and Trademark Office for the reduction of the current royalty rate for licensing compact discs from 9.01% of the Published Price for Dealers (PPD) to 5.57%. If the German IFPI group succeeds or other record companies or recorded music industry groups take similar positions in other countries and succeed, this could result in a significant loss of revenues for our Music Publishing business.

Unfavorable currency exchange rate fluctuations could adversely affect our results of operations.

        The reporting currency for our financial statements is the U.S. dollar. We have substantial assets, liabilities, revenues and costs denominated in currencies other than U.S. dollars. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period. For the twelve months ended December 31, 2004, approximately 57% of our revenues and 38% of our assets related to operations in foreign territories. See footnote 24 to our historical financial statements and the accompanying notes included elsewhere in this prospectus. From time to time, we enter into foreign exchange contracts to hedge the risk of unfavorable foreign currency exchange rate movements. However, we are in the process of evaluating our hedging practices and no significant foreign exchange contracts have been entered into as of December 31, 2004. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Market Risk Management."

We may not have full control and ability to direct the operations we conduct through joint ventures.

        We currently have interests in a number of joint ventures and may in the future enter into further joint ventures as a means of conducting our business. In addition, we structure certain of our relationships with recording artists and songwriters as joint ventures. We may not be able to fully control the operations and the assets of our joint ventures, and we may not be able to make major decisions or may not be able to take timely actions with respect to our joint ventures unless our joint venture partners agree.

The enactment of legislation limiting the terms by which an individual can be bound under a "personal services" contract could impair our ability to retain the services of key artists.

        California Labor Code Section 2855 ("Section 2855") limits the duration of time any individual can be bound under a contract for "personal services" to a maximum of seven years. In 1987, Subsection (b) was added, which provides a limited exception to Section 2855 for recording contracts, creating a damages remedy for record companies. Legislation was introduced in California to repeal Subsection (b) and then withdrawn. Legislation was introduced in New York to create a statute similar to Section 2855, which did not advance. There is no assurance that New York, California or any other state will not reintroduce or introduce similar legislation in the future. In fact, legislation similar to Section 2855 has recently been introduced in the New York Assembly. The repeal of Subsection (b) of Section 2855 and/or the passage of legislation similar to Section 2855 by other states could materially affect our results of operations and financial position.

We face a potential loss of catalog if it is determined that recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act.

        The U.S. Copyright Act provides authors (or their heirs) a right to terminate licenses or assignments of rights in their copyrighted works. This right does not apply to works that are "works made for hire". Since the effective date of U.S. copyrightability for sound recordings (February 15, 1972), virtually all of our agreements with recording artists provide that such recording artists render services under an employment-for-hire relationship. A termination right exists under the U.S. Copyright Act for musical compositions that are not "works made for hire". If any of our commercially available recordings were determined not to be "works made for hire", then the recording artists (or their heirs) could have the right to terminate the rights they granted to us, generally during a five-year period starting at the end of 35 years from the date of a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting either at the end of 56 years from the date of copyright or on January 1, 1978, whichever is later). A termination of rights could have an adverse effect on our Recorded Music business. From time to time, authors (or their heirs) can terminate our rights in musical compositions. However, we believe the effect of those terminations is already reflected in the financial results of our Music Publishing business.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

        We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, gaining regulatory approval for significant acquisitions or investments could be a lengthy process and there can be no assurance of a successful outcome. We could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of artists or songwriters from our rosters. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both.

We are controlled by entities that may have conflicts of interest with us or you in the future.

        After giving effect to this offering, the Investors will still control a majority of our capital stock (approximately 73%). So long as the Investors continue to hold a majority of our outstanding common stock, the Investors will be entitled to nominate a majority of our board of directors, and will have the ability to effectively control the vote in any election of directors. In addition, after giving effect to this offering, representatives of the Investors will occupy substantially all of the seats on our board of directors and pursuant to the stockholders agreement, will have the right to appoint all of the independent directors to our board. As a result, the Investors have the ability to control our policies and operations, including the appointment of management, the entering into of mergers, acquisitions, sales of assets, divestitures and other extraordinary transactions, future issuances of our common stock or other securities, the payments of dividends, if any, on our common stock, the incurrence of debt by us and the amendment of our certificate of incorporation and bylaws. The Investors will have the ability to prevent any transaction that requires the approval of our board of directors or the stockholders regardless of whether or not other members of our board of directors or stockholders believe that any such transaction is in their own best interests. For example, the Investors could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. Additionally, the Investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Investors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the Investors continue to meet certain ownership thresholds, the Investors will be entitled to nominate a majority of our board of directors. See "Certain Relationships and Related Party Transactions—Stockholders Agreement." In addition, so long as the Investors continue to own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Our reliance on one company for the manufacturing, packaging and physical distribution of our products in North America and Europe could have an adverse impact on our ability to meet our manufacturing, packaging and physical distribution requirements.

        Cinram is currently our exclusive supplier of manufacturing, packaging and physical distribution services in North America and most of Europe. Accordingly, our continued ability to meet our manufacturing, packaging and physical distribution requirements in those territories depends largely on Cinram's continued successful operation in accordance with the service level requirements mandated by us in our service agreements. If, for any reason, Cinram were to fail to meet contractually required service levels, we would have difficulty satisfying our commitments to our wholesale and retail customers, which could have an adverse impact on our revenues. Even though our agreements with Cinram give us a right to terminate based upon failure to meet mandated service levels, and there are several capable substitute suppliers, it might be difficult for us to switch to substitute suppliers for any such services, particularly in the short-term, and the delay and transition time associated with finding substitute suppliers could itself have an adverse impact on our revenues. In addition, our agreements with Cinram begin to expire in the next two years, beginning in 2006. If we are unable to negotiate renewals of these agreements we would have to switch to substitute suppliers. Further, pricing negotiated with Cinram in future agreements may be more or less favorable than the existing agreements.

We may be materially and adversely affected by the separation of our business from Time Warner.

        As a result of the Acquisition, we are an independent entity. We cannot assure you that our separation from Time Warner will progress smoothly, which could materially and adversely impact our results. In the past, we have relied on contractual arrangements which required Time Warner and its affiliates to provide some services such as critical transitional services and shared arrangements to us such as tax, treasury, benefits and information technology, most of which expired as of December 31, 2004. Time Warner still provides some DX Online Services, a web-based solution designed to manage small package shipping. See "Certain Relationships and Related Party Transactions—Seller Administrative Services Agreement." However, we have replaced the majority of these services and arrangements and are in the process of replacing any remaining services and arrangements that we will still need as an independent entity. The new services and arrangements we have put in place may not operate as effectively or cost effectively as those we previously received from Time Warner and we may not be able to replace any remaining services and arrangements on terms and conditions, including service levels and cost, as favorable as those we have received from Time Warner.

We may be materially and adversely affected by the formation of Sony BMG Music Entertainment.

        In August 2004 Sony Music Entertainment ("Sony") and Bertelsmann Music Group ("BMG") merged their recorded music businesses to form Sony BMG Music Entertainment ("Sony BMG"). As a result, the recorded music market now consists of four major players (Universal, Sony BMG, EMI Recorded Music ("EMI") and us) rather than five (Universal, Sony, BMG, EMI and us). Prior to the formation of Sony BMG, there was one disproportionately large major, Universal, with approximately 25% market share and four other majors relatively equal in size with market shares ranging between 11% and 14%. Now there are two majors with 25% to 30% market shares, Universal and Sony BMG, and two significantly smaller majors, EMI and us. There is a threat that the change in the competitive landscape caused by the new Universal and Sony BMG duopoly could drive up the costs of artist signings and the costs of marketing and promoting records to our detriment.

Risks Related to our Leverage

Our substantial leverage on a consolidated basis could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness.

        We are highly leveraged. As of December 31, 2004, our total consolidated indebtedness was $2.55 billion. After giving effect to the Initial Common Stock Offering and the Concurrent Transactions, we would have had $2.26 billion of debt outstanding as of December 31, 2004. We have an additional $250 million available for borrowing under the revolving portion of Acquisition Corp.'s senior secured credit facility (less $4 million of current letters of credit). See "Capitalization" for additional information.

        Our high degree of leverage could have important consequences for you, including:

  •
  making it more difficult for us and our subsidiaries to make payments on indebtedness;

  •
  increasing our vulnerability to general economic and industry conditions;

  •
  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

  •
  exposing us to the risk of increased interest rates as certain of the borrowings of our subsidiaries, including borrowings under Acquisition Corp.'s senior secured credit facility, will be at variable rates of interest;

  •
  limiting our ability and the ability of our subsidiaries to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

  •
  limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in Acquisition Corp.'s senior secured credit facility and the indentures relating to the Acquisition Corp. Notes and Holdings Notes. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Our subsidiaries may not be able to generate sufficient cash to service all of their indebtedness, and may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        Our subsidiaries' ability to make scheduled payments on or to refinance their debt obligations depends on our subsidiaries' financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their and our control. Our subsidiaries may not be able to maintain a level of cash flows from operating activities sufficient to permit them to pay the principal, premium, if any, and interest on their indebtedness.

        If our subsidiaries' cash flows and capital resources are insufficient to fund their debt service obligations, we and our subsidiaries may be forced to reduce or delay investments in recording artists, and songwriters capital expenditures, or to sell assets, seek additional capital or restructure or refinance their indebtedness. These alternative measures may not be successful and may not permit our subsidiaries to meet their scheduled debt service obligations. In the absence of such operating results and financing resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our subsidiaries' debt service and other obligations. The senior secured credit facility and the indentures governing the Acquisition Corp. Notes and the Holdings Notes restrict our subsidiaries' ability to dispose of assets and use the proceeds from any such disposition. Our subsidiaries may not be able to consummate any such disposition or to obtain the proceeds which we could realize from them. Additionally, these proceeds may not be adequate to meet any debt service obligations then due.

        Holdings also will be relying on Acquisition Corp. and its subsidiaries to make payments on the Holdings Notes. For example, interest on the Holdings Floating Rate Senior Notes is payable quarterly, in cash, commencing in March 2005. If Acquisition Corp. does not dividend funds to Holdings in an amount sufficient to make such payments, Holdings may default under the indenture governing the Holdings Notes, which would result in all such notes becoming due and payable. Because Acquisition Corp.'s debt agreements have covenants that limit its ability to make payments to Holdings, Holdings may not have access to funds in an amount sufficient to service its indebtedness.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

        Acquisition Corp.'s senior secured credit agreement and the indentures governing the Acquisition Corp. Notes and Holdings Notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit the ability of restricted subsidiaries of Holdings and Acquisition Corp. to, among other things:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain indebtedness without securing the notes;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into certain transactions with our affiliates; and

  •
  designate our subsidiaries as unrestricted subsidiaries.

        In addition, under Acquisition Corp.'s senior secured credit agreement, Acquisition Corp., Holdings and their subsidiaries are required to satisfy and maintain specified financial ratios and other financial condition tests. Their ability to meet those financial ratios and tests can be affected by events beyond our control, and they may not be able to meet those ratios and tests. A breach of any of these covenants could result in a default under Acquisition Corp.'s senior secured credit agreement. Upon the occurrence of an event of default under Acquisition Corp.'s senior secured credit agreement, the lenders could elect to declare all amounts outstanding under Acquisition Corp.'s senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under Acquisition Corp.'s senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under Acquisition Corp.'s senior secured credit agreement. If the lenders under Acquisition Corp.'s senior secured credit agreement accelerate the repayment of borrowings, we may not have sufficient assets to repay Acquisition Corp.'s senior secured credit agreement, as well as any unsecured indebtedness. On December 6, 2004, we amended the senior secured credit agreement to make certain changes. In connection with the Initial Common Stock Offering and the Concurrent Transactions, we amended the senior secured credit agreement. See "Description of Indebtedness" for a description of these changes.

Warner Music Group Corp. is a holding company, dependent on its subsidiaries, and the terms of Acquisition Corp.'s senior secured credit agreement and the indentures governing the Acquisition Corp. Notes and Holdings Notes limit its subsidiaries from paying dividends or otherwise transferring their assets to it.

        Our operations are conducted through our subsidiaries, and the ability of our subsidiaries to make payments to us is dependent on the earnings and the distribution of funds from our subsidiaries. However, none of our subsidiaries is obligated to make funds available to us. Further, the agreements governing the current and future indebtedness of our subsidiaries may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to pay dividends on our common stock. The terms of the indentures governing the Acquisition Corp. Notes and Holdings Notes significantly restrict Acquisition Corp., Holdings and other subsidiaries from paying dividends and otherwise transferring assets to us. For example, the ability of Acquisition Corp. and Holdings to make such payments is governed by a formula based on 50% of each of their consolidated net income (which, as defined in the indentures governing such notes, excludes goodwill impairment charges and any after-tax extraordinary, unusual or nonrecurring gains and losses) accruing from June 1, 2004 and July 1, 2004, respectively. In addition, as a condition to making such payments to us based on such formula, Acquisition Corp. and Holdings must each have an adjusted EBITDA to interest expense ratio of at least 2.0 to 1 after giving effect to any such payments. Acquisition Corp. may also make a restricted payment prior to April 15, 2009 if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to adjusted EBITDA ratio would not exceed 3.75 to 1 and its net senior indebtedness to adjusted EBITDA ratio would not exceed 2.50 to 1. In addition, Holdings may make a restricted payment if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to adjusted EBITDA ratio would not exceed 4.25 to 1.0. Notwithstanding such restrictions, the indentures permit an aggregate of $45.0 million and $75.0 million of such payments to be made by Acquisition Corp. and Holdings, respectively, whether or not there is availability under the formula or the conditions to its use are met. In addition, the Holdings indenture permits Holdings to dividend up to 6% per annum from proceeds of this offering received by Holdings.

        Acquisition Corp.'s senior secured credit agreement permits Acquisition Corp. to make additional restricted payments to Holdings, the proceeds of which may be utilized by Holdings to make additional restricted payments, in an aggregate amount not to exceed $10.0 million (such amount subject to increase to $50.0 million if the leverage ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.5 to 1), and subject to further increase in an amount equal to 50% of excess cash flow that is not otherwise applied pursuant to Acquisition Corp.'s senior secured credit agreement. In addition, Acquisition Corp.'s senior secured credit agreement permits Holdings to pay cash interest on its indebtedness (including the Holdings Notes) up to a maximum amount of $35 million in any fiscal year for the next five years. Thereafter, the credit agreement will permit Holdings to pay in cash interest when due that is then required to be paid in cash, assuming there has been no event of default under the senior secured credit agreement. The proposed amendment to the senior secured credit agreement will also permit distributions not in excess of $90 million in any fiscal year to be applied to pay regular quarterly cash dividends to holders of our common stock after this offering. Furthermore, Holdings' subsidiaries will be permitted under the terms of Acquisition Corp.'s senior secured credit agreement and other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Holdings. See "Description of Indebtedness."

Risks Related To This Offering

We are a "controlled company" within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Upon completion of this offering, our Investors will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, a group, or another company is a "controlled company" and may elect not to comply with certain New York Stock Exchange corporate governance requirements, as applicable, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors nor will our nominating and corporate governance committee, which we expect will also serve as our executive committee, and compensation committee consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity.

        There has not been a public market for our common stock. The New York Stock Exchange has approved the listing of our common stock on the New York Stock Exchange. However, we cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters based on numerous factors that we discuss in the "Underwriting" section of this prospectus and may not be indicative of prices that will prevail in the open market following this offering.

Future sales of our shares could depress the market price of our common stock.

        The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after the offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        We, our directors and executive officers and the Investors have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co.

        After this offering, we will have approximately 148.5 million shares of common stock outstanding. After giving effect to the Recapitalization, there are 497,732 shares of restricted stock which have vested and up to an additional 995,464 shares of restricted stock which may vest upon this offering. In addition, 99,579 shares subject to options have vested and up to an additional 199,157 shares subject to options may vest upon this offering. Of those shares, the 32.6 million shares we are offering will be freely tradable. The approximately 108.0 million shares that were outstanding immediately prior to this offering excluding unvested restricted stock will be eligible for resale from time to time after the expiration of the 180-day lock-up period, subject to contractual and Securities Act restrictions. None of those shares may currently be resold under Rule 144(k) without regard to volume limitation and approximately 108.0 million shares may, subject to existing lock-up agreements, currently be sold subject to volume, manner of sale and other conditions of Rule 144. After the expiration of the 180-day lock-up period, the Investors, which will collectively beneficially own approximately 107.5 million shares, will have the ability to cause us to register the resale of their shares and certain holders of our unregistered common stock will be able to participate in such registration. In addition, notwithstanding the foregoing, we intend to register all shares of restricted common stock and shares underlying options pursuant to our benefit plans and arrangements on a registration statement on Form S-8 following this offering.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or potential conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of securities analysts and investors, and in response, the market price of our common stock could decrease significantly. As a result, the market price of our common stock could decline below the initial public offering price. You may be unable to resell your shares of our common stock at or above the initial public offering price. Among other factors that could affect our stock price are:

  •
  actual or anticipated variations in operating results;

  •
  changes in financial estimates by research analysts;

  •
  actual or anticipated changes in economic, political or market conditions, such as recessions or international currency fluctuations;

  •
  actual or anticipated changes in the regulatory environment affecting the music industry;

  •
  changes in the retailing environment;

  •
  changes in the market valuations of other music industry peers; and

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives.

        See also "—Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period." In the past, following periods of volatility in the market price of a company's securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and a diversion of management attention and resources, which could significantly harm our profitability and reputation.

The book value of shares of common stock purchased in the offering will be immediately diluted and may be subject to additional dilution in the future.

        Investors who purchase common stock in the offering will be diluted by $36.43 per share after giving effect to the sale of 32.6 million shares of common stock in this offering at the initial public offering price of $17.00 per share and excluding all shares of common stock issuable to Historic TW upon exercise of the Three-Year Warrants in connection with the Concurrent Transactions, and the sale of up to 4,890,000 shares to the underwriters pursuant to the option the selling stockholders have granted them in connection with this offering. In the past we have granted stock options to our employees to purchase shares of our common stock and granted and sold restricted stock to our employees, and we may continue to grant options and grant and sell restricted stock in the future to our employees. To the extent that these options are exercised and other issuances of common stock are made, there will be further dilution. In addition, if we issue preferred stock, the rights of the holders of common stock will be subject to, and may be harmed by, the rights of holders of any preferred stock.

Provisions in our Charter and amended and restated bylaws and Delaware law may discourage a takeover attempt.

        Provisions contained in our Charter and amended and restated bylaws ("Bylaws") and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Provisions of our Charter and Bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our Charter authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our shareholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, savings and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

  •
  the impact of our substantial leverage on our ability to raise additional capital to fund our operations, on our ability to react to changes in the economy or our industry and on our ability to meet our obligations under our indebtedness;

  •
  the continued decline in the global recorded music industry and the rate of overall decline in the music industry;

  •
  our ability to continue to identify, sign and retain desirable talent at manageable costs;

  •
  the threat posed to our business by piracy of music by means of home CD-R activity and Internet peer-to-peer file-sharing;

  •
  the significant threat posed to our business and the music industry by organized industrial piracy;

  •
  the impact of the Restructuring Plan on our business (including our ability to generate revenues and attract desirable talent);

  •
  the popular demand for particular recording artists and/or songwriters and albums and the timely completion of albums by major recording artists and/or songwriters;

  •
  the diversity and quality of our portfolio of songwriters;

  •
  the diversity and quality of our album releases;

  •
  significant fluctuations in our results of operations and cash flows due to the nature of our business;

  •
  our involvement in intellectual property litigation;

  •
  the possible downward pressure on our pricing and profit margins;

  •
  the seasonal and cyclical nature of recorded music sales;

  •
  our ability to continue to enforce our intellectual property rights in digital environments;

  •
  the ability to develop a successful business model applicable to a digital environment;

  •
  the ability to maintain product pricing in a competitive environment;

  •
  the impact of heightened and intensive competition in the recorded music and music publishing businesses and our inability to execute our business strategy;

  •
  risks associated with our non-U.S. operations, including limited legal protections of our intellectual property rights and restrictions on the repatriation of capital;

  •
  the possible unexpected loss of artists and key employees and our market share as a result of the Restructuring Plan;

  •
  the impact of legitimate music distribution on the Internet or the introduction of other new music distribution formats;

  •
  the impact of rate regulations on our Music Publishing business;

  •
  risks associated with the fluctuations in foreign currency exchange rates;

  •
  our ability and the ability of our joint venture partners to operate our existing joint ventures satisfactorily;

  •
  the enactment of legislation limiting the terms by which an individual can be bound under a "personal services" contract could impair our ability to retain the services of key artists;

  •
  potential loss of catalog if it is determined that recording artists have a right to recapture recordings under the U.S. Copyright Act;

  •
  changes in law and government regulations;

  •
  legal or other developments related to pending litigation or the industry-wide investigation of the relationship between music companies and radio stations by the Attorney General of the State of New York;

  •
  trends that affect the end uses of our musical compositions (which include uses in broadcast radio and television, film and advertising businesses);

  •
  the growth of other products that compete for the disposable income of consumers;

  •
  risks inherent in relying on one supplier for manufacturing, packaging and distribution services in North America and Europe;

  •
  risks inherent in our acquiring or investing in other businesses;

  •
  the possibility that our owners' interests will conflict with ours or yours;

  •
  our ability to act as a stand-alone company;

  •
  increased costs and diversion of resources associated with complying with the internal control reporting or other requirements of Sarbanes-Oxley;

  •
  weaknesses in our internal controls that could affect our ability to ensure timely and reliable financial reports;

  •
  the effects associated with the formation of Sony BMG Music Entertainment;

  •
  failure to attract and retain key personnel; and

  •
  the other factors set forth under "Risk Factors."

        All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        The net proceeds to us from the sale of the shares of common stock being offered hereby, after deducting the underwriting discount and estimated offering expenses, will be approximately $517 million.

        Warner Music Group Corp. intends to contribute all such net proceeds to Holdings as an equity capital contribution. Holdings will use all of these funds and an amount of cash received as a dividend from Acquisition Corp. to redeem all outstanding Holdings' Floating Rate Senior Notes due 2011, all outstanding Holdings' Floating Rate Senior PIK Notes due 2014 and 35% of the aggregate principal amount of the outstanding Holdings' 9.5% Senior Discount Notes due 2014, including redemption premiums and interest obligations through the anticipated dates of redemption.

        The sources and uses of funds are set forth in the table below.

Sources (in millions)		Uses (in millions)
Proceeds to us from the initial public offering of common stock(1)	$554	Redemption of all of the Holdings Floating Rate Notes(3)	$265
Existing cash(2)	71	Redemption of all of the Holdings PIK Notes(3)	209
		Partial Redemption of the Holdings Discount Notes(3)	100
		General corporate purposes	14
		Estimated fees and expenses(4)	37

Total Sources	$625	Total Uses	$625

(1)
All of such amount, net of estimated fees and expenses, will be contributed to Holdings as an equity capital contribution.

(2)
Existing cash reflects a decrease in the cash dividend to be paid to our existing stockholders in connection with this offering and a reduction in the purchase price of the Three-Year Warrants.

(3)
Amounts include accrued and unpaid interest, up to, but not including, the anticipated redemption dates, of $5 million and $9 million related to the Holdings Floating Rate Notes and the Holdings PIK Notes, respectively, and redemption premiums, as of the anticipated redemption dates, of $10 million and $9 million related to the Holdings Floating Rate Notes and the Holdings Discount Notes, respectively. The Holdings PIK Notes are redeemable at par value. Principal amounts of debt to be repaid on the anticipated redemption dates are $250 million, $200 million and $91 million related to the Holdings Floating Rate Notes, the Holdings PIK Notes and the Holdings Discount Notes, respectively. The principal amount of the Holdings Discount Notes represents 35% of the accreted value on the anticipated date of redemption.

(4)
Represents underwriting discounts on the sale of shares of common stock by us and other estimated expenses.

        The interest rate on the Holdings Floating Rate Notes is equal to three-month LIBOR plus 4.375%, reset quarterly. The interest rate on the Holdings PIK Notes is equal to six-month LIBOR plus 7.0%, reset semi-annually. Additional terms of the Holding Floating Rate Notes, Holding PIK Notes and Holdings Discount Notes are described under "Description of Indebtedness."

DIVIDEND POLICY

        We paid $202 million, including $2 million of dividends on preferred shares of Holdings, to our Investors at the time of the Acquisition Corp. Refinancing, $350 million in connection with the Return of Capital and Dividend on Preferred and $631 million in connection with the Holdings' Payment to Investors through a combination of dividends and share repurchases. We distributed $42.5 million of the remaining $50 million of net proceeds from the issuance of the Holdings Notes to the Investors on March 28, 2005 and intend to distribute the remaining $7.5 million to the Investors prior to this offering.

        In addition, prior to this offering, Warner Music Group Corp. intends to declare and pay a dividend equal to the Remaining Preference Amount to the Investors in the form of promissory notes. Warner Music Group Corp. also intends to declare a $100.5 million cash dividend to the holders of its Class L Common Stock and Class A Common Stock, consisting of the Investors and certain members of management. Though this dividend would be paid following consummation of this offering, stockholders who buy common stock in this offering will not participate in such dividend. See "Prospectus Summary—Recent Developments—The Concurrent Transactions."

        The amounts available to us to pay further cash dividends will be restricted by Acquisition Corp.'s senior secured credit agreement and indentures governing the various notes of our subsidiaries, including the indenture governing the Holdings Notes and the indenture governing the Acquisition Corp. Notes. Under Acquisition Corp.'s senior secured credit agreement, generally neither Holdings nor Holdings' subsidiaries may pay dividends or otherwise transfer their assets to us. However, Acquisition Corp.'s senior secured credit agreement permits such restricted payments in an amount not to exceed $10.0 million, subject to increase up to $50.0 million if the leverage ratio is less than 3.5 to 1, and subject to additional increase in an amount equal to 50% of excess cash flow that is not otherwise applied pursuant to Acquisition Corp.'s senior secured credit agreement. The proposed amendment to the senior secured credit agreement is also expected to permit (i) the distribution of $100.5 million to our stockholders as described under "Prospectus Summary—Recent Developments—The Concurrent Transactions" in connection with the Concurrent Transactions and (ii) distributions not in excess of $90 million in any fiscal year to be applied to pay regular quarterly cash dividends to holders of our common stock after this offering. The indentures governing the Holdings Notes and the Acquisition Corp. Notes also limit the ability of Holdings, Acquisition Corp. and their subsidiaries to pay dividends to us. Under such indentures, generally our subsidiaries may pay dividends or make other restricted payments depending on a formula based on 50% of consolidated net income. In addition, Acquisition Corp. may also make such restricted payments if, on a pro forma basis after giving effect to any such payment, it has a net indebtedness to adjusted EBITDA ratio of no greater than 3.75 to 1.0 and a net senior indebtedness to adjusted EBITDA ratio of no greater than 2.5 to 1.0, and Holdings may make such restricted payments if, on a pro forma basis after giving effect to any such payment, it has a net indebtedness to adjusted EBITDA ratio of no greater than 4.25 to 1.0. Acquisition Corp. and Holdings may also make restricted payments under the indentures of up to $45.0 million and $75.0 million, respectively, without regard to any such provisions. The Holdings indenture permits Holdings to dividend up to 6% per annum from proceeds of this offering received by Holdings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Liquidity—Liquidity."

        We currently intend to pay regular quarterly cash dividends on our common stock in an amount not to exceed an aggregate of $80 million per year. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2004 (1) on an actual basis and (2) on an as-adjusted basis to reflect:

  •
  the $42.5 million dividend to the Investors paid on March 28, 2005, and the remaining $7.5 million dividend to the Investors which we expect to pay prior to this offering, in each case from a portion of the remaining proceeds from the Holdings Notes;

  •
  the Recapitalization;

  •
  the sale by us of 32.6 million shares of our common stock in this offering at the initial public offering price of $17.00 per share after deducting the underwriting discount and estimated offering expenses;

  •
  the application of the estimated net proceeds as described in "Use of Proceeds;" and

  •
  the Concurrent Transactions.

        The information should be read in conjunction with "The Transactions," "Pro Forma Consolidated Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2004
	Actual	As Adjusted
	(unaudited, in millions)
Cash and equivalents	$306	$100

Debt:
Revolving credit facility(1)	$—	$—
Term loan(2)	1,191	1,441
Acquisition Corp. Notes(3)	658	658
Holdings Floating Rate Notes	250	—
Holdings Discount Notes(4)	251	163
Holdings PIK Notes(5)	196	—

Total debt	$2,546	$2,262

Shareholders' equity:
Actual: Class A Common Stock, par value $0.001 per share, 200,000 shares authorized and 92,294 shares issued and outstanding; Class L Common Stock, par value $0.001 per share, 20,000 shares authorized and 9,444.4444 shares issued and outstanding; As adjusted: common stock, par value $0.001 per share, 500 million shares authorized, approximately 143 million shares issued and outstanding(6); preferred stock, par value $0.001 per share, 100 million shares authorized, no shares issued and outstanding	$—	$—
Additional paid-in capital	93	451
Accumulated deficit	(202)	(321)
Accumulated other comprehensive earnings	(16)	(16)

Total shareholders' equity	$(125)	$114

Total capitalization	$2,421	$2,376

(1)
Acquisition Corp. currently has no borrowings outstanding under the $250 million revolving portion of Acquisition Corp.'s senior secured credit facility but has issued $4 million in letters of credit under such agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Indebtedness—Senior Secured Credit Facility."
(2)
Acquisition Corp. has obtained an amendment to its senior secured credit facility to, among other things, increase the term loan borrowings thereunder by an additional $250 million, which would bring the total amount of the new facility to $1,441 million. See "Description of Indebtedness" and "Prospectus Summary—Recent Developments—The Concurrent Transactions."
(3)
Includes $465 million aggregate principal amount of the dollar notes and the U.S. dollar equivalent, as of December 31, 2004, of the £100 million aggregate principal amount of the sterling notes of our wholly owned subsidiary, Acquisition Corp. See "Description of Indebtedness."
(4)
Represents the accreted value as of December 31, 2004 of the $396.81 million ($306.81 million, as adjusted) aggregate principal amount at maturity of the Holdings Discount Notes. See "Description of Indebtedness."
(5)
Represents the outstanding amount due as of December 31, 2004 with respect to the $200 million Holdings PIK Notes, including accrued PIK interest on such Holdings PIK Notes, less unamortized discount. See "Description of Indebtedness."
(6)
Amount does not include shares reserved for issuance pursuant to (i) the Three-Year Warrants or MMT Warrants, (ii) any stock option agreements or LTIP stock option agreements and (iii) the option to purchase additional shares of common stock in this offering granted to the underwriters.

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in this offering will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share presented below is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities as of December 31, 2004. As of December 31, 2004, we had a net tangible book deficit of $(3,116) million, or $(26.98) per share after giving effect to the Recapitalization. On a pro forma basis, after giving effect to:

  •
  the $42.5 million dividend to the Investors paid on March 28, 2005, and the remaining $7.5 million dividend to the Investors which we expect to pay prior to this offering, in each case from a portion of the remaining proceeds from the Holdings Notes;

  •
  the sale of 32,600,000 shares of common stock by us in this offering at the initial public offering price of $17.00 per share; and

  •
  the Concurrent Transactions

our pro forma net tangible book deficit as of December 31, 2004 would have been $(2,877) million, or $(19.43) per share of common stock. This represents an immediate decrease in net tangible book deficit of $7.55 per share to existing stockholders and an immediate dilution in net tangible book value of $36.43 per share to new investors.

        The following table illustrates this dilution on a per share basis:

Initial public offering price per share		$17.00
Net tangible book deficit per share at December 31, 2004	$(26.98)
Increase in net tangible book value per share attributable to new investors	7.55

Pro forma net tangible book deficit per share after the offering		(19.43)

Dilution per share to new investors		$36.43

        The following table summarizes, on the same pro forma basis as of December 31, 2004, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing shareholders and by new investors purchasing shares in this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
	(in millions)
The Investors	107,544,922	73%	$(66)	(14)%	$(0.61)
Management	7,946,908	5%	$(2)	—%	$(0.26)
New investors	32,600,000	22%	$554	114%	$17.00

Total	148,091,830	100%	$486	100%	$3.28

        Total consideration and average price per share paid by the Investors in the table above give effect to the $93.3 million cash dividend (which represents the portion of the $100.5 million cash dividend we intend to pay to the Investors), the repayment of the promissory notes issued in connection with the dividend to holders of Class L Common Stock, the $42.5 million dividend to the Investors paid on March 28, 2005, and the remaining $7.5 million dividend to the Investors which we expect to pay prior to this offering. Total consideration and average price per share paid by certain members of our management in the table above give effect to the $7.2 million cash dividend (which represents the portion of the $100.5 million cash dividend we intend to pay to, or withhold for, such members of management). See "Prospectus Summary—Recent Developments—The Concurrent Transactions." As

the table indicates, the Investors' total consideration for their shares would be $(66) million, with an average share price of $(0.61), which means that the Investors in the aggregate will have received $66 million more than they originally invested and management's total consideration for their shares would be $(2) million, with an average share price of $(0.26), which means that management in the aggregate will have received $2 million more than they originally invested.

        The tables and calculations above include all vested and unvested restricted shares of common stock and assume no exercise of outstanding options, of the option granted to the underwriters to purchase additional shares of common stock in this offering or of the Three-Year Warrants. After giving effect to the Recapitalization, there will be approximately 5,304,414 shares of our common stock subject to options outstanding at an average exercise price per share of $3.97 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Results of Operations and Financial Condition—Future Charges and Payments Relating to Executive Compensation"), of which approximately 99,579 shares have vested and of which up to an additional 199,157 shares may vest as a result of this offering. To the extent that these options are exercised, there will be further dilution to new investors. See "Management," "Shares Eligible for Future Sale—Stock Options and Restricted Stock" and "Prospectus Summary—Recent Developments—The Concurrent Transactions."

        The number of shares held by the selling stockholders will be reduced to the extent the underwriters exercise their option to purchase additional shares. If the underwriters fully exercise their option, the selling stockholders will own a total of 102,654,922 shares or approximately 69% of our total outstanding shares which will decrease the average price paid by the selling stockholders per share to $(0.64). In addition, after giving effect to Recapitalization, there will be approximately 8,305,390 restricted shares of our common stock outstanding, of which approximately 497,732 shares have vested and of which up to 995,464 shares may vest as a result of this offering, based on the initial public offering price per share.

THE TRANSACTIONS

        The following is, among other things, a summary of the Acquisition and certain terms of the purchase agreement, dated as of November 24, 2003, as amended on March 1, 2004, between Time Warner and Acquisition Corp. The following summary is qualified in its entirety by reference to the purchase agreement.

        In addition to the purchase agreement, at the closing of the Acquisition, the parties entered into agreements governing certain relationships between and among the parties after the closing of the Acquisition. These agreements include a stockholders agreement, a seller services agreement, a purchaser services agreement, and a management agreement. See "Certain Relationships and Related Party Transactions" for descriptions of these agreements.

The Acquisition

        On March 1, 2004, Acquisition Corp., an indirect subsidiary of Warner Music Group, acquired substantially all of Time Warner's music division. The initial purchase price for the Acquisition was $2.595 billion (subject to customary post-closing adjustments), consisting of $2.560 billion in cash and $35 million in non-cash consideration in the form of warrants issued to Historic TW.

        On November 15, 2004, Acquisition Corp. and Time Warner made certain Section 338(h)(10) elections under the Internal Revenue Code, which, for tax purposes, increased the cost basis of our domestic net assets and will allow us to deduct the associated annual depreciation and amortization expenses.

The Original Financing and the Acquisition Corp. Refinancing

        We financed the Acquisition, related fees and expenses and a portion of our identified restructuring costs through our Original Financing of (i) $1.15 billion of borrowings under the term loan portion of Acquisition Corp.'s senior secured credit facility, which, in addition to the term loan facility, includes a $250 million revolving credit facility, (ii) borrowings under a $500 million senior subordinated bridge loan facility and (iii) a $1.25 billion aggregate initial capital investment by the Investors. See "Description of Indebtedness."

        For the Acquisition Corp. Refinancing we applied the proceeds from the offering of the Acquisition Corp. Notes, an additional $50 million of borrowings under the term loan portion of the senior secured credit facility plus available cash on hand, to (i) repay all amounts outstanding under the senior subordinated bridge loan facility plus accrued and unpaid interest, (ii) return a portion of the initial capital investment by the Investors and (iii) pay fees and expenses (the Acquisition Corp. Refinancing, together with the Original Financing and the Acquisition, the "Transactions").

        The following table sets forth the sources and uses of funds as if the Acquisition Corp. Refinancing had occurred on March 1, 2004 simultaneously with the Acquisition and the Original Financing:

Sources		Uses
(in millions)		(in millions)
Revolving credit facility(1)	$—	Purchase price(2)	$2,606
Term loan	1,200	Purchase price adjustments(4)	(72)
Senior subordinated notes(3)	650	Interest to Time Warner(5)	26

Capital investment by the Investors	1,048	Total cash consideration(2)	2,560
		Fees and expenses(6)	200
		Cash to balance sheet	138

Total sources	$2,898	Total uses	$2,898

(1)
The revolving credit facility provides for borrowings of up to $250 million.

(2)
Excludes warrants issued to Time Warner valued at approximately $35 million. Total consideration includes purchase price adjustments and interest to Time Warner.

(3)
Includes the U.S. dollar equivalent of the sterling notes, based on the exchange rate as of the date of issuance of the sterling notes.

(4)
Approximately $67 million of the purchase price adjustments for the Acquisition relates primarily to cash that Time Warner swept from our balance sheet after December 1, 2003 (the day at which the Investors began receiving the economic benefit of our business), net of the existing cash balance as of November 30, 2003. Approximately $5 million was an adjustment for negotiations in the tax structuring process between signing and closing of the Acquisition. Pursuant to the terms of the purchase agreement between the Investors and Time Warner, the purchase consideration is subject to certain adjustments, generally based on changes in the financial position of Old WMG between the date the purchase agreement was signed and the date the transaction closed. The parties currently are in discussions over the terms of final settlement. Such changes are not expected to be material; however, the purchase price has been reduced by approximately $24 million on a preliminary basis to reflect a reimbursement by Time Warner to the Investors of a portion of the purchase consideration already agreed upon by the parties.

(5)
In exchange for an arrangement in which the economic benefit of the acquired business accrued to the Investors as of December 1, 2003, we agreed to pay interest to Time Warner on the cash purchase price between December 1, 2003 and the closing of the Acquisition.

(6)
This amount includes commitment, placement, financial advisory and other transaction fees as well as legal, accounting and other professional fees.

Warrants

        A portion of the consideration paid to Time Warner by us was in the form of warrants in Parent Corp. and Holdings that were issued to Historic TW.

        One of the two classes of warrants we issued to Historic TW in March 2004 gives Historic TW the right to purchase up to approximately 19.9% of the Class L Common Stock of Warner Music Group Corp., 19.9% of the Class A Common Stock of Warner Music Group Corp. and 19.9% of the preferred securities of Holdings issued to the Investors and taking into account the exercise of the warrants (the "MMT Warrants"). Subsequent to the issuance of the MMT Warrants, Holdings redeemed all of its preferred securities in connection with the Acquisition Corp. Refinancing and the Holdings' Payment to Investors and, immediately prior to this offering, we will effect the Recapitalization. As a result, the

MMT Warrants will represent the right to purchase up to 26.7 million shares of our common stock (or approximately 19.9% of our common stock held by the Investors taking into account the exercise of the MMT Warrants). The MMT Warrants provide that Historic TW may exercise its rights in whole or in part under the MMT Warrants (i) upon the sale to certain music companies of all or substantially all of the recorded music business or music publishing business conducted by us or the acquisition by certain music companies of 35% of the outstanding shares of Warner Music Group Corp. or Holdings; (ii) the acquisition of all or substantially all of the recorded music business or music publishing business of certain music companies; or (iii) a merger with or the formation of a joint venture or other combination of all or substantially all of Warner Music Group Corp. or Holdings' recorded music business or music publishing business with that of certain music companies. If a definitive agreement for such a transaction is not executed by March 1, 2007, or if the MMT Warrants are not exercised within 90 days of the consummation of such a transaction, the MMT Warrants will expire. Additionally, the MMT Warrants will expire if the Three-Year Warrants (defined herein) are exercised either in whole or in part. The MMT Warrants will expire upon the exercise of the Three-Year Warrants.

        The other class of warrant we issued to Historic TW in March 2004 was the Three-Year Warrants, which give Historic TW the right to purchase up to approximately 15% of the Class L Common Stock of Warner Music Group Corp., 15% of the Class A Common Stock of Warner Music Group Corp. and 15% of the preferred securities of Holdings issued to the Investors and taking into account the exercise of the Three-Year Warrants. Subsequent to the issuance of the Three-Year Warrants, Holdings redeemed all of its preferred securities and, immediately prior to this offering, we will effect the Recapitalization. As a result, the Three-Year Warrants will represent the right to purchase up to approximately 19.0 million shares of our common stock (or approximately 15% of our common stock held by the Investors taking into account the exercise of the Three-Year Warrants). The Three-Year Warrants provide that Historic TW may exercise its rights in whole or in part under the Three-Year Warrants at any time after the closing of the Acquisition until the earliest of: (i) March 1, 2007; (ii) the consummation of any public equity offering that results in the common stock of Warner Music Group Corp. being publicly traded; (iii) the sale for cash and/or securities of a class that is publicly traded to a third-party of a majority of the then-outstanding common and preferred securities of Warner Music Group Corp. or Holdings; and (iv) the exercise of either the Three-Year Warrants or the MMT Warrants. The Three-Year Warrants will expire at the consummation of this offering if not exercised prior to the consummation of this offering. We have agreed with Historic TW to repurchase the Three-Year Warrants in connection with the Concurrent Transactions. Upon repurchase, the Three-Year Warrants will be deemed to have been exercised and the MMT Warrants will expire as decribed in the preceding paragraph.

Representations and Warranties; Indemnification

        The purchase agreement contains customary representations and warranties of Time Warner and of Acquisition Corp., including representations and warranties of Time Warner regarding organization, authorization, non-contravention, governmental consents, capital stock of the companies, subsidiaries, financial statements, absence of certain changes, no undisclosed material liabilities, material contracts, compliance with laws and court orders, litigation, title to real property, sufficiency of the acquired assets, intellectual property rights, licenses and permits, tax matters, employee plans, environmental compliance and brokers. Acquisition Corp.'s right to obtain indemnification from Time Warner, and the right of Time Warner to obtain indemnification from Acquisition Corp., for any breach of these respective representations and warranties is generally limited to an aggregate amount of losses in excess of approximately $26 million, subject to a cap equal to approximately $260 million.

Other Provisions

No-Solicit; No-Hire

        Subject to certain exceptions, for two years after March 1, 2004, Time Warner and its affiliates may not solicit or employ any employee who was employed in our businesses immediately before the closing.

Employee Matters and Pension

        For one year after March 1, 2004, we agreed to provide Acquisition Corp.'s employees with base salary, bonus and other cash-based compensation opportunities based on targets Acquisition Corp. established and severance benefits that are no less favorable than provided to the employees of Time Warner's music division immediately prior to the Acquisition. In addition, Acquisition Corp. has agreed to be responsible for funding of pension benefit obligations of up to $25 million subsequent to the date of the purchase agreement for current and former employees of the business under non-U.S.-based defined benefit pension plans maintained by Time Warner or any of its subsidiaries. Acquisition Corp. has also otherwise agreed to be responsible for any employment-related liabilities attributable to current and former employees of the business under Time Warner benefit plans other than any U.S. defined benefit pension plan, U.S. retiree medical plan, non-qualified deferred compensation plan or severance plan covering individuals who were not employees of the business as of November 24, 2003.

Use of Names and Logos

        Acquisition Corp. has agreed to license from two subsidiaries of Time Warner, on a royalty free basis pursuant to trademark license agreements, certain trademarks and service marks used in the business. The terms of the licenses, subject to provisions providing for termination for cause, is in perpetuity with respect to the marks WARNER, WARNER MUSIC, and a "W" logo and fifteen years from February 29, 2004 with respect WARNER BROS. RECORDS, WARNER BROS. PUBLICATIONS, and WB & Shield designs.

The Investors

        With in excess of $35 billion under management in the aggregate, THL, Bain Capital and Providence Equity have considerable private equity investment experience and a long history of working and investing together. These firms, in particular, have a deep knowledge of the global media and entertainment industry with recent investments in media, entertainment, publishing and cable television.

        In addition, Edgar Bronfman, Jr., an investor through Music Capital and our Chairman of the Board and Chief Executive Officer, has significant and directly relevant management experience in the music industry. From 1994 to 2000, Mr. Bronfman served as President and CEO of Seagram. During his tenure as CEO of Seagram, he consummated $85 billion in transactions, transformed the company into one of the world's leading media and communications companies and supervised the creation of the world's largest music company in 1998 through the merger of Universal and PolyGram.

        THL is a private equity firm founded in 1974 that currently manages several private equity funds with aggregate capital commitments of approximately $14 billion. THL has invested in more than 80 businesses and is currently investing from Thomas H. Lee Equity Fund V, an equity fund with over $6.1 billion of committed capital. Recent media-related investments include ProSiebenSAT.1 Media, the largest private television network in Germany, Houghton Mifflin Company, a leading educational publisher, American Media and TransWestern Publishing. THL has more than 20 investment professionals based in Boston.

        Bain Capital is a private investment firm that manages several pools of capital including private equity, venture capital, high-yield assets, mezzanine capital and public equity with over $16 billion in assets under management. Since its inception in 1984, the firm has raised seven private equity funds and made private equity investments and add-on acquisitions in over 250 companies around the world, in a variety of sectors, including media and entertainment. Recent media-related investments include ProSiebenSAT.1 Media, Houghton Mifflin Company, Artisan Entertainment and Loew's Cineplex Entertainment Corporation. Bain Capital has more than 160 investment professionals, with its headquarters in Boston and additional offices in New York, London and Munich.

        Providence Equity is a private investment firms specializing in equity investments in media and communications companies. The principals of Providence manage funds with over $9.0 billion in equity commitments, including Providence Equity Partners V, a $4.25 billion private equity fund, and have invested in more than 80 companies operating in over 20 countries since the firm's inception in 1990. Current and previous areas of investment include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors. Recent investments include PanAmSat Holding Corporation, Kabel Deutschland (Germany's largest cable operator), Mountain States Cable, Casema, F&W Publications and ProSiebenSAT.1 Media.

Ownership and Corporate Structure

        The chart below summarizes our ownership and corporate structure as of December 31, 2004 after giving effect to the Initial Common Stock Offering and the Concurrent Transactions.

(1)
We currently have no borrowings outstanding under the $250 million revolving portion of Acquisition Corp.'s senior secured credit facility but have issued $4 million of letters of credit under such agreement. Borrowings under the senior secured credit facility and the senior secured term loan facility are guaranteed by Holdings.

(2)
Includes the U.S. dollar equivalent of the sterling notes, based on the exchange rate as of December 31, 2004.

(3)
Only wholly owned U.S. subsidiaries that guarantee the senior secured credit facility guarantee the Acquisition Corp. Notes. Such guarantees are on a senior subordinated basis. The Holdings Notes are not currently guaranteed, but pursuant to the indenture governing the Holdings Notes, will be guaranteed by any wholly owned U.S. subsidiary that guarantees indebtedness of Holdings.

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated condensed balance sheet as of December 31, 2004 gives effect to the Holdings Refinancing (to the extent not already reflected), the Initial Common Stock Offering and the Concurrent Transactions as if they had occurred as of that date. All financial effects resulting from the Acquisition and the Original Financing, the Cinram Agreements and the Acquisition Corp. Refinancing are already reflected in our historical balance sheet as of December 31, 2004, and accordingly, no pro forma adjustments to the balance sheet are necessary.

        The following unaudited pro forma consolidated condensed statement of operations for the twelve months ended September 30, 2004 gives effect to (i) the Acquisition and the Original Financing, (ii) the Cinram Agreements, (iii) the Acquisition Corp. Refinancing, (iv) the Holdings Refinancing, (v) the Initial Common Stock Offering and (vi) the Concurrent Transactions as if they occurred as of October 1, 2003. Because we presented a shortened ten-month, transition period in the historical financial statements relating to our change in fiscal year that was enacted in 2004, the unaudited pro forma consolidated condensed statement of operations has been further adjusted to present a full consecutive twelve-month period ended September 30, 2004 in order to provide more meaningful information to the users of our financial information.

        The following unaudited pro forma consolidated condensed statement of operations for the three months ended December 31, 2004 gives effect to (i) the Holdings Refinancing, (ii) the Initial Common Stock Offering and (iii) the Concurrent Transactions, as of October 1, 2003. All financial effects resulting from the Acquisition and the Original Financing, the Cinram Agreements and the Acquisition Corp. Refinancing are already reflected in our historical statement of operations for the three months ended December 31, 2004, and accordingly, no pro forma adjustments to the statement of operations for such period are necessary.

        The pro forma consolidated condensed financial statements have been derived from, and should be read in conjunction with, our historical audited and interim unaudited financial statements, including the notes thereto, included elsewhere herein. The pro forma consolidated condensed financial statements are presented for informational purposes only and are not necessarily indicative of our financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the pro forma consolidated condensed financial statements are not necessarily indicative of our future financial condition or operating results.

The Acquisition and the Original Financing

        Pro forma adjustments for the Acquisition and the Original Financing reflect the purchase of substantially all of Time Warner's music division effective on March 1, 2004 for an aggregate purchase price of $2.649 billion, including $78 million of direct acquisition costs (excluding financing fees) and a $24 million reduction in the purchase price subsequently agreed to between the Investors and Time Warner that has yet to be settled. The consideration exchanged consisted of $2.560 billion of cash and $35 million of non-cash consideration in the form of warrants that give Historic TW the right to purchase common stock of Warner Music Group Corp. under certain conditions. The terms of the warrants are described elsewhere herein.

        The cash portion of the Acquisition, including $78 million of direct acquisition costs, was financed by a $1.250 billion initial capital investment by the Investors and aggregate borrowings of $1.388 billion under the term loan portion of Acquisition Corp.'s senior secured credit facility and under Acquisition Corp.'s former senior subordinated bridge loan facility. We incurred $262 million of additional indebtedness under the term loan portion of the senior secured credit facility to pay certain financing-related fees, as well as to fund future working capital requirements that included a portion of the anticipated costs to restructure the business.

Restructuring Plan

        We have conducted a detailed assessment of our existing cost structure. As a result of this assessment, we have identified substantial cost-reduction opportunities in our business, the majority of which are associated with headcount reductions from the consolidation of operations and the streamlining of corporate and label overhead. By the end of December 2004, we had implemented approximately $250 million of annualized cost savings, of which approximately $144 million has been reflected in our statement of operations through December 31, 2004. We have completed substantially all of our restructuring efforts. We project the one-time costs associated with our restructuring to be $225 million to $250 million, of which approximately $140 million has been paid through December 31, 2004. We expect to pay a majority of the remaining costs in 2005 and 2006. Because there are still significant risks associated with the Restructuring Plan, we have not given pro forma effect to any cost savings or incremental one-time costs that have not already been reflected in the historical financial statements of Warner Music Group Corp. See "Risk Factors."

Purchase Price Allocation

        The Acquisition was accounted for under the purchase method of accounting for business combinations. Accordingly, the estimated cost to acquire such assets was allocated to our underlying net assets in proportion to their respective fair values. Most of the valuations and other studies which provide the basis for such an allocation have been completed; however, we are still waiting for certain information in order to finalize the purchase price allocation, including a final settlement of terms with Time Warner. As more fully described in the notes to the pro forma condensed financial statements, a preliminary allocation of the excess of cost over the book value of net tangible assets has been made to identifiable intangible assets in the amounts of $1.216 billion to recorded music catalog, $808 million to music publishing copyrights, $978 million to goodwill and $110 million to trademarks.

The Cinram Agreements

        Prior to the end of October 2003, we purchased manufacturing, packaging and physical distribution services from affiliates of Time Warner that were under the common control of Time Warner and our management. Pricing for such services was not negotiated on an arm's-length basis and did not reflect market rates. At the end of October 2003, Time Warner sold its CD and DVD manufacturing, packaging and physical distribution operations to Cinram. As part of the sale, we and Time Warner entered into long-term arrangements with Cinram under which Cinram provides manufacturing, packaging and physical distribution services for our products in the U.S. and Europe. Accordingly, the pro forma consolidated condensed statement of operations for the twelve-month period ended September 30, 2004 has been adjusted to reflect the more favorable market-based rates negotiated on an arm's-length basis under the Cinram Agreements for the October 2003 period in which the Cinram Agreements were not in effect.

The Acquisition Corp. Refinancing

        Pro forma adjustments for the Acquisition Corp. Refinancing reflect the interest-related effects relating to the issuance of approximately $650 million principal amount of the Acquisition Corp. Notes, an additional $50 million of borrowings under the term loan portion of Acquisition Corp.'s senior secured credit facility plus available cash on hand to (i) repay all $500 million in borrowings under Acquisition Corp.'s senior subordinated bridge loan facility and (ii) redeem a portion of the preferred stock in Holdings held by the Investors in the amount of $202 million, including accrued dividends of $2 million.

The Holdings Refinancing

        Pro forma adjustments for the Holdings Refinancing reflect (i) the interest-related effects relating to the issuance by Holdings of $847 million aggregate principal amount at maturity of the Holdings Notes on December 23, 2004 and the use of the $681 million of proceeds therefrom, net of $15 million of debt issuance costs, to redeem the remaining preferred stock in Holdings in the amount of $209 million, including accrued dividends of $9 million, and to pay a dividend on the Class L Common Stock of $422 million and (ii) the payment of an aggregate of $50 million in dividends on the Class L Common Stock using the proceeds from the offering of the Holdings Notes, of which $42.5 million was paid on March 28, 2005 and the remaining $7.5 million will be distributed to the Investors prior to this offering.

The Initial Common Stock Offering

        Pro forma adjustments for the Initial Common Stock Offering reflect (i) the Recapitalization, (ii) the issuance of 32,600,000 shares of our common stock and (iii) the use of all $517 million of our net proceeds from the issuance of common stock plus an amount of cash that reflects a decrease in the cash dividend to be paid to our existing stockholders in connection with this offering and a reduction in the purchase price of the Three-Year Warrants to repay all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of the outstanding aggregate principal amount at maturity of Holdings Discount Notes, including redemption premiums and interest obligations through the anticipated redemption date of June 15, 2005.

        Pro forma adjustments for the Initial Common Stock Offering exclude up to an additional 4,890,000 shares currently held by the existing stockholders, which are subject to the underwriters' option to acquire and sell such shares as part of this offering. No change in the amount of outstanding shares will result from the sale of such shares and the proceeds for these currently outstanding shares will be received directly by the selling stockholders.

Concurrent Transactions

        Pro forma adjustments for the Concurrent Transactions reflect the effect of obtaining the new amendment to Acquisition Corp.'s senior secured credit facility, including the incurrence of $250 million of additional borrowings. Pro forma adjustments also reflect the use of the $247 million of net proceeds therefrom, plus $99 million of available cash on hand (i) to pay approximately $138 million to Historic TW to repurchase the Three-Year Warrants, (ii) to pay $73 million to terminate the management services agreement with the Investors, (iii) to pay an $8.5 million dividend in satisfaction of the remaining liquidation preference on our Class L Common Stock, (iv) to pay a $100.5 million dividend to the holders of Warner Music Group Corp.'s Class L Common Stock and Class A Common Stock, including approximately $7 million relating to the holders of unvested shares of restricted stock which will be paid at a later date when, and if, such restricted shares vest, and (v) to pay one-time special bonuses of approximately $33 million to management and employees of Warner Music Group, consisting of (a) approximately $20 million to be paid to holders of restricted stock and stock options to make employees whole for certain unfavorable tax consequences, (b) approximately $3 million to be paid to holders of stock options representing an adjustment for outstanding options as a result of the $100.5 million special cash dividend on the Class L and Class A Common Stock and (c) approximately $10 million to substantially all of our employees who will have no equity participation in our company upon the consummation of this offering.

Interest Rate Sensitivity

        As of December 31, 2004, on a pro forma basis after giving effect to (i) the use of $574 million of our net proceeds from the issuance of common stock to repay all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of outstanding Holdings Discount Notes, and (ii) the Concurrent Transactions, including the $250 million of new term loan borrowings under Acquisition Corp.'s new amendment to its senior secured credit facility, Warner Music Group would have had $1.041 billion of funded variable-rate indebtedness, net of the effect of $400 million notional amount of interest-rate swaps that effectively convert a portion of our variable-rate indebtedness to fixed-rate indebtedness. As such, we are sensitive to changes in interest rates. For each 0.125% increase or decrease in interest rates, our interest expense and net loss each would increase or decrease, respectively, by approximately $1 million.

Non-cash, Stock-based Compensation Expense

        As further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Results of Operations and Financial Condition," our compensation committee recently approved certain changes to the terms of previously granted stock options. For accounting purposes, these changes constituted a modification of the terms of the grants. Accordingly, we will be required to remeasure the aggregate compensation expense relating to such grants. Based on our preliminary analysis, we expect our aggregate non-cash compensation expense to increase to approximately $34 million for all awards granted as of April 14, 2005, which will be recognized over the vesting period of such awards. Such amount of non-cash compensation expense is expected to be recognized in the following manner: $15 million in fiscal 2005, $10 million in fiscal 2006, $6 million in fiscal 2007 and $3 million in fiscal 2008. This compares to previously recorded non-cash, stock-based compensation expense included in our pro forma consolidated condensed statements of operations of $1 million for the twelve months ended September 30, 2004 and $2 million for the three months ended December 31, 2004.

WARNER MUSIC GROUP CORP.

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
As of December 31, 2004

		Pro Forma Adjustments
	Historical(1)	The Holdings Refinancing(2)	The Initial Common Stock Offering(3)	The Concurrent Transactions(4)	Pro Forma
	(in millions, unaudited)
Assets
Current assets:
Cash and equivalents	$306	$(50)	$(57)	$(99)	$100
Accounts receivable	821	—	—	—	821
Inventories	65	—	—	—	65
Royalty advances expected to be recouped within one year	204	—	—	—	204
Deferred tax assets	48	—	—	—	48
Other current assets	74	—	—	—	74

Total current assets	1,518	(50)	(57)	(99)	1,312
Royalty advances expected to be recouped after one year	204	—	—	—	204
Investments	9	—	—	—	9
Property, plant and equipment	180	—	—	—	180
Goodwill	966	—	—	—	966
Intangible assets subject to amortization	1,925	—	—	—	1,925
Intangible assets not subject to amortization	100	—	—	—	100
Other assets	121	—	(12)	3	112

Total assets	$5,023	$(50)	$(69)	$(96)	$4,808

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$223	—	—	—	$223
Accrued royalties	1,166	—	—	—	1,166
Taxes and other withholdings	32	—	—	—	32
Current portion of long-term debt	12	—	—	—	12
Other current liabilities	622	—	—	(177)	445

Total current liabilities	2,055	—	—	(177)	1,878
Long-term debt	2,534	—	(534)	250	2,250
Deferred tax liabilities	272	—	—	—	272
Other noncurrent liabilities	287	—	—	7	294

Total liabilities	5,148	—	(534)	80	4,694
Shareholders' equity	(125)	(50)	465	(176)	114

Total liabilities and shareholders' equity	$5,023	$(50)	$(69)	$(96)	$4,808

WARNER MUSIC GROUP CORP.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(1)
Reflects the historical consolidated financial position of Warner Music Group Corp. as of December 31, 2004.

(2)
Reflects a decrease in equity of $50 million and a corresponding decrease in cash and equivalents related to the payment of a dividend on Class L Common Stock using the remaining proceeds from the Holdings Refinancing. Of such amount, $42.5 million was paid on March 28, 2005 and the remaining $7.5 million will be distributed to the Investors prior to this offering.

(3)
Pro forma adjustments to record the Initial Common Stock Offering as of December 31, 2004 reflect:

•
a decrease in long-term debt of $534 million consisting of (i) the redemption of all $200 million principal amount of Holdings PIK Notes, which had a carrying value of $196 million as of December 31, 2004 after considering $4 million of unamortized original issuance discount, (ii) the redemption of all $250 million of Holdings Floating Rate Notes and (iii) the redemption of $88 million accreted principal amount of Holdings Discount Notes as of December 31, 2004.

•
a decrease in other noncurrent assets of $12 million relating to the write off of a portion of the debt issuance costs relating to the Holdings Notes that will be redeemed using a portion of the proceeds from the Initial Common Stock Offering.

•
a net decrease in cash and equivalents of $57 million consisting of (i) net proceeds raised of $517 million from the issuance of 32.6 million shares of our common stock to the public and (ii) the use of $517 million from the proceeds of this offering plus an amount of cash that reflects a decrease in the cash dividend to be paid to our existing stockholders in connection with this offering and a reduction in the purchase price of the Three-Year Warrants to redeem a portion of the Holdings Notes. The aggregate $574 million redemption cost for the Holdings Notes, including redemption premiums and interest obligations through the anticipated redemption date, includes $209 million to redeem all of the Holdings PIK Notes, $265 million to redeem all of the Holdings Floating Rate Notes and $100 million to redeem 35% of the outstanding Holdings Discount Notes.

•
a net increase in shareholders' equity of $465 million consisting of (i) a $517 million increase in shareholders' equity relating to the issuance of 32.6 million shares of our common stock to the public, which is expected to raise net proceeds of $517 million, after deducting stock issuance costs of $37 million, (ii) a $36 million aggregate decrease in shareholders' equity relating to the payment of debt redemption premiums and unaccrued interest obligations through the anticipated redemption date relating to the Holdings' debt as of December 31, 2004 and (iii) a $16 million decrease in shareholders' equity relating to the write off of $12 million of debt issuance costs and $4 million of unamortized original issue discount relating to the Holdings Notes that will be redeemed using a portion of the proceeds from the Initial Common Stock Offering.

Of the $36 million of redemption premium and unaccrued interest obligations through the anticipated redemption date noted above, $9 million relates to the redemption of all $200 million principal amount of the Holdings PIK Notes, $15 million relates to the redemption of all $250 million of the Holdings Floating Rate Notes and $12 million relates to the redemption of $88 million accreted principal amount of the Holdings Discount Notes as of December 31, 2004.

The Recapitalization, which includes (i) the conversion of all outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) the renaming of all outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from our authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) a 1,139 for 1 split of our common stock, had no effect on the pro forma consolidated condensed balance sheet as of December 31, 2004. This is because all such effects are limited to reclassifications within shareholders' equity.

(4)
Pro forma adjustments to record the Concurrent Transactions as of December 31, 2004 reflect:

•
an increase in long-term debt of $250 million to reflect the incurrence of additional borrowings under Acquisition Corp.'s new amendment to its senior secured credit facility.

•
an increase in non-current assets of $3 million relating to the debt issuance costs to be incurred in connection with the $250 million additional borrowings under Acquisition Corp.'s new amendment to its senior secured credit facility.

•
a decrease in other current liabilities of $177 million relating to the repurchase of the Three-Year Warrants held by Historic TW. Such amount represents the recorded value of the liability as of December 31, 2004,

•
an increase in other noncurrent liabilities of approximately $7 million relating to the portion of the $100.5 million dividend that would be paid at a later date to holders of record of unvested shares of restricted stock when, and if, such restricted shares vest,

•
a net decrease in shareholders' equity of $176 million consisting of (i) a $39 million increase relating to a one-time gain expected to be realized in connection with the repurchase of the Three-Year Warrants held by Historic TW, representing the excess of the $177 million carrying value of the liability as of December 31, 2004 over the $138 million cash paid to Historic TW, (ii) a $73 million decrease relating to the one-time charge expected to be incurred in connection with the payment to terminate the management services agreement with the Investors, (iii) a $33 million decrease relating to the one-time charge expected to be incurred in connection with the one-time special bonuses to be paid to management and employees of Warner Music Group, (iv) an $8.5 million decrease relating to a dividend to be paid in satisfaction of the remaining liquidation preference on our Class L Common Stock and (v) a $100.5 million decrease relating to a dividend to be paid to all of our shareholders existing immediately prior to this offering,

•
a net decrease in cash and equivalents of $99 million consisting of (i) $247 million of net proceeds received from additional borrowings under Acquisitions Corp.'s senior secured credit facility, net of $3 million of debt issuance costs, (ii) the payment of $138 million to Historic TW to repurchase the Three-Year Warrants, (iii) the payment of $73 million to terminate the management services agreement with the Investors, (iv) the payment of an $8.5 million dividend in satisfaction of the remaining liquidation preference on our Class L Common Stock, (v) the payment of a $100.5 million dividend, of which approximately $7 million relating to the holders of unvested shares of restricted stock will be paid at a later date when, and if, such restricted shares vest and (vi) the payment of approximately $33 million of one-time special bonuses to management and employees of Warner Music Group.

WARNER MUSIC GROUP CORP.
PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the Twelve Months Ended September 30, 2004

				Pro Forma Adjustments
			Subtotal Historical Twelve Months Ended September 30, 2004
	Historical Combined Ten Months Ended September 30, 2004(1)	Historical Two Months Ended November 30, 2003(2)		Excluded Net Assets(3)	The Acquisition and the Original Financing(4)	The Cinram Agreements(5)	The Acquisition Corp. Refinancing(6)	The Holdings Refinancing(7)	The Initial Common Stock Offering(8)	The Concurrent Transactions(9)	Pro Forma
	(in millions, except per share data) (unaudited)
Revenues	$2,548	$889	$3,437	$(1)	$—	$—	$—	$—	$—	$—	$3,436
Costs and expenses:
Costs of revenues(a)	(1,359)	(491)	(1,850)	2	—	5	—	—	—	—	(1,843)
Selling, general and administrative expenses(a)	(996)	(291)	(1,287)	—	(4)	—	—	—	—	—	(1,291)
Impairment of goodwill and other intangible assets	—	(1,019)	(1,019)	—	—	—	—	—	—	—	(1,019)
Amortization of intangible assets	(160)	(41)	(201)	—	23	—	—	—	—	—	(178)
Restructuring costs	(26)	(8)	(34)	—	—	—	—	—	—	—	(34)

Total costs and expenses	(2,541)	(1,850)	(4,391)	2	19	5	—	—	—	—	(4,365)

Operating income (loss)	7	(961)	(954)	1	19	5	—	—	—	—	(929)
Interest expense, net	(82)	—	(82)	(5)	(40)	—	(8)	(64)	48	1	(150)
Net investment-related losses	—	(9)	(9)	—	—	—	—	—	—	—	(9)
Equity in the losses of equity—method investees, net	(4)	(9)	(13)	(1)	—	—	—	—	—	—	(14)
Deal-related transaction and other costs	—	(63)	(63)	—	—	—	—	—	—	—	(63)
Loss on repayment of bridge loan	(6)	—	(6)	—	—	—	6	—	—	—	—
Unrealized loss on warrants	(120)	—	(120)	—	—	—	—	—	—	120	—
Other expense, net	(4)	(7)	(11)	—	—	—	—	—	—	—	(11)
Minority interest expense	(14)	—	(14)	—	(26)	—	20	20	—	—	—

Income (loss) before income taxes	(223)	(1,049)	(1,272)	(5)	(47)	5	18	(44)	48	121	(1,176)
Income tax benefit (expense)	(47)	(103)	(150)	423	—	—	2	—	—	—	275

Net income (loss)	$(270)	$(1,152)	$(1,422)	$418	$(47)	$5	$20	$(44)	$48	$121	$(901)

Net loss per common share(10):
Basic											$(6.43)
Diluted											$(6.43)
Average common shares(10):
Basic											140.1
Diluted											140.1

(a) Includes depreciation expense of:	$(52)	$(15)	$(67)	$—	$—	$—	$—	$—	$—	$—	$(67)

WARNER MUSIC GROUP CORP.
NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(1)
Reflects our historical operating results for the combined ten-month transition period ended September 30, 2004, as follows:

	Successor	Predecessor	Combined
	Seven-Month Period Ended September 30, 2004	Three-Month Period Ended February 29, 2004	Ten-Month Period Ended September 30, 2004
		(in millions)
Revenues	$1,769	$779	$2,548
Costs and expenses:
Costs of revenues(a)	(944)	(415)	(1,359)
Selling, general and administrative expenses(a)	(677)	(319)	(996)
Impairment of goodwill and other intangible assets	—	—	—
Amortization of intangible assets	(104)	(56)	(160)
Restructuring costs	(26)	—	(26)

Total costs and expenses	(1,751)	(790)	(2,541)

Operating income (loss)	18	(11)	7
Interest expense, net	(80)	(2)	(82)
Net investment-related losses	—	—	—
Equity in the losses of equity-method investees, net	(2)	(2)	(4)
Deal-related transaction and other costs	—	—	—
Loss on repayment of bridge loan	(6)	—	(6)
Unrealized loss on warrants	(120)	—	(120)
Other expense, net	(4)	—	(4)
Minority interest expense	(14)	—	(14)

Income (loss) before income taxes	(208)	(15)	(223)
Income tax benefit (expense)	(30)	(17)	(47)

Net income (loss)	$(238)	$(32)	$(270)

(a) Includes depreciation expense of:	$(36)	$(16)	$(52)
(2)
Reflects our historical operating results for the pre-acquisition, two-month period ended November 30, 2003.

(3)
Reflects pro forma adjustments to exclude the historical, pre-acquisition operating results relating to assets and liabilities that were not acquired or assumed by us in the Acquisition. Such adjustments consist of (i) the elimination of $15 million of interest income on cash and equivalents that were not acquired, (ii) the elimination of $10 million of interest expense on debt, capital lease and intercompany obligations that were not assumed, (iii) the elimination of $1 million of net, income on equity-method investees that were not acquired, (iv) the elimination of $1 million of revenues and $2 million of distribution costs relating to the sale of our physical distribution operations to Cinram, and (v) the elimination of $423 million of tax expense relating to the write-off of a deferred tax asset for net operating losses that was only available to us while we remained a member of the Time Warner consolidated tax return.

No tax benefit has been provided on the aggregate pro forma decrease in pretax income due to the uncertainty of realization of Holdings' U.S.-based deferred tax assets.

(4)
Pro forma adjustments to record the Acquisition and the Original Financing for the twelve months ended September 30, 2004 reflect:

•
an increase in interest expense of $40 million for the five-month period ended February 29, 2004 consisting of (i) a $19 million increase relating to $1.15 billion of borrowings under the term loan portion of our senior secured credit facility used to fund a portion of the cash purchase price and other transaction costs at a variable interest rate of 3.90% per annum based on three-month LIBOR rates for the five-month period ended February 29, 2004 plus a margin of 2.75%, (ii) a $16 million increase relating to $500 million of borrowings under Acquisition Corp.'s senior subordinated bridge loan facility used to fund a portion of the cash purchase price at an interest rate of 7.5% per annum and (iii) a $5 million increase relating to the amortization of $78 million of financing-related fees using a weighted-average life of 7 years paid in connection with the senior secured credit facility and senior subordinated bridge loan facility;

•
an increase in selling, general and administrative expenses of $4 million for the five-month, pre-acquisition period ended February 29, 2004 relating to the $10 million annual management advisory fees paid to the Investors under the management services agreement described elsewhere herein;

•
an increase in minority interest in the amount of $26 million to reflect aggregate annual preferred dividends of $40 million based on the original liquidation preference of $400 million and a dividend rate of 10% per annum on Holdings' preferred shares held by the Investors;

•
a net decrease in amortization expense of intangible assets in the amount of $23 million for the five-month, pre-acquisition period ended February 29, 2004 consisting of (i) the elimination of $97 million of historical amortization expense which more than offset (ii) an increase in amortization expense of $74 million relating to the new values allocated on a preliminary basis to our finite-lived identifiable intangible assets. The pro forma adjustment for the new amortization expense was calculated as follows:

Intangible Assets Acquired	Allocated Value	Weighted-Average Useful Life	Annual Amortization Expense	Pro Forma Adjustments For the Five-Month, Pre-Acquisition Period Ended February 29, 2004
	(millions)	(years)	(millions)	(millions)
Finite-Lived Intangible Assets:
Recorded music catalog	$1,216	10	$122	$51
Music publishing catalog	808	15	54	23
Trademarks	10	15	1	—
Other intangible assets subject to amortization	5	5	1	—

	$2,039		$178	$74

Indefinite-Lived Intangible Assets:
Trademarks	$100	Indefinite	—	—
Goodwill	978	Indefinite	—	—

	$1,078		—	—

Total intangible assets	$3,117		$178	$74

No tax benefit has been provided on the aggregate pro forma decrease in pretax income due to the uncertainty of realization of Warner Music Group Corp.'s U.S.-based deferred tax assets.

(5)
Reflects pro forma adjustments to decrease cost of revenues in the amount of $5 million for the October 2003 period in which the more favorable, market-based pricing arrangements under the third-party Cinram Agreements for manufacturing, packaging and physical distribution services were not in effect.

No tax provision has been provided on the pro forma increase in pretax income arising from this adjustment. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to pretax loss due to the uncertainty of realization of the Warner Music Group Corp.'s U.S.-based deferred tax assets.

(6)
Pro forma adjustments to record the Acquisition Corp. Refinancing for the twelve months ended September 30, 2004 reflect:

•
a net increase in interest expense of $8 million and the elimination of a $6 million loss incurred on the repayment of the bridge loan. The pro forma adjustment to interest expense is calculated as follows:

Description		Annual Interest Expense(a)	Amount of Interest Expense in Historical Operating Results	Pro Forma Adjustment
		(in millions)
•	Issuance of $465 million principal amount of U.S. dollar notes at a fixed interest rate of 7.375% per annum	$34	$16	$18
•	Issuance of £100 million principal amount of sterling notes at a fixed interest rate of 8.125% per annum, which has been translated at a U.S. Dollar equivalent rate of $1.80 per British Pound	15	7	8
•	Additional $50 million of borrowings under the term loan portion of Acquisition Corp.'s senior secured credit facility at a variable interest rate of 4.01% per annum	2	1	1
•	Amortization of $34 million of debt issuance costs arising from the issuance of the Acquisition Corp. Notes over a weighted average life of 10 years	3	2	1

		$54	$26	$28

•	Elimination of pro forma interest expense relating to the repayment of $500 million of borrowings under Acquisition Corp.'s senior subordinated bridge facility			(20)

				$8

  (a)
  With respect to variable-rate debt, interest expense is based upon underlying three-month LIBOR rates for the twelve months ended September 30, 2004.

  •
  a decrease in minority interest expense of $20 million resulting from the redemption of half of the shares of Holdings preferred stock that had a liquidation preference of $200 million and a dividend rate of 10% per annum.

Tax benefits of $2 million have been provided at a 30% tax rate on the $8 million pro forma decrease in international pretax income relating to Acquisition Corp.'s sterling notes. However, no tax provision has been provided on the pro forma increase in U.S.-based pretax income relating to minority interest expense. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for the

  Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to U.S.-based pretax loss due to the uncertainty of realization of Warner Music Group Corp.'s U.S.-based deferred tax assets.

(7)
Pro forma adjustments to record the Holdings Refinancing for the twelve months ended September 30, 2004 reflect:

•
an increase in interest expense of $64 million consisting of (i) an $18 million increase relating to the issuance of $250 million principal amount of Holdings Floating Rate Notes at a variable interest rate of 7.085% based on three-month LIBOR rates plus a margin of 4.375%, (ii) a $24 million increase relating to the issuance of $397 million principal amount at maturity of Holdings Discount Notes ($250 million of proceeds after the original issuance discount) at a fixed interest rate of 9.5%, (iii) a $20 million increase relating to the issuance of $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.73% based on six-month LIBOR rates plus a margin of 7% and accretion of original issue discount, and (iv) a $2 million increase relating to the amortization of $15 million of debt issuance costs over a weighted-average period of 9 years.

•
a decrease in minority interest expense of $20 million resulting from the redemption of the remaining shares of Holdings preferred stock that had a liquidation preference of $200 million and a dividend rate of 10% per annum.

  No tax benefit has been provided on the aggregate pro forma decrease in U.S.-based pretax income arising from the Holdings Refinancing due to the uncertainty of realization of Warner Music Group's U.S.-based deferred tax assets.

(8)
Pro forma adjustments to record the Initial Common Stock Offering for the twelve months ended September 30, 2004 reflect:

•
an aggregate decrease in interest expense of $48 million consisting of (i) a $20 million decrease relating to the redemption of all $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.75% based on six-month LIBOR rates plus a margin of 7%, (ii) an $18 million decrease relating to the redemption of all $250 million of Holdings Floating Rate Notes at a variable interest rate of 7.09% based on three-month LIBOR rates plus a margin of 4.375%, (iii) an $8 million decrease relating to the redemption of $88 million accreted principal amount of Holdings Discount Notes as of December 31, 2004 at a fixed interest rate of 9.5% and (iv) a $2 million decrease relating to the amortization of $16 million of allocable deferred financing costs and original issuance discount that was being amortized over a weighted-average period of 9 years.

  No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustment to U.S.-based pretax loss due to the uncertainty of realization of Warner Music Group Corp.'s U.S.-based deferred tax assets.

  In addition, the pro forma consolidated condensed statement of operations excludes $52 million of one-time, pretax charges because they have no continuing impact on our operations. Such charges consist of (i) $16 million to write off debt issuance costs and unamortized original issuance discount relating to the Holdings Notes that will be redeemed using a portion of the proceeds from the Initial Common Stock Offering and (ii) $36 million to redeem a portion of the Holdings

  Notes, representing the aggregate redemption price (including redemption premiums and interest obligations through the anticipated redemption date thereon) in excess of the carrying value of the corresponding portion of the Holdings Notes as of December 31, 2004.

(9)
Pro forma adjustments to record the Concurrent Transactions for the twelve months ended September 30, 2004 reflect:

•
a net decrease in interest expense of $1 million consisting of (i) an increase in interest expense of $9 million relating to the incurrence of $250 million of additional term loan borrowings under Acquisition Corp.'s new amendment to its senior secured credit facility at a variable interest rate of 3.76% per annum based on three-month LIBOR rates plus a margin of 2.5% and (ii) a cumulative decrease in interest expense of $10 million relating to an average 71 basis point reduction in the applicable credit margin on the $1.441 billion pro forma, weighted-average term loan borrowings during the period under our proposed amendment to the senior secured credit agreement.

•
the elimination of a $120 million unrealized loss on warrants resulting from the repurchase of the Three-Year Warrants held by Historic TW.

  No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to U.S.-based pretax loss due to the uncertainty of realization of Warner Music Group Corp.'s U.S.-based deferred tax assets.

  In addition, the pro forma consolidated condensed statement of operations excludes a net $67 million one-time, pretax charge because it has no continuing impact on our operations. Such charge consists of (i) a $39 million gain relating to the repurchase of the Three-Year Warrants held by Historic TW, representing the excess of the $177 million carrying value of the liability as of December 31, 2004 over the $138 million of cash paid to Historic TW, (ii) a $73 million charge relating to the termination of the management services agreement and (iii) a $33 million charge relating to the payment of one-time, special bonuses to management and employees of Warner Music Group.

(10)
Pro forma basic earnings (loss) per common share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per common share is computed by dividing earnings (loss) available to common stockholders by the sum of weighted average common shares outstanding plus dilutive common shares for the period. Pro forma basic and diluted common shares also include the number of shares from this offering whose proceeds were used for the repayment of debt.

  In connection with the Initial Common Stock Offering, the Company will (i) convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from our authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) authorize a 1,139 for 1 split of our common stock. Pro forma basic and diluted net income (loss) per common share has been computed after giving effect to the above transactions.

        The following table sets forth the computation of pro forma basic and diluted net income (loss) per share (in millions, except per share amounts):

Twelve Months Ended September 30, 2004
Basic and diluted pro forma net loss per common share:
Numerator:
Net loss	$(901)

Denominator:
Weighted average common shares outstanding	113.6
Less: Weighted average unvested common shares subject to repurchase or cancellation	(6.1)
Add:
Shares from this offering whose proceeds would be used for the repayment of debt(1)	32.6

Denominator for basic calculation	140.1
Effect for dilutive securities	—

Denominator for diluted calculation	140.1

Pro forma net loss per common share—basic and diluted	$(6.43)

(1)
Calculated as $517 million of proceeds to be used in the redemption of debt, including redemption premiums and accrued interest thereon through the anticipated date of redemption, divided by the offering proceeds of $15.85 per share, net of issuance costs and expenses.

        Because the Company recognized a pro forma net loss for the twelve months ended September 30, 2004, the effects from the exercise of any outstanding stock options or the vestiture of shares of restricted stock, during such period would have been antidilutive. Accordingly, they have not been included in the presentation of diluted net income (loss) per common share.

WARNER MUSIC GROUP CORP.
PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
For the Three Months Ended December 31, 2004

	Historical Three Months Ended December 31, 2004(11)
		Pro Forma Adjustments
		The Holdings Refinancing(12)	The Initial Common Stock Offering(13)	The Concurrent Transactions(14)	Pro Forma
	(in millions, except per share data) (unaudited)
Revenues	$1,088	$—	$—	$—	$1,088
Costs and expenses:
Costs of revenues(a)	(581)	—	—	—	(581)
Selling, general and administrative expenses(a)	(331)	—	—	—	(331)
Amortization of intangible assets	(46)	—	—	—	(46)

Total costs and expenses	(958)		—	—	(958)

Operating income (loss)	130	—		—	130
Interest expense, net	(38)	(15)	12	(1)	(42)
Equity in the losses of equity-method investees, net	(1)	—	—	—	(1)
Unrealized loss on warrants	(22)	—		22	—
Other income (expense) net	4	—	—	—	4
Minority interest expense	(5)	5	—	—	—

Income (loss) before income taxes	68	(10)	12	21	91
Income tax benefit (expense)	(32)	—	—	—	(32)

Net income (loss)	$36	$(10)	$12	$21	$59

Net income per common share(15):
Basic					$0.42
Diluted					$0.40
Average common shares(15):
Basic					140.1
Diluted					147.9

(a) Includes depreciation expense of:	$(14)	$—	$—	$—	$(14)

(11)
Reflects our historical operating results for the three months ended December 31, 2004.

(12)
Pro forma adjustments to record the Holdings Refinancing for the three months ended December 31, 2004 reflect:

•
an increase in interest expense of $15 million consisting of (i) a $4 million increase relating to the issuance of $250 million principal amount of Holdings Floating Rate Notes at a variable interest rate of 6.675% based on three-month LIBOR rates plus a margin of 4.375%, (ii) a $6 million increase relating to the issuance of $397 million principal amount at maturity of Holdings Discount Notes ($250 million of proceeds after the original issuance discount) at a fixed interest rate of 9.5%, (iii) a $5 million increase relating to the issuance of $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.48% based on six-month LIBOR rates plus a margin of 7% and accretion of original issuance discount, (iv) a $1 million increase relating to the amortization of $15 million of debt issuance costs over a weighted-average period of 9 years and (v) a $1 million decrease relating to the amount of interest expense included in our historical operating results that was already considered in the adjustments above,

•
a decrease in minority interest expense of $5 million resulting from the redemption of the remaining shares of Holdings preferred stock that had a liquidation preference of $200 million and a dividend rate of 10% per annum.

  No tax benefit has been provided on the aggregate pro forma decrease in U.S.-based pretax income arising from the Holdings Refinancing due to the uncertainty of realization of U.S.-based deferred tax assets.

(13)
Pro forma adjustments to record the Initial Common Stock Offering for the three months ended December 31, 2004 reflect:

•
an aggregate decrease in interest expense of $12 million consisting of (i) a $5 million decrease relating to the redemption of all $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.48% based on six-month LIBOR rates plus a margin of 7%, (ii) a $4 million decrease relating to the redemption of all $250 million of Holdings Floating Rate Notes at a variable interest rate of 6.67% based on three-month LIBOR rates plus a margin of 4.375%, (iii) a $2 million decrease relating to the redemption of $88 million accreted principal amount of Holdings Discount Notes as of December 31, 2004 at a fixed interest rate of 9.5% and (iv) a $1 million decrease relating to the amortization of $16 million of allocable deferred financing costs and original issuance discount that was being amortized over a weighted-average period of 9 years.

  No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein and additional projected pretax losses for fiscal 2005, results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustment to U.S.-based pretax income due to the uncertainty of realization of Warner Music Group Corp.'s U.S.-based deferred tax assets.

  In addition, the pro forma consolidated condensed statement of operations excludes $52 million of one-time, pretax charges because they have no continuing impact on our operations. Such charges consist of (i) $16 million to write off debt issuance costs and unamortized original issuance discount relating to the Holdings Notes that will be redeemed using a portion of the proceeds from the Initial Common Stock Offering and (ii) $36 million to redeem a portion of the Holdings Notes, representing the aggregate redemption price (including redemption premiums and interest obligations through the anticipated redemption date thereon) in excess of the carrying value of the corresponding portion of the Holdings Notes as of December 31, 2004.

(14)
Pro forma adjustments to record the Concurrent Transactions for the three months ended December 31, 2004 reflect:

•
a net increase in interest expense of $1 million consisting of (i) an increase in interest expense of $4 million relating to the incurrence of $250 million of additional term loan borrowings under Acquisition Corp.'s senior secured credit facility at a variable interest rate of 5.6% per annum based on three-month LIBOR rates plus a margin of 2.5%, and (ii) a cumulative decrease in interest expense of $3 million relating to an average 71 basis point reduction in the average applicable credit margin on $1.441 billion pro forma, weighted-average term loan borrowings during the period under our proposed amendment to the senior secured credit agreement,

•
the elimination of the $22 million of unrealized loss on warrants resulting from the assumed repurchase of the Three-Year Warrants held by Historic TW.

  No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein and additional projected pretax losses for fiscal 2005, results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to U.S.-based pretax income due to the uncertainty of realization of Warner Music Group Corp.'s U.S.-based deferred tax assets.

  In addition, the pro forma consolidated condensed statement of operations excludes a net $67 million one-time, pretax charge because it has no continuing impact on our operations. Such charge consists of (i) an $39 million gain relating to the assumed repurchase of the Three-Year Warrants held by Historic TW, representing the excess of the $177 million carrying value of the liability as of December 31, 2004 over the $138 million of cash paid to Historic TW, (ii) a $73 million charge relating to the termination of the management services agreement and (iii) a $33 million charge relating to the payment of one-time, special bonuses to management and employees of Warner Music Group.

(15)
Pro forma basic earnings (loss) per common share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per common share is computed by dividing earnings (loss) available to common stockholders by the sum of weighted average common shares outstanding plus dilutive common shares for the period. Pro forma basic and diluted common shares also include the number of shares from this offering whose proceeds were used for the repayment of debt.

  In connection with the Initial Common Stock Offering, the Company will (i) convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from our authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) authorize a 1,139 for 1 split of our common stock. Pro forma basic and diluted net income (loss) per common share has been computed after giving effect to the above transactions.

        The following table sets forth the computation of pro forma basic and diluted net income (loss) per share (in millions, except per share amounts):

Three Months Ended December 31, 2004
Basic and diluted pro forma net income per common share:
Numerator:
Net income	$59

Denominator:
Weighted average common shares outstanding	114.6
Less: Weighted average unvested common shares subject to repurchase or cancellation	(7.1)
Add:
Shares from this offering whose proceeds would be used for the repayment of debt(1)	32.6

Denominator for basic calculation	140.1
Effect for dilutive securities:
Add: Weighted average stock options and unvested common shares subject to repurchase or cancellation	7.8

Denominator for diluted calculation	147.9

Pro forma net income per common share—basic	$0.42

Pro forma net income per common share—diluted	$0.40

(1)
Calculated as $517 million of proceeds to be used in the redemption of debt, including redemption premiums and accrued interest thereon through the anticipated date of redemption, divided by the offering proceeds of $15.85 per share, net of issuance costs and expenses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth our selected historical financial and other data as of the dates and for the periods indicated.

        Our selected balance sheet data as of September 30, 2004 and November 30, 2003 and the statement of operations and other data for each of (i) the seven months ended September 30, 2004, (ii) the three months ended February 29, 2004, (iii) the ten months ended September 30, 2003 and (iv) the years ended November 30, 2003 and 2002 have been derived from our audited financial statements included elsewhere in this prospectus. The summary balance sheet data as of December 31, 2004 and the statement of operations and other data for the three months ended December 31, 2004 and 2003, have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The balance sheet data as of November 30, 2002 are derived from our audited financial statements that are not included in this prospectus. Our summary historical balance sheet data as of September 30, 2003, December 31, 2003 and our summary historical financial data as of and for each of the two years ended November 30, 2001 and 2000 have been derived from our unaudited financial statements that are not included in this prospectus.

        The comparability of our selected historical financial data has been affected by a number of significant events and transactions. These include the Acquisition in 2004, a related change in our fiscal year to September 30 from November 30, which was enacted in 2004, and the AOL Time Warner Merger in 2001. For all periods prior to the Acquisition, the music and publishing businesses formerly owned by Time Warner are referred to as "Old WMG" or the "Predecessor." For all periods subsequent to the Acquisition, the business is referred to as the "Company" or the "Successor." Due to the change in our year end, financial information for 2004 reflects a shortened ten-month period ended September 30, 2004 and is separated into two pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. In addition, summary historical financial data for 2000 does not reflect the pushdown of a portion of the purchase price relating to the AOL Time Warner Merger that occurred in 2001 to our financial statements.

								Successor
	Predecessor
								Seven Months Ended September 30, 2004
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended December 31, 2003	Three Months Ended February 29, 2004		Three Months Ended December 31, 2004
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)
	(in millions, except per share data)
Statement of Operations Data:
Revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$1,178	$779	$1,769	$1,088
Cost of revenues	(1,960)	(1,731)	(1,873)	(1,940)	(1,449)	(648)	(415)	(944)	(581)
Selling, general and administrative expenses	(1,297)	(1,402)	(1,282)	(1,286)	(995)	(391)	(319)	(677)	(331)
Impairment of goodwill and other intangible assets	—	—	(1,500)	(1,019)	—	(1,019)	—	—	—
Depreciation and amortization	(282)	(868)	(249)	(328)	(272)	(80)	(72)	(140)	(60)
Operating income (loss)	(36)	(766)	(1,542)	(1,158)	(197)	(948)	(11)	18	130
Interest expense, net	(13)	(34)	(23)	(5)	(5)	(3)	(2)	(80)	(38)
Income (loss) before cumulative effect of accounting change	(408)	(910)	(1,230)	(1,353)	(201)	(1,146)	(32)	(238)	36
Net income (loss)	$(408)	$(910)	$(6,026)	$(1,353)	$(201)	$(1,146)	$(32)	$(238)	$36
Pro forma net income (loss) per common share(3):
Basic								$(2.21)	$0.33
Diluted								$(2.21)	$0.31
Pro forma average common shares(3):
Basic								107.5	107.5
Diluted								107.5	115.3
Segment Data:
Revenues:
Recorded Music	$2,929	$2,701	$2,752	$2,839	$2,039	$1,028	$630	$1,429	$940
Music Publishing	554	547	563	563	467	159	157	348	155
Intersegment eliminations	(22)	(22)	(25)	(26)	(19)	(9)	(8)	(8)	(7)

Total revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$1,178	$779	$1,769	$1,088

Operating income (loss):
Recorded Music	$(22)	$(733)	$(1,206)	$(1,130)	$(181)	$(933)	$(9)	$24	$152
Music Publishing	47	23	(273)	23	19	6	17	53	10
Corporate expenses	(61)	(56)	(63)	(51)	(35)	(21)	(19)	(59)	(32)

Total operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(948)	$(11)	$18	$130

OIBDA (2):
Recorded Music	$214	$73	$173	$116	$8	$141	$38	$120	$194
Music Publishing	91	81	88	107	88	27	38	87	24
Corporate expenses	(59)	(52)	(54)	(34)	(21)	(17)	(15)	(49)	(28)

Total OIBDA (2)	$246	$102	$207	$189	$75	$151	$61	$158	$190

								Successor
	Predecessor
								Seven Months Ended September 30, 2004
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended December 31, 2003	Three Months Ended February 29, 2004		Three Months Ended December 31, 2004
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)	(unaudited)	(audited)(1)	(audited)(1)	(unaudited)
	(in millions)
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$75	$(122)	$(13)	$278	$257	$31	$321	$86	$63
Investing activities	(153)	(175)	(365)	(65)	(73)	(7)	14	(2,663)	(25)
Financing activities	61	227	385	(121)	(151)	16	(10)	2,661	(296)
Capital expenditures	(64)	(91)	(88)	(51)	(30)	(27)	(3)	(15)	(6)
Balance Sheet Data (at period end):
Cash and equivalents	$106	$34	$41	$144	$80	$126	$471	$555	$306
Total assets	6,791	17,642	5,679	4,484	5,255	4,606	4,560	5,090	5,023
Total debt (including current portion of long-term debt)	102	115	101	120	115	126	132	1,840	2,546
Shareholders' equity	5,228	14,588	3,001	1,587	2,673	1,696	1,691	280	(125)

(1)
Audited, except for Other Financial Data.

(2)
We evaluate segment performance based on several factors, of which the primary measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as "OIBDA"). See "Use of OIBDA" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere herein. Note that OIBDA is different from Adjusted EBITDA as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Liquidity—Covenant Compliance", which is presented on a consolidated basis therein as a liquidity and debt compliance measure. The following is a reconciliation of operating income, which is a GAAP measure of our operating results, to OIBDA.

	Predecessor							Successor
						Three Months Ended December 31, 2003		Seven Months Ended September 30, 2004
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003		Three Months Ended February 29, 2004		Three Months Ended December 31, 2004
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)
	(in millions)
Operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(948)	$(11)	$18	$130
Depreciation and amortization expense	282	868	249	328	272	80	72	140	60
Impairment of goodwill and other intangible assets	—	—	1,500	1,019	—	1,019	—	—	—

OIBDA	$246	$102	$207	$189	$75	$151	$61	$158	$190

(3)
Net income (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our results of operations and financial condition includes periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of operating results for historical periods prior to 2004 does not reflect the significant impact that the Transactions have had on us, including significantly increased financing costs. You should read the following discussion of our results of operations and financial condition with the "Pro Forma Consolidated Condensed Financial Statements", "Selected Historical Consolidated Financial and Other Data" and the audited historical and unaudited interim financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this registration statement. Actual results may differ materially from those contained in any forward-looking statements.

INTRODUCTION

        Management's discussion and analysis of results of operations and financial condition ("MD&A") is provided as a supplement to the audited and unaudited interim financial statements and footnotes included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations. MD&A is organized as follows:

  •
  Overview.    This section provides a general description of our businesses, as well as recent developments that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

  •
  Results of operations.    This section provides an analysis of our results of operations for the three months ended December 31, 2004 and 2003, the ten months ended September 30, 2004 and 2003 and the years ended November 30, 2003 and 2002. This analysis is presented on both a consolidated and segmental basis.

  •
  Financial condition and liquidity.    This section provides an analysis of our cash flows for the three months ended December 31, 2004 and 2003 and the ten months ended September 30, 2004 and 2003, as well as a discussion of our financial condition and liquidity as of December 31, 2004 and September 30, 2004. The discussion of our financial condition and liquidity includes (i) a summary of our outstanding debt and commitments (both firm and contingent) that existed as of September 30, 2004, (ii) our available financial capacity under the revolving credit portion of Acquisition Corp.'s senior secured credit facility and (iii) a summary of our key debt compliance measures, consisting of leverage and interest coverage ratios under Acquisition Corp.'s senior secured credit facility.

  •
  Market risk management.    This section discusses how we manage exposure to potential losses arising from adverse changes in interest rates and foreign currency exchange rates.

  •
  Critical accounting policies.    This section discusses accounting policies considered to be important to our financial condition and results of operations, and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Notes 3 and 4 to our audited financial statements included elsewhere herein.

Use of OIBDA

        We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and other intangible assets (which we refer to as "OIBDA"). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.

Change in Fiscal Year and Basis of Presentation

        In 2004, in connection with the Acquisition, the Company changed its fiscal year-end to September 30 from November 30. As such, financial information for 2004 is presented for the ten-month transition period ended September 30, 2004 and is separated into pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. That is, we have presented our operating results and cash flows separately for each of the pre-acquisition, three-month period ended February 29, 2004 and the post-acquisition, seven-month period ended September 30, 2004.

        The split presentation mentioned above is required under GAAP in situations when a change in accounting basis occurs. This is because the new accounting basis requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not strictly comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price.

        We believe that this split presentation may impede the ability of users of our financial information to understand our operating and cash flow performance. Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the full ten-month period ended September 30, 2004. This combined presentation for the ten-month period ended September 30, 2004 simply represents the mathematical addition of the pre-acquisition, three-month period ended February 29, 2004 and the post-acquisition, seven-month period ended September 30, 2004. It is not intended to represent what our operating results would have been had the Acquisition occurred at the beginning of the period. A reconciliation showing the mathematical combination of our operating results for such periods is included herein.

        Though we believe that the combined presentation is most meaningful for the ten months ended September 30, 2004, it is not in conformity with GAAP. As such, we have supplemented our historical operating results for that period, as appropriate, with pro forma financial information and have further highlighted in our discussions that follow any significant effects from the Acquisition to facilitate an understanding of a comparison of our operating results from period-to-period.

        In order to enhance comparability, the combined financial information for the ten-month period ended September 30, 2004 has been supplemented by the presentation of unaudited financial information for the comparative ten-month period ended September 30, 2003. Based on how the Company's closing schedule occurred in 2003, the 2003 period consists of 43 weeks, as compared to 44 weeks contained in the ten-month period ended September 30, 2004.

OVERVIEW

Description of Business

        We are one of the world's major music companies. Effective as of March 1, 2004, substantially all of Time Warner Inc.'s music division was acquired from Time Warner by Acquisition Corp. for approximately $2.6 billion. During the three months ended December 31, 2004 and the ten months ended September 30, 2004, we reported revenues of $1.088 billion and $2.548 billion, respectively, operating income of $130 million and $7 million, respectively, OIBDA of $190 million and $219 million, respectively and net income (loss) of $36 million and $(270) million, respectively.

        We classify our business interests into two fundamental areas: Recorded Music and Music Publishing. A brief description of those operations is presented below.

Recorded Music Operations

        Our Recorded Music business consists of the discovery and development of artists and the related marketing, distribution and licensing of recorded music produced by such artists. In the U.S., our operations are conducted principally through our major record labels—Warner Bros. Records Inc. and The Atlantic Records Group. Internationally, our Recorded Music operations are conducted through our Warner Music International division ("WMI") which includes various subsidiaries, affiliates and non-affiliated licensees in more than 50 countries.

        Our Recorded Music operations also include a catalog division named Warner Strategic Marketing ("WSM"). WSM specializes in marketing our music catalog through compilations and reissuances of previously released music and video titles, as well as in the licensing of recordings to/from third parties for various uses, including film and television soundtracks.

        Our principal Recorded Music distribution operations include Warner-Elektra-Atlantic Corporation ("WEA Corp."), which primarily markets and sells music products to retailers and wholesale distributors in the U.S.; a 90% interest in Alternative Distribution Alliance, an independent distribution company; various distribution centers and ventures operated internationally; and an 80% interest in Word Entertainment, whose distribution operations specialize in the distribution of music products in the Christian retail marketplace.

        Our principal recorded music revenue sources are sales of CDs, digital downloads and other recorded music products and license fees received for the ancillary uses of our recorded music catalog.

        The principal costs associated with our Recorded Music operations are as follows:

  •
  artist and repertoire costs—the costs associated with (i) signing and developing artists, (ii) creating master recordings in the studio, (iii) creating artwork for album covers and liner notes and (iv) paying royalties to artists, producers, songwriters, other copyright holders and trade unions;

  •
  manufacturing, packaging and distribution costs—the costs to manufacture and distribute product to wholesale and retail distribution outlets;

  •
  marketing and promotion costs—the costs associated with the promotion of artists and recorded music products, including costs to produce music videos for promotional purposes and artist tour support; and

  •
  administration costs—the costs associated with general overhead and other administrative costs, as well as costs associated with anti-piracy initiatives.

        During the three months ended December 31, 2004 and ten months ended September 30, 2004, our Recorded Music segment reported revenues of $940 million and $2.059 billion, respectively, OIBDA of $194 million and $158 million, respectively, and operating income of $152 million and $15 million, respectively.

Music Publishing Operations

        Our Music Publishing operations include Warner/Chappell Music, Inc. and its wholly owned subsidiaries, and certain other music publishing affiliates of the Company. We own or control the rights to more than one million musical compositions, including numerous pop music hits, American standards, folk songs and motion picture and theatrical compositions. Our Music Publishing operations also include Warner Bros. Publications ("WBP"), which markets printed versions of our music throughout the world. On December 15, 2004, we entered into a definitive agreement to sell WBP to Alfred Publishing. The sale is expected to close in spring 2005 and is subject to customary closing conditions. The sale is not expected to have a material effect on our future operating results and financial condition.

        Publishing revenues are derived from four main royalty sources:

  •
  Mechanical:    the licensor receives royalties with respect to compositions embodied in recordings sold in any format or configuration, including singles, albums, CDs, digital downloads and mobile phone ring tones.

  •
  Performance:    the licensor receives royalties if the composition is performed publicly (e.g., broadcast radio and television, movie theater, concert, nightclub or Internet and wireless streaming).

  •
  Synchronization:    the licensor receives royalties or fees for the right to use the composition in combination with visual images (e.g., in films, television commercials and programs and videogames).

  •
  Other:    the licensor receives royalties from other uses such as stage productions and printed sheet music.

        The principal costs associated with our Music Publishing operations are as follows:

  •
  repertoire costs—the costs associated with (i) signing and developing songwriters and (ii) paying royalties to songwriters, co-publishers and other copyright holders in connection with income generated from the exploitation of their copyrighted works;

  •
  manufacturing, packaging and distribution costs—the costs to manufacture and distribute sheet music and songbooks to retail distribution outlets and schools; and

  •
  administration costs—the costs associated with general overhead and other administrative costs.

        During the three months ended December 31, 2004 and the ten months ended September 30, 2004, our Music Publishing segment reported revenues of $155 million and $505 million, respectively, OIBDA of $24 million and $125 million, respectively, and operating income of $10 million and $70 million, respectively.

Factors Affecting Results of Operations and Financial Condition

Market Factors

        Over the past four years, the recorded music industry has been unstable, which has adversely affected our operating results. The industry-wide decline can be attributed primarily to digital piracy. Other drivers of this decline are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space, and the maturation of the CD format which has slowed the historical growth pattern of recorded music sales. While potential new formats for selling recorded music product have been created, including the legal downloading of digital music using the Internet and DVD-Audio formats, significant revenue streams from these new markets have yet to emerge. Accordingly, although we believe that the recorded music industry should continue to improve as evidenced by the year-over-year growth in U.S. music physical unit sales in 2004, the flat performance in overall (physical and digital) music unit sales globally in 2004 and the best year-on-year trend in global music sales for five years according to IFPI, the industry may relapse into a period of decline, as witnessed from 1999 to 2003, which would continue to negatively affect operating results. For example, as of April 24, 2005, year-to-date U.S.

recorded music sales (excluding sales of digital tracks) are down approximately 8.5% year-over-year. In addition, a declining recorded music industry could continue to have an adverse impact on the music publishing business. This is because our music publishing business generates a significant portion of its revenues from mechanical royalties received from the sale of music in recorded music formats such as the CD.

        Due in part to the development of the new channels mentioned above and ongoing anti-piracy initiatives, we believe that the recorded music industry is positioned to improve over the coming years. However, the industry may relapse into a period of decline. In addition, there can be no assurances as to the timing or the extent of any improvement in the industry. Accordingly, we have executed a number of cost-saving initiatives over the past few years in an attempt to realign our cost structure with the changing economics of the industry. These initiatives have included significant headcount reductions, exiting certain leased facilities in an effort to consolidate locations and the sale of our manufacturing, packaging and physical distribution operations.

        We have conducted a detailed assessment of our existing cost structure. As a result of this assessment, we have identified substantial cost-reduction opportunities in our business, the majority of which are associated with headcount reductions from the consolidation of operations and the streamlining of corporate and label overhead. By the end of December 2004, we had implemented approximately $250 million of annualized cost savings, of which approximately $144 million has been reflected in our statement of operations through December 31, 2004. We have completed substantially all of our restructuring efforts. We project the one-time costs associated with our restructuring to be $225 million to $250 million, of which approximately $140 million has been paid through December 31, 2004. There are still significant risks associated with the Restructuring Plan. See "Risk Factors."

Transactions with Time Warner and its Affiliates

        As previously described, prior to March 1, 2004, Old WMG was owned and operated by Time Warner. As such, in the normal course of conducting our business, Old WMG had various commercial and financing arrangements with Time Warner and its affiliates. In particular, Old WMG purchased manufacturing packaging and physical distribution services from affiliates of Time Warner, and Time Warner funded its operating and capital requirements. See Note 21 to our audited financial statements included elsewhere herein for a summary of the principal transactions between us and Time Warner and its affiliates.

        Time Warner sold its CD and DVD manufacturing, packaging and physical distribution operations to Cinram at the end of October 2003. Prior to the sale, these operations were under the control of Time Warner and our management. As such, pricing for such services was not negotiated on an arm's-length basis and did not reflect market rates. As part of the sale, Time Warner and Old WMG entered into long-term arrangements with Cinram. Under these arrangements, Cinram will provide manufacturing, packaging and physical distribution services for our products in the U.S. and Europe at favorable, market-based rates that were negotiated on an arm's-length basis.

        With respect to the financing arrangements with Time Warner, all cash received or paid by Old WMG was included in, or funded by, clearing accounts or shared international cash pools within Time Warner's centralized cash management system. Some of those arrangements were interest-bearing and others were not. Accordingly, historical net interest expense is not representative of the amounts incurred by us under our new leveraged capital structure created in connection with the Acquisition.

Future Charges and Payments Relating to Executive Compensation

        Primarily in 2004, but also to a limited extent in 2005, we sold shares of restricted stock and granted options to various employees to assist us in recruiting, retaining and motivating key employees. We subsequently determined that certain shares of restricted stock may have been sold at prices below fair market value on the applicable date of sale and certain options may have had exercise prices below fair market value on the applicable date of grant.

        As a result, certain U.S. employee holders of restricted stock who made elections under Section 83(b) of the Internal Revenue Code will be subject to additional ordinary income tax to the extent of the fair market value of the restricted stock received over the purchase price they paid for such stock. In other cases, certain employees who did not make such an election will be subject to higher taxes on their restricted shares at the time of vesting than would have been the case had they purchased the shares for fair market value. In addition, under the provisions of the American Jobs Creation Act of 2004, signed into law October 22, 2004, U.S. employee option holders whose options vest with exercise prices below fair market value on the date of grant are subject to significant penalties under new Section 409A of the Internal Revenue Code. IRS Notice 2005-1 provides transitional guidance on the application of Section 409A which, among other things, permits options with exercise prices below the fair market value of the underlying stock on the date of grant to be amended or replaced with new options having an exercise price at least equal to the fair market value on the grant date. Non-U.S. employee holders of restricted stock or options may be subject to similar or other related issues. In order for us to address these issues, including implementing the changes permitted by Notice 2005-1, on April 11, 2005, our compensation committee, based on a re-assessment of fair market values on the applicable dates, approved the actions described below.

        Restricted Stock. The Company is authorized to pay each employee who purchased restricted stock on or after May 1, 2004 at prices that may have been below fair market value on the date of purchase a cash bonus. The cash bonus payable to those employees who made a Section 83(b) election will be an amount equal to the tax liability incurred by the employee as of the date of purchase based on any difference between the re-determined purchase date fair market value and the amount originally paid by the employee, plus an amount necessary to pay the taxes on the bonus. The bonus that would be payable to each of those employees who did not make a Section 83(b) election or the applicable foreign equivalent would be an amount reflecting an estimate of the additional tax which would be payable by the employee at the time the restricted stock is scheduled to vest due to that taxable amount being subject to ordinary income rather than capital gains tax rates, and assuming that the re-determined value of the stock remains constant over the vesting period, adjusted down to reflect a present value discount based on the earliest possible vesting dates. We would also pay these employees an amount necessary to pay the taxes on the bonus.

        This would result in total cash payments of $10 million, which we would expect to pay and expense in the third fiscal quarter of this year. Of the aggregate amount of bonuses to be paid in connection with the restricted stock, approximately $7 million has been or will be paid to three of our named executive officers, with Michael Fleisher receiving approximately $4.9 million, Paul-René Albertini receiving approximately $1.4 million and Dave Johnson receiving approximately $0.7 million.

        Options. We granted stock options to employees to purchase an aggregate of 4,658 shares (or 5,304,414 shares after the Recapitalization) with a weighted average exercise price of $1,849 (or $1.62 after the Recapitalization). The exercise prices of these options are expected to be adjusted to prices equal to the applicable re-determined fair market values of the common stock on the applicable dates of the respective grants. The new weighted average exercise price of the options would be approximately $4,515 (or $3.97 after the Recapitalization). To compensate the grantees for the loss of value represented by this adjustment to the option exercise prices, we expect to pay each affected employee a cash bonus in an amount equal to the excess of the adjusted aggregate exercise price of the employee's options over the original aggregate exercise price of the employee's options, adjusted down to reflect a present value discount based on the earliest possible exercise dates.

        This would result in total cash payments of approximately $9 million, which we expect to pay and expense in the third fiscal quarter of this year.

        Non-cash, Stock-based Compensation Expense.    As a result of the aforementioned changes approved by our compensation committee, we have determined that a modification of the terms of our previously granted stock options has occurred for accounting purposes. Accordingly, we will be required to remeasure the aggregate compensation expense relating to such grants. Based on our preliminary analysis, we expect our aggregate non-cash compensation expense to increase to approximately $34 million for all awards granted as of April 14, 2005, which will be recognized over the vesting period of such awards. Such amount of non-cash compensation expense is expected to be recognized in the following manner: $15 million in fiscal 2005, $10 million in fiscal 2006, $6 million in fiscal 2007 and $3 million in fiscal 2008. This compares to previously recorded non-cash, stock-based compensation expense of $1 million for the seven months ended September 30, 2004 and $2 million for the three months ended December 31, 2004.

Option Adjustments as a Result of Dividend to Investors

        In connection with the $100.5 million cash dividend we intend to declare to the holders of our Class L Common Stock and Class A Common Stock, we intend to make an adjustment to all options outstanding at the time of declaration of the dividend. The adjustment would generally consist of a cash make-whole payment consisting of an amount equal to the pro rata amount that would have been received per share had all outstanding options been exercised at the time of the declaration of the dividend adjusted down to reflect a present value discount based on the earliest possible exercise dates. We expect that this payment to holders of unvested options will result in additional compensation expense of approximately $3.0 million in the third fiscal quarter of 2005.

Employee Bonus Plan

        Our compensation committee has approved a special one-time bonus that will be payable only upon consummation of this offering to all or substantially all of our employees, excluding senior management and any employees that have, or to whom we plan to grant, an equity participation in our company. We expect the amount of the award granted to an employee to be equal to approximately 4% of the employee's annual salary. The aggregate amount of the bonuses shall not exceed $10.0 million.

RESULTS OF OPERATIONS

Three Months Ended December 31, 2004 Compared to Three Months Ended December 31, 2003

        The following table summarizes our historical results of operations:

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(unaudited)	(unaudited)
	(in millions)
Revenues	$1,088	$1,178
Costs and expenses:
Cost of revenues(1)	(581)	(648)
Selling, general and administrative expenses(1)	(331)	(391)
Impairment of goodwill and other intangible assets	—	(1,019)
Amortization of intangible assets	(46)	(60)
Restructuring costs	—	(8)

Total costs and expenses	(958)	(2,126)

Operating income (loss)	130	(948)
Interest expense, net	(38)	(3)
Net investment-related losses	—	(9)
Equity in the losses of equity-method investees, net	(1)	(9)
Deal-related transaction and other costs	—	(63)
Unrealized loss on warrants	(22)	—
Other income (expense), net	4	(7)
Minority interest expense	(5)	—

Income (loss) before income taxes	68	(1,039)
Income tax expense	(32)	(107)

Net income (loss)	$36	$(1,146)

(1)
Includes depreciation expense of: $14 million and $20 million for the three months ended December 31, 2004 and December 31, 2003, respectively.

Consolidated Pro Forma Results

        As previously discussed, the Acquisition occurred effective as of March 1, 2004. Accordingly, our operating results for the three-month period ended December 31, 2003 do not reflect the significant effects of the Transactions. Had the Transactions occurred on October 1, 2003, our pro forma results for the three months ended December 31, 2003 would have been as follows:

Pro Forma
Three Months Ended December 31, 2003
(in millions, unaudited)
Revenue	$1,177
OIBDA	155
Impairment of goodwill and other intangible assets	(1,019)
Depreciation and Amortization	(64)
Operating Income (loss)	(928)
Interest expense, net	(35)
Net income (loss)	(739)

        A discussion of our consolidated historical results for the three-month periods ended December 31, 2004 and 2003 follows:

Consolidated Historical Results

Revenues

        Our revenues decreased to $1.088 billion for the three months ended December 31, 2004, compared to $1.178 billion for the three months ended December 31, 2003. The decrease was largely driven by an $88 million decrease in Recorded Music revenues and a $4 million decrease in Music Publishing revenues.

        Recorded Music revenues benefited from a $45 million favorable impact of foreign currency exchange rates, and an approximate $20 million increase in revenues from digital sales of Recorded Music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry. These benefits were offset by a decline in physical worldwide music sales of $153 million due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

        Music Publishing revenues benefited from a $5 million favorable impact of foreign currency exchange rates, which was offset by a $7 million decrease in mechanical revenues and a $2 million decline in revenues from the sale of print-related products. The decline in mechanical revenues principally related to the industry-wide decline in sales of physical recorded music product and a lower number of top-performing songs in comparison to the comparable period in the prior year, offset in part by increased royalties from sales in newer formats, such as music DVDs and mobile phone ring tones. Both performance and synchronization revenues were flat.

        See "Business Segment Results" presented hereinafter for a discussion of revenues by business segment.

Cost of revenues

        Our cost of revenues decreased to $581 million for the three months ended December 31, 2004, compared to $648 million for the three months ended December 31, 2003. Expressed as a percentage of revenues, cost of revenues was approximately 53% for the three months ended December 31, 2004, compared to 55% for the three months ended December 31, 2003. The decrease in cost of revenues principally relates to approximately $26 million of lower manufacturing costs due, in part, to lower sales volume and lower pricing under the new Cinram agreements that went into effect in late October 2003, approximately $72 million of lower artist and repertoire-related costs associated with our lower sales volume and lower artist advance write-offs, and cost savings associated with the Restructuring Plan that was implemented in 2004 in connection with the Acquisition. These cost reductions were partially offset by an approximate $32 million unfavorable impact of foreign currency exchange rates.

Selling, general and administrative expenses

        Our selling, general and administrative expenses were $331 million for the three months ended December 31, 2004, compared to $391 million for the three months ended December 31, 2003. Expressed as a percentage of revenues, selling, general and administrative expenses were approximately 30% for the three months ended December 31, 2004, compared with 33% for the three months ended December 31, 2003. Selling, general and administrative expenses increased as a result of an approximate $15 million unfavorable impact of foreign currency exchange rates, approximately $3 million of management and advisory fees paid to the Investors, and $11 million of higher corporate expenses as discussed further below, including higher costs associated with operating as an independent company. These cost increases were more than offset by lower marketing and overhead costs associated with our cost-savings initiatives.

Restructuring costs

        We recognized $8 million of restructuring-related costs in the three months ended December 31, 2003. These costs principally related to reductions in worldwide headcount and costs to exit certain leased facilities.

Reconciliation of Consolidated Historical OIBDA to Operating Income (Loss) and Net Income (Loss)

        As previously described, we use OIBDA as our primary measure of financial performance. The following table reconciles OIBDA to operating income (loss) and further provides the components from operating income (loss) to net income (loss) for purposes of the discussion that follows:

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(unaudited)	(unaudited)
	(in millions)
OIBDA	$190	$151
Depreciation expense:	(14)	(20)
Amortization expense	(46)	(60)
Impairment of goodwill and other intangible assets	—	(1,019)

Operating income (loss)	130	(948)
Interest expense, net	(38)	(3)
Net investment-related losses	—	(9)
Equity in the losses of equity-method investees, net	(1)	(9)
Deal—related transaction and other costs	—	(63)
Unrealized loss on warrants	(22)	—
Other income (expense), net	4	(7)
Minority interest expense	(5)	—

Income (loss) before income taxes	68	(1,039)
Income tax expense	(32)	(107)

Net income (loss)	$36	$(1,146)

OIBDA

        Our OIBDA increased to $190 million for the three months ended December 31, 2004, compared to $151 million for the three months ended December 31, 2003. The increase related to a $53 million increase in Recorded Music OIBDA, offset by a $3 million decrease in Music Publishing OIBDA and a $11 million increase in corporate expenses.

        Recorded Music OIBDA benefited principally from lower marketing and overhead costs associated with our cost-savings initiatives, approximately $28 million of lower manufacturing costs due, in part, to lower sales volume and lower pricing under the new Cinram agreement that went into effect in late October 2003, a $9 million favorable impact from foreign currency exchange rates and approximately $70 million of lower artist and repertoire-related costs associated with our lower sales volume and lower artist advance write-offs. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

        Music Publishing OIBDA benefited principally from lower overhead costs associated with our cost-savings initiatives and a $1 million favorable impact from foreign currency exchange rates, but was more than offset by a loss of margin contributions related to the aggregate decline in mechanical and print revenues.

        Corporate expenses increased by $11 million due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. Certain corporate-related costs were allocated in 2003 to Time Warner's former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time

Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives.

        See "Business Segment Results" presented hereinafter for a discussion of OIBDA by business segment.

Depreciation expense

        Our depreciation expense decreased to $14 million for the three months ended December 31, 2004, compared to $20 million for the three months ended December 31, 2003. The decrease principally related to lower capital spending requirements and lower depreciation of software development costs.

Amortization expense

        Our amortization expense decreased to $46 million for the three months ended December 31, 2004, compared to $60 million for the three months ended December 31, 2003. The decrease related to the new basis of accounting recorded in connection with the Acquisition, which resulted in a lower revaluation of the historical cost bases of our identifiable intangible assets.

Impairment of goodwill and other intangible assets

        We recognized impairment charges of $1.019 billion to reduce the carrying value of goodwill and other intangible assets for the three months ended December 31, 2003. This reflected the decline in the valuation of music-related businesses due largely to the industry-wide effects of piracy.

Operating income (loss)

        Our operating income increased to $130 million for the three months ended December 31 2004, compared to an operating loss of $948 million for the three months ended December 31, 2003. The improvement in operating income related to a $39 million increase in OIBDA, a $6 million decrease in depreciation expense, a $14 million decrease in amortization expense, and the absence of the 2003 impairment charge of $1.019 billion, all as previously described above. See "Business Segment Results" presented hereinafter for a discussion of operating income (loss) by business segment.

Interest expense, net

        Our net interest expense increased to $38 million in the three months ended December 31, 2004, compared to $3 million for the three months ended December 31, 2003. The increase primarily related to the approximately $1.8 billion of debt issued in 2004 in connection with the capitalization of the Company.

Net investment-related losses

        We did not recognize any investment-related losses for the three months ended December 31, 2004. However, for the three months ended December 31, 2003, we recognized $9 million of net investment-related losses principally related to reductions in the carrying values of certain equity-method investments.

Equity in the losses of equity-method investees, net

        Our equity in the losses of equity-method investees was $1 million for the three months ended December 31, 2004, compared to $9 million in the three months ended December 31, 2003. The lower losses principally related to the fact that certain of our former loss-generating investees, such as our former interest in MusicNet, were retained by Time Warner and were not part of the assets acquired.

Deal-related transaction and other costs

        We did not recognize any deal-related transaction costs for the three months ended December 31, 2004. However, for the three months ended December 31, 2003, we recognized $63 million of deal-related transaction and other costs. These costs primarily related to transaction costs associated with the prior pursuit of other strategic ventures or dispositions of Old WMG's business in 2003 by Time Warner that did not occur, losses incurred in connection with the probable pension curtailment that ultimately occurred, and losses related to certain executive contractual obligations triggered upon closing of the Acquisition.

Unrealized loss on warrants

        We recognized a $22 million unrealized loss on stock warrants issued to Time Warner in connection with the Acquisition for the three months ended December 31, 2004. Because the three-month period ended December 31, 2003 was pre-Acquisition, the stock warrants were not outstanding and no comparable charge was recognized for that period.

Other income (expense), net

        We recognized other income, net, of $4 million for the three months ended December 31, 2004, compared to other expense, net, of $7 million for the three months ended December 31, 2003. The $4 million of income in 2004 relates to favorable foreign currency exchange rates movements associated with intercompany receivables and payables that are not of a long-term investment nature, and as such, are required to be reported in the statement of operations in accordance with GAAP. The $7 million of costs in 2003 primarily related to losses on foreign currency exchange contracts that were used by Time Warner to hedge exposures to changes in foreign currency exchange rates.

Minority interest expense

        We recognized minority interest expense of $5 million for the three months ended December 31, 2004. This expense related to dividends on preferred stock of Holdings that was held directly by the Investors and was issued in connection with the initial funding of the purchase price for the Acquisition. Because the three-month period ended December 31, 2003 was pre-Acquisition, the subsidiary preferred stock was not outstanding and no comparable charge was recognized for that period.

Income tax expense

        We provided income tax expense of $32 million for the three months ended December 31, 2004, compared to an income tax expense of $107 million for the three months ended December 31, 2003. The income tax provisions are not entirely comparable due to the changes in our tax profile relating to the closing of the Acquisition. In particular, prior to the closing of the Acquisition, we were a member of the Time Warner consolidated tax return and were able to recognize U.S.-based deferred tax benefits on domestic-source net operating losses incurred. However, upon the closing of the Acquisition, our membership in the Time Warner consolidated tax group terminated along with our ability to recognize similar, U.S.-based, deferred tax benefits. Accordingly, the income tax expense in 2004 primarily relates to the tax provisions on foreign-source income. There was no offsetting income tax benefit on domestic-source losses recognized in 2004 due to the uncertainty of realization of those deferred tax assets.

Net income (loss)

        We recognized net income of $36 million for the three months ended December 31, 2004, compared to a net loss of $1.146 billion for the three months ended December 31, 2003. As described more fully above, the improvement in 2004 principally related to a $1.078 billion increase in operating income (including $20 million of lower depreciation and amortization expense) primarily relating to the absence of the $1.019 billion impairment charge and $63 million of deal-related transaction and other costs recognized in 2003. These benefits were offset, in part, by $35 million of higher net interest costs recognized in 2004.

Business Segment Results

        Revenue, OIBDA and operating income (loss) by business segment are as follows:

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(unaudited)	(unaudited)
	(in millions)
Recorded Music
Revenue	$940	$1,028
OIBDA(1)	194	141
Operating income (loss)(1)	152	(933)
Music Publishing
Revenue	155	159
OIBDA(1)	24	27
Operating income (loss)(1)	10	6
Corporate and Revenue Eliminations
Revenue eliminations	(7)	(9)
OIBDA(1)	(28)	(17)
Operating income (loss)(1)	(32)	(21)
Total
Revenue	1,088	1,178
OIBDA(1)	190	151
Operating income (loss)(1)	130	(948)

(1)
OIBDA and operating income for the three months ended December 31, 2003 have each been reduced by $8 million of restructuring costs. Of such amount, $7 million relates to Recorded Music and $1 million relates to Corporate.

Recorded Music

        Recorded Music revenues decreased to $940 million for the three months ended December 31, 2004, compared to $1.028 billion for the three months ended December 31, 2003. Revenues benefited from a $45 million favorable impact of foreign currency exchange rates, and an approximate $20 million increase in revenues from digital sales of Recorded Music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry. These benefits were offset by a decline in physical worldwide music sales of $153 million due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

        Recorded Music OIBDA increased to $194 million for the three months ended December 31, 2004, compared to $141 million for the three months ended December 31, 2003. The $53 million increase in OIBDA benefited principally from lower marketing and overhead costs associated with our cost-savings initiatives, approximately $28 million of lower manufacturing costs due, in part, to lower sales volume and lower pricing under the new Cinram agreement that went into effect in late October 2003, and a $70 million reduction in artist and repertoire-related costs associated with our lower sales volume and lower artist advance write-offs. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

        Recorded Music operating income improved to $152 million for the three months ended December 31, 2004, compared to a loss of $933 million for the three months ended December 31, 2003. Recorded Music operating income (loss) included the following components:

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(unaudited)	(unaudited)
	(in millions)
OIBDA	$194	$141

Depreciation and amortization	(42)	(55)
Impairment of goodwill and other	—	(1,019)

Operating income (loss)	$152	$(933)

        The $1.085 billion improvement in operating income primarily related to the absence of the 2003 impairment charge, which reduced the carrying value of our goodwill and other intangible assets by $1.019 billion, and the $53 million improvement in OIBDA discussed above.

Music Publishing

        Music Publishing revenues decreased to $155 million for the three months ended December 31, 2004, compared to $159 million for the three months ended December 31, 2003. Revenues benefited from a $5 million favorable impact of foreign currency exchange rates, which was offset by a $7 million decrease in mechanical revenues and a $2 million decline in revenues from the sale of print-related products. The decline in mechanical revenues principally related to the industry-wide decline in sales of physical recorded music product and a lower number of top-performing songs in comparison to the comparable period in the prior year, offset in part by increased royalties from sales in newer formats, such as music DVDs and mobile phone ring tones. Both performance and synchronization revenues were flat.

        Music Publishing OIBDA decreased to $24 million for the three months ended December 31, 2004, compared to $27 million in the three months ended December 31, 2003. OIBDA benefited principally from lower overhead costs associated with our cost-savings initiatives and a $1 million favorable impact from foreign currency exchange rates, but was more than offset by a loss of margin contributions related to the aggregate decline in mechanical and print revenues.

        Music Publishing operating income increased to $10 million in the three months ended December 31, 2004, compared to $6 million in the three months ended December 31, 2003. Music Publishing operating income includes the following components:

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(unaudited)	(unaudited)
	(in millions)
OIBDA	$24	$27
Depreciation and amortization	(14)	(21)

Operating income	$10	$6

        The $4 million increase in operating income primarily related to a $7 million decrease in depreciation and amortization expense, offset by the $3 million decrease in OIBDA discussed above. The decrease in depreciation and amortization expense principally relates to $7 million of lower amortization expense resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition.

Corporate Expenses

        Corporate expenses before depreciation and amortization expense increased to $28 million for the three months ended December 31, 2004, compared to $17 million for the three months ended December 31, 2003. Corporate expenses increased due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. Certain corporate-related costs were allocated in 2003 to Time Warner's former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives.

        Corporate depreciation and amortization expense was $4 million for each of the three-month periods ended December 31, 2004 and 2003.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

        The following table summarizes our historical results of operations. The financial data for the seven months ended September 30, 2004 and the three months ended February 29, 2004 have been derived from our audited financial statements included elsewhere herein. The financial data for the ten months ended September 30, 2003 are unaudited and are derived from the audited financial statements included elsewhere herein. See "Change in Fiscal Year and Basis of Presentation" presented earlier herein for a discussion of the use of financial information for the combined ten-month period ended September 30, 2004.

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended	Three Months Ended	Ten Months Ended	Ten Months Ended
	September 30, 2004	February 29, 2004	September 30, 2004	September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
	(in millions)
Revenues	$1,769	$779	$2,548	$2,487
Costs and expenses:
Cost of revenues(1)	(944)	(415)	(1,359)	(1,449)
Selling, general and administrative expenses(1)	(677)	(319)	(996)	(995)
Amortization of intangible assets	(104)	(56)	(160)	(201)
Loss on sale of physical distribution assets	—	—	—	(12)
Restructuring costs	(26)	—	(26)	(27)

Total costs and expenses	(1,751)	(790)	(2,541)	(2,684)

Operating income (loss)	18	(11)	7	(197)
Interest expense, net	(80)	(2)	(82)	(5)
Net investment-related losses	—	—	—	(17)
Equity in the losses of equity-method investees, net	(2)	(2)	(4)	(32)
Deal related transaction and other costs	—	—	—	(7)
Loss on repayment of bridge loan	(6)	—	(6)	—
Unrealized loss on warrants	(120)	—	(120)	—
Other expense, net	(4)	—	(4)	(10)
Minority interest expense	(14)	—	(14)	—

Loss before income taxes	(208)	(15)	(223)	(268)
Income tax benefit (expense)	(30)	(17)	(47)	67

Net loss	$(238)	$(32)	$(270)	$(201)

(1)
Includes depreciation expense of: $36 million for the seven months ended September 30, 2004, $16 million for the three months ended February 29, 2004, $52 million for the ten months ended September 30, 2004 and $71 million for the ten months ended September 30, 2003.

Consolidated Pro Forma Results

        As previously discussed, the above table presents our historical operating results separately for each of the pre-acquisition, three-month period ended February 29, 2004 and the post-acquisition, seven-month period ended September 30, 2004. As such, it does not reflect all of the significant effects of the Transactions on our operating results for the entire combined ten-month period ended September 30, 2004. Had the Transactions occurred on December 1, 2003, our pro forma results for the ten months ended September 30, 2004 would have been as follows:

Pro Forma Ten Months Ended September 30, 2004
(in millions, unaudited)
Revenue	$2,548
OIBDA	217
Depreciation and amortization	(201)
Operating income	16
Interest expense, net	(112)
Net income (loss)	(286)

        A discussion of our consolidated historical results follows.

Consolidated Historical Results

Revenues

        Our revenues increased to $2.548 billion for the ten months ended September 30, 2004, compared to $2.487 billion for the ten months ended September 30, 2003. The increase was largely driven by a $20 million increase in Recorded Music revenues and a $38 million increase in Music Publishing revenues.

        Recorded Music revenues benefited principally from a $110 million favorable impact of foreign currency exchange rates, and an approximate $30 million increase in revenues from digital sales of Recorded Music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry. These benefits more than offset a decline in physical worldwide music sales due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

        Music Publishing revenues benefited principally from a $33 million favorable impact of foreign currency exchange rates and an aggregate $15 million increase in mechanical, performance and synchronization royalties. These benefits more than offset a $10 million decline in revenues from the sale of print-related products partially relating to the closure of certain of our smaller print operations in connection with our cost-savings initiatives.

        See "Business Segment Results" presented hereinafter for a discussion of revenues by business segment.

Cost of revenues

        Our cost of revenues decreased to $1.359 billion for the ten months ended September 30, 2004, compared to $1.449 billion for the ten months ended September 30, 2003. Expressed as a percentage of revenues, cost of revenues was approximately 53% for the ten months ended September 30, 2004, compared to 58% for the ten months ended September 30, 2003. The decrease in cost of revenues principally related to approximately $98 million of lower manufacturing costs due, in part, to lower pricing under the new Cinram agreements that went into effect in October 2003, approximately $88 million of lower artist and repertoire-related costs associated with our lower sales volume and cost savings associated with our restructuring plan that was implemented in 2004 in connection with the Acquisition. These cost reductions were partially offset by an approximate $90 million unfavorable impact of foreign currency exchange rates.

Selling, general and administrative expenses

        Our selling, general and administrative expenses were $996 million for the ten months ended September 30, 2004, compared to $995 million for the ten months ended September 30, 2003. Expressed as a percentage of revenues, selling, general and administrative expenses were approximately 39% for the ten months ended September 30, 2004, compared with 40% for the ten months ended September 30, 2003. Selling, general and administrative expenses increased as a result of an approximate $50 million unfavorable impact of foreign currency exchange rates, approximately $6 million of management advisory fees paid to the Investors and $43 million of higher corporate expenses as discussed further below, including higher costs associated with operating as an independent company. These increases were offset by decreases due to lower marketing and divisional overhead costs associated with our cost-savings initiatives.

Restructuring costs

        We recognized $26 million of restructuring-related costs in the ten months ended September 30, 2004, compared to $27 million of restructuring-related costs in the ten months ended September 30, 2003. The restructuring costs in 2004 principally related to costs associated with the implementation of a cost-savings incentive compensation plan designed to incentivize management to reduce operating costs. The restructuring costs in 2003 principally related to reductions in worldwide headcount, costs to exit certain leased facilities, and costs associated with the restructuring of U.S. and Canadian distribution operations.

Reconciliation of Consolidated Historical OIBDA to Operating Income (Loss) and Net Loss

        As previously described, we use OIBDA as our primary measure of financial performance. The following table reconciles OIBDA to operating income (loss), and further provides the components from operating income (loss) to net loss for purposes of the discussion that follows (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended	Three Months Ended	Ten Months Ended	Ten Months Ended
	September 30, 2004	February 29, 2004	September 30, 2004	September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
OIBDA	$158	$61	$219	$75
Depreciation expense	(36)	(16)	(52)	(71)
Amortization expense	(104)	(56)	(160)	(201)

Operating (loss) income	18	(11)	7	(197)
Interest expense, net	(80)	(2)	(82)	(5)
Net investment-related losses	—	—	—	(17)
Equity in the losses of equity-method investees, net	(2)	(2)	(4)	(32)
Deal-related transaction and other costs	—	—	—	(7)
Loss on repayment of bridge loan	(6)	—	(6)	—
Unrealized loss on warrants	(120)	—	(120)	—
Other expense, net	(4)	—	(4)	(10)
Minority interest expense	(14)	—	(14)	—

Loss before income taxes	(208)	(15)	(223)	(268)
Income tax benefit (expense)	(30)	(17)	(47)	67

Net loss	$(238)	$(32)	$(270)	$(201)

OIBDA

        Our OIBDA increased to $219 million for the ten months ended September 30, 2004, compared to $75 million for the ten months ended September 30, 2003. The increase related to a $150 million increase in Recorded Music OIBDA and a $37 million increase in Music Publishing OIBDA, offset in part by a $43 million increase in Corporate expenses.

        Recorded Music OIBDA benefited principally from lower marketing and overhead costs associated with our cost-savings initiatives, approximately $94 million of lower manufacturing costs due, in part, to lower pricing under the new Cinram agreements that went into effect in October 2003, a $1 million favorable impact from foreign currency exchange rates and the absence of a $12 million loss on the sale of physical distribution assets recognized in 2003. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

        Music Publishing OIBDA benefited principally from lower overhead costs associated with our cost-savings initiatives, approximately $18 million of lower advance write-offs and a $4 million favorable impact from foreign currency exchange rates.

        Corporate expenses increased due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. As discussed in Note 19 to the audited financial statements, $47 million of corporate-related costs were allocated in 2003 to Time Warner's former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives.

        See "Business Segment Results" presented hereinafter for a discussion of OIBDA by business segment.

Depreciation expense

        Our depreciation expense decreased to $52 million for the ten months ended September 30, 2004, compared to $71 million for the ten months ended September 30, 2003. The decrease principally related to lower capital spending requirements and lower depreciation of software development costs.

Amortization expense

        Our amortization expense decreased to $160 million for the ten months ended September 30, 2004, compared to $201 million for the ten months ended September 30, 2003. The decrease related to the new basis of accounting recorded in connection with the Acquisition, which resulted in a lower revaluation of the historical cost bases of our identifiable intangible assets.

Operating income (loss)

        Our operating income increased to $7 million for the ten months ended September 30, 2004, compared to an operating loss of $197 million for the ten months ended September 30, 2003. The improvement in operating income related to a $144 million increase in OIBDA, a $19 million decrease in depreciation expense, and a $41 million decrease in amortization expense, all as previously described above. See "Business Segment Results" presented hereinafter for a discussion of operating income (loss) by business segment.

Interest expense, net

        Our net interest expense increased to $82 million for the ten months ended September 30, 2004, compared to $5 million for the ten months ended September 30, 2003. The increase primarily related to the approximately $1.8 billion of debt issued in 2004 in connection with the capitalization of the Company.

Net investment-related losses

        We did not recognize any investment-related losses for the ten months ended September 30, 2004. However, for the ten months ended September 30, 2003, we recognized $17 million of net investment-related losses. These losses principally related to reductions in the carrying values of certain equity-method investments.

Equity in the losses of equity-method investees, net

        Our equity in the losses of equity-method investees was $4 million for the ten months ended September 30, 2004, compared to $32 million in the ten months ended September 30, 2003. The lower losses partially related to the fact that certain of our former loss-generating investees, such as our former interest in MusicNet, were retained by Time Warner and were not part of the assets acquired.

Deal-related transaction costs

        We did not recognize any deal-related transaction costs for the ten months ended September 30, 2004. However, for the ten months ended September 30, 2003, we recognized $7 million of deal-related transaction costs. These costs primarily related to transaction costs associated with the prior pursuit of other strategic ventures or dispositions of Old WMG's businesses in 2003 by Time Warner that did not occur.

Loss on repayment of bridge loan

        We recognized a $6 million loss during the ten months ended September 30, 2004 to write off the carrying value of the unamortized debt issuance costs related to our bridge loan which we repaid in April 2004.

Unrealized loss on warrants

        We recognized a $120 million unrealized loss on stock warrants issued to Historic TW in connection with the Acquisition for the ten months ended September 30, 2004. Because the ten-month period ended September 30, 2003 was pre-Acquisition, the stock warrants were not outstanding and no comparable charge was recognized for that period.

Other expense, net

        We recognized other expense, net, of $4 million for the ten months ended September 30, 2004, compared to other expense, net, of $10 million for the ten months ended September 30, 2003. The $4 million of costs in 2004 relate to unfavorable foreign currency exchange rate movements associated with intercompany receivables and payables that are not of a long-term investment nature, and as such, are required to be reported in the statement of operations in accordance with GAAP. The $10 million of costs in 2003 primarily related to losses on foreign currency exchange contracts that were used by Time Warner to hedge exposures to changes in foreign currency exchange rates. As discussed in Note 21 to the audited financial statements included elsewhere herein, we are in the process of evaluating our hedging practices and no significant foreign exchange contracts were entered into in 2004.

Minority interest expense

        We recognized minority interest expense of $14 million for the ten months ended September 30, 2004. This expense related to dividends on preferred stock of Holdings that was held directly by the Investors and was issued in connection with the initial funding of the purchase price for the Acquisition. Because the ten-month period ended September 30, 2003 was pre-Acquisition, the subsidiary preferred stock was not outstanding and no comparable charge was recognized for that period.

Income tax benefit (expense)

        We provided income tax expense of $47 million for the ten months ended September 30, 2004, compared to an income tax benefit of $67 million for the ten months ended September 30, 2003. The income tax provisions and benefits are not entirely comparable due to the changes in our tax profile relating to the closing of the Acquisition. In particular, prior to the closing of the Acquisition, we were a member of the Time Warner consolidated tax return and were able to recognize U.S.-based deferred tax benefits on domestic-source net operating losses incurred. However, upon the closing of the Acquisition, our membership in the Time Warner consolidated tax group terminated along with our ability to recognize similar, U.S.-based deferred tax benefits. Accordingly, the income tax expense in 2004 primarily related to the tax provisions on foreign-source income. There was no offsetting income tax benefit on domestic-source losses recognized in 2004 due to the uncertainty of realization of those deferred tax assets.

Net loss

        We recognized a net loss of $270 million for the ten months ended September 30, 2004, compared to a net loss of $201 million for the ten months ended September 30, 2003. As described more fully above, the higher net loss in 2004 principally related to $14 million of higher minority interest charges, $77 million of higher net interest costs, a $114 million higher income tax provision associated with the improvement in pretax losses and $120 million of unrealized losses on the warrants. These losses were offset, in part, by a $204 million increase in operating income (including $60 million of lower depreciation and amortization expense) and $45 million of lower investment-related losses.

Business Segment Results

        Revenue, OIBDA and operating income (loss) by business segment are as follows (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended	Three Months Ended	Ten Months Ended	Ten Months Ended
	September 30, 2004	February 29, 2004	September 30, 2004	September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
Recorded Music
Revenue	$1,429	$630	$2,059	$2,039
OIBDA(1)	120	38	158	8
Operating income (loss)(1)	24	(9)	15	(181)
Music Publishing
Revenue	348	157	505	467
OIBDA(1)	87	38	125	88
Operating income (loss)(1)	53	17	70	19
Corporate and Revenue Eliminations
Revenue eliminations	(8)	(8)	(16)	(19)
OIBDA(1)	(49)	(15)	(64)	(21)
Operating income (loss)(1)	(59)	(19)	(78)	(35)
Total
Revenue	1,769	779	2,548	2,487
OIBDA(1)	158	61	219	75
Operating income (loss)(1)	18	(11)	7	(197)

(1)
OIBDA and operating income for the ten months ended September 30, 2004 have each been reduced by $26 million of restructuring costs. Of such amount, $17 million related to Recorded Music, $1 million related to Music Publishing, and $8 million related to Corporate. For the ten months ended September 30, 2003, OIBDA and operating income (loss) have each been reduced by $39 million of losses related to restructuring costs and the loss on the sale of physical distribution assets. Of such amount, $36 million related to Recorded Music and $3 million related to Music Publishing.

Recorded Music

        Recorded Music revenues increased to $2.059 billion for the ten months ended September 30, 2004, compared to $2.039 billion for the ten months ended September 30, 2003. Revenues benefited principally from a $110 million favorable impact of foreign currency exchange rates and an approximate $30 million increase in revenues from digital sales of recorded music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry. These benefits more than offset a decline in physical worldwide music sales due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

        Recorded Music OIBDA increased to $158 million for the ten months ended September 30, 2004, compared to $8 million for the ten months ended September 30, 2003. The $150 million increase in OIBDA principally related to lower marketing and overhead costs associated with our cost-savings initiatives, approximately $94 million of lower manufacturing costs due, in part, to lower pricing under the new Cinram agreements that went into effect in October 2003, a $1 million favorable impact from foreign currency exchange rates and the absence of $12 million loss on the sale of physical distribution assets recognized in 2003. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

        Recorded Music operating income improved to $15 million for the ten months ended September 30, 2004, compared to a loss of $181 million for the ten months ended September 30, 2003. Recorded Music operating loss included the following components (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended	Three Months Ended	Ten Months Ended	Ten Months Ended
	September 30, 2004	February 29, 2004	September 30, 2004	September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
OIBDA	$120	$38	$158	$8
Depreciation and amortization	(96)	(47)	(143)	(189)

Operating income (loss)	$24	$(9)	$15	$(181)

        The $196 million improvement in operating loss primarily related to the $150 million improvement in OIBDA discussed above and a $46 million decrease in depreciation and amortization expense. The decrease in depreciation and amortization expense principally related to $29 million of lower amortization resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition. In addition, depreciation expense declined by $17 million principally relating to lower capital spending requirements and lower depreciation of software development costs.

Music Publishing

        Music Publishing revenues increased to $505 million for the ten months ended September 30, 2004, compared to $467 million for the ten months ended September 30, 2003. Revenues benefited principally from a $33 million favorable impact of foreign currency exchange rates, and an aggregate $15 million increase in mechanical, performance and synchronization royalties. These benefits more than offset a $10 million decline in revenues from the sale of print-related products partially relating to the closure of certain of our smaller print operations in connection with our cost-savings initiatives.

        The aggregate $15 million increase in royalties noted above consisted of a $4 million increase in mechanical royalties, a $6 million increase in synchronization royalties and a $5 million increase in performance royalties. Mechanical and synchronization royalties increased as a result of our breadth and number of top-performing songs, as well as an increase in sales in newer formats, such as music DVDs and mobile phone ring tones. Performance revenues increased due in large part to an increase in media channels.

        Music Publishing OIBDA increased to $125 million for the ten months ended September 30, 2004, compared to $88 million for the ten months ended September 30, 2003. The $37 million increase in OIBDA principally related to lower overhead costs associated with our cost-saving initiatives, approximately $18 million of lower advance write-offs and a $4 million favorable impact from foreign currency exchange rates.

        Music Publishing operating income increased to $70 million in the ten months ended September 30, 2004, compared to $19 million in the ten months ended September 30, 2003. Music Publishing operating income includes the following components (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended	Three Months Ended	Ten Months Ended	Ten Months Ended
	September 30, 2004	February 29, 2004	September 30, 2004	September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
OIBDA	$87	$38	$125	$88
Depreciation and amortization	(34)	(21)	(55)	(69)

Operating income	$53	$17	$70	$19

        The $51 million increase in operating income primarily related to a $14 million decrease in depreciation and amortization expense, and the $37 million increase in OIBDA discussed above. The decrease in depreciation and amortization expense principally related to $12 million of lower amortization expense resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition.

Corporate expenses

        Corporate expenses before depreciation and amortization expense increased to $64 million for the ten months ended September 30, 2004, compared to $21 million for the ten months ended September 30, 2003. Corporate expenses increased due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. As discussed in Note 21 to the audited financial statements, $47 million of corporate-related costs were allocated in 2003 to Time Warner's former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives.

        Corporate depreciation and amortization expense was $14 million in each period.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

        The following table summarizes our historical results of operations for the years ended November 30, 2003 and 2002. The financial data for the above periods have been derived from our financial statements included elsewhere herein.

	Years Ended November 30,
	2003	2002
	(in millions)
Revenues	$3,376	$3,290
Costs and expenses:
Cost of revenues(1)	(1,940)	(1,873)
Selling, general and administrative expenses(1)	(1,286)	(1,282)
Impairment of goodwill and other intangible assets	(1,019)	(1,500)
Amortization of intangible assets	(242)	(182)
Loss on sale of physical distribution assets	(12)	—
Restructuring (costs) income, net	(35)	5

Total costs and expenses	(4,534)	(4,832)

Operating loss	(1,158)	(1,542)
Interest expense, net	(5)	(23)
Net investment-related gains (losses)	(26)	42
Equity in the losses of equity-method investees, net	(41)	(42)
Deal-related transaction and other costs	(70)	—
Other expense, net	(17)	(5)

Loss before income taxes and cumulative effect of accounting change	(1,317)	(1,570)
Income tax benefit (expense)	(36)	340

Loss before cumulative effect of accounting change	(1,353)	(1,230)
Cumulative effect of accounting change	—	(4,796)

Net loss	$(1,353)	$(6,026)

(1)
Includes depreciation expense of: $86 million and $67 million for the years ended 2003 and 2002.

Combined Historical Results

Revenues

        Our revenues increased to $3.376 billion for the year ended November 30, 2003, compared to $3.290 billion for the year ended November 30, 2002. The increase was driven by an $87 million increase in Recorded Music revenues, whereas our Music Publishing revenues were flat.

        Recorded Music revenues benefited principally from a $178 million favorable impact of foreign currency exchange rates. This benefit more than offset a decline in physical worldwide music sales largely due to the industry-wide impact of piracy. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

        Music Publishing revenues also benefited principally from a $62 million favorable impact of foreign currency exchange rates, an $11 million increase in performance royalties and a $7 million increase in synchronization royalties, which offset a $66 million decline in mechanical revenues relating largely to lower mechanical royalties received from the decline in industry-wide recorded music product sales. See "Business Segment Results" presented hereinafter for a discussion of revenues by business segment.

Cost of revenues

        Our cost of revenues increased to $1.940 billion for the year ended November 30, 2003, compared to $1.873 billion for the year ended November 30, 2002. Expressed as a percentage of revenues, cost of revenues were approximately 57% in both years. The increase in cost of revenues related principally to an $88 million increase in manufacturing costs, offset by an approximate $20 million decrease in licensing and artist and repertoire-related costs.

Selling, general and administrative expenses

        Our selling, general and administrative expenses increased marginally to $1.286 billion for the year ended November 30, 2003, compared to $1.282 billion for the year ended November 30, 2002. Expressed as a percentage of revenues, selling, general and administrative expenses were approximately 38% in 2003, compared to 39% in 2002. The marginal increase in selling, general and administrative expenses related principally to a $23 million increase in distribution costs, which offset lower marketing and overhead costs associated with our cost-savings initiatives.

Restructuring (costs) income, net

        We recognized $35 million of restructuring-related costs for the year ended November 30, 2003, compared to $5 million of income for the year ended November 30, 2002. The restructuring costs in 2003 principally related to reductions in worldwide headcount, costs to exit certain leased facilities and costs associated with the restructuring of our U.S. and Canadian distribution operations. The income recognized in 2002 related to the reversal of a $12 million restructuring liability recognized in a prior period due primarily to the planned action not ultimately occurring. This amount was partially offset by approximately $7 million of restructuring charges recognized in 2002 relating principally to reductions in worldwide headcount and other restructuring initiatives.

Reconciliation of Combined Historical OIBDA to Operating Loss and Net Loss

        As previously described, we use OIBDA as our primary measure of financial performance. The following table reconciles OIBDA to operating loss and further provides the components from operating loss to net loss for purposes of the discussion that follows:

	Years Ended November 30,
	2003	2002
	(in millions)
OIBDA	$189	$207
Depreciation expense	(86)	(67)
Amortization expense	(242)	(182)
Impairment of goodwill and other intangible assets	(1,019)	(1,500)

Operating loss	(1,158)	(1,542)
Interest expense, net	(5)	(23)
Net investment-related gains (losses)	(26)	42
Equity in the losses of equity-method investees, net	(41)	(42)
Deal-related transaction and other costs	(70)	—
Other expense, net	(17)	(5)

Loss before income taxes and cumulative effect of accounting change	(1,317)	(1,570)
Income tax benefit (expense)	(36)	340

Loss before cumulative effect of accounting change	(1,353)	(1,230)
Cumulative effect of accounting change	—	(4,796)

Net loss	$(1,353)	$(6,026)

OIBDA

        Our OIBDA decreased to $189 million for the year ended November 30, 2003, compared to $207 million for the year ended November 30, 2002. The decrease related to a $57 million decline in Recorded Music OIBDA, which more than offset a $19 million increase in Music Publishing OIBDA and $20 million of lower corporate expenses. The decline in Recorded Music OIBDA substantially related to $48 million of higher costs recognized in 2003 relating to restructuring initiatives and the one-time loss on the sale of physical distribution assets. The increase in Music Publishing OIBDA principally related to approximately $25 million of lower advance write-offs, which more than offset $3 million of restructuring charges recognized in 2003. The improvement in corporate expenses principally related to our cost-savings initiatives. See "Business Segment Results" presented hereinafter for a discussion of OIBDA by business segment.

Depreciation expense

        Our depreciation expense increased to $86 million for the year ended November 30, 2003, compared to $67 million for the year ended November 30, 2002. The increase principally related to an increase in depreciation of leasehold improvements associated with the consolidation of certain office space into a new location and higher depreciation of software development costs.

Amortization expense

        Our amortization expense increased to $242 million for the year ended November 30, 2003, compared to $182 million for the year ended November 30, 2002. The increase related to a reduction in the amortization periods for both our recorded music catalog and music publishing copyrights from 20 years to 15 years. This change was implemented at the beginning of 2003 when we determined that the estimated useful lives of such intangible assets were shorter than originally anticipated due to the industry-wide effects of music piracy.

Impairment of goodwill and other intangible assets

        We recognized impairment charges to reduce the carrying value of goodwill and other intangible assets of $1.019 billion for the year ended November 30, 2003 and $1.500 billion for the year ended November 30, 2002. Such amounts primarily reflected declines in the valuation of music-related businesses due largely to the industry-wide effects of piracy.

Operating loss

        Our operating loss decreased to $1.158 billion for the year ended November 30, 2003, compared to $1.542 billion for the year ended November 30, 2002. The improvement principally related to a $481 million lower impairment charge recognized in 2003 to reduce the carrying value of our goodwill and other intangible assets. This improvement was partially offset by an $18 million decrease in OIBDA, a $19 million increase in depreciation expense and a $60 million increase in amortization expense, as previously described above. See "Business Segment Results" presented hereinafter for a discussion of operating income (loss) by business segment.

Interest expense, net

        Our net interest expense decreased to $5 million for the year ended November 30, 2003, compared to $23 million for the year ended November 30, 2002. The decrease principally related to the repayment of approximately $100 million of third-party debt in early 2003 and a $15 million decline in net interest expense payable to Time Warner in 2003.

Net investment-related gains (losses)

        We recognized investment-related losses of $26 million for the year ended November 30, 2003, compared to $42 million of gains for the year ended November 30, 2002. The 2003 losses principally related to reductions in the carrying values of certain equity-method investments. In 2002, we recognized a $60 million gain on the sale of 85% of our equity-method investment in Columbia House, which more than offset $18 million of impairment losses to reduce the carrying values of certain equity-method investments.

Equity in the losses of equity-method investees, net

        Our equity in the losses of equity-method investees was $41 million for the year ended November 30, 2003, compared to $42 million for the year ended November 30, 2002. Although the mix of equity-method investees changed from period to period, there was no significant fluctuation in the aggregate amount of equity losses.

Deal-related transaction and other costs

        During the year ended November 30, 2003, in connection with the Acquisition and Time Warner's prior pursuit of other strategic ventures or dispositions, including our businesses, that did not occur, we incurred $70 million of costs. These costs consisted of (i) $30 million of transaction costs, primarily relating to legal, accounting and investment-banking fees, (ii) a $15 million loss in connection with the probable pension curtailment for employees covered under Time Warner's U.S. pension plans that ultimately occurred upon the closing of the Acquisition and (iii) a $25 million loss relating to certain executive contractual obligations that were probable to occur and ultimately triggered upon the closing of the Acquisition.

Other expense, net

        We recognized other expense, net, of $17 million for the year ended November 30, 2003, compared to expense of $5 million for the year ended November 30, 2002. These amounts primarily related to losses on foreign currency exchange contracts allocated to us by Time Warner in each period. Foreign currency exchange contracts were used by Time Warner and us to hedge the exposure to changes in foreign currency rates. The increased loss in 2003 relates, in part, to the early termination of foreign currency exchange contracts in the fourth quarter of 2003 in anticipation of the closing of the Acquisition.

Income tax benefit (expense)

        We provided income tax expense of $36 million for the year ended November 30, 2003, compared to an income tax benefit of $340 million for the year ended November 30, 2002. The increase in income tax expense primarily related to the write-off in 2003 of a $423 million deferred tax asset for net operating losses incurred by us while we were a member of the Time Warner consolidated tax return. These net operating losses were only available to us while we remained within the tax consolidation of Time Warner. Consequently, in anticipation of the closing of the Acquisition, which terminated our membership in the Time Warner consolidated tax group, we wrote off the deferred tax asset in November 2003.

Loss before cumulative effect of accounting change

        We recognized a loss before the cumulative affect of an accounting change of $1.353 billion for the year ended November 30, 2003, compared to $1.230 billion for the year ended November 30, 2002. As described more fully above, the higher loss in 2003 principally related to $67 million of higher investment-related losses, $70 million of deal-related transaction and other costs recognized in 2003 and $376 million of higher income tax expense, which more than offset the $384 million improvement in operating loss relating, in part, to the lower impairment charge to reduce the carrying value of goodwill and other intangible assets.

Cumulative effect of accounting change

        We recognized a non-cash charge of $4.796 billion for the year ended November 30, 2002 to reduce the carrying value of goodwill in connection with the initial adoption of Financial Accounting Standards Board Statement No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). The amount of the impairment charge primarily reflected the decline in Time Warner stock price since the AOL—Time Warner merger was announced and valued for accounting purposes in January 2000, as well as declines in the valuation of music-related businesses due largely to the negative industry-wide effects of piracy.

Net loss

        We recognized a net loss of $1.353 billion for the year ended November 30, 2003, compared to a net loss of $6.026 billion for the year ended November 30, 2002. As described more fully above, the lower loss in 2003 principally related to the absence of a $4.796 billion impairment charge recognized in 2002 and reflected as a cumulative effect of an accounting change in connection with the initial adoption of FAS 142.

Business Segment Results

        Revenue, OIBDA and operating income (loss) by business segment are as follows:

	Years Ended November 30,
	Revenues		OIBDA (1)		Operating Income (Loss) (1)(2)
	2003	2002	2003	2002	2003	2002
	(in millions)
Recorded Music	$2,839	$2,752	$116	$173	$(1,130)	$(1,206)
Music Publishing	563	563	107	88	23	(273)
Corporate expenses	—	—	(34)	(54)	(51)	(63)
Intersegment elimination	(26)	(25)	—	—	—	—

Total	$3,376	$3,290	$189	$207	$(1,158)	$(1,542)

(1)
OIBDA and operating income (loss) for 2003 have been reduced by $47 million of losses relating to restructuring costs and the loss on the sale of physical distribution assets. Of such amount, $43 million is reflected as a reduction of Recorded Music OIBDA and operating income, $3 million is reflected as a reduction of Music Publishing OIBDA and operating income, and $1 million is reflected as an increase in corporate expenses. For 2002, both Recorded Music and total OIBDA and operating income have been increased by $5 million of restructuring-related income.

(2)
Operating income (loss) for 2003 and 2002 have been reduced by significant impairment charges for goodwill and other intangible assets. For 2003, both Recorded Music and total operating income (loss) have been reduced by a $1.019 billion impairment charge. For 2002, a $1.5 billion impairment charge has been reflected as a $1.203 billion reduction in Recorded Music operating income (loss) and a $297 million reduction in Music Publishing operating income (loss).

Recorded Music

        Recorded Music revenues increased to $2.839 billion for the year ended November 30, 2003, compared to $2.752 billion for the year ended November 30, 2002. Revenues benefited principally from a $178 million favorable impact of foreign currency exchange rates, which more than offset a decline in physical worldwide music sales due to the industry-wide impact of piracy. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

        Recorded Music OIBDA decreased to $116 million for the year ended November 30, 2003, compared to $173 million in 2002. The $57 million decrease in OIBDA was essentially due to the inclusion of $48 million of additional costs in 2003 relating to restructuring initiatives and the loss on the sale of physical distribution assets. Excluding such items, OIBDA would have been $159 million for the year ended November 30, 2003, compared to $168 million for the year ended November 30, 2002. The marginal decline in OIBDA, excluding restructuring costs and the loss on the sale of physical distribution assets, was due to the loss of margin on lower worldwide music sales, offset in part by a $29 million favorable impact of foreign currency exchange rates and cost savings relating to our restructuring initiatives.

        Recorded Music operating loss improved to $1.130 billion for the year ended November 30, 2003, compared to $1.206 billion for the year ended November 30, 2002. Recorded Music operating loss included the following components:

	Years Ended November 30,
	2003	2002
	(in millions)
OIBDA	$116	$173
Depreciation and amortization	(227)	(176)
Impairment of goodwill and other intangible assets	(1,019)	(1,203)

Operating loss	$(1,130)	$(1,206)

        The $76 million improvement in operating loss primarily related to a $184 million lower impairment charge to reduce the carrying value of goodwill and intangible assets, offset in part by the $57 million reduction in OIBDA discussed above and a $51 million increase in depreciation and amortization expense. The increase in depreciation and amortization expense principally related to an increase in amortization expense associated with a reduction in the amortization period for recorded music catalog from 20 years to 15 years, which was implemented at the beginning of 2003.

Music Publishing

        Music Publishing revenues were flat at $563 million for each of the years ended November 30, 2003 and 2002. Revenues benefited principally from a $62 million favorable impact of foreign currency exchange rates, an $11 million increase to performance royalties and a $7 million increase in synchronization royalties, which offset a $9 million decline in print revenues relating largely to both the sale of the international print operations and lower domestic print sales and $66 million less in mechanical royalties received from the sale of recorded music product.

        Mechanical royalties decreased as a result of the industry-wide decline in physical recorded music product. Synchronization royalties increased as a result of improvements in the overall advertising market and the related placement of our copyrights in advertising campaigns. Performance revenues increased due in large part to an increase in media channels.

        Music Publishing OIBDA increased to $107 million for the year ended November 30, 2003, compared to $88 million for the year ended November 30, 2002. The $19 million increase in OIBDA principally related to approximately $25 million of lower advance write-offs and a $10 million favorable impact of foreign currency exchange rates, which more than offset $3 million of restructuring charges recognized in 2003 and the loss of margin on lower mechanical royalties received.

        Music Publishing operating income decreased to $23 million for the year ended November 30, 2003, compared to a loss of $273 million for the year ended November 30, 2002. Music Publishing operating income includes the following components:

	Years Ended November 30,
	2003	2002
	(in millions)
OIBDA	$107	$88
Depreciation and amortization	(84)	(64)
Impairment of goodwill and other intangible assets	—	(297)

Operating income (loss)	$23	$(273)

        The $296 million increase in operating income primarily related to a $20 million increase in depreciation and amortization expense, which was more than offset by the $19 million increase in OIBDA discussed above and the absence of a $297 million impairment of goodwill charge recognized in 2002. The increase in depreciation and amortization expense principally related to an increase in amortization expense associated with a reduction in the amortization period for Music Publishing copyrights from 20 years to 15 years, which was implemented at the beginning of 2003.

Corporate expenses

        Corporate expenses before depreciation and amortization expense improved to $34 million for the year ended November 30, 2003, compared to $54 million for the year ended November 30, 2002. The improvement principally related to cost savings associated with the our restructuring initiatives, which more than offset a $1 million restructuring charge recognized in 2003.

        Corporate depreciation and amortization expense was $17 million for the year ended November 30, 2003, compared to $9 million for the year ended November 30, 2002. These amounts increased corporate expenses to $51 million in 2003, compared to $63 million in 2002. The increase in depreciation and amortization expense related to higher depreciation charges on leasehold improvements associated with the consolidation of certain office space into a new location.

FINANCIAL CONDITION AND LIQUIDITY

Financial Condition at December 31, 2004

        At December 31, 2004, we had $2.546 billion of debt, $306 million of cash and equivalents (net debt of $2.240 billion, defined as total debt less cash and equivalents) and $125 million of shareholders' deficit. This compares to $1.840 million of debt, $555 million of cash and equivalents (net debt of $1.285 billion), a note payable to shareholders of $342 million, minority interest in the preferred stock of Holdings of $204 million and $280 million of shareholders' equity at September 30, 2004. The increase in net debt and the related reduction in minority interest in the preferred stock of Holdings was due to the Holdings Refinancing that occurred in December 2004. As part of the Holdings Refinancing, our debt increased by $696 million and a portion of the proceeds raised was used to redeem the cumulative preferred stock of Holdings at its liquidation value of $209 million. The remaining portion of the proceeds raised in connection with the Holdings Refinancing was primarily used to pay a $422 million return of capital to the holders of our Class L Common Stock, which was the principal factor for the reduction in shareholders' equity that occurred during the three months ended December 31, 2004. We also repaid our $342 million note payable to our shareholders in October 2004, which was issued in September 2004 as part of a Return of Capital to the holders of our Class L Common Stock.

Financial Condition at September 30, 2004

        At September 30, 2004, we had $1.840 billion of debt, $555 million of cash and equivalents (net debt of $1.285 billion), a note payable to shareholders of $342 million, minority interest in the preferred stock of Holdings of $204 million, and $280 million of shareholders' equity. This compares to $120 million of debt, $144 million of cash and equivalents (net cash of $24 million) and $1.587 billion of group equity at November 30, 2003. The increase in net debt and minority interest in the preferred stock of Holdings from 2003 compared to 2004 primarily reflects the portion of our purchase price paid to Time Warner that was funded by debt and the issuance of subsidiary preferred stock to the Investors. The increase in the note payable to our shareholders relates to the $342 million Return of Capital to the holders of our Class L Common Stock that was declared in September 2004 and paid in October 2004.

Cash Flows

        The following table summarizes our historical cash flows. The financial data for the seven months ended September 30, 2004, the three months ended February 29, 2004, and the years ended November 30, 2003 and 2002 have been derived from our audited financial statements included elsewhere herein. The financial data for the three months ended December 31, 2004 and 2003 are unaudited and are derived from our interim financial statements included elsewhere herein. The financial data for the ten months ended September 30, 2003 are unaudited and are also derived from the audited financial statements included elsewhere herein. See "Change in Fiscal Year and Basis of Presentation" presented earlier herein for a discussion of the use of financial information for the combined ten-month period ended September 30, 2004.

	Successor	Successor	Predecessor	Combined	Predecessor
	Three Months Ended December 31, 2004	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	Three Months Ended December 31, 2003	Ten Months Ended September 30, 2003	Year Ended November 30, 2003	Year Ended November 30, 2002
	(unaudited)	(audited)	(audited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
				(in millions)
Cash provided by (used in):
Operating activities	$63	$86	$321	$407	$31	$257	$278	$(13)
Investing activities	(25)	(2,663)	14	(2,649)	(7)	(73)	(65)	(365)
Financing activities	(296)	2,661	(10)	2,651	16	(151)	(121)	385

Operating Activities

Three Months Ended December 31, 2004 Compared to Three Months Ended December 31, 2003

        Cash provided by operations was $63 million for the three months ended December 31, 2004, compared to cash provided by operations of $31 million for the three months ended December 31, 2003. The $32 million increase in cash provided by operations resulted from higher business segment OIBDA of $39 million, an aggregate $18 million decrease in working capital requirements and other balance sheet changes, $3 million of lower tax payments (net) and $8 million of lower restructuring payments incurred in connection with our cost-savings initiatives. However, those amounts were offset by $36 million of higher interest payments associated with our leveraged capital structure.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

        Cash provided by operations was $407 million for the ten months ended September 30, 2004, compared to cash provided by operations of $257 million for the ten months ended September 30, 2003. The $150 million increase in cash provided by operations resulted from higher business segment OIBDA of $144 million and an aggregate $117 million decrease in working capital requirements and other balance sheet changes. However, those amounts were offset by $51 million of higher interest payments associated with our leveraged capital structure, $7 million of higher tax payments (net) and $53 million of higher restructuring payments incurred in connection with our cost-savings initiatives.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

        Cash provided by operations was $278 million in the year ended November 30, 2003, compared to cash used in operations of $13 million in the year ended November 30, 2002. Cash provided by operations in 2003 benefited from $189 million of business segment OIBDA and a $207 million aggregate decrease in working capital requirements and other balance sheet changes. However, these amounts were offset by $72 million of tax payments (net), $10 million of interest payments and $36 million of payments for restructuring liabilities related to the merger of AOL and Time Warner. The use of cash in 2002 related to $33 million of tax payments (net), $8 million of interest payments, approximately $175 million of merger-related restructuring and other one-time payments and an $11 million aggregate increase in working capital requirements and other balance sheet changes. These uses of cash more than offset the $207 million of OIBDA generated by our business segments.

Investing Activities

Three Months Ended December 31, 2004 Compared to Three Months Ended December 31, 2003

        Cash used in investing activities was $25 million for the three months ended December 31, 2004, compared to $7 million for the three months ended December 31, 2003. The increase in cash used in investing activities primarily related to lower cash proceeds received on the sale of investments. In addition, capital expenditures for the three months ended December 31, 2004 were $6 million compared to $27 million for the three months ended December 31, 2003.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

        Cash used in investing activities was $2.649 billion for the ten months ended September 30, 2004, compared to $73 million for the ten months ended September 30, 2003. The increase in cash used in investing activities primarily related to the cash purchase price of $2.638 billion, including transaction costs, paid in connection with the Acquisition. In addition, capital expenditures for the ten months ended September 30, 2004 were $18 million, compared to the $30 million for the ten months ended September 30, 2003.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

        Cash used in investing activities was $65 million in the year ended November 30, 2003, compared to $365 million in the year ended November 30, 2002. The $300 million decrease principally related to lower investment spending and lower spending on capital expenditures, offset in part by the receipt of less investment proceeds.

        The comparability of the components of investing activities was affected by our sale of 85% of our interest in Columbia House that occurred in the year ended November 30, 2002. As more fully described in Note 8 to the audited financial statements included elsewhere herein, prior to the closing of the Columbia House transaction, we recapitalized certain obligations of Columbia House owed to us. In particular, we made capital contributions to Columbia House of approximately $930 million (which is reflected as an investing activity under investments and acquisitions) and received approximately $700 million back in satisfaction of certain note receivables (which is reflected as an investing activity under investment proceeds). Although we have presented the cash flows associated with the recapitalization of Columbia House on a gross basis in our combined statement of cash flows in accordance with generally accepted accounting principles, we believe that only the $230 million net cash outflow relating to the Columbia House transaction should be considered in order to better understand the changes in cash used in investing activities from 2003 to 2002.

        Accordingly, the $300 million decrease in cash used in investing activities principally related to (i) a $350 million decrease in investment spending, largely related to the use of cash in the year ended November 30, 2002 to fund the $230 million Columbia House recapitalization and the $85 million acquisition of Word Entertainment and (ii) a $37 million decrease in capital expenditures. Such amounts were offset, in part, by an $87 million decrease in investment proceeds received. Investment proceeds were $38 million in the year ended November 30, 2003 relating to the sale of our physical distribution assets and $125 million in the year ended November 30, 2002 relating to the sale of 85% of our interest in Columbia House.

Financing Activities

Three Months Ended December 31, 2004 Compared to Three Months Ended December 31, 2003

        Cash used in financing activities was $296 million for the three months ended December 31, 2004, compared to $16 million of cash provided for the three months ended December 31, 2003. Cash flows from financing activities are not comparable from period to period. In 2004, we began operating as an independent company. However, in 2003, we were owned by Time Warner. As such, all of our cash requirements were funded by Time Warner and Time Warner received most of the cash generated by us through a centralized cash management system or use of shared international cash pooling arrangements. Consequently, except for principal payments on capital leases and certain net borrowings of third-party debt, which were not significant, all financing activities for the historical 2003 period related to movement of cash between Time Warner and us. Cash used in financing activities for the three months ended December 31, 2004 primarily relates to the returns of capital paid to the Investors of $764 million, and the $209 million redemption of subsidiary preferred stock as part of the Holdings Refinancing, offset principally by $679 million of net proceeds after debt-issuance costs from the issuance of debt as part of the Holdings Refinancing.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

        Cash provided from financing activities was $2.651 billion for the ten months ended September 30, 2004, compared to $151 million for the ten months ended September 30, 2003.

        Cash flows from financing activities are not comparable from period to period. In 2004, we began operating as an independent company. However, in 2003, we were owned by Time Warner. As such, all of our cash requirements were funded by Time Warner and Time Warner received most of the cash generated by us through a centralized cash management system or the use of shared international cash pooling arrangements. Consequently, except for principal payments on capital leases and certain net borrowings of third-party debt, which were not significant, all financing activities for the historical 2003 period related to the movement of cash between Time Warner and us.

        Cash provided by financing activities for 2004 principally reflected activities to fund the purchase price paid in connection with the Acquisition, settle intercompany receivables and payables for the period preceding the Acquisition, and modify our initial capital structure by returning a portion of the initial capital contributed by the Investors. In particular, we borrowed $2.348 billion which was used primarily to (i) fund a portion of the purchase price paid in connection with the Acquisition (including transaction costs), (ii) pay $99 million of financing-related debt issuance costs, (iii) refinance approximately $625 million of our initial, variable-rate borrowings used to fund the Acquisition on a fixed-rate basis and (iv) repay $6 million of borrowings under the term loan portion of our senior secured credit facility. We also received capital contributions of $1.250 billion from the Investors to fund a portion of the purchase price paid in connection with the Acquisition, of which $210 million was subsequently repaid to the Investors through September 30, 2004 as a return of capital. Finally, with respect to the pre-acquisition, three-month period ended February 29, 2004, $114 million of net funding was received by Time Warner and used, in part, to repay $124 million of third-party indebtedness.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

        Cash used in financing activities was $121 million in 2003, compared to $385 million of cash provided by financing activities in 2002. As previously described, on a historical basis, all of our cash requirements were funded by Time Warner and Time Warner received most of the cash generated by us through a centralized cash management system or the use of shared international cash pools. Accordingly, except for principal payments on capital leases which were not significant and certain borrowings and repayments of third-party debt obligations discussed below, all financing activities related to the movement of cash between Time Warner and us.

        During 2003, we repaid $101 million of debt relating to our 1998 acquisition of the 50% interest in Rhino Entertainment that we did not already own at that time. In addition, during 2003, we borrowed $114 million in connection with a recapitalization of certain wholly owned international subsidiaries. There were no borrowings or repayments of debt in 2002.

        As described above, our operating, investing and financing requirements were funded by Time Warner and any cash generated by such activities was similarly remitted to Time Warner. In 2003, we paid Time Warner $131 million on a net basis, consisting of dividend payments of $68 million, payments of certain intercompany balances of $195 million and the receipt of $132 million of capital contributions. In 2002, we received $385 million of net funding from Time Warner, largely to fund our investing needs with respect to Columbia House and Word Entertainment. The $385 million of net funding from Time Warner consisted of $416 million of intercompany funding, which was offset in part by the payment of $31 million of dividends.

Liquidity

        Our primary sources of liquidity are the cash flow generated from our subsidiaries' operations, availability under the $250 million (including $4 million of letters of credit) revolving credit portion of Acquisition Corp.'s senior secured credit facility and available cash and equivalents. These sources of liquidity are needed to fund our new debt service requirements, working capital requirements, capital expenditure requirements and the remaining one-time costs associated with the execution of the Restructuring Plan to generate cost savings. However as further described below, our ability to obtain funds from our subsidiaries is restricted by the terms of Acquisition Corp.'s senior secured credit facility, and the indentures for the Acquisition Corp. and Holdings Notes.

        As of December 31, 2004, our long-term debt consisted of $1.179 billion of borrowings (excluding $12 million of debt that is classified as a current obligation) under the term loan portion of Acquisition Corp.'s senior secured credit facility, $658 million of Acquisition Corp. Notes and $697 of Holdings Notes. There have been no borrowings under the revolving portion of our senior secured credit facility as of either December 31, 2004 or September 30, 2004.

Senior secured credit facility

        The senior secured credit facility consists of a $1.191 billion outstanding term loan portion and a $250 million ($4 million of which has been drawn in the form of letters of credit) revolving credit portion. As part of the Concurrent Transactions, Acquisition Corp. intends to amend its senior credit facility to provide for, among other things, a $1.441 billion term loan, a reduction in the interest rates payable on the term loan, more flexibility under certain restrictive covenants, the ability to use our proceeds from this offering as described herein and to consummate certain of the Concurrent Transactions. The term loan portion of the facility matures in seven years in February 2011. We are required to prepay outstanding term loans, subject to certain exceptions and conditions, with excess cash flow or in the event of certain asset sales and casualty and condemnation events and incurrence of debt. See "Description of Indebtedness." We are currently required to make minimum repayments requirements under the term loan portion of Acquisition Corp.'s facility in quarterly principal amounts of $3 million for the first six years and nine months, with a remaining balloon payment in February 2011. We expect that the proposed amendment to the senior secured credit agreement will provide for higher quarterly principal amount payments. We expect that all other terms of the senior secured credit facility will remain substantially similar to the existing senior secured credit facility. See "—Firm Commitments."

        The revolving credit portion of the senior secured credit facility matures in six years in February 2010. There are no mandatory reductions in borrowing availability for the revolving credit portion of the facility through its term.

        Borrowings under both the term loan and revolving credit portion of the senior secured credit facility currently bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility and the term loan facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. As of December 31, 2004, the applicable margin for borrowings under the revolving credit facility and the term loan facility with respect to base rate borrowings and LIBOR borrowings were 1.75% and 2.75%, respectively. Subsequent to December 31, 2004, the applicable margins with respect to base rate borrowings and LIBOR borrowings were reduced to 1.00% and 2.00%, respectively, for borrowings under the revolving credit facility, and 1.50% and 2.50%, respectively, for borrowings under the term loan facility. The applicable margin for borrowings under both the revolving credit facility and the term loan facility are variable subject to changes in certain of our leverage ratios. We expect that the proposed amendment to the senior secured credit agreement will lower the base rate and LIBOR margins for borrowings under the term loan facility to 0.75% and 1.75%, respectively, if the senior secured debt of Acquisition Corp. is rated at least BB- by S&P and Ba3 by Moody's (or if the ratings are lower, 1.00% and 2.00%, respectively).

        In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The initial commitment fee rate is 0.50%. As of December 31, 2004, the commitment fee rate was 0.50%. The rate was subsequently reduced to 0.375%, as the commitment fee rate is variable subject to changes in certain of our leverage ratios. We also are required to pay customary letter of credit fees, as necessary.

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, amend certain material agreements, change the business conducted by us, Holdings, Acquisition Corp. and our other subsidiaries and enter into agreements that restrict dividends from subsidiaries. In addition, the senior secured credit facility requires us to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

Acquisition Corp. Notes

        We have outstanding two tranches of senior subordinated notes due 2014: $465 million principal amount of U.S. dollar-denominated notes and £100 million principal amount of Sterling-denominated notes. The Acquisition Corp. Notes mature on April 15, 2014.

        The Acquisition Corp. Notes bear interest at a fixed rate of 7 3/8% per annum on the $465 million dollar notes and 8 1/8% per annum on the £100 million sterling notes.

        The indenture governing the Acquisition Corp. Notes limits Acquisition Corp.'s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the Acquisition Corp. Notes; to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the Acquisition Corp. Notes permits it and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness, and to make certain restricted payments and investments.

Holdings Notes

        Holdings recently incurred $397 million principal amount at maturity of indebtedness under its Discount Notes ($250 million of gross proceeds), $250 million principal amount of indebtedness under the Holdings Floating Rate Notes and $200 million principal amount of indebtedness under the Holdings PIK Notes. The Discount Notes will accrete to $397 million aggregate principal amount by 2009.

        Cash interest payments on the Discount Notes will be due and payable commencing on June 15, 2010, and cash interest on the Holdings Floating Rate Notes will be due and payable beginning in 2005. Holdings is not required to pay interest on the Holdings PIK Notes in cash. Holdings' primary source of liquidity for such payments will be cash flow generated from the operation of its subsidiaries, including Acquisition Corp.

        The indenture governing the Holdings Notes limits Holdings' ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the Holdings Notes; to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the Holdings Notes permits Holdings and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

        The terms of the indentures governing the Acquisition Corp. Notes and Holdings Notes significantly restrict Acquisition Corp., Holdings and other subsidiaries from paying dividends and otherwise transferring assets to us. For example, the ability of Acquisition Corp. and Holdings to make such payments is governed by a formula based on 50% of each of their consolidated net income (which, as defined in the indentures governing such notes, excludes goodwill impairment charges and any after-tax extraordinary, unusual or nonrecurring gains and losses) accruing from June 1, 2004 and July 1, 2004, respectively. In addition, as a condition to making such payments to us based on such formula, Acquisition Corp. and Holdings must each have an adjusted EBITDA to interest expense ratio of at least 2.0 to 1 after giving effect to any such payments. Acquisition Corp. may also make a restricted payment prior to April 15, 2009 if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to adjusted EBITDA ratio would not exceed 3.75 to 1 and its net senior indebtedness to adjusted EBITDA ratio would not exceed 2.50 to 1. In addition, Holdings may make a restricted payment if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to adjusted EBITDA ratio would not exceed 4.25 to 1.0. Notwithstanding such restrictions, the indentures permit an aggregate of $45.0 million and $75.0 million of such payments to be made by Acquisition Corp. and Holdings, respectively, whether or not there is availability under the formula or the conditions to its use are met. Acquisition Corp.'s senior secured credit agreement permits Acquisition Corp. to make additional restricted payments to Holdings, the proceeds of which may be utilized by Holdings to make additional restricted payments, in an aggregate amount not to exceed $10.0 million (such amount subject to increase to $35.0 million if the leverage ratio as of the last day of the immediately preceding four fiscal quarters was less than 4.0 to 1 and to $50.0 million if the leverage ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.5 to 1), and subject to further increase in an amount equal to 50% of cumulative excess cash flow that is not otherwise applied pursuant to Acquisition Corp.'s senior secured credit agreement. Furthermore, Holdings' subsidiaries will be permitted under the terms of Acquisition Corp.'s existing senior secured credit agreement, as it may be amended, and under other indebtedness, to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Holdings.

        In connection with this offering, we intend to redeem all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of the outstanding aggregate principal amount at maturity of Holdings Discount Notes.

Covenant Compliance

        Our borrowing arrangements, including the senior secured credit facility, the Holdings Notes and the Acquisition Corp. Notes, contain certain financial covenants which are tied to ratios based on Adjusted EBITDA, which is defined under the indentures governing the notes as "EBITDA." Adjusted EBITDA (as defined in the indentures) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, Adjusted EBITDA (as defined in indentures) also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as, among other items, (1) any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred; (2) the amount of any restructuring charges or reserves, subject to certain limitations; (3) any non-cash charges (including any impairment charges); (4) any gain or loss resulting from hedging currency exchange risks, (5) the amount of management, monitoring, consulting and advisory fees paid to the Investors, and (6) any net after-tax income or loss from discontinued operations.

        Adjusted EBITDA is presented herein because it is a material component of the covenants contained within the aforementioned agreements. Non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements which could have a material adverse effect on our results of operations, financial position and cash flow. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict.

        Adjusted pro forma EBITDA as presented below is not a measure of the performance of our business and should not be used by investors as an indicator of performance for any future period. Further, our debt instruments require that it be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

        The following is a reconciliation of net income (loss), which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA as defined, and the calculation of fixed charge coverage and Net Indebtedness to Adjusted EBITDA ratios under the indentures governing the notes of Acquisition Corp. and Holdings for the most recently ended four fiscal quarters ended December 31, 2004. The terms and related calculations are defined in the indentures (in millions, except ratios).

	PRO FORMA
	Twelve Months Ended December 31, 2004		Twelve Months Ended December 31, 2004(a)
Net loss of Warner Music Group	$(240)
Minority interest expense	19
Warrant mark-to-market—Warner Music Group	138
Interest expense—Warner Music Group	1

Net loss of Holdings Corp.	(82)
Warrant mark-to-market—Holdings Corp	4
Interest expense—Holdings Corp	1

Net loss of Acquisition Corp.	(77)
Interest expense, net	115
Income tax expense	75
Depreciation and amortization	248
Management fees(b)	9
Restructuring costs(c)	26
Equity in losses of equity method investees(d)	5
Loss on repayment of bridge loan(e)	6
Non-cash compensation expense(f)	3

Adjusted EBITDA	410
Cost savings from Acquisition-related restructuring(g)	106

Adjusted pro forma EBITDA	$516		$516

Fixed Charges—Acquisition Corp.(h)	$106		$105

Fixed Charges—Holdings(i)	$143		$125

Net Indebtedness—Acquisition Corp.	$1,543		$1,999

Net Indebtedness—Holdings Corp.	$2,240		$2,162

Fixed charges coverage ratio—Acquisition Corp.(j)	4.87	x	4.91	x

Fixed charges coverage ratio—Holdings(j)	3.62	x	4.14	x

Net Indebtedness to Adjusted pro forma EBITDA ratio—Acquisition Corp.(k)	2.99	x	3.87	x

Net Senior Indebtedness to Adjusted pro forma EBITDA ratio—Acquisition Corp.(k)	1.72	x	2.60	x

Net Indebtedness to Adjusted pro forma EBITDA ratio—Holdings(k)	4.34	x	4.19	x

(a)
Reflects fixed charges, long-term debt and cash and cash equivalents after giving effect to this offering of common stock, the use of proceeds therefrom and the Concurrent Transactions. These items have no impact on Adjusted pro forma EBITDA.

(b)
Reflects management fees paid to the Investors for management advisory services.

(c)
Reflects costs associated with the Restructuring Plan and pre-Acquisition restructurings.

(d)
Represents our share of the net income of investments in companies accounted for using the equity method.

(e)
Reflects loss incurred on the repayment of the bridge loan used to fund the Acquisition.

(f)
Reflects costs of stock-based compensation accounted for under FAS 123 and representative costs of services provided by employees of the Investors who have filled in management roles on an interim basis.

(g)
Reflects reduction in operating expenses from restructurings already implemented for which the cost savings have not been fully reflected in our Statement of Operations.

(h)
Fixed charges is defined in the indenture as consolidated interest expense excluding certain noncash interest expense. Pro forma effect has been given to fixed charges for the (i) the Acquisition and the Original Financing and (ii) the Acquisition Corp. Refinancing as if they had occurred as of January 1, 2004.

(i)
Fixed charges is defined in the indenture as consolidated interest expense excluding certain noncash interest expense. Pro forma effect has been given to fixed charges for the Holdings Notes as if they had been issued as of January 1, 2004.

(j)
In order to be in compliance with our debt covenants, the Fixed Charge coverage ratio needs to exceed a 2.0x ratio.

(k)
In order for Acquisition Corp. to make certain restricted payments, including payments to Holdings on a pro forma basis after giving effect to such payments, its Net Indebtedness to Adjusted EBITDA ratio needs to be lower than 3.75x, and its Net Senior Indebtedness to Adjusted EBITDA ratio needs to be lower than 2.5x. In order for Holdings to make certain restricted payments, including payments to Warner Music Group Corp., its Net Indebtedness to Adjusted EBITDA ratio needs to be lower than 4.25x. Acquisition Corp. and Holdings may make additional restricted payments using certain other exceptions provided for in the indenture governing the Acquisition Corp. Notes and Holdings Notes, respectively.

        The indentures governing the notes, subject to certain exceptions, also require the applicable issuer to have a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 in order to incur additional debt.

Summary

        Management believes that future funds generated from our operations and available borrowing capacity will be sufficient to fund our debt service requirements, working capital requirements, capital expenditure requirements and the remaining one-time costs associated with the execution of the Restructuring Plan to generate cost savings for the foreseeable future. However, our ability to continue to fund these items and to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, as well as other industry-specific factors such as the ability to control music piracy.

Contractual and Other Obligations

Firm Commitments

        The following table summarizes the Company's aggregate contractual obligations at September 30, 2004, and the estimated timing and effect that such obligations are expected to have on the Company's liquidity and cash flow in future periods. We expect to fund the firm commitments with operating cash flow generated in the normal course of business and availability under the $250 million (including $4 million of letters of credit) revolving credit portion of the senior secured credit facility.

Firm Commitments and Outstanding Debt	2005	2006-2008	2009 and thereafter	Total
	(in millions)
Term loan facility(a)	$12	$36	$1,146	$1,194
Acquisition Corp. Notes	—	—	646	646
Operating leases	49	131	201	381
Artist, songwriter and co-publisher commitments	68	208	69	345
Minimum funding commitments to investees and other obligations	28	24	13	65

Total firm commitments and outstanding debt(b)	$157	$399	$2,075	$2,631

(a)
Does not include $250 million of new borrowings in connection with Acquisition Corp.'s new amendment to its senior secured credit facility. Amortization under such new term loan is expected to be $2.5 million, $7.5 million and $240 million for 2005, 2006-2008 and 2009 and thereafter, for a total of $250 million.

(b)
Excludes $696 million of Holdings Notes issued in December 2004, which together with $151 million of initial issuance discount as of December 31, 2004, is repayable beginning in 2011. We intend to repay $534 million of the total $696 million of Holding Notes with the proceeds of this offering.

        The following is a description of our firmly committed contractual obligations at September 30, 2004:

  •
  Operating lease obligations primarily relate to the minimum lease rental obligations for our real estate and operating equipment in various locations around the world. These obligations have been presented without the benefit of $21 million of sublease income expected to be received under non-cancelable agreements.

  •
  We enter into long-term commitments with artists, songwriters and co-publishers for the future delivery of music product. Aggregate firm commitments to such talent approximated $345 million across hundreds of artists, songwriters, publishers, songs and albums at September 30, 2004. Such commitments, which are unpaid advances across multiple albums and songs, are payable principally over a ten-year period, generally upon delivery of albums from the artists or future musical compositions by songwriters and co-publishers. Because the timing of payment, and even whether payment occurs, is dependent upon the timing of delivery of albums and musical compositions from talent, the timing and amount of payment of these commitments as presented in the above summary can vary significantly.

  •
  We have minimum funding commitments and other related obligations to support the operations of various investments.

MARKET RISK MANAGEMENT

        We are exposed to market risk arising from changes in market rates and prices, including movements in foreign currency exchange rates and interest rates.

Foreign Currency Risk

        The Company has significant transactional exposure to changes in foreign currency exchange rates relative to the U.S. dollar due to the global scope of our operations. For the ten months ended September 30, 2004, approximately $1.4 billion, or 54%, of our revenues were generated outside of the U.S. The top five revenue-producing international countries are the U.K., Germany, Japan, France and

Italy, which use the British pound, euro and Japanese yen as currencies, respectively. See Note 24 to our audited financial statements included elsewhere herein for information on our operations in different geographical areas.

        Historically, Time Warner and we used foreign exchange contracts primarily to hedge the risk that unremitted or future royalties and license fees owed to our domestic companies for the sale, or anticipated sale, of U.S.-copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. However, in connection with the Acquisition, we are in the process of evaluating our hedging practices and alternatives and no significant foreign exchange contracts have been entered into as of December 31, 2004. See Note 23 to our audited financial statements included elsewhere herein for additional information.

        The Company also is exposed to foreign currency exchange rate risk with respect to its 100 million principal amount of sterling-denominated notes that were issued in April 2004. These sterling notes mature on April 15, 2014. As of September 30, 2004, these sterling notes had a fair value of approximately $187 million, compared to a carrying value of $181 million. Based on the principal amount of sterling-denominated notes outstanding as of September 30, 2004 and assuming that all other market variables are held constant (including the level of interest rates), a 10% weakening of the U.S. dollar compared to the UK sterling would increase the fair value of these sterling notes to approximately $205 million. Conversely, a 10% strengthening of the U.S. dollar compared to the UK sterling would decrease the fair value of these sterling notes to approximately $169 million.

Interest Rate Risk

        We had $1.840 billion of total debt outstanding as of September 30, 2004, of which $1.194 billion was variable rate debt. As such, we are exposed to changes in interest rates. In order to manage this exposure, and consistent with the requirement under our senior secured credit facility to maintain a fixed-to-floating debt ratio of at least 50% of our actual funded debt though at least April 2007, we entered into interest rate swap agreements with a notional face amount of $300 million in 2004. Under these interest rate swap agreements, we agreed to receive floating-rate payments (based on three-month LIBOR rates) in exchange for fixed-rate payments for a fixed term of three years through May 2007.

        Based on the amount of our floating-rate debt and our interest rate swap agreements outstanding as of September 30, 2004, each 25 basis point increase or decrease in interest rates would increase or decrease our annual interest expense and cash outlay by approximately $2 million. This potential increase or decrease is based on the simplified assumption that the level of floating-rate debt remains constant with an immediate across the board increase or decrease as of September 30, 2004 with no subsequent change in rates for the remainder of the period. This increase or decrease in rates would partially be mitigated by an increase or decrease in interest income earned on the Company's cash balances, almost all of which are invested in short-term variable interest rate earning assets. In addition, in connection with the Holdings Refinancing in December 2004, we issued approximately $450 million of variable rate debt. As such, our exposure to each 25 basis point change in interest rates as outlined above would increase or decrease our annual interest expense and cash outlay by an additional $1 million.

        In addition to our $1.194 billion of variable-rate debt, we had approximately $646 million of fixed-rate debt outstanding at September 30, 2004. Based on the level of interest rates prevailing at September 30, 2004, the fair value of this fixed-rate debt was approximately $666 million. Further, based on the amount of our fixed-rate debt and our related $300 million of interest rate swap agreements noted above that were outstanding at September 30, 2004, a 25 basis point increase or decrease in the level of interest rates would increase or decrease the fair value of the fixed-rate debt by approximately $10 million. This potential increase or decrease is based on the simplified assumption that the level of fixed-rate debt remains constant with an immediate across the board increase or decrease in the level of interest rates with no subsequent changes in rates for the remainder of the period.

        As of December 31, 2004, on a pro forma basis after giving effect to (i) the use of all of our net proceeds from the issuance of common stock and an amount of cash resulting from a decrease in the cash dividend to be paid to our existing stockholders in connection with this offering and a reduction in the purchase price of the Three-Year Warrants to repay all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of outstanding Holdings Discount Notes including interest obligations through the anticipated redemption date; and (ii) the Concurrent Transactions, including the $250 million of new term loan borrowings under Acquisition Corp.'s new amendment to its senior secured credit facility, Warner Music Group would have had $1.041 billion of funded variable-rate indebtedness, net of the effect of $400 million notional amount of interest-rate swaps that effectively convert a portion of our variable-rate indebtedness to fixed-rate indebtedness. As such, we are sensitive to changes in interest rates. For each 0.125% increase or decrease in interest rates, our interest expense and net loss each would increase or decrease, respectively, by approximately $1 million.

        We monitor our positions with, and the credit quality of, the financial institutions that are party to any of our financial transactions. Credit risk relating to the interest rate swaps is considered low because the swaps are entered into with strong, credit-worthy counterparties, and the credit risk is confined to the net settlement of the interest over the remaining life of the swaps.

CRITICAL ACCOUNTING POLICIES

        The SEC's Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggests companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to our financial condition and results, and requires significant judgment and estimates on the part of management in our application. We believe the following list represents the critical accounting policies of us as contemplated by FRR 60. For a summary of all of our significant accounting policies, see Note 3 and Note 4 to our audited financial statements included elsewhere herein.

Purchase Accounting

        We account for our business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on our balance sheet related to acquired liabilities and qualifying restructuring costs based on assumptions made at the time of acquisition. We evaluate these reserves on a regular basis to determine the adequacy or accuracy of the amounts estimated.

Accounting for Goodwill and Other Intangible Assets

        As discussed in Note 11 to our audited combined financial statements included elsewhere herein, effective as of December 1, 2001, we adopted FAS 142. FAS 142 which requires that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, cease amortization. FAS 142 requires that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its net book value (or carrying amount), including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

        Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. Similarly, estimates and assumptions are used in determining the fair value of other intangible assets. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. To assist in the process of determining goodwill impairment, Warner Music Group obtains appraisals from independent valuation firms. In addition to the use of independent valuation firms, Warner Music Group performs internal valuation analyses and considers other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows and market comparisons and recent transactions. These approaches use significant estimates and assumptions including projected future cash flows (including timing), discount rate reflecting the risk inherent in future cash flows, perpetual growth rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.

        Upon the adoption of FAS 142 in the first quarter of fiscal 2002, we recorded a non-cash charge of approximately $4.8 billion to reduce the carrying value of goodwill arising from the AOL-Time Warner Merger. Such charge is non-operational in nature and is reflected as a cumulative effect of a change in accounting principle in the accompanying combined statement of operations. The amount of the impairment primarily reflects the decline in Time Warner's stock price subsequent to when the AOL Time Warner Merger was announced and valued for accounting purposes in January 2000, as well as declines in the valuation of music-related businesses since January 2001 due, largely, to the industry-wide effects of piracy.

        FAS 142 also required that goodwill deemed to be related to an entity as a whole be assigned to all of Time Warner's reporting units instead of only to the businesses of the company acquired, as was the case under existing practice. As a result, approximately $5.9 billion of goodwill generated in the AOL Time Warner Merger that had been previously allocated to the combined financial statements was reallocated to other segments of Time Warner.

        During the fourth quarter of 2002, we performed our annual impairment review for goodwill and other intangible assets and recorded an additional charge of approximately $1.5 billion, which is recorded as a component of operating loss in our combined statement of operations. The charge consisted of a reduction in the carrying value of goodwill by approximately $646 million and a reduction in the carrying value of brands and trademarks by approximately $854 million. The amount of the impairment primarily reflects the decline in the valuation of music-related businesses due, largely, to the industry-wide effects of piracy.

        The impairment charges recognized in connection with the initial adoption of FAS 142 and during the fourth quarter were non-cash in nature and did not affect our liquidity.

        During the fourth quarter of 2003, in connection with Time Warner's agreement to sell us, we recorded an additional $1.019 billion impairment charge. The charge was necessary to reduce the carrying value of our intangible assets to fair value based on the consideration agreed to be exchanged in the transaction. The impairment charge is classified as a component of operating loss in our combined statement of operations. The charge consisted of a reduction in the carrying value of goodwill by $5 million, brands and trademarks by $766 million, recorded music catalog by $208 million and other intangible assets by $40 million.

        The impairment charges recognized prior to 2003 were based on our estimates of fair value at the time the charges were recognized. As such, there were significant judgments made at the time. However, because the 2003 impairment charge was based principally on the difference between the negotiated purchase price of Warner Music Group and the historical book value of the net assets acquired, the amount of the charge was readily determinable.

        As of September 30, 2004, Warner Music Group has recorded goodwill in the amount of $978 million, primarily related to the Acquisition. See Note 5 and Note 11 to our audited financial statements included herein for a further discussion of Warner Music Group's goodwill.

Equity Method and Cost Method Investments

        For non-publicly traded investments, management's assessment of fair value is based on valuation methodologies including discounted cash flows, estimates of sales proceeds and external appraisals, as appropriate. The ability to accurately predict future cash flows, especially in developing and unstable markets, may impact the determination of fair value.

        In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management's assessments as to the nature of a decline in fair value are based on the valuation methodologies discussed above and our ability and intent to hold the investment. We consider our equity method investees to be strategic long-term investments; therefore, we generally complete our assessments with a long-term viewpoint. If the fair value is less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded. Management's assessments of fair value in accordance with these valuation methodologies represent our best estimates as of the time of the impairment review and are consistent with our internal planning. If different fair values were estimated, this could have a material impact on the financial statements.

Revenue and Cost Recognition

Sales Returns and Uncollectible Accounts

        In accordance with practice in the recorded music industry and as customary in many territories, certain products (such as compact discs and cassettes) are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped based on gross sales less a provision for future estimated returns.

        In determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products. Based on this information, management reserves a percentage of each dollar of product sales to provide for the estimated customer returns.

        Similarly, management evaluates accounts receivables to determine if they will ultimately be collected. In performing this evaluation, significant judgments and estimates are involved, including an analysis of specific risks on a customer-by-customer basis for larger accounts and customers, and a receivables aging analysis that determines the percent that has historically been uncollected by aged category. Based on this information, management provides a reserve for the estimated amounts believed to be uncollectible.

        Based on management's analysis of sales returns and uncollectible accounts, reserves totaling $222 million and $291 million have been established at September 30, 2004 and November 30, 2003, respectively. This compares to total gross receivables of $793 million and $1.027 billion at September 30, 2004 and November 30, 2003, respectively.

        The comparability of the gross dollar value of such reserves has been affected by the inherent seasonality in the music business. That is, the recorded music business historically has generated approximately 35% of its sales in the last three months of the calendar year due to increased consumer demand associated with the holiday season. As such, both gross receivables and related allowances would be at a naturally lower level at September 30, the end of our new fiscal year, in comparison to their level at November 30, the end of our old fiscal year. The ratios of our receivable allowances to gross accounts receivables were approximately 28% at the end of both September 30, 2004 and November 30, 2003.

Gross Versus Net Revenue Classification

        In the normal course of business, we act as an intermediary or agent with respect to certain payments received from third parties. For example, we distribute music product on behalf of third-party record labels.

        The accounting issue encountered in these arrangements is whether we should report revenue based on the "gross" amount billed to the ultimate customer or on the "net" amount received from the customer after participation and other royalties paid to third parties. To the extent revenues are recorded gross, any participations and royalties paid to third parties are recorded as expenses so that the net amount (gross revenues, less expenses) flows through operating income. Accordingly, the impact on operating income is the same, whether we record the revenue on a gross or net basis. For example, if we distribute a CD to a wholesaler for $15 and pass $10 to the third-party record label, the question is whether we should record gross revenue from the wholesaler of $15 and $10 of expenses, or should we record the net revenues we keep of $5. In either case, the impact on operating income is $5.

        Determining whether revenue should be reported gross or net is based on an assessment of whether we are acting as the "principal" in a transaction or acting as an "agent" in the transaction. To the extent we are acting as a principal in a transaction, we report as revenue the payments received on a gross basis. To the extent we are acting as an agent in a transaction, we report as revenue the payments received less participations and royalties paid to third parties, i.e., on a net basis. The determination of whether we are serving as principal or agent in a transaction is judgmental in nature and based on an evaluation of the terms of an arrangement.

        In determining whether we serve as principal or agent in these arrangements, we follow the guidance in EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" ("EITF 99-19"). Pursuant to such guidance, we serve as the principal in transactions in which it has substantial risks and rewards of ownership. The indicators that we have substantial risks and rewards of ownership are as follows:

  •
  we are the supplier of the products or services to the customer;

  •
  we have general inventory risk for a product before it is sold;

  •
  we have latitude in establishing prices;

  •
  we have the contractual relationship with the ultimate customer;

  •
  we modify and service the product purchased to meet the ultimate customer specifications;

  •
  we have discretion in supplier selection; and

  •
  we have credit risk.

        Conversely, pursuant to EITF 99-19, we serve as agent in arrangements where we do not have substantial risks and rewards of ownership. The indicators that we do not have substantial risks and rewards of ownership are as follows:

  •
  the supplier (not Warner Music Group) is responsible for providing the product or service to the customer;

  •
  the supplier (not Warner Music Group) has latitude in establishing prices;

  •
  the amount we earn is fixed; and

  •
  the supplier (not Warner Music Group) has credit risk.

        Based on the above criteria and for the more significant transactions that we have evaluated, we record the distribution of product on behalf of third-party record labels on a gross basis, subject to the terms of the contract. However, recorded music compilations distributed by other record companies where we have a right to participate in the profits are recorded on a net basis.

Accounting for Royalty Advances

        Another area of judgment affecting reported net income is management's estimate of the recoverability of artist advances and publisher advances. The recoverability of those assets is based on management's forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether those amounts are recoverable, management evaluates the current and past popularity of the artists or publishers, the initial commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based on this information, management expenses the portion of such advances that it believes is not recoverable. As of September 30, 2004 and November 30, 2003, we had $446 million and $511 million of advances on our balance sheet that we believe are recoverable, respectively.

Stock-Based Compensation

        The Company accounts for stock-based compensation issued to employees in accordance with SFAS 148, "Accounting for Stock-Based Compensation Transition and Disclosure" which amends FASB

Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. The Company adopted the expense recognition provision of SFAS 123 as of March 1, 2004 and will provide stock-based compensation expense for grants on and after that date on a modified prospective basis as provided by SFAS 148, and will continue to provide pro forma information for all previous periods in the notes to financial statements to provide results as if SFAS 123 had been adopted in those years. As disclosed in the notes to financial statements, the Company estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield and risk-free interest rate. The Company also issues restricted stock units. For restricted stock units issued, the accounting charge is measured at the grant date and amortized ratably as non-cash compensation over the vesting term.

Accounting for Income Taxes

        As part of the process of preparing its consolidated financial statements, the Company is required to estimate income taxes payable in each of the jurisdictions in which it operates. This process involves estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company's consolidated and combined balance sheets. SFAS 109 requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In circumstances where there is sufficient negative evidence, establishment of a valuation allowance must be considered. The Company believes that cumulative losses in the most recent three-year period represent sufficient negative evidence to consider a valuation allowance under the provisions of SFAS 109. As a result, the Company determined that certain of its deferred tax assets required the establishment of a valuation allowance.

        The realization of the remaining deferred tax assets is primarily dependent on forecasted future taxable income. Any reduction in estimated forecasted future taxable income may require that we record additional valuation allowances against our deferred tax assets on which a valuation allowance has not previously been established. The valuation allowance that has been established will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that such assets will be realized. An ongoing pattern of profitability will generally be considered as sufficient positive evidence. Our income tax expense recorded in the future will be reduced to the extent of offsetting decreases in our valuation allowance. The establishment and reversal of valuation allowances could have a significant negative or positive impact on our future earnings.

        Tax assessments may arise several years after tax returns have been filed. Predicting the outcome of such tax assessments involves uncertainty; however, we believe that recorded tax liabilities adequately account for our analysis of probable outcomes.

New Accounting Principles

        In addition to the critical accounting policies discussed above, we adopted several new accounting policies during the past two years. Other than the changes in accounting for goodwill and other intangible assets under FAS 142 and the adoption of expense recognition for stock options under FAS 123, as previously described, none of these new accounting principles had a material affect on our audited financial statements. See Notes 3 and 4 to our audited financial statements included elsewhere herein for a more complete summary.

INDUSTRY OVERVIEW

Recorded Music

Background

        Recorded music companies play an integral role in virtually all aspects of the music value chain, from discovering and developing talent to producing albums and promoting artists and their product. After an artist has entered into a contract with a record label, a master recording of the artist's music is created. The recording is then replicated for sale to consumers primarily in the CD format, and now, in digital formats. The recorded music company in collaboration with its distributor then markets, sells and delivers the product, either directly or through sub-distributors and wholesalers, to thousands of record stores, mass merchants and other retailers throughout the world. Recorded music products are also sold in physical form to Internet physical retailers such as Amazon.com and barnesandnoble.com and in digital form to Internet digital retailers like Apple's iTunes and musicmatch.com.

        Recorded music companies generate revenues through the marketing, sale and licensing of their recordings in various physical and digital formats. The major recorded music companies have built significant recorded music catalogs, which are long-lived assets that are exploited year after year.

        In 2004, 36% of all U.S. unit sales were from recordings more than 18-months old, and 25% were from recordings more than 36-months old; this distribution has been largely stable for the past seven years. The sale of catalog material is typically more profitable than that of new releases, given lower development costs and more limited marketing costs.

        The recorded music business is the business of discovering and developing recording artists and promoting and selling their works. Recorded music is one of the primary mediums of entertainment for consumers worldwide and in 2004, generated $32.1 billion in retail sales. In 2003, the five largest players were Universal, Sony, EMI, WMG and BMG, which accounted for approximately 75% of worldwide recorded music sales in 2003. In addition, there are many mid-sized and smaller players in the industry that accounted for the remaining 25%. Universal was the market leader with a 24% global market share in 2003, followed by EMI and Sony, each with a 13% share. WMG ranked fourth with close to 13% of global music sales, followed by BMG with 12%. While market shares change moderately year-to-year, none of these players have gained or lost more than 3% in the last 5 years. In August 2004, Sony and BMG were combined to form Sony BMG.

        The top five territories (U.S., Japan, U.K., France and Germany) accounted for 75% of the 2003 recorded music market. The U.S., which is the most significant exporter of music, is also the largest end-market, constituting 37% of total 2003 recorded music sales. In addition the U.S. and Japan are largely local music markets, with 93% and 72% of their 2003 sales consisting of domestic repertoire, respectively. In contrast, the French, U.K. and German markets are made up of a higher percentage of international sales, with domestic repertoire constituting only 60%, 47% and 48% of these markets, respectively.

        There has been a major shift in distribution of recorded music from specialty shops towards mass-market and online retailers. Record stores' share of U.S. music sales has declined from 56% in 1993 to 33% in 2003. Over the course of the last decade, mass-market and other stores' share grew from 26% to 53%. Online digital distribution currently represents a small portion of overall sales, but is expected to experience significant growth. In terms of genre, rock remains the most popular style of music, representing 25% of 2003 U.S. unit sales, although genres such as rap and hip-hop and Latin music are becoming increasingly popular.

        From 1990 to 1999, the U.S. recorded music industry grew at a compound annual growth rate of 7.6%, twice the rate of total entertainment spending. This growth was driven by demand for music, the replacement of LPs and cassettes with CDs, price increases and strong economic growth and was largely paralleled around the world. The industry began experiencing negative growth rates in 1999, on a global basis, primarily driven by an increase in digital piracy. Other drivers of this decline are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space, and the maturation of the CD format, which has slowed the historical growth pattern of recorded music sales. Since that time, annual dollar sales in the U.S. are estimated to have declined at a CAGR of 5%, including an estimated decline of 6% in 2003. Similar declines have occurred in international markets, with the extent of declines driven primarily by differing penetration levels of piracy-enabling technologies, such as broadband Internet access and CD-R technology, and economic conditions.

        Notwithstanding these factors, we believe that the music industry could improve based on the recent mobilization of the industry as a whole against piracy and the development of legitimate online music distribution channels. In addition, continued recovery of the world economy and improved consumer expenditures can drive growth in the recorded music industry.

Piracy

        One of the industry's biggest challenges is combating piracy. Music piracy exists in two primary forms: digital (which includes illegal downloading and CD-R piracy) and industrial:

  •
  Digital piracy has grown dramatically in the last 5 years, enabled by the increasing penetration of broadband Internet access and the ubiquity of powerful microprocessors, fast optical drives (particularly with writable media, such as CD-R) and large inexpensive disk storage in personal computers. The combination of these technologies has allowed consumers to easily, flawlessly and almost instantaneously make high-quality copies of music using a home computer by "ripping" or converting musical content from CDs into digital files, stored on local disks. These digital files can then be distributed for free over the Internet through anonymous peer-to-peer file sharing networks such as KaZaA, Morpheus and Limewire ("illegal downloading"). Alternatively, these files can be burned onto multiple CDs for physical distribution ("CD-R piracy").

  •
  Industrial piracy (also called counterfeiting or physical piracy) involves mass-production of illegal CDs and cassettes in factories. This form of piracy is largely concentrated in developing regions, and has existed for more than a decade. The sale of legitimate recorded music in these developing territories is limited by the dominance of pirated products, which are sold at substantially lower prices than legitimate products. IFPI states that industrial counterfeit CDs totaled 1.7 billion units in 2003. IFPI also believes that industrial piracy is most prevalent in Brazil, China, Mexico, Paraguay, Pakistan, Russia, Spain, Taiwan, Thailand and Ukraine.

        In 2003, the industry launched an intensive campaign to limit piracy that focused on four key initiatives:

  •
  Technological:    The technological measures against piracy are geared towards degrading the illegal file-sharing process and tracking providers and consumers of pirated music. These measures include spoofing, watermarking, copy protection, the use of automated webcrawlers and access restrictions. In addition, the industry continues to experiment with new technologies such as DualDisc and DVD-Audio that contain more robust encryption protection.

  •
  Educational:    Led by RIAA and IFPI, the industry has launched an aggressive campaign of consumer education designed to spread awareness of the illegality of various forms of piracy through aggressive print and television advertisements. Recent surveys confirm the increased consumer awareness of the illegality of piracy. In January 2003, 33% of Americans 10 years of age and older were aware that it is illegal to download copyrighted music for free. By

    August 2003, that number had risen to 61% and during the latter part of 2004, awareness among Americans 13 years of age and older was measured at 68%.

  •
  Legal:    In conjunction with its educational efforts, the industry has also begun to take aggressive legal action against file-sharers and is continuing to fight industrial pirates. These actions include civil lawsuits in the U.S. and Europe against individual pirates, arrests of pirates in Japan and raids against file-sharing services in Australia. U.S. lawsuits have largely targeted individuals who share large quantities of illegal music content. RIAA has announced its plans to continue these lawsuits in the U.S. IFPI has brought similar actions in Austria, Canada, Denmark, Finland, France, Germany, Iceland, Ireland, Italy, Netherlands and the U.K. and has announced that it may pursue similar actions in other countries.

  •
  Development of online alternatives:    We believe that the development and success of legitimate online music channels will be an important driver of recorded music sales going forward, as digital sales represent both an incremental revenue stream and a potential inhibitor of piracy. The music industry has been encouraged by the recent proliferation and early success of legitimate online music distribution options. We believe that these legitimate online distribution channels offer several advantages to illegal peer-to-peer sites, including greater ease of use, higher quality and more consistent music product, faster downloading, better search capabilities, and seamless integration with portable digital music players. For example, legitimate online operations such as Apple's iTunes, MusicNet, musicmatch and Rhapsody have been launched since the beginning of 2003 and offer a variety of models, including per-track pricing, per-album pricing and monthly subscriptions.

        These efforts are incremental to the longstanding push by organizations such as IFPI to curb industrial piracy around the world. In addition to these actions, the music industry is increasingly coordinating with other similarly impacted industries (such as software and filmed entertainment) to combat piracy.

        We believe these actions are beginning to have a positive effect. A recent survey conducted by The NPD Group, a market research firm, shows that about one-third of Americans aged 13 or older who had ever downloaded music from a file-sharing service stopped using such file-sharing services over the past year, and an additional 27% reduced their downloading activity.

        In addition, music sales data for the past year have improved over the prior year. For the year ended January 2, 2005, U.S. music physical unit sales grew by approximately 1% relative to the comparable year ended December 28, 2003 as reported by SoundScan. This positive growth trend is consistent across new releases and catalog product. However, as of April 24, 2005, year-to-date U.S. recorded music sales (excluding sales of digital tracks) are down approximately 8.5% year-over-year.

Music Publishing

Background

        Music publishing involves the acquisition of rights to, and licensing of, musical compositions (as opposed to recordings) from songwriters, composers or other rightsholders. Music publishing revenues are derived from four main royalty sources:

  •
  Mechanical:    The licensor receives royalties with respect to compositions embodied in recordings sold in any format or configuration, including singles, albums, CDs, digital downloads and mobile phone ring tones.

  •
  Performance:    The licensor receives royalties or fees if the composition is performed publicly (e.g., broadcast radio and television, movie theater, concert, nightclub or Internet and wireless streaming).

  •
  Synchronization:    The licensor receives royalties or fees for the right to use the composition in combination with visual images (e.g., in films, television commercials and programs and videogames).

  •
  Other:    The licensor receives royalties from other uses such as stage productions and printed sheet music.

        In the U.S., mechanical royalties are collected directly by music publishers from recorded music companies or via The Harry Fox Agency, a non-exclusive licensing agent affiliated with NMPA, while outside the U.S., performing rights organizations and collection societies perform this function. Once mechanical royalties reach the publisher (either directly from record companies or from collection societies), percentages of those royalties are paid to any co-owners of the copyright in the composition and to the writer(s) and composer(s) of the composition. Mechanical royalties are paid at a penny rate of 8.5 cents per song per unit in the U.S. (although recording agreements sometimes contain "controlled composition" provisions pursuant to which artist/songwriters license their rights to their record companies at as little as 75% of this rate) and as a percentage of wholesale price in most other territories. In the U.S., these rates are set pursuant to industry negotiations contemplated by the U.S. Copyright Act and are currently increased at two-year intervals. For example, on January 1, 2004, this rate went from 8 cents per song to 8.5 cents per song. On January 1, 2006, this rate will increase again to 9.1 cents per song. Recordings in excess of 5 minutes attract a higher rate. In international markets, these rates are determined by multi-year collective bargaining agreements.

        Throughout the world, performance royalties are typically collected on behalf of publishers and songwriters by performance rights organizations and collection societies. Key performing rights organizations and collection societies include: The American Society of Composers, Authors and Publishers ("ASCAP"), SESAC and Broadcast Music, Inc. ("BMI") in the U.S.; Mechanical-Copyright Protection Society and The Performing Right Society ("MCPS-PRS Alliance") in the U.K.; The German Copyright Society ("GEMA") in Germany and the Japanese Society for Rights of Authors, Composers and Publishers ("JASRAC") in Japan. The societies pay a percentage (which is set in each country) of the performance royalties to the copyright owner(s) or administrators (i.e., the publisher(s)), and a percentage directly to the songwriter(s), of the composition. Thus, the publisher generally retains the performance royalties it receives other than any amounts attributable to co-publishers.

        The worldwide music publishing market was estimated in a report published by Enders Analysis in April 2004 to have generated approximately $3.7 billion in revenues in 2003. We estimate that mechanical royalties are approximately 30% of 2002 industry revenues; performance royalties, 33%; synchronization, 13%; and other, 23%. Geographically, North America is the largest market representing approximately 40% of the global publishing market.

        The top five music publishers collectively account for over 60% of the market. Based on Enders Analysis estimates, EMI Music Publishing ("EMI Publishing") is the market leading music publisher, with a 18% market share in 2003, followed by WMG (Warner/Chappell) at 14%, BMG at 11%, Universal at 11% and Sony/ATV Music Publishing LLC ("Sony/ATV") at 6%. Independent music publishers, which represent the balance of the market, include Chrysalis, edel, Carlin, Peermusic, Music Sales, Famous, MPL Communications and Windswept, among others, as well as many individual songwriters who publish their own works.

Key trends

        The music publishing market has proven to be more resilient than the recorded music market in recent years as performance, synchronization and other revenue streams are largely unaffected by piracy, and are benefitting from additional sources of income from digital exploitation of music in downloads and mobile phone ringtones. Trends in music publishing vary by royalty source:

  •
  Mechanical:    Although the decline in the recorded music market has begun to have an impact on mechanical royalties, this decline has been partly offset by the regular and predictable statutory increases in the mechanical royalty rate in the U.S. (including an increase from 8 cents to 8.5 cents per song in January 2004, and a further increase from 8.5 cents to 9.1 cents per song to occur in January 2006), the increasing efficiency of local collection societies worldwide and the growth of new revenue sources such as mobile phone ring tones and legitimate Internet and wireless downloads.

  •
  Performance:    According to Enders Analysis, performance royalties experienced steady growth from 1999 to 2001. Continued growth is expected, largely driven by television, live performance and online radio streaming and advertising royalties.

  •
  Synchronization:    We believe synchronization revenues have experienced strong growth in recent years and will continue to do so, benefiting from the proliferation of media channels, a recovery in advertising, robust videogames sales and growing DVD film sales/rentals.

  •
  Other:    According to Enders Analysis, print revenues grew steadily from 1999 to 2001. Continued growth in this category is expected as well, as more people can afford musical instruments and lessons and online sheet music sales drive incremental revenues.

        In addition, major publishers have the opportunity to generate significant value by the acquisition of small publishers by extracting cost savings (as acquired libraries can be administered with little or no incremental cost) and by increasing revenues through more aggressive marketing efforts.

BUSINESS

Our Company

        We are one of the world's major music companies. Our company is composed of two businesses: Recorded Music and Music Publishing. We believe we are the world's fourth-largest recorded music company (third-largest in the U.S.) and the world's second-largest music publishing company. We are a global company, generating over half of our revenues in more than 50 countries outside of the U.S. We generated revenues of $3.3 billion during the twelve months ended December 31, 2004 and $2.5 billion during our ten month fiscal year ended September 30, 2004.

        Our Recorded Music business produces revenue through the marketing, sale and licensing of recorded music in various physical formats (such as CDs, cassettes, LPs and DVDs) and digital formats. We have one of the world's largest and most diverse recorded music catalogs, including 27 of the top 100 U.S. best-selling albums of all time—more than any other recorded music company, including The Eagles, Their Greatest Hits, 1971-1975 (the best-selling album of all time), Led Zeppelin IV and Rumours by Fleetwood Mac. We also lead all recorded music companies in albums certified as "Diamond" by RIAA, which are those albums that have more than 10 million net shipped units in the U.S., with approximately 30% of the total. Our roster of over 38,000 artists spans all musical genres and includes Led Zeppelin, The Eagles, Madonna, Green Day, Metallica and Fleetwood Mac. Our more recent album successes include artists such as Linkin Park, Simple Plan, Jet, Michelle Branch, Alanis Morissette, Michael Bublé, Josh Groban, Sean Paul and Big & Rich. We operate in the U.S. principally through our major record labels—Warner Bros. Records Inc. and The Atlantic Records Group. Internationally, our Recorded Music business operates through various subsidiaries, affiliates and non-affiliated licensees. Our Recorded Music business generated revenues of $2.771 billion during the twelve months ended December 31, 2004 and $2.059 billion during our ten month fiscal year ended September 30, 2004.

        Our Music Publishing business owns and acquires rights to musical compositions, exploits and markets these compositions and receives royalties or fees for their use. We publish music across a broad range of musical styles. We hold rights in over one million copyrights from over 65,000 songwriters and composers. Our library includes titles such as "Summertime" by George and Ira Gershwin and DuBose Heyward, "Happy Birthday to You" by Mildred and Patty Hill, "Night and Day" by Cole Porter, "Layla" by Eric Clapton and Jim Gordon, "When a Man Loves a Woman" by Calvin Lewis and Andrew Wright, "Winter Wonderland" by Felix Bernard and Dick Smith, "Star Wars Theme" by John Williams, "The Wind Beneath My Wings" by Jeff Silbar and Larry Henley and "Frosty the Snowman" by Steve Nelson and Jack Rollins as well as more recent popular titles such as "Cry Me A River" by Justin Timberlake, Tim Mosley and Scott Storch, "Smooth" by Itaal Shur and Rob Thomas, "Crazy in Love" by Eugene Record, Beyoncé Knowles, Richard Harrison and Shawn Carter, "Hero" by Nickelback's Chad Kroeger, "Burn" by Usher, Bryan-Michael Cox and Jermaine Dupri, "It's Been Awhile" by Staind, "Pieces of Me" by Ashlee Simpson, Kara DioGuardia and John Shanks and "Thank You" by Dido Armstrong and Paul Herman. Our Music Publishing business generated revenues of $576 million during the twelve months ended December 31, 2004 and $505 million during our ten month fiscal year ended September 30, 2004.

Our Business Strengths

        While we have recorded net losses on a historical and pro forma basis, primarily due to the decline since 1999 of recorded music sales, increased operating costs, increased competition, and such items as currency fluctuations and impairment charges we believe the following competitive strengths will enable us to continue to generate recurring and stable free cash flow through our diverse base of recorded music and music publishing assets:

        Industry Leading Recording Artists and Songwriters.    We have been able to consistently attract, develop and retain successful recording artists and songwriters. Our talented local artist and repertoire teams are focused on finding and nurturing future successful recording artists and songwriters, as evidenced by our recent recorded music album and music publishing successes. This has enabled us to develop a large and varied portfolio of recorded music and music publishing assets that generate stable and recurring cash flows. We believe these assets demonstrate our historical success in developing talent and will help to attract future talent in order to enable our continued success.

        Stable, Highly Diversified Revenue Base.    Our revenue base is derived primarily from relatively stable and recurring sources such as our music publishing library, our catalog of recorded music and new releases from our existing base of established artists. In any given year, we believe that less than 10% of our total revenues depend on artists without established track records, with each of these artists typically representing less than 1% of our revenues. We have built a large and diverse catalog of recordings and compositions that covers a wide breadth of musical styles including pop, rock, jazz, country, R&B, hip-hop, rap, reggae, Latin, alternative, folk, blues, gospel and other Christian music and are a significant player in each of our major geographic regions.

        High Cash Flow Business Model.    We have a highly variable cost structure, with substantial discretionary spending and minimal capital requirements. In October 2003, Time Warner's CD and DVD manufacturing, packaging and physical distribution operations were sold to Cinram, resulting in a significant reduction of our fixed cost base. As part of the sale, we entered into the Cinram Agreements. This outsourcing arrangement significantly reduces our exposure to fixed costs and is expected to reduce our future capital expenditure requirements. We spent an average of $22 million annually in capital expenditures for the ten months ended September 30, 2004 and for our twelve month fiscal years ended November 30, 2002 and 2003 (excluding $94 million spent to upgrade information technology systems and consolidate most of our West Coast businesses into a single location). This represented less than 1% of revenues in those years. We are always looking for sensible opportunities to convert fixed costs to variable costs. For example, we recently formed a joint venture with Universal Music Group, Exigen Group and Lightspeed Venture Partners called Royalty Services, L.P. to build and operate systems to process our royalty transactions. Finally, in addition to our variable cost base and relatively low capital requirements, we have contractual flexibility with regard to the timing and amounts of advances paid to existing recording artists and songwriters as well as discretion regarding future investment in new artists and songwriters, which further allows us to respond to changing industry conditions.

        Well Positioned For Growth In Digital Distribution and Emerging Technologies.    For the year ended January 2, 2005, our market share of digital recorded music track sales in the U.S. as measured by SoundScan was higher than our overall recorded music album market share in the U.S., which we believe reflects the relative strength of our content and in particular our catalog content. In addition, we are highly focused on several new media initiatives: supporting existing and new online services in the U.S. and abroad, working with legitimate P2P providers, influencing the evolution of new mobile phone services and formats and simplifying the clearance of all of our content for digital distribution.

        Proven and Committed Management Team.    We are led by an experienced senior management team with an average of approximately 20 years of entertainment industry experience. Edgar Bronfman, Jr. joined the Company as Chairman of the Board and Chief Executive Officer on March 1, 2004. Mr. Bronfman has extensive and directly relevant experience in the music industry. In 1998, Mr. Bronfman, while President and CEO of Seagram, oversaw the merger of Universal and PolyGram and successfully managed the combined business, the world's largest recorded music company. In addition, we have hired Lyor Cohen as the Chairman and CEO of our U.S. Recorded Music

operations. Mr. Cohen was formerly the Chairman and CEO of Universal's Island Def Jam Music Group. Mr. Cohen has nearly two decades of experience in the music industry and has previously worked with Mr. Bronfman. Paul-René Albertini, the Chairman and CEO of Warner Music International, is also a music industry veteran with over 20 years of experience. Our senior management team is very committed to our success. For example, Music Capital, an investment vehicle controlled by Edgar Bronfman, Jr., currently owns approximately 13% of our equity. In addition, our senior management team owns a meaningful share of our equity through service and performance-based equity plans.

        Strong Equity Sponsorship.    THL, Bain Capital, and Providence Equity are each leading private equity firms with extensive experience in managing investments in entertainment and media assets and a long history of working successfully together. These equity sponsors currently manage entertainment and media companies including Houghton Mifflin Company, ProSiebenSAT.1 Media, American Media and Mountain States Cable. The addition of Edgar Bronfman, Jr., through Music Capital, brings substantial and directly relevant management experience in the music industry.

Our Strategy

        We intend to increase revenues and cash flow through the following business strategies:

        Attract, Develop and Retain Established and Emerging Recording Artists and Songwriters.    A critical element of our strategy is to find, develop and retain recording artists and songwriters who achieve long-term success. Our local artist and repertoire teams seek to sign talented recording artists with strong potential, whose new releases will generate a meaningful level of sales and increase the enduring value of our catalog by continuing to generate sales on an ongoing basis, with little additional marketing expenditure. We also work to identify promising songwriters who will write musical compositions that will augment the lasting value and stability of our music publishing library. We believe our relative size, the strength of our management team, our ability to respond to industry and consumer trends and challenges, our diverse array of genres, our large catalog of hit releases and our valuable music publishing library will help us continue to successfully build our roster of artists and songwriters.

        Maximize the Value of our Music Assets.    Our relationships with our recording artists and songwriters, our recorded music catalog and our music publishing library are our most valuable assets. We intend to continue to exploit the value of these assets through a variety of distribution channels to generate significant cash flow.

  •
  Our Recorded Music business focuses on marketing our artists and catalog in new ways to retain existing fans of established artists and to generate new demand for our proven hits. For example, in 2004, we released a number of successful repurposed catalog compilations, including Ray!: Original Motion Picture Soundtrack, Van Halen's Best of Both Worlds and Best of Keith Sweat: Make You Sweat. In addition, the growing number of legitimate digital distribution outlets allows us to generate incremental catalog sales. From the launch of Apple's iTunes Music Store in April 2003 through February 27, 2005, catalog sales have represented 51% of our top 200 digital track sales sold on iTunes versus 40% of our physical sales over the same period.

  •
  Our Music Publishing business seeks to capitalize on the growing demand for the use of musical compositions in media products such as videogames, commercials, other musical works (such as authorized sampling), films, DVDs, mobile phone ring tones and Internet and wireless streaming and downloads by marketing and promoting our libraries to producers of these media in new and innovative ways.

        We intend to enhance the value of our assets by continuing to attract and develop new artists and songwriters with staying power and market potential. Additionally, we intend to continually evaluate our artist and songwriter roster to ensure we remain focused on developing only the most promising and profitable talent.

        Focus on Continued Management of Our Cost Structure.    We intend to continue to maintain a disciplined approach to cost management in our business, and to pursue additional cost savings. The majority of cost savings in our Restructuring Plan are associated with headcount reductions from the consolidation of operations and the streamlining of corporate and label overhead, most of which were implemented in March and April 2004. Specific elements of the plan included consolidation of select business divisions of our Elektra Entertainment Group and Atlantic Group labels, including the legal and business affairs, finance and label sales units, rationalization of our global network, pruning of approximately 30% of our artist roster and an approximately 20% reduction in our global workforce. By the end of December 2004, we had implemented approximately $250 million of annualized cost savings. We have completed substantially all of our restructuring efforts. We project the one-time costs associated with our restructuring to be between $225 million to $250 million, substantially less than the $310 million original estimate of such restructuring charges. We expect to pay a majority of the remaining costs in 2005 and 2006. There are still significant risks associated with the Restructuring Plan. See "Risk Factors."

        Invest in Accordance with an Improved Asset Allocation Strategy.    Our new management has undertaken a rigorous company-wide initiative in conjunction with outside consultants in order to enhance our financial performance through developing a more targeted approach to investments. Implementing the results of this study, we will primarily seek to invest in lines of business, geographic locations and individual projects where we believe we can optimize our return on capital. We will also consider the strategic importance of alternative investments in addition to their financial metrics. We believe that as a result of our management processes, analytic techniques and investment discipline, we are well positioned to efficiently deploy our capital.

        Develop and Optimize Our Physical Distribution Channel Strategies.    We will continue to develop innovative programs with our physical distribution partners to achieve greater sales volume. The physical distribution channels for records are evolving as new outlets develop, the mix of channels and retailers change, new formats for our content are created and pricing models multiply to meet a wide range of needs. Our Recorded Music business will continue to cooperate with its physical distribution channel partners in order to implement forward-looking strategies for our mutual benefit. We will also invest to meet the needs of our channel partners to create more efficient collaboration, such as direct-to-retail distribution strategies and vendor managed inventory.

        Capitalize on Digital Distribution and Emerging Technologies.    Digital formats should represent a new and exciting avenue for the distribution and exploitation of our recorded music and music publishing assets. We believe that the development of legitimate Internet and wireless channels for the purchase of music holds significant promise and opportunity for the industry. In particular, new and emerging third-party digital distribution outlets are not only reasonably priced, but also offer a superior customer experience relative to illegal alternatives, as they are easy to use, offer uncorrupted song files and integrate seamlessly with increasingly popular portable music players such as the Apple iPod, the Dell Digital Jukebox and the iRiver iHP. In addition, we believe digital distribution will stimulate incremental catalog sales given the ability to offer enhanced presentation and searchability of our catalog. In addition, as networks and phone handsets become more sophisticated, our music is increasingly becoming available on mobile phone platforms through wireless service providers via ring tones, ringback tones and music video downloads. In 2003, sales of ring tones in the U.S. exceeded that of CD singles. We believe the wireless market offers a more secure environment than does the Internet, with built-in digital rights management features operating inside privately controlled networks, and thereby reduces our exposure to piracy.

        Contain Digital Piracy.    Containing piracy is a major focus of the music industry and we, along with the rest of the industry, are taking multiple measures through technological innovation, litigation, education and the promotion of legislation to combat piracy. We believe new technologies such as spoofing, automated web crawlers and watermarking are geared towards degrading the illegal file-sharing process and tracking the source of pirated music and offer a means to reduce piracy. Furthermore, recent legal actions by our industry, both in and outside the U.S., have been designed to educate consumers and deter illegal downloads. The industry has also been working with educational institutions to implement controls to prohibit students from illegally downloading copyrighted material. We believe that consumer awareness of the illegality of piracy has increased as a result of these initiatives. We believe these actions, in addition to the expansive growth of legitimate online music offerings, will help to limit the revenues lost to digital piracy.

Company History

        Our history dates back to 1929, when Jack Warner, president of Warner Bros. Pictures, Inc., founded Music Publishers Holding Company ("MPHC") to acquire music copyrights as a means of providing inexpensive music for films. MPHC was constructed through the acquisition of M. Witmark & Sons, Remick Music Corp., Harms, Inc. and Advanced Music Corporation. Along with these companies came the beginning of our valuable library of publishing assets, including the works of Cole Porter, Richard Rodgers and Lorenz Hart. Collectively, these assets, as well as numerous others were acquired over the last 75 years, including Chappell & Intersong Music Group acquired in 1987.

        Encouraged by the success of MPHC, Warner Bros. extended its presence in the music industry with the founding of Warner Bros. Records in 1958 as a means of distributing movie soundtracks and further exploiting actors' contracts. For 45 years, Warner Bros. Records has pushed the bounds of the industry both creatively and financially with the discovery of artists such as Neil Young, Grateful Dead and the acquisition of Frank Sinatra's Reprise Records in 1963. Today, Warner Bros. Records is home to such artists as Faith Hill, Red Hot Chili Peppers, Linkin Park, Josh Groban and Madonna.

        Atlantic Records was launched in 1947 by Ahmet Ertegun and Herb Abramson as a small New York-based label focused on jazz and R&B. Led by Ertegun, Atlantic had early hits by such artists as Ray Charles, John Coltrane and Aretha Franklin, but quickly broadened its reach and found increasing success with artists such as Bobby Darin, Crosby, Stills & Nash, Buffalo Springfield, Sonny and Cher and Led Zeppelin. Elektra Records was founded in 1950 by Jac Holzman as a folk music label. With an eye to emerging music, Elektra Records signed such artists as Joni Mitchell, The Eagles, The Doors and Jackson Browne. The Atlantic Records Group is home to Elektra Records, Atlantic Records and Lava Records and boasts a roster of acclaimed artists such as matchbox twenty, Phil Collins, Jewel, Kid Rock, Tracy Chapman, Metallica and Lil' Kim.

        In addition, since 1970, we have operated internationally through WMI. WMI is responsible for the sale and marketing of our U.S. artists abroad as well as the acquisition and development of international artists such as Alejandro Sanz, Maná, MC Solaar and Laura Pausini.

        In 2002, we acquired Word Entertainment to expand our presence in the Christian music genre. Word Entertainment boasts a deep roster of Christian artists, including Jaci Velasquez and Randy Travis.

Recorded Music

        We play an integral role in virtually all aspects of the music value chain from discovering and developing talent, to producing albums and promoting artists and their product. After an artist has entered into a contract with one of our record labels, a master recording of the artist's music is created. The recording is then replicated for sale to consumers primarily in the CD format, and now, in digital formats. In the U.S., WEA Corp. and ADA market, sell and deliver product, either directly or through sub-distributors and wholesalers, to thousands of record stores, mass merchants and other retailers throughout the country. Our recorded music products are also sold in physical form to Internet physical retailers such as Amazon.com and barnesandnoble.com and in digital form to Internet digital retailers like Apple's iTunes and musicmatch.com.

        In markets outside the U.S., our recorded music activities are conducted through our WMI division and its various subsidiaries, affiliates and non-affiliated licensees. WMI produces revenues in more than 50 countries outside the U.S. and engages in the same activities as our U.S. labels: discovering and signing artists and distributing, marketing and selling their recorded music.

        In most cases, WMI also markets and distributes the records of those artists for whom our domestic record labels have international rights. In certain countries, WMI licenses to unaffiliated third-party record labels the right to distribute its records.

Artists and Repertoire ("A&R")

        We have a decades-long history of identifying and contracting with recording artists who become commercially successful. Our ability to select artists who are likely to be successful is a key element of our Recorded Music business strategy. Our ability to select artists spans all music genres and all major geographies and includes artists who achieve national, regional and international success. We believe that this success is directly attributable to our experienced global team of A&R executives, to the longstanding reputation and relationships that we have nurtured in the artistic community and to our effective management of this vital business function.

        In the U.S., our major record labels identify potentially successful recording artists, sign them to recording agreements, collaborate with them to develop recordings of their work and market and sell these finished recordings to retail stores and legitimate online channels. Our labels scout and sign talent across all major music genres, including pop, rock, jazz, country, R&B, hip-hop, rap, reggae, Latin, alternative, folk, blues, gospel and other Christian music. WMI markets and sells U.S. and local repertoire from its own network of 37 affiliates and numerous licensees in more than 50 countries. With a roster of over 500 local artists performing in 25 languages, WMI has an ongoing commitment to developing local talent aimed at achieving national, regional, or international success.

        We continue to realize significant success in the acquisition of new artists and the development of new content. In 2003, we owned or distributed the top albums in the rock, classical and Christian genres with Linkin Park's Meteora, Josh Groban's Closer and Mercy Me's Almost There. Meteora was certified "Triple Platinum" by RIAA and IFPI in both the U.S. and Europe. In addition to these releases, we issued 15 other "Platinum" albums in the U.S. in 2003 and nine more in Europe, across a variety of genres ranging from R&B and hip-hop to rock and country. We also debuted several top-selling artists in 2003 including Sean Paul, Simple Plan, Trapt and Jason Mraz. We also released top-selling albums from new artists such as Big & Rich, Twista and Ryan Cabrera in 2004.

        A significant number of our recording artists have continued to appeal to audiences long after we cease to release their new recordings. Our catalog includes the U.S. best-selling album of all time, Eagles, Their Greatest Hits 1971-1975, which has sold 28 million units to date. We have an efficient process for generating continued sales across our catalog releases, as evidenced by the fact that catalog albums generate approximately 40% of our recorded music sales. Relative to our new releases, we spend comparatively small amounts on marketing for catalog sales.

        We maximize the value of our catalog of recorded music through our WSM business unit and through activities of each of our record labels. We use our catalog as a source of material for re-releases, compilations, box sets and special package releases, which provide consumers with incremental exposure to familiar songs and artists. Recent examples include packages such as "No Thanks!—The 70's Punk Rebellion," greatest hits collections from artists such as The Eagles, Crosby, Stills & Nash and Joni Mitchell, box sets by ZZ Top, Talking Heads, Jerry Garcia, Faces, Black Sabbath and The Grateful Dead, and DVDs of Live Aid, Led Zeppelin's "How the West Was Won", Ray

Charles' "O—Genio: Ray Charles Live in Brazil, 1963", the George Harrison tribute, "The Concert for George" and The Ramones documentary, "End of the Century: The Story of The Ramones" and the multi-artist box set of 80's songs, "Left of the Dial: Dispatches from the 80's Underground".

Representative Worldwide Recorded Music Artists

Big & Rich	Damien Rice	Green Day	Maná	Red Hot Chili Peppers
Bjork	The Darkness	David Gray	matchbox twenty	R.E.M.
Michelle Branch	Disturbed	Josh Groban	MC Solaar	Alejandro Sanz
Michael Bublé	The Eagles	Jet	Metallica	Seal
Tracy Chapman	Enya	Jewel	Luis Miguel	Simple Plan
Cher	Fabolous	Kid Rock	Alanis Morissette	Staind
Eric Clapton	Faith Hill	Led Zeppelin	Sean Paul	Sugar Ray
Phil Collins	Fleetwood Mac	Linkin Park	Laura Pausini	Uncle Kracker
The Corrs	Goo Goo Dolls	Madonna	P.O.D.	Westernhagen

Artists' Contracts

        Our artists' contracts define the commercial relationship between our recording artists and our record labels. We negotiate recording agreements with artists that define our right to use the artists' copyrighted recordings in sales and licenses of our recorded music products worldwide. In accordance with the terms of the contract, the artists receive royalties based on sales and other forms of exploitation of the artists' recorded works. We customarily provide up-front payments to artists called advances, which are recoupable by us from future royalties otherwise payable to artists. We also typically pay costs associated with the recording and production of albums, which are treated in certain countries as advances recoupable from future royalties. Our typical contract for a new artist covers a single initial album and provides us a series of exclusive options to acquire subsequent albums from the artist. Royalty rates are often increased for optional albums. Many of our contracts contain a commitment from the record label to fund video production costs, at least a portion of which is generally an advance recoupable from future royalties.

        Our established artists' contracts generally provide for greater advances and higher royalty rates. Typically, established artists' contracts entitle us to fewer albums, and, of those, fewer are optional albums. In contrast to new artists' contracts, which typically give us ownership in the artist's work for the full term of copyright, some established artists' contracts provide us with an exclusive license for some fixed period of time. It is not unusual for us to renegotiate contract terms with a successful artist during a term of an existing agreement, sometimes in return for an increase in the number of albums that the artist is required to deliver.

Marketing and Promotion

        WEA Corp. and ADA market and sell our recorded music product in the U.S. Our approach to marketing and promoting our artists and their recordings is comprehensive. Our goal is to maximize the likelihood of success for new releases as well as stimulate the success of previous releases. We seek to maximize the value of each artist and release, and to help our artists develop an image that maximizes appeal to consumers.

        We work to raise the profile of our artists, through an integrated marketing approach that covers all aspects of their interactions with music consumers. These activities include helping the artist develop creatively in each release, strategically scheduling album releases and selecting singles for release, creating concepts for videos that are complementary to the artists' work, and coordinating promotion of albums to radio and television outlets. When possible, we seek to add an additional personal component to our promotional efforts by facilitating television and radio coverage or live appearances for our key artists. Our corporate and label websites provide additional marketing venues for our artists.

        In further preparation for and subsequent to the release of an album, we coordinate and execute a marketing plan that addresses specific retail strategies to promote the album. Aspects of these promotions include in-store appearances, advertising, displays, and placement in album listening stations. These activities are overseen by our marketing staffs to ensure that maximum visibility is achieved for the artist and the release.

        Our approach to the marketing and promotion of recorded music is carefully coordinated to create the greatest sales momentum, while maintaining strict fiscal discipline. We have significant experience in our marketing and promotion departments, which we believe allows us to achieve an optimal balance between our marketing expenditure and the eventual sales of our artists' recordings. We use a budget-based approach to plan marketing and promotions, and we monitor all expenditures related to each release to ensure compliance with the agreed-upon budget. These planning processes are informed by updated reports on an artists' retail sales and radio play, so that a promotion plan can be quickly refined in the event of a commercial success or failure.

        Our marketing efforts extend to our catalog albums, though most of the expenditure is directed toward new releases. Our WSM division (which includes Warner Special Products, Warner Television Marketing, Warner Music Group Soundtracks and Rhino Entertainment Company) specializes in marketing our catalog through compilations and reissues of previously released music and video titles, licensing tracks to third parties for various uses and coordinating film and television soundtrack opportunities with third-party film and television producers and studios.

Manufacturing, Packaging and Physical Distribution

        On October 24, 2003, Time Warner sold its CD and DVD manufacturing, packaging and physical distribution operations ("TW Manufacturing") to Cinram for approximately $1.1 billion in cash consideration. The transaction included the sale of the following businesses: WEA Manufacturing Inc., Warner Music Manufacturing Europe GmbH, Ivy Hill Corporation, Giant Merchandising and the physical distribution operations of WEA Corp. The sales and marketing operations of WEA Corp. remain a part of our business.

        At the time of the sale of TW Manufacturing to Cinram, we entered into long-term manufacturing, packaging and physical distribution arrangements with Cinram for our CDs and DVDs in the U.S. and Europe. We believe that the terms of the Cinram Agreements reflect market rates and are more favorable than our previous arrangements.

Sales

        Most of our sales represent purchases by the wholesale or retail distributor. Our return policies are in accordance with wholesale and retailer requirements, applicable laws and regulations, territory- and customer-specific negotiations, and industry practice. We will generally attempt to minimize the return of unsold product.

        We generate sales from both our roster of current artists and our catalog of recordings. In addition, we actively repackage and remarket music from our catalog to form new compilations. Most of our sales are generated through the CD format, although we also sell our music through both historical formats, such as cassettes and vinyl albums, and newer emerging digital formats and physical formats, including DVD-Audio and DualDisc.

        Our recorded music sales are through a variety of different retail and wholesale outlets including music specialty stores, general entertainment specialty stores, supermarkets, mass merchants and discounters, independent retailers, and other traditional retailers. Although some of our retailers are specialized, many of our customers offer a substantial range of products other than music. We work with our customers to ensure optimal product placement and promotion.

        We believe that the Internet will become an increasingly important sales channel. Sales through the Internet include sales of traditional physical formats through both the Internet distribution arms of traditional retailers such as walmart.com or hmv.com and online physical retailers such as Amazon.com and barnesandnoble.com. In addition, there has been a proliferation of legitimate online sites which sell digital music on a per album or per track basis. We currently partner with a broad range of online digital players, such as iTunes, MusicNet, musicmatch and Rhapsody, and are actively seeking to develop and grow this business.

Music Publishing

        Where recorded music is focused on exploiting a particular recording of a song, music publishing is an intellectual property business focused on the exploitation of the song itself. In return for promoting, placing, marketing and administering the creative output of a songwriter, or engaging in those activities for other rightsholders, our Music Publishing business garners a share of the revenues generated.

        Warner/Chappell is a global music publishing company headquartered in Los Angeles with operations in over 50 countries through various subsidiaries, affiliates, and non-affiliated licensees. We own or control rights to more than one million musical compositions, including numerous pop hits, American standards, folk songs and motion picture and theatrical compositions. Assembled over decades, our award-winning catalog includes over 65,000 songwriters and composers and a diverse range of genres including pop, rock, jazz, country, R&B, hip-hop, rap, reggae, Latin, folk, blues, symphonic, soul, Broadway, techno, alternative, gospel and other Christian music. Our best-selling songwriter or song owner and song accounted for less than 2.5% and 1% of our music publishing revenues for the twelve months ended November 30, 2004, respectively. Moreover, our music publishing library includes many standard titles that span multiple music genres and has demonstrated the ability to generate consistent revenues over extended periods of time. For example, over the last ten years, our top ten earning songs, which include such titles as "Happy Birthday to You" and "Winter Wonderland" have generally generated average annual revenues of between $0.5 million and $1.5 million per song. Warner/Chappell also administers the music and soundtracks of several third-party television and film producers and studios, including Lucasfilm, Ltd. and Hallmark Entertainment.

        Warner/Chappell also owns Warner Bros. Publications ("WBP"), which prints and distributes a broad selection of sheet music, books and educational materials, orchestrations, folios, personality books, and arrangements from the catalogs of Warner/Chappell and other music publishers. On December 15, 2004, we entered into a definitive agreement to sell WBP to Alfred Publishing. Completion of the transaction is subject to customary closing conditions.

Music Publishing Portfolio

Representative Songwriters

Michelle Branch	Green Day	The Ramones
Andreas Carlsson	Don Henley	Rockwilder
Eric Clapton	Michael Jackson	John Shanks
Bryan-Michael Cox	Led Zeppelin	Staind
Sheryl Crow	Madonna	Timbaland
Dido	Moby	Van Morrison
The Eagles	Nickelback	Jorge Villamizar
Fat Joe	Pantera	Barry White
George and Ira Gershwin	Cole Porter	Wilco
John Williams

Representative Songs

1950s and Prior	1960s	1970s
Summertime	People	Behind Closed Doors
Happy Birthday to You	I Only Want to be With You	Ain't No Stopping Us Now
Night and Day	When a Man Loves a Woman	For the Love of Money
The Lady is a Tramp	I Got a Woman	A Horse With No Name
Too Marvelous for Words	People Get Ready	Moondance
Dancing in the Dark	Love is Blue	Peaceful Easy Feeling
Winter Wonderland	Hey Big Spender	Layla
Ain't She Sweet	For What It's Worth	Staying Alive
Frosty the Snowman	Sunny	Star Wars Theme
When I Fall In Love	The Look of Love
Misty
The Party's Over
On the Street Where You Live
Blueberry Hill
1980s	1990s	2000 and After
Eye of the Tiger	Unbelievable	It's Been Awhile
Slow Hand	Creep	This Is How You Remind Me
The Wind Beneath My Wings	Macarena	Complicated
Endless Love	Sunny Came Home	You Got It Bad
Morning Train	Amazed	Crazy in Love
What You Need	This Kiss	Cry Me a River
Beat It	Believe	White Flag
Jump	Smooth	Dilemma
We Are the World	Livin' La Vida Loca	Work It
Miss You
Burn
Pieces of Me

        Our Music Publishing revenues are derived from four main sources:

  •
  Mechanical:    the licensor receives royalties with respect to compositions embodied in recordings sold in any format or configuration, including singles, albums, CDs, digital downloads and mobile phone ring tones.

  •
  Performance:    the licensor receives royalties when the composition is performed publicly (e.g., broadcast radio and television, movie theater, concert, nightclub or Internet and wireless streaming).

  •
  Synchronization:    the licensor receives royalties or fees for the right to use the composition in combination with visual images (e.g., in films, television commercials and programs and videogames).

  •
  Other:    the licensor receives royalties from other uses such as stage productions and printed sheet music.

Music Publishing Royalties

        Warner/Chappell, as a copyright owner or administrator of copyrighted musical compositions, is entitled to receive royalties for the exploitation of those musical compositions as identified below.

Often, a copyright owner will transfer "administration rights" to a third party. Administration rights are tantamount to the right to license uses of the composition and collect monies derived therefrom.

        Music publishers generally receive royalties pursuant to synchronization, mechanical, public performance and other licenses. Throughout the world, each synchronization license is subject to negotiation with a prospective licensee. By contract, music publishers pay a contractually required percentage of synchronization income to the songwriter(s) (or their heirs) and to any co-publishers. In the U.S., music publishers collect and administer mechanical royalties. Statutory ceilings are established by the U.S. Copyright Act of 1976, as amended, for the royalty rates applicable to musical compositions for sales of recordings embodying those musical compositions. In the U.S., the current maximum statutory mechanical license rate is 8.5 cents per song under 5 minutes of playing time. The statutory rates are sometimes reduced by contract between the licensor and licensee. Music publishers pay a contractually required percentage of mechanical royalty income to the songwriter(s) (or their heirs) and to any co-publishers. In the U.S., public performance royalties are typically administered and collected by performing rights organizations. Those organizations include ASCAP and BMI, which typically pay 50% of the collected performance royalty income to the songwriter(s) and 50% to the music publisher(s). In most countries outside the U.S., collection, administration and allocation of both mechanical and performance income are undertaken and regulated by governmental or quasi-governmental authorities. Those authorities include MCPS-PRS Alliance in the U.K. and GEMA in Germany.

        Warner/Chappell acquires copyrights (or portions of copyrights) and administration rights from songwriters or other third-party holders of rights in compositions. Typically, in either case, the grantor of rights retains a right to receive a percentage of revenues collected by Warner/Chappell. As an owner and/or administrator of compositions, we promote the use of those compositions by others. For example, we encourage recording artists to record and include our songs on their albums, offer opportunities to include our compositions in filmed entertainment, advertisements and wireless media, and advocate the use of our compositions in live stage productions. Examples of music uses that generate publishing revenues include:

        Mechanical: sale of recorded music in various formats

  •
  Physical recordings (e.g., CDs, cassettes, DVDs, video cassettes)

  •
  Internet and wireless downloads

  •
  Mobile phone ring tones

        Performance: performance of the song to the general public

  •
  Broadcast of music on television, radio, cable, satellite

  •
  Live performance at a concert or other venue (e.g., arena concerts, nightclubs)

  •
  Broadcast of music at sporting events, restaurants or bars

  •
  Internet and wireless streaming

  •
  Performance of music in staged theatrical productions

        Synchronization: use of the song in combination with visual images

  •
  In films or television programs

  •
  In television commercials

  •
  In videogames

        Other:

  •
  Use in toys or novelty items

  •
  Sales of sheet music used by orchestras or individuals

Composers' and Lyricists' Contracts

        Warner/Chappell derives its rights through contracts with composers and lyricists (songwriters) or their heirs, and with third-party music publishers. In some instances, those contracts grant either 100% or some lesser percentage of ownership in musical compositions and administration rights. In other instances, those contracts only convey to Warner/Chappell rights to administer and exploit musical compositions for a period of time without retaining an ownership interest. Our contracts grant us exclusive exploitation rights in the territories concerned (excepting any pre-existing arrangements). Many of our contracts grant us rights on a worldwide basis. Contracts cover the entire work product of the writer or composer for the duration of the contract. As a result, Warner/Chappell typically possesses the administration rights for every musical composition created by the writer or composer during the duration of the contract.

        While the duration of the contract may vary, many of our contracts grant us ownership and/or administration rights for the duration of copyright. U.S. copyright law permits authors or their estates to terminate an assignment or license of copyright (for the U.S. only) after a set period of time. For U.S. works created before January 1, 1978 that are not "works made for hire", this period is 56 years. For U.S. works created after January 1, 1978 that are not "works made for hire", this period is 35 years. In the U.K., rights transferred by an author of certain works created before June 1, 1957 automatically revert to the author's heirs 25 years after the author's death.

Marketing and Promotion

        We actively seek, develop and maintain relationships with songwriters.

        We actively market our catalog to end users such as recorded music companies (including our Recorded Music business), filmed entertainment, television and other media companies, advertising and media agencies, event planners and organizers, computer and video game companies and other multimedia producers. We also market our musical compositions for use in live stage productions and merchandising. In addition, we actively seek new and emerging outlets for the exploitation of songs such as ring tones for cellular phones, new wireless and online uses, digital sheet music and Internet webcasting.

        We continually add new musical compositions to our catalog, and seek to acquire rights in songs that will generate substantial revenue over long periods of time.

Competition

        The industry in which we operate is highly competitive, is based on consumer preferences, and is rapidly changing.

        At its core, the recorded music business relies on the exploitation of artistic talent. As such, much of our competitive strength is predicated upon our ability to continually develop and market new artists whose work gains commercial acceptance. In 2003, Recorded Music, our Recorded Music competitors included EMI, Universal, Sony and BMG. We also competed and continue to compete with numerous small and mid-sized independent music companies such as Madacy, Matador, Musicrama, Balboa, Koch, Sugar Hill, Beggars Banquet, TVT Records, V2 and edel. In August 2004, Sony and BMG merged their recorded music businesses to form Sony BMG. See "Risk Factors—Risks Related to Our Business—We may be materially and adversely affected by the formation of Sony BMG Music Entertainment". We believe we remain in competition for new and emerging talent.

        In Music Publishing, we compete with other music publishing companies in the acquisition and exploitation of musical compositions. Our competitors include EMI Publishing, Sony/ATV, Universal, and BMG. We also compete with numerous smaller and mid-sized music companies such as Chrysalis, edel, Carlin America, peermusic, Music Sales, Famous, MPL Communications and Windswept and

many individual songwriters who publish their own works. We believe we remain in competition for musical compositions.

        In both recorded music and music publishing we also compete based on price (to retailers in recorded music and to various end users in music publishing), on marketing and promotion (including both how we allocate our marketing and promotion resources as well as how much we spend on a dollar basis) and on recording artist and songwriter signings. We believe we currently compete favorably in these areas. However, there is a threat that the change to the competitive landscape caused by the new Universal and Sony BMG duopoly could drive up the costs of artist signings and the costs of marketing and promoting records to our detriment.

        Our recorded music business is also dependent on technological development, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. In recent years, due to the growth in piracy, we have been forced to compete with illegal channels such as unauthorized Internet peer-to-peer file-sharing and downloading and industrial duplication. See "Industry Overview—Piracy". Additionally, we compete, to a lesser extent, with alternative forms of entertainment such as motion pictures on home devices (e.g., VHS and DVD) or at the box office and with videogames for disposable consumer income. See also "Risk Factors—We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result."

Intellectual Property

Copyright

        Our business, like that of other companies involved in music publishing and recorded music, rests on our ability to maintain rights in musical works and recordings through copyright protection. In the U.S., copyright protection for works created as "works made for hire" (e.g., works of employees or specially-commissioned works) after January 1, 1978 lasts for 95 years from first publication or 120 years from creation, whichever expires first. The period of copyright protection for musical compositions and sound recordings that are not "works made for hire" lasts for the life of the author plus 70 years for works created on or after January 1, 1978. U.S. works created prior to January 1, 1978 generally enjoy a total copyright life of 95 years, subject to compliance with certain statutory provisions including notice and renewal. In the U.S., sound recordings created prior to February 15, 1972 are not subject to copyright protection but are protected by common law rights or state statutes, where applicable. Copyright in the European Union has recently been harmonized such that the period of copyright protection for musical compositions in all Member States lasts for the life of the author plus 70 years. In certain European Union countries, such as the U.K., the period of protection for musical compositions was recently extended from 50 years to 70 years, which has restored copyright protection in certain compositions in which our rights lapsed. In the European Union, the term of copyright for sound recordings lasts for 50 years from the date of release.

        We are largely dependent on legislation in each territory to protect our rights against unauthorized reproduction, distribution, public performance or rental. In all territories where we operate, our products receive some degree of copyright protection, although the period of protection varies widely. In a number of developing countries, the protection of copyright remains inadequate. The U.S. enacted the Digital Millennium Copyright Act of 1998, creating a powerful framework for the protection of copyrights covering musical compositions and recordings in the digital world.

        The potential growth of new delivery technologies, such as digital broadcasting, the Internet and entertainment-on-demand has focused attention on the need for new legislation that will adequately protect the rights of producers. We actively lobby in favor of industry efforts to increase copyright protection and support the efforts of organizations such as the World Intellectual Property Organization ("WIPO").

        In December 1996, two global copyright treaties, the WIPO Copyright Treaty and the WIPO Performances and Phonograms Treaty, were signed securing the basic legal framework for the international music industry to trade and invest in online music businesses. The WIPO treaties have been ratified by the requisite number of countries, including the U.S.

        The European Union has implemented these treaties through the European Copyright Directive, which was adopted by the EU in 2001. Legislation implementing the Directive in each of the member states is underway. The Directive harmonizes copyright laws across Europe and extends substantial protection for copyrights online. The European Union has also put forward legislation aimed at assuring cross border coordination of the enforcement of laws related to counterfeit goods, including musical recordings.

Trademarks

        An important part of our business is our trademarks. Our major trademarks are registered in every country where we believe the protection of these trademarks is important for our business. Our major trademarks include Atlantic, Elektra, Sire, Reprise and Warner/Chappell. We use certain trademarks pursuant to royalty-free license agreements. The duration of the license relating to the WARNER and WARNER MUSIC marks and a "W" logo is perpetual. The duration of the license relating to the WARNER BROS. RECORDS and WARNER BROS. PUBLICATIONS marks and WB & Shield designs is fifteen years from February 29, 2004. Each of the licenses may be terminated under certain limited circumstances, which include material breaches of the agreement, certain events of insolvency, and certain change of control events if we were to become controlled by a major filmed entertainment company. We actively monitor and protect against activities that might infringe, dilute, or otherwise harm our trademarks.

Combating Piracy

        We continue to focus on combating and containing piracy as a top priority. We have continued to take a leadership role in the music industry's war against piracy. For example, in 2003, we championed the industry-wide development of the new DualDisc (CD/DVD) physical format, we partnered with Apple on its security model for its Macintosh and PC launches of iTunes, and we encouraged Microsoft to retool its Digital Rights Management digital media copyright protection technology and include playlist burn limits. In addition, we continue to support the aggressive measures taken by RIAA, IFPI and NMPA, including civil lawsuits, education programs, political lobbying for tougher restrictions on use, and international efforts to preserve music copyrights. See "Industry Overview—Recorded Music—Piracy" for additional detail on these efforts.

Joint Ventures

        We have entered into joint venture arrangements pursuant to which we or our various subsidiary companies manufacture, distribute and market (in most cases, domestically and internationally) recordings owned by joint ventures, such as Maverick Recording Company, a joint venture between Warner Bros. Records and Guy Oseary and Bad Boy Records, a joint venture between us and Sean "P. Diddy" Combs.

Employees

        As of December 31, 2004, we employed approximately 4,000 persons worldwide. None of our employees in the U.S. are subject to collective bargaining agreements, although certain employees in our non-domestic companies are covered by national labor agreements. We believe that our relationship with our employees is good.

Properties and Facilities

        We own distribution, studio and office facilities and also lease certain facilities in the ordinary course of business. Our executive offices are located at 75 Rockefeller Plaza, New York, NY 10019. In addition, we have a ten-year lease for our headquarters at 75 Rockefeller Plaza, New York, New York 10019. We also have a seventeen-year lease for office space in a building located at 3400 West Olive Avenue, Burbank, California 91505 and an approximately eight-year lease for office space at 1290 Avenue of the Americas, New York, New York 10104.

Environmental Matters

        Our wholly and partially owned pick, pack and ship facilities throughout the world and our leased printed sheet music manufacturing facility in Florida, which are not a significant part of our business, are subject to laws and regulations and international agreements governing the protection of the environment, natural resources, human health and safety and the use, management and disposal of hazardous substances. In particular, our operations are subject to stringent requirements for packaging content and recycling, air and water emissions, and waste management. We believe that we comply substantially with all applicable environmental requirements. Although the costs of maintaining such compliance have not materially affected us to date, we cannot predict the costs of complying with requirements that may be imposed in the future. In connection with some of our existing facilities, we also have been, and may become again, responsible for the costs of investigating or cleaning up contaminated properties. Such costs or related third-party personal injury or property damage claims could have a material adverse affect on our business, results of operations or financial condition.

Legal Proceedings

        On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York served Warner Music Group, with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General's inquiry, we have been producing documents and expect to complete our production in May or June. We also understand that this investigation has been expanded to include companies that own radio stations.

        We are involved in litigation arising in the normal course of our business. Management does not believe that any legal proceedings pending against us will have, individually, or in the aggregate, a material adverse effect on our business. However, we cannot predict with certainty the outcome of any litigation or the potential for future litigation. Regardless of the outcome, litigation can have an adverse impact on us, including our brand value, because of defense costs, diversion of management resources and other factors.

MANAGEMENT

        The directors and executive officers of Warner Music Group Corp. as of April 21, 2005 are as follows:

Name	Age	Position
Executive Officers
Edgar Bronfman, Jr.	49	Chairman of the Board and CEO
Lyor Cohen	45	Chairman and CEO, U.S. Recorded Music
Paul-René Albertini	45	Chairman and CEO, Warner Music International
Les Bider	54	Chairman and CEO, Warner/Chappell Music, Inc. (on February 17, 2005, announced his retirement from us)*
Michael D. Fleisher	40	Executive Vice President and Chief Financial Officer
David H. Johnson	58	Executive Vice President and General Counsel
Non-Employee Directors
Len Blavatnik	47	Director
Richard J. Bressler	46	Director**
Charles A. Brizius	36	Director
John P. Connaughton	39	Director
Scott L. Jaeckel	34	Director
Seth W. Lawry	40	Director
Thomas H. Lee	61	Director
Ian Loring	38	Director
Jonathan M. Nelson	48	Director
Mark Nunnelly	46	Director
Scott M. Sperling	47	Director

        * On April 11, 2005, Acquisition Corp. announced that Mr. Blackstone has been hired to serve as Chairman and CEO of Warner/Chappell Music, Inc. as Mr. Bider's successor starting no later than January 1, 2006.

        ** Mr. Bressler became a director as of May 10, 2005.

        The following information provides a brief description of the business experience of each director and executive officer.

        Edgar Bronfman, Jr. has served as our Chairman of the Board and CEO since March 1, 2004. Before joining Warner Music Group, Mr. Bronfman served as Chairman and CEO of Lexa Partners LLC, a management venture capital group based in New York City. Prior to Lexa Partners, Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal in December 2000. He

resigned from his position as an officer and executive of Vivendi Universal on March 31, 2002, and resigned as Vice Chairman of Vivendi Universal's Board of Directors on December 2, 2003. Prior to the December 2000 formation of Vivendi Universal, Mr. Bronfman was President and CEO of The Seagram Company Ltd., a post he held since June 1994. During his tenure as the CEO of Seagram, he consummated $85 billion in transactions and transformed the company into one of the world's leading media and communications companies. From 1989 until June 1994, Mr. Bronfman served as President and COO of Seagram. Between 1982 and 1989, he held a series of senior executive positions for The Seagram Company Ltd. in the U.S. and in Europe.

        Lyor Cohen has served as the Chairman and CEO of our U.S. Recorded Music operations since March 1, 2004. From 2002 to 2004, Mr. Cohen was the Chairman and CEO of Universal Music Group's Island Def Jam Music Group. Mr. Cohen served as President of Def Jam from 1988 to 2002. Previously, Mr. Cohen served in various capacities at Rush Management, a hip-hop management company, which he founded with partner Russell Simmons. Mr. Cohen is widely credited with expanding Island Def Jam beyond its hip-hop roots to include a wider range of musical genres.

        Paul-René Albertini has served as President of Warner Music International since 2002 and currently leads Warner Music International, our international division, as Chairman and CEO. From December 2000 until 2002, Mr. Albertini served as President of Warner Music Europe. He joined Warner Music International from Sony Music Entertainment Europe where he held the post of Executive Vice President from 1999. Prior to that he served as President and CEO Sony Music France between 1994 and 1999. In 1991 he became CEO of PolyGram Disques France. In 1983, Mr. Albertini joined PolyGram as International Label Manager before becoming Marketing Director for Barclay Records. He was named Director of Marketing and Promotion for Phonogram in 1989, and was appointed Managing Director Phonogram France.

        Les Bider has served as Chairman and CEO of Warner/Chappell Music, Inc. since 1988, and leads our publishing division. On February 17, 2005, Mr. Bider announced that he had decided to step down from such position following the appointment of a successor and a transition period. Mr. Bider served as CFO of Warner Bros. Music, Warner/Chappell's predecessor entity, from 1981 to 1983. In 1983, he became CFO and COO of Warner/Chappell Music. Mr. Bider holds an M.B.A. from the Wharton School of Business and a B.S. from University of Southern California.

        Michael D. Fleisher has served as our Executive Vice President and Chief Financial Officer since January 1, 2005. Prior to joining Warner Music Group, Mr. Fleisher was Chairman and Chief Executive Officer of Gartner, Inc. Mr. Fleisher joined Gartner in 1993 and served in several roles including Chief Financial Officer prior to being named CEO in 1999. Previous to Gartner, he was at Bain Capital. Mr. Fleisher serves on the Board of Ameritrade and NYC2012.

        David H. Johnson has served as Executive Vice President and General Counsel since 1999. Prior to joining Warner Music Inc., Mr. Johnson spent nine years as Senior Vice President and General Counsel for Sony Music Entertainment. He also held several posts at CBS and was an associate in the law firm Mayer, Nussbaum, Katz & Baker. Mr. Johnson received a B.A. in political science from Yale University, a J.D. from the University of Pennsylvania Law School and an L.L.M. from New York University School of Law.

        Len Blavatnik has served as our director since March 4, 2004. He is Chairman, Founder and principal shareholder of Access Industries, a global private investment firm with a diversified portfolio in energy, minerals and mining, telecommunications, real estate, and financial services. Mr. Blavatnik serves as a Director of TNK-BP, the Siberian-Urals Aluminum Company (SUAL), and B2 Bredband AB and for numerous academic and philanthropic organizations. He received a masters degree in Computer Science from Columbia University and an M.B.A. from Harvard Business School.

        Richard J. Bressler became one of our directors on May 10, 2005. Since May 2001, Mr. Bressler has been the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Before joining Viacom Inc., Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999. Before joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young since 1979. Mr. Bressler serves on the Center for Communication Board, the Duke University Fuqua School of Business's Board of Visitors, New School University's Board of Trustees, the J.P. Morgan Chase National Advisory Board and the Columbia University School of the Arts Deans' Council. Mr. Bressler holds a B.B.A. from Adelphi University.

        Charles A. Brizius has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Brizius worked at Thomas H. Lee Company from 1993 to 1995, rejoining in 1997. From 1991 to 1993, Mr. Brizius worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. He is also a director of Houghton Mifflin Company, TransWestern Holdings, L.P. and Rayovac Corporation. He holds a B.B.A. in Finance and Accounting from Southern Methodist University and an M.B.A. from Harvard Business School.

        John P. Connaughton has served as our director since March 4, 2004. He has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the consumer products and business services industries. He serves as a director of ProSiebenSat.1 Media AG, Stericycle Inc., the Boston Celtics, Epoch Senior Living, MC Communications, Warner Chilcott Holdings Company, Limited and Loews Cineplex Entertainment Corp. Fund. Mr. Connaughton received a B.S. in commerce from the University of Virginia and a M.B.A. from Harvard Business School.

        Scott L. Jaeckel has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Jaeckel worked at Thomas H. Lee Company from 1994 to 1996, rejoining in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. He currently serves as a director of Paramax Capital Group and Refco Group Ltd., LLC. He holds a B.A. in Economics and Mathematics from The University of Virginia and an M.B.A. from Harvard Business School.

        Seth W. Lawry has served as our director since March 4, 2004. He is a Co-President at Thomas H. Lee Partners, L.P. He is also a director of ProSiebenSat.1 Media AG, Houghton Mifflin Company and Fidelity Information Services, Inc. Mr. Lawry worked at Thomas H. Lee Company from 1989 to 1990, rejoining in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions, Corporate Finance, and Equity Capital Markets departments. Mr. Lawry holds a B.A. in Economics and German Studies from Williams College and an M.B.A. from Stanford Graduate School of Business.

        Thomas H. Lee has served as our director since March 4, 2004. He founded the Thomas H. Lee Company, the predecessor of Thomas H. Lee Partners, L.P., in 1974 and since that time has served as its Chairman and CEO. From 1966 through 1974, Mr. Lee was with First National Bank of Boston where he directed the bank's high technology lending group from 1968 to 1974 and became a Vice President in 1973. Prior to 1966, Mr. Lee was a securities analyst in the institutional research department of L.F. Rothschild in New York. Mr. Lee serves or has served as a director of numerous public and private companies in which THL and its affiliates have invested, including Finlay Enterprises, Inc., The Smith & Wollensky Restaurant Group, Inc., Metris Companies, Inc., Vertis Holdings, Inc., Refco Group Ltd., LLC, Wyndham International, Inc. and Miller Import Corporation. In addition, Mr. Lee is a Member of the JP Morgan National Advisory Board. Mr. Lee is currently a

Trustee of Lincoln Center for the Performing Arts, The Museum of Modern Art, NYU Medical Center, The Rockefeller University, and Whitney Museum of American Art among other civic and charitable organizations. He also serves on the Executive Committee for Harvard University's Committee on University Resources. Mr. Lee is a 1965 graduate of Harvard College.

        Ian Loring has served as our director since March 4, 2004. He is a Managing Director of Bain Capital Partners, LLC. Prior to joining Bain Capital in 1996, Mr. Loring was a Vice President at Berkshire Partners where he worked in the specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He serves as a director of Eschelon Telecom and SMTC Corporation. Mr. Loring received a B.A. from Trinity College and an M.B.A. from Harvard Business School.

        Jonathan M. Nelson has served as our director since March 4, 2004. He is the Chief Executive Officer of Providence Equity. Mr. Nelson is a director of Bresnan Broadband Holdings, LLC (also known as Mountain States Cable Television), Western Wireless Corp., Narragansett Capital Inc. and Yankees Entertainment and Sports Network, Inc., and was, during the period of Providence's investment, a director of VoiceStream Wireless Corp. (now Deutsche Telekom A.G.), MetroNet Communications Corp./AT&T Canada, Inc. (now Allstream), Brooks Fiber Properties, Inc. (now MCI), Wireless One Network (now AT&T Wireless), InfoNet Media, Inc., Powerfone Holdings (now Nextel), and numerous other portfolio companies. Prior to founding Providence Equity Partners in 1990, Mr. Nelson was a founder and Managing Director of Narragansett Capital Inc. where he specialized in broadcasting, publishing and cable television. Mr. Nelson is currently a director of Trinity Repertory Company in Providence, Rhode Island and a Trustee of Brown University. Mr. Nelson received a B.A. from Brown University and an M.B.A. from Harvard Business School.

        Mark Nunnelly has served as our director since March 4, 2004. He joined Bain Capital Partners, LLC in 1990 as a Managing Director. Prior to joining Bain Capital, Mr. Nunnelly was a Vice President of Bain & Company, with experience in its domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. He serves as a director of Domino's Pizza, DoubleClick, Eschelon Telecom, Houghton Mifflin Company, Advertising Directory Solutions and UGS PLM Solutions. Mr. Nunnelly received an A.B. from Centre College and an M.B.A. from Harvard Business School.

        Scott M. Sperling has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Sperling is also President of THLee Putnam Capital, a joint venture with Putnam Investments, one of the largest global investment management firms. Mr. Sperling is currently a director of Houghton Mifflin Company, Fisher Scientific International, Inc., Vertis, Inc., Wyndham International and several private companies. Prior to joining Thomas H. Lee Partners, Mr. Sperling was for over ten years Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that, he was a senior consultant with the Boston Consulting Group. He received a B.S. from Purdue University and an M.B.A. from Harvard Business School.

Composition of the Board of Directors after this Offering

        Following this offering, our board of directors will consist of 12 directors, including one independent director, Mr. Bressler. We expect to add a second independent director within three months after the registration statement is effective and a third independent director within twelve months after the registration statement is effective.

        We intend to avail ourselves of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirements that we have a majority of independent directors on our board of directors and that our compensation and nominating and corporate governance and executive committees be composed entirely of independent directors.

Committees of the Board of Directors of Warner Music Group

        Warner Music Group's board of directors currently has an audit committee, a compensation committee and an executive, governance and nominating committee.

Audit Committee

        Our audit committee currently consists of John Connaughton, who serves as chairman, Chuck Brizius and Scott Jaeckel. We expect that Chuck Brizius will be replaced by Richard Bressler, an independent director, and that Mr. Bressler will become the chairman of the audit committee and will qualify as our "audit committee financial expert" as such term is defined in Item 401(b) of Regulation S-K as of the date of this offering. The audit committee is governed by a written charter which will be reviewed, and amended if necessary, on an annual basis. The audit committee's responsibilities include (1) recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) reviewing with management any legal matters that may have a material impact on the company and (13) reporting regularly to the full board of directors.

Compensation Committee of Warner Music Group

        Warner Music Group's compensation committee consists of Scott Sperling, Len Blavatnik, Thomas Lee, Seth Lawry, Mark Nunnelly, Jonathan Nelson and Ian Loring. The compensation committee's responsibilities include, among other things, (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) reviewing and making recommendations to the board of directors regarding long-term incentive compensation or equity compensation plans and (9) retaining consultants to advise the committee on executive compensation practices and policies.

Executive, Governance and Nominating Committee of Warner Music Group

        Warner Music Group's executive, governance and nominating committee consists of Scott Sperling, Edgar Bronfman Jr., Thomas Lee, Seth Lawry, Mark Nunnelly, Jonathan Nelson and Ian Loring. The

executive, governance and nominating committee's responsibilities include, among other things, (1) supporting the board of directors in performance of its duties and responsibilities with respect to strategic outcomes, management outcomes, including leadership and compensation, and actions between meetings of the board of directors, (2) reporting regularly to the full board of directors, (3) developing and recommending criteria for selecting new directors, (4) screening and recommending to the board of directors individuals qualified to become directors, (5) overseeing evaluations of the board of directors, its members and committees of the board of directors and (6) establishing criteria for and leading the annual performance self-evaluation of the board of directors and each committee.

        The executive, governance and nominating committee also monitors compliance with our code of ethics that covers all employees and executives and financial officers. Prior to consummation of this offering, the committee expects to approve and adopt a new Code of Ethical Business Conduct for all employees, including all of our executives and financial officers, copies of which will be available upon written request at no cost.

Compensation of Directors of Warner Music Group

        We currently anticipate that all directors who do not serve as officers or employees for us and are not affiliated with the Investors, which we refer to as independent directors, will receive an annual retainer of $150,000. Such directors will receive an additional retainer for serving on committees or as chairs of committees. As a result, an outside director who is the chair of the audit committee will receive an annual retainer of $170,000 and an outside director who either serves as a member of the audit committee or as the chair of another committee will receive an annual retainer of $160,000. Of such annual retainer, half will be paid in shares of our common stock and half will be paid in either shares of common stock or cash, at the option of the director.

        We currently anticipate that we will require all outside directors to hold a minimum amount of our common stock. Directors who serve as officers or employees for us or who are affiliated with the Investors will not receive compensation in connection with their services as directors.

Compensation of Management

        Warner Music Group's board of directors has adopted executive compensation plans that link compensation with the performance of our company, including meeting specified cost-savings goals. Warner Music Group will continually review its executive compensation programs to ensure that they are competitive. Our executive compensation plans include our restricted stock agreements. Such agreements provide that a portion of the restricted stock vests based on length of service and the remainder vests based on length of service and the occurrence of specified corporate events (e.g. initial public offering or change of control) resulting in the achievement of specified performance goals. We have sold or granted 6,087 shares of restricted Class A Common Stock (equivalent to 6,931,205 shares of our common stock after giving effect to the Recapitalization) to our Named Executive Officers, and Michael Fleisher. Of such shares, 415 shares have vested and up to 830 shares may vest upon this initial public offering (or 472,837 shares have vested and up to 945,674 shares may vest after giving effect to the Recapitalization) and 7,294 shares of restricted Class A Common Stock (equivalent to 8,305,390 shares of our common stock after giving effect to the Recapitalization) to our employees in the aggregate (including our executives), of which 437 shares have vested and up to 874 may vest upon this initial public offering (or 497,732 shares have vested and up to 995,464 shares may vest after giving effect to the Recapitalization). See "—Employment Agreements."

        In addition, we have entered, and expect to continue to enter, into stock option agreements with some of our employees, including some of our Named Executive Officers. In general, such agreements provide that a portion of the option vests based on length of service and the remainder vests based on length of service and the occurrence of specified corporate events (e.g., initial public offering or change in control) resulting in the achievement of specified performance goals. We have granted stock options to purchase 785 shares of our Class A Common Stock (equivalent to 893,739 shares of our common stock after giving effect to the Recapitalization) to our Named Executive Officers, none of which have vested or will vest upon this initial public offering. We have also granted options to purchase 2,728 shares of our Class A Common Stock (equivalent to 3,106,851 shares of our common stock after giving effect to the Recapitalization) to other employees in the aggregate (excluding our Named Executive Officers and options granted pursuant to LTIP stock option agreements), of which 88 shares subject to such options have vested and up to an additional 175 shares may vest upon this initial public offering (or 99,579 shares subject to such options have vested and up to an additional 199,157 shares may vest after giving effect to the Recapitalization).

LTIP Stock Option Agreements

        Warner Music Group's board of directors recently approved a form of LTIP stock option agreement for grants of options to eligible individuals. Eligible individuals include any employee, director or consultant of Warner Music Group or any of its affiliates, or any other entity designated by Warner Music Group's board of directors in which Warner Music Group has an interest, who is selected by Warner Music Group's compensation committee to receive an award. The board authorized the granting of options to purchase up to 1,190 shares of our Class A Common Stock (equivalent to 1,355,066 shares of our common stock after giving effect to the Recapitalization) pursuant to the LTIP program. Warner Music Group has granted options and may grant additional stock options under the LTIP stock option agreements to certain members of our current or future management. Options generally will have a 10-year term and the exercise price will equal at least 100% of the fair market value on the date of the grant. With respect to each option granted pursuant to a LTIP stock option agreement, one-third of the shares covered by the option generally vest and become exercisable in four equal installments on the day prior to each of first through fourth anniversaries of the effective date of the LTIP stock option agreement, subject to the employee's continued employment. Two-thirds of the shares covered by the option generally vest and become exercisable based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the option) and a performance condition. The performance condition is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares require one return level and the other one-half of such shares require a different return level). The performance-based portion of the option also vests, subject to the employee's continued employment, on the day prior to the seventh anniversary of the effective date of the LTIP stock option agreement and the service condition applicable to the performance-based option will be deemed to have been attained upon certain terminations following or in anticipation of a change in control. We have granted stock options under the LTIP stock option agreements to purchase 1,145 shares of our Class A Common Stock (equivalent to 1,303,824 shares of our common stock after giving effect to the Recapitalization) to our employees in the aggregate (excluding options granted as described under "Management—Compensation of Management"), none of which have vested or will vest upon this offering.

2005 Omnibus Stock Plan

        We adopted the 2005 Omnibus Stock Plan, or 2005 Plan, to be effective on the date of the Recapitalization. The 2005 Plan provides for an aggregate of approximately 2% or 3,416,133 shares of our common stock (after giving effect to the Recapitalization) to be available for awards. No participant may be granted awards of options and stock appreciation rights with respect to more than 500,000 shares of common stock (after giving effect to the Recapitalization) in any one year. No participant may be granted more than 500,000 shares of common stock (after giving effect to the

Recapitalization) under our 2005 Plan with respect to performance compensation awards in any one year. The maximum amount payable to any participant pursuant to a cash bonus under the 2005 Plan is $10,000,000. If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be available for future grant. If there is any change in our corporate capitalization, the administrator in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2005 Plan, the number of shares covered by awards then outstanding under our 2005 Plan, the limitations on awards under our 2005 Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate. The 2005 Plan will have a term of ten years and no further awards may be granted after that date. Under the 2005 Plan, our board of directors or the compensation committee will administer and interpret the plan and has the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2005 Plan. Awards may be made to any of our employees, directors, officers and consultants and those of our subsidiaries or their respective affiliates. The types of awards that may be granted are nonqualified stock options, incentive (qualified) stock options (unless otherwise determined by the committee, all stock options will have an exercise price of no less than fair market value at the date of grant), stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, phantom stock awards, performance compensation awards or any combination of the foregoing. The administrator may grant any award under the 2005 Plan in the form of a cash bonus or in the form of a performance compensation award, the vesting of which is conditioned on the satisfaction of certain performance goals. The maximum term of an option granted under the 2005 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). At the election of the administrator the value of a restricted stock unit award may be paid in cash or shares of our common stock. The administrator may establish performance goals with reference to one or more of the following:

  •
  net earnings or net income (before or after taxes);

  •
  basic or diluted earnings per share (before or after taxes);

  •
  net revenue or net revenue growth;

  •
  gross profit or gross profit growth;

  •
  net operating profit (before or after taxes);

  •
  return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

  •
  cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

  •
  earnings before or after taxes, interest, depreciation, amortization and/or rents;

  •
  gross or operating margins;

  •
  productivity ratios;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  expense targets;

  •
  margins;

  •
  operating efficiency;

  •
  objective measures of customer satisfaction;

  •
  working capital targets;

  •
  measures of economic value added;

  •
  inventory control; and

  •
  enterprise value.

Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the administrator in its sole discretion. In the event of a change in control (as defined in the 2005 Plan), all outstanding options and equity (other than performance compensation awards) issued under the 2005 Plan shall fully vest and performance compensation awards shall vest, as determined by the administrator based on the level of attainment of the performance goals. The administrator may, in its discretion, cancel outstanding awards and pay, in cash or stock, the value of the awards to the participants in connection with a change in control.

        We expect to grant either options to purchase or stock appreciation rights (outside the United States) in respect of up to 1,138,711 shares of our common stock (after giving effect to the Recapitalization) to certain employees with an exercise price equal to the offering price, which will be the fair market value on the date of the grant.

        Section 162(m).    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The 2005 Plan is intended to satisfy transitional rule requirements for a corporation going public in connection with an initial public offering with respect to grants to covered employees.

Executive Compensation

        The following table sets forth the salaries and bonuses received by the five executive officers who received the highest salaries for their services to us in the ten-month fiscal year ended September 30, 2004 (the "Named Executive Officers").

Summary Compensation Table

	Compensation for the Ten Month Fiscal Year Ended September 30, 2004
			Long Term Compensation
Name and Principal Position			Other Annual Compensation		Restricted Stock Award	Securities Underlying Options (# of shares)
	Salary(1)	Bonus(2)
Edgar Bronfman Jr. Chairman of the Board and Chief Executive Officer	$1,000,000	$5,250,000	—		—	—
Paul-René Albertini Chairman and CEO, Warner Music International	$1,250,000	$3,150,000	$116,831	(3)	—	—
Lyor Cohen Chairman and Chief Officer of U.S. Recorded Music	$1,000,000	$5,238,839	—		$2,098,954	—
Les Bider(4) Chairman and CEO, Warner/Chappell Music, Inc.	$1,000,000	$1,440,000	—		—	298,736
David H. Johnson Executive Vice President and General Counsel	$700,000	$1,036,500	—		—	—

(1)
Salaries represent annual salaries for these executive officers. Actual salary received during the ten month fiscal period ended September 30, 2004 for each of these executives, including in some cases such shorter period during which they were employed by us, was $596,153.87, 595,983.89 pounds sterling, $596,153.87, $846,153.90 and $605,769.30, respectively.

(2)
Bonuses reflect three separate payments: (1) annual bonuses, (2) a one-time special bonus related to the Restructuring Plan ("Restructuring Plan Bonus") and (3) for Mr. Cohen, a signing bonus. The annual bonuses of $4,000,000, $2,400,000, $3,000,000, $1,190,000 and $824,000 paid to Messrs. Bronfman, Albertini, Cohen, Bider and Johnson, respectively, represent bonuses for the twelve months ended November 30, 2004, which would have been our fiscal year-end prior to our change of our fiscal year-end to September 30. The annual bonuses and 50% of the Restructuring Plan Bonus were paid in January 2005. The amounts in the table reflect 50% of the Restructuring Plan Bonus paid in January 2005, or $1,250,000, $750,000, $1,000,000, $250,000 and $212,500 paid to Messrs. Bronfman, Albertini, Cohen, Bider and Johnson, respectively. The remaining 50% of the Restructuring Plan Bonus is expected to be paid to Messrs. Bronfman, Albertini, Cohen, Bider and Johnson in or about January 2006. In addition, Lyor Cohen's bonus includes a $1,238,839 signing bonus paid at the time of his employment in connection with his employment with us.

(3)
Paul-René Albertini's annual compensation also includes £64,583 received in other annual compensation during the ten month fiscal year ended September 30, 2004, which was converted into dollars based on a conversion rate of 1.809 dollars to 1 pound sterling.

(4)
Mr. Bider has agreed to forfeit his option pursuant to his severance arrangements. See "Management—Employment Agreements and Severance Arrangements—Severance Arrangements with Les Bider."

Stock Option Grants in Warner Music Group in the Ten Month Fiscal Year Ended
September 30, 2004 (1)

Name	Securities Underlying Options (# of shares)	% of Total Options Granted to Employees in the Ten Months Ended September 30	Exercise Price per Share	Expiration Date	Grant Date Fair Value(2)
Les Bider(3)	298,736	20%	$0.88	9/29/14	$1,453,851

(1)
We have granted stock options to purchase 523 shares of our Class A Common Stock to our Named Executive Officers (or 595,004 shares of common stock after giving effect to the Recapitalization) after September 30, 2004.

(2)
The amount represents the estimated fair value of stock options at the date of grant, calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 49.4%; an expected term life of 5 years; a risk-free rate of return of 3.30%; and a dividend yield of 0%. The actual value of the options, if any, realized will depend on the extent to which the market value of the stock exceeds the exercise price of the option on the date the option is exercised. Consequently, we cannot assure you that the value realized will be at or near the value estimated above.

(3)
Mr. Bider has agreed to forfeit his option as of his employment end date as set forth in his severance arrangements. See "Management—Employment Agreements and Severance Arrangements—Severance Arrangements with Les Bider."

Employment Agreements and Severance Arrangements

Employment Agreement with Edgar Bronfman, Jr.

        Mr. Bronfman is party to an employment agreement with Acquisition Corp., which took effect on March 1, 2004, pursuant to which he serves as Acquisition Corp.'s Chairman of the Board and CEO. The employment agreement expires on March 1, 2008 but is automatically extended for successive one-year terms unless either party gives written notice. The employment agreement provides that Mr. Bronfman is paid an annual base salary of at least $1,000,000, subject to discretionary increases from time to time by Acquisition Corp.'s Board of Directors or compensation committee. Mr. Bronfman is also eligible to receive an annual cash bonus, with a target of 300% of his base salary and a maximum of up to 600% of his base salary.

        In the event Acquisition Corp. terminates his employment agreement for any reason other than for cause or if Mr. Bronfman terminates his employment for good reason, as defined in the agreement, Mr. Bronfman will be entitled to severance benefits equal to: one year of his then-current base salary and target bonus; a pro-rated annual bonus; and continued participation in Acquisition Corp.'s group health and life insurance plans for up to one year after termination.

        The employment agreement also contains standard covenants relating to confidentiality and assignment of intellectual property rights and one year post employment non-solicitation and non-competition covenants.

        Mr. Bronfman purchased 2,884 shares of restricted Class A Common Stock of Warner Music Group (or 3,283,944 shares of common stock after giving effect to the Recapitalization), which as of April 15, 2005, represents approximately 2.8% of the aggregate ownership of the Class A Common Stock and Class L Common Stock of Warner Music Group (or 2.2% of the ownership of the common stock after giving effect to the Recapitalization and this offering) without taking into account the exercise of the warrants issued to Time Warner or the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the effective date of the restricted stock agreement (March 1, 2004), subject to Mr. Bronfman's continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests (x) subject to Mr. Bronfman's continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement and (y) on its Initial Call Date (as defined) following certain terminations of employment upon which certain performance targets are achieved. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). Upon any termination of Mr. Bronfman's employment, the restricted stock may be purchased by Warner Music Group (or its subsidiary). Such stock is subject to provisions regarding vesting, forfeiture and repurchase contained in that agreement and is also subject to the stockholders agreement described under "Certain Relationships and Related Party Transactions." 240 shares of such restricted stock have vested and up to 481 shares may vest upon this initial public offering (or 273,662 shares have vested and up to 547,324 shares may vest after giving effect to the Recapitalization).

        APPAC, a minority shareholder group of Vivendi Universal, initiated an inquiry, which under French law is both civil and criminal, into various issues relating to Vivendi, including Vivendi's financial disclosures and the appropriateness of compensation received by the former CEO, Jean-Marie Messier. The inquiry has also been extended to cover compensation received by Mr. Bronfman. While the scope and targets of this inquiry are not public, the president of APPAC has publicly announced that he is seeking to have Mr. Bronfman repay to Vivendi compensation he received while affiliated with Vivendi. The outcome of such inquiry or of any subsequent proceeding with respect to Mr. Bronfman is uncertain at this time. Mr. Bronfman believes that all compensation paid to him by Vivendi was properly received and that the claims raised by APPAC are without merit.

Employment Agreement with Paul-René Albertini

        Warner Music International Services Limited entered into an employment agreement with Paul-René Albertini under which Mr. Albertini serves as Warner Music International's President. He has recently been promoted to Chairman and CEO. On March 1, 2004, WMG Acquisition Corp. assumed Mr. Albertini's employment agreement.

        The employment agreement, as amended on October 21, 2004, provides for a term ending on December 31, 2008. Under the terms of the employment agreement, Mr. Albertini is paid an annual base salary of $1,250,000 for 2004, and $1,500,000 for 2005 through 2008. Mr. Albertini is also eligible to receive an annual cash bonus of at least $1,000,000 with respect to 2004 and 2005, and discretionary bonuses with respect to 2006 through 2008, with the target amount of each such bonus being $2,000,000. Under the agreement, Mr. Albertini is guaranteed as least $10,250,000 in salary and bonus for the years 2003 through 2005.

        Warner Music International may terminate Mr. Albertini's employment without notice on or before December 31, 2005, and pay him a lump sum comprised of: the gross salary due for the balance of the term, the bonus payments due for the balance of the term which shall be at least $1,500,000 per year, a payment in lieu of employment benefits he would have received through the remainder of the term of his agreement, and 50% of the sum of his then-current base salary and the previous year's bonus payment. If such termination occurs after December 31, 2005, the payments to Mr. Albertini will be comprised of: the gross salary due for the balance of the term, and a bonus for each year remaining in the term (including the year in which such termination occurs) each in the amount of $2,000,000; provided that the total of such amounts shall not be greater than $7,000,000 or less than $1,750,000.

        The employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights, non-competition and non-solicitation.

        Mr. Albertini purchased 212 shares of restricted Class A Common Stock of Warner Music Group (or 241,457 shares of common stock after giving effect to the Recapitalization), which as of April 15, 2005, represents less than 1% of the aggregate ownership of the Class A Common Stock and Class L Common Stock of Warner Music Group (or less than 1% of the ownership of the common stock after giving effect to the Recapitalization and this offering) without taking into account the exercise of the warrants issued to Time Warner or the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on each of September 30, 2005, September 30, 2006, June 30, 2007 and September 30, 2008, subject to Mr. Albertini's continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is substantially the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests, subject to Mr. Albertini's continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). Upon any termination of Mr. Albertini's employment, the restricted stock may be purchased by Warner Music Group (or its subsidiary). Such stock is also subject to the stockholders agreement described under "Certain Relationships and Related Party Transactions."

        After September 30, 2004, Mr. Albertini also has entered into a stock option agreement with Warner Music Group pursuant to which he was granted an option to purchase 523 shares of Class A Common Stock of Warner Music Group (or 595,004 shares of common stock after giving effect to the Recapitalization) at a price of $1,179 per share, subject to adjustments. The terms and conditions relating to the vesting of the option granted to Mr. Albertini are substantially the same as the terms and conditions relating to the vesting of the options described under "Management—LTIP Stock Option Agreements". The option granted to Mr. Albertini generally has a 10-year term. 44 shares subject to the option will vest on September 30, 2005, subject to Mr. Albertini's continued employment, and up to an additional 87 shares may vest on such date, subject to Mr. Albertini's continued employment and the achievement of the performance condition described under "Management—LTIP Stock Option Agreements" (or 49,584 and 99,167 shares subject to the option after giving effect to the Recapitalization, respectively).

Employment Agreement with Lyor Cohen

        Acquisition Corp. entered into an employment agreement with Lyor Cohen on January 25, 2004 under which Mr. Cohen serves as Chairman and CEO of U.S. Recorded Music. The employment agreement provides for a four-year term beginning on March 1, 2004, but the term is automatically extended for successive one-year terms unless either party gives written notice to the contrary at least 90 days prior to the expiration of the current term. Under the terms of the employment agreement, Mr. Cohen is paid a salary equal to $1,000,000 for the first year of his employment with Warner Music Group, and thereafter, will be paid an annual base salary of at least $1,500,000, subject to discretionary increases from time to time by Acquisition Corp.'s Board of Directors or compensation committee.

Mr. Cohen is also eligible to receive an annual cash bonus, with a target of $2.5 million and a maximum of $5 million. In the event of a change of control of Warner Music Group or certain other events and subject to certain conditions, Mr. Cohen will receive a one-time cash bonus of up to $10,000,000 depending on the amount of cash consideration received by the Investors. In the event Acquisition Corp. terminates the employment agreement for any reason other than cause or if Mr. Cohen terminates his employment for good reason, as defined in the agreement, Mr. Cohen will be entitled to severance benefits equal to: one year of his then-current base salary and target bonus; a pro-rated annual bonus; and continued participation in Warner Music Group's group health and life insurance plans for up to one year after termination.

        The employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights and six month post employment non-solicitation covenants.

        Acquisition Corp. also agreed to pay Mr. Cohen a starting bonus equal to the greater of $1,000,000 or 59% of the fair market value, as of March 1, 2004, of the shares of Class A Common Stock of Warner Music Group granted to him at that time. Warner Music Group granted to Mr. Cohen 2,099 shares of restricted Class A Common Stock (or 2,390,102 shares of common stock after giving effect to the Recapitalization), which as of April 15, 2005, represents approximately 2.1% of the aggregate ownership of the Class A and Class L Common Stock of Warner Music Group (or 1.6% of the ownership of the common stock after giving effect to the Recapitalization and this offering) without taking into account the exercise of the warrants issued to Time Warner or the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the effective date of the restricted stock agreement (March 1, 2004), subject to Mr. Cohen's continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a different return level). In addition, all unvested restricted stock vests, subject to Mr. Cohen's continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement or upon termination of Mr. Cohen's employment for specified reasons. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon a change in control (as defined). The vested restricted stock may also be purchased by Warner Music Group (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under "Certain Relationships and Related Party Transactions." 175 shares of such restricted stock have vested and up to 350 shares may vest upon this initial public offering (or 199,175 shares have vested and up to 398,350 shares may vest after giving effect to the Recapitalization).

Severance Arrangements with Les Bider

        Warner Music Inc. entered into an employment agreement with Les Bider under which Mr. Bider serves as Chairman and CEO of Warner/Chappell Music, Inc. ("WCM"). On March 1, 2004, Acquisition Corp. assumed Mr. Bider's employment agreement. On March 31, 2005, Warner Music Inc. and Les Bider entered into a separation agreement and release, under which Mr. Bider's employment with Warner/Chappell Music, Inc. will end as of such date as either he or Warner Music Inc. may designate in writing to the other, which date shall be not less than 30 days after the date on which such notice is given.

        Under the terms of the separation agreement and release, Mr. Bider will be entitled to: a payment in the amount of $2,602.74 multiplied by the number of days during the period from the date on which his employment with WCM terminates to December 31, 2005 (the "Payment Period"); an additional payment of $1,000,000; an annual bonus with respect to 2005 in the amount of $960,000 payable no later than January 31, 2006; payments at the rate of $80,000 per annum during the Payment Period; continued participation in Warner Music Inc.'s group health plans through December 31, 2005 or such time as he becomes eligible to participate in a medical insurance plan offered by a subsequent employer; and continued participation in life insurance and 401(k) plans during the Payment Period. The agreement also contains mutual releases, standard covenants relating to confidentiality, and a non-solicitation covenant until March 31, 2006.

        Mr. Bider entered into a stock option agreement with Warner Music Group pursuant to which he was granted an option to purchase 262 shares of Class A Common Stock of Warner Music Group (or 298,736 shares of common stock after giving effect to the Recapitalization) at a price of $1,000 per share, subject to adjustments. No portion of such option has vested. In connection with his severance arrangements, Mr. Bider has agreed to forfeit such option as of his employment end date as set forth in his severance arrangements.

Employment Agreement with Richard Blackstone

        WCM entered into an employment agreement with Richard Blackstone on March 15, 2005 under which Mr. Blackstone will serve as Chairman and Chief Executive Officer of WCM. The employment agreement provides for a four-year term beginning on January 1, 2006 or such earlier date as Mr. Blackstone becomes available to commence employment at WCM. Under the terms of the employment agreement, Mr. Blackstone will be paid an annual salary equal to $650,000. Mr. Blackstone is also eligible to receive an annual cash bonus, with a target of $650,000; provided that Mr. Blackstone may elect that either (i) if he commences work with WCM in 2005, that his bonus with respect to 2005 shall not be less than $650,000 (pro rated to reflect his actual service to WCM in such year) or (ii) that his bonus with respect to 2006 shall not be less than $650,000. In addition, WCM will pay Mr. Blackstone a special payment in the amount of $100,000, less any annual bonus amounts paid to Mr. Blackstone by WCM or his current employer with respect to 2005. In the event that WCM terminates the employment agreement for any reason other than cause or if Mr. Blackstone terminates his employment for good reason, as defined in the agreement, Mr. Blackstone will be entitled to severance benefits equal to: $2,000,000 if such termination occurs in the first year of the contract, $1,500,000 if such termination occurs in the second year of the contract, $1,000,000 if such termination occurs in the third year of the contract, or $650,000 if such termination occurs in the final year of the contract, plus a pro-rated annual bonus; and continued participation in WCM's group health and life insurance plans for one year after termination. The employment agreement also contains standard covenants relating to confidentiality and assignment of intellectual property rights and one-year post employment non-solicitation covenants.

        Mr. Blackstone was also awarded 210 shares of restricted Class A Common Stock of Warner Music Group (or 238,989 shares of common stock after giving effect to the Recapitalization), which as of April 15, 2005, represents less than 1% of the aggregate ownership of Class A Common Stock and Class L Common Stock of Warner Music Group (or less than 1% of the common stock after giving effect to the Recapitalization and this offering) without taking into account the exercise of warrants issued to Time Warner and the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the effective date of the restricted stock agreement, subject to Mr. Blackstone's continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance-based condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). In addition, all unvested restricted stock vests, subject to Mr. Blackstone's continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement or upon termination of Mr. Blackstone's employment for specified reasons. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon a change in control (as defined). The vested restricted stock may also be purchased by Warner Music Group (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under "Certain Relationships and Related Party Transactions."

Employment Agreement with Michael D. Fleisher

        Warner Music Inc. entered into an employment agreement with Michael D. Fleisher on December 21, 2004 under which Mr. Fleisher serves as Executive Vice President and Chief Financial Officer of Warner Music Inc. The employment agreement provides for a four-year term beginning on January 1, 2005. Under the terms of the employment agreement, Mr. Fleisher is paid a salary equal to $800,000. Mr. Fleisher is also eligible to receive an annual cash bonus, with a target of $800,000; provided that Mr. Fleisher's bonus with respect to 2005 shall not be less than $800,000. In the event Warner Music Inc. terminates the employment agreement for any reason other than cause or if Mr. Fleisher terminates his employment for good reason, as defined in the agreement, Mr. Fleisher will be entitled to severance benefits equal to: one year of his then-current base salary and target bonus; a pro-rated annual bonus; and continued participation in Acquisition Corp.'s group health and life insurance plans for up to one year after termination. The employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights and six month post employment non-solicitation covenants. Mr. Fleisher purchased 787 shares of restricted Class A Common Stock of Warner Music Group (or 896,208 shares of common stock after giving effect to the Recapitalization), which as of April 15, 2005, represents less than 1% of the aggregate ownership of the Class A Common Stock and Class L Common Stock of Warner Music Group (or less than 1% of the ownership of the common stock after giving effect to the Recapitalization and this offering) without taking into account the conversion of the warrants issued to Time Warner into Class A Common Stock or the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the vesting commencement date set forth in the restricted stock agreement (December 21, 2004), subject to Mr. Fleisher's continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests, subject to Mr. Fleisher's continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). The restricted stock may be purchased by Warner Music Group (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under "Certain Relationships and Related Party Transactions."

Employment Agreement with David H. Johnson

        Warner Music Inc. entered into an employment agreement with David H. Johnson under which Mr. Johnson serves as Executive Vice President and General Counsel of Warner Music Inc. On March 1, 2004, WMG Acquisition Corp. assumed Mr. Johnson's employment agreement.

        The employment agreement terminates on June 29, 2007. Under the terms of the employment agreement, Mr. Johnson is paid an annual base salary of $700,000. Mr. Johnson is also eligible to receive an annual cash bonus equal to the greater of his annual target bonus, as defined in the agreement, or the average of his bonuses for 2002 and 2003.

        In the event Warner Music Inc. terminates the employment agreement for any reason other than for cause or if Mr. Johnson terminates his employment for good reason, as defined in the agreement, Mr. Johnson will be entitled to severance benefits equal to a lump sum payment of two times his annual base salary and a minimum bonus as defined in the agreement.

        The employment agreement also contains standard covenants relating to confidentiality.

        Mr. Johnson purchased 105 shares of restricted Class A Common Stock of Warner Music Group (or 119,494 shares of common stock after giving effect to the Recapitalization), which as of April 15, 2005, represents less than 1% of the aggregate ownership of the Class A Common Stock and Class L Common Stock of Warner Music Group (or less than 1% of the ownership of the common stock after giving effect to the Recapitalization and this offering) without taking into account the exercise of the warrants issued to Time Warner or the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the vesting commencement date set forth in the restricted stock agreement (October 1, 2004), subject to Mr. Johnson's continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests, subject to Mr. Johnson's continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement (January 28, 2005). Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). The restricted stock may be purchased by Warner Music Group (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under "Certain Relationships and Related Party Transactions."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of April 15, 2005 (1) before this offering and after giving effect to the Recapitalization and (2) after this offering and after giving effect to the Recapitalization, by:

  •
  each person known to own beneficially more than 5% of the common stock;

  •
  each of our directors;

  •
  each of the executive officers named in the summary compensation table above and our newly appointed Chief Financial Officer;

  •
  any selling stockholders; and

  •
  all of our executive officers, including our newly appointed Chief Financial Officer, and directors as a group.

        To the extent the underwriters exercise their option to purchase additional shares, the selling stockholders may be deemed to be "underwriters" in this offering with respect to any such shares sold by such selling stockholder.

        Notwithstanding the beneficial ownership of common stock presented below, a stockholders agreement governs the stockholders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders' agreement have agreed to vote their shares to elect the board of directors as set forth therein. See "Certain Relationships and Related Party Transactions—Stockholders Agreement."

        The number of shares outstanding after the offering and the percentages of beneficial ownership after the offering are based on 148,450,313 shares of our common stock to be issued and outstanding immediately after this offering and assume an additional 4,890,000 shares that will be sold to the underwriters pursuant to their option to purchase additional shares. In addition, it assumes that we purchase either the Three-Year Warrants. The number of shares beneficially owned also gives effect to the stock split which is expected to happen immediately prior to the consummation of the offering.

	Shares Beneficially Owned Immediately Prior to this Offering and After this Offering Assuming the Underwriters' Option is Not Exercised(8)			Shares Beneficially Owned After this Offering Assuming the Underwriters' Option Is Exercised in Full
		Percent of Common Stock Immediately Prior to this Offering	Percent of Common Stock After this Offering
Name and address of beneficial owner	Number			Number	Percent of Common Stock
Thomas H. Lee Funds(1) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	56,353,539	48.64%	37.96%	53,791,179	36.24%
Music Capital Partners, L.P.(2) c/o Lexa Partners LLC 375 Park Avenue New York, NY 10152	14,195,930	12.25%	9.56%	13,550,450	9.13%
Bain Capital Funds(3) c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199	24,090,063	20.79%	16.23%	22,994,703	15.49%

Providence Equity Partners Inc.(4) 50 Kennedy Plaza 18th Floor Providence, RI 02903	12,905,391	11.14%	8.69%	12,318,591	8.30%
Edgar Bronfman, Jr.(2)	3,283,944	2.83%	2.21%	3,283,944	2.21%
Len Blavatnik	—	—	—	—	—
Charles A. Brizius(5)	—	—	—	—	—
John P. Connaughton(6)	—	—	—	—	—
Scott L. Jaeckel(5)	—	—	—	—	—
Seth W. Lawry(5)	—	—	—	—	—
Thomas H. Lee(5)	—	—	—	—	—
Ian Loring(6)	—	—	—	—	—
Jonathan N. Nelson(4)	—	—	—	—	—
Mark Nunnelly(6)	—	—	—	—	—
Scott M. Sperling(5)	—	—	—	—	—
Lyor Cohen	2,390,102	2.06%	1.61%	2,390,102	1.61%
Paul-René Albertini	241,457	0.21%	0.16%	241,457	0.16%
Les Bider(7)	—	—	—	—	—
Michael D. Fleisher	896,208	0.77%	0.60%	896,208	0.60%
David H. Johnson	119,494	0.10%	0.08%	119,494	0.08%
All directors and executive officers as a group ((16) members)	6,931,205	5.98%	4.66%	6,931,205	4.66%

*
Less than 1%

(1)
Includes shares of common stock owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. (collectively, the "THL Funds"), Putnam Investment Holdings, LLC, Putnam Investments Employees' Securities Company I LLC, Putnam Investments Employees' Securities Company II LLC (collectively, the "Putnam Funds"), 1997 Thomas H. Lee Nominee Trust (the "Lee Trust"), THL WMG Equity Investors, L.P. ("THL WMG Equity") and Thomas H. Lee Investors Limited Partnership ("Lee Investors"). The shares held by the THL Funds may be deemed to be beneficially owned by THL Equity Advisors V, LLC ("Advisors"), the general partner of each of the THL Funds. The shares held by THL WMG Equity may be deemed to be beneficially owned by Thomas H. Lee Advisors, LLC ("THL Advisors"), its general partner. Advisors and THL Advisors each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The Putnam Funds, the Lee Trust and Lee Investors are co-investment entities of the THL Funds and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. Each of the THL Funds, Advisors, THL Advisors, Lee Investors and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The Putnam Funds have an address c/o Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts 02109.

(2)
Edgar Bronfman, Jr., a director and the Chairman and Chief Executive Officer of Warner Music Group, Holdings and Acquisition Corp., is the managing member of the ultimate general partner of Music Capital Partners, L.P., and as such, may be deemed to have beneficial ownership of shares of common stock held by Music Capital Partners, L.P. Mr. Bronfman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(3)
Includes shares of common stock owned by each of Bain Capital VII Coinvestment Fund, LLC, Bain Capital Integral Investors, LLC, and BCIP TCV, LLC (the "Bain Capital Funds"). Each of the Bain Capital Funds is an affiliate of Bain Capital, LLC. Bain Capital LLC disclaims beneficial ownership of such shares. Each of the Bain Capital Funds has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(4)
Includes shares of common stock owned by each of Providence Equity Partners IV, L.P. and Providence Equity Operating Partners IV, L.P. (collectively, the "Providence Funds"). Jonathan M. Nelson, a director of Warner Music Group, Holdings and Acquisition Corp., Glenn M. Creamer and Paul J. Salem are members and officers of Providence Equity Partners IV L.L.C., which is the general partner of Providence Equity GP IV L.P., which is the general partner of Providence Funds, and thus may be deemed to have beneficial ownership of the shares held by the Providence Funds. Each of Messrs. Nelson, Creamer and Salem expressly disclaims beneficial ownership of such shares except to the extent of their pecuniary interest. The Providence Funds have an address c/o Providence Equity Partners Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903.

(5)
Mr. Lee, a director of Warner Music Group, Holdings and Acquisition Corp., is President of Thomas H. Lee Partners, L.P. and disclaims any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of his pecuniary interest. Messrs. Brizius, Lawry, Sperling and Jaeckel, directors of Warner Music Group, are managing directors of Thomas H. Lee Partners, L.P. and disclaim any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of their pecuniary interest. Messrs. Lee, Brizius, Lawry, Sperling and Jaeckel have an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.

(6)
Messrs. Connaughton, Loring and Nunnelly, directors of Warner Music Group, Holdings and Acquisition Corp., are managing directors of Bain Capital Partners, LLC. Each of Messrs. Connaughton, Loring and Nunnelly disclaim any beneficial ownership of any shares beneficially owned by the Bain Capital Funds except to the extent of their pecuniary interest. Messrs. Connaughton, Loring and Nunnelly have an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02110.

(7)
On February 17, 2005, Mr. Bider announced that he had decided to step down from such position following the appointment of a successor and a transition period. Mr. Bider has agreed to forfeit his option as of his employment end date as set forth in his severance arrangements. See "Management—Employment Agreements and Severance Arrangements—Severance Arrangements with Les Bider".

(8)
We have granted the underwriters an option to purchase up to an additional 4,890,000 shares from the selling stockholders in this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ancillary Agreements to the Stock Purchase Agreement

        In addition to the purchase agreement and the warrants described under "The Transactions," we have entered into the following ancillary agreements in connection with the Acquisition.

Stockholders Agreement

        Warner Music Group has entered into a stockholders agreement with Acquisition Corp., Holdings, the Investors, Time Warner and certain of our executive officers and directors. This agreement will be amended in connection with this offering. The amended stockholders agreement will provide that Warner Music Group's board of directors consist of fourteen members, with five directors appointed by THL, three directors appointed by Bain Capital, one director appointed by Providence Equity, one director appointed by Music Capital (THL, Bain Capital and Providence Equity, each a "Principal Investor Group"), one director who will at all times be the Chief Executive Officer, currently Edgar Bronfman, Jr., and three independent directors to be chosen unanimously by the vote of Warner Music Group's board. The agreement regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any New York Stock Exchange requirements. In addition, within a year of Warner Music Group ceasing to be a "controlled company" under the New York Stock Exchange rules, the size and composition of Warner Music Group's board of directors will be adjusted to comply with the New York Stock Exchange requirements. The three independent directors have not currently been appointed, but Richard Bressler has agreed to serve as a director as of the date of this offering. Each Investor's director designee(s) may only be removed by the Investor that appointed such designee(s). The amended stockholders agreement contemplates that the board of directors of Warner Music Group will have an executive committee, an audit committee and a compensation committee and, at its discretion, a governance committee.

        The amended stockholders agreement will prohibit the parties from transferring stock to any of our competitors without the approval of (a) our entire board of directors and (b) the approval of the largest Principal Investor Group (determined by the Principal Investor Groups' relative investments in us) and one other Principal Investor Group (the "Requisite Stockholder Majority"). The amended agreement will also provide that, following this offering, each party to the stockholders agreement whose sale of shares pursuant to Rule 144 under the Securities Act would be subject to aggregation with another stockholder shall notify all such stockholders (i) when it has commenced a measurement period for purposes of the group volume limit in connection with a sale of shares under Rule 144 and (ii) what the volume limit for the measurement period, determined as of its commencement, will be. Each stockholder that is subject to such aggregation will have the right to sell shares that are subject to the group volume limit under Rule 144 pro rata during the applicable measurement period based on its percentage ownership of the shares that are held by all of the parties to the amended stockholders agreement at the start of the measurement period. These transfer restrictions will expire upon a change of control.

        The Requisite Stockholder Majority will have the right to require all other parties to the agreement to sell the same percentage of their stock to a buyer in a change of control transaction approved by a majority of the entire board as is being sold to such buyer by the membership of the Requisite Stockholder Majority. A member of a Principal Investor Group (or any affiliate thereof) that is also part of the Requisite Stockholder Majority exercising the foregoing right will not be able to be a buyer in such a change of control transaction unless the transaction is approved by each of the Investors.

        The amended stockholders agreement will provide that if one of Warner Music Group's stockholders that is party to the stockholders agreement offers to sell any of its stock to a prospective buyer in a private transaction, the other stockholders party to the stockholders agreement will have the right to sell their shares to that prospective buyer, subject to certain cutbacks, including a pro rata cutback in which the stockholder may only sell a pro rata portion of its shares. Historic TW, if it continues to hold warrants after this offering, will also be entitled to receive notice of any such sale and to exercise its warrants and participate in the sale.

        The amended stockholders agreement will give any member of the Investors the right to require us to register (including by means of a shelf registration statement permitting sales of shares from time to time over an extended period) the stock held by such stockholders for sale to the public under the Securities Act, subject to certain limitations. In connection with each underwritten public offering, Warner Music Group's stockholders will be required to enter into a lockup agreement covering a period of no greater than 90 days (180 days for an initial public offering). The amended agreement will also provide that if Warner Music Group registers shares of its common stock for sale to the public after this initial public offering, parties to the stockholders agreement will have the right to have their shares included in any such registration statement. Any registration is subject to a potential underwriters' cutback in the number of shares to be registered if the underwriters determine that marketing factors require a limitation on the number of shares to be underwritten. We have agreed with Historic TW to repurchase the Three-Year Warrants in connection with the Concurrent Transactions.

Seller Administrative Services Agreement

        In connection with the Acquisition, Acquisition Corp. entered into a seller administrative services agreement with Time Warner whereby Time Warner agreed to provide us with certain administrative services, including (i) accounting services, (ii) tax services, (iii) human resources and benefits services, (iv) information technology services, (v) legal services, (vi) treasury services, (vii) payroll services, (viii) travel services, (ix) real estate management services and (x) messenger services. The obligation for Time Warner to provide these services generally (with some exceptions) terminated on December 31, 2004. In addition, Acquisition Corp. may terminate the services, generally upon 30 days' notice to Time Warner. Time Warner may terminate most of the services upon 180 days' notice to Acquisition Corp. with respect to any service category that Time Warner ceases to provide to its subsidiaries, divisions and business units. Time Warner bills Acquisition Corp. monthly for the services. The amount paid for these services is generally not fixed, but rather is based on the costs of Time Warner in providing the administrative services, including Time Warner's employee costs and out-of-pocket expenses. In addition, Acquisition Corp. has agreed to indemnify Time Warner, its affiliates, partners, officers, employees, agents and permitted assigns for losses relating to the services contemplated by the seller administrative services agreement. Time Warner has agreed to indemnify Acquisition Corp. for losses arising out of its breach of the agreement or Time Warner's gross negligence or willful misconduct.

        On July 1, 2004, Acquisition Corp. and Time Warner amended the seller administrative services agreement so that Time Warner will provide DX Online Services, a web-based solution designed to manage small package shipping, to us. Time Warner's obligation to provide DX Online Services will expire December 31, 2004, subject to an automatic renewal after that date on a monthly basis. After December 31, 2004, either Time Warner or Acquisition Corp. may terminate by providing 30 days' notice. Generally, Acquisition Corp. pays $5,500 per month for such services.

Purchaser Administrative Services Agreement

        In connection with the Acquisition, Acquisition Corp. entered into a purchaser administrative services agreement with Time Warner whereby Acquisition Corp. agreed to provide Time Warner with certain administrative services including (i) financial and accounting advisory services, (ii) information technology services, (iii) real estate services and (iv) distribution services in certain countries outside the U.S. Acquisition Corp.'s obligation to provide these services generally (with one exception) terminated on December 31, 2004. Acquisition Corp. previously billed Time Warner monthly for the services. The amount paid for these services was generally not fixed, but rather, was based on Acquisition Corp.'s costs in providing the administrative services, including our employee costs and out-of-pocket expenses. In addition, Time Warner has agreed to indemnify Acquisition Corp., our affiliates, partners, officers, employees, agents and permitted assigns for losses relating to the services contemplated by the purchaser administrative services agreement. Acquisition Corp. has agreed to indemnify Time Warner for losses arising out of our breach of the agreement or our gross negligence or willful misconduct.

Management/Monitoring Agreement

        Acquisition Corp. entered into a management agreement with Warner Music Group, Holdings and the Investors. Pursuant to this agreement, Warner Music Group, Holdings and Acquisition Corp. paid an aggregate of $75 million to the Investors in consideration for their services in connection with the Acquisition. Although the Company has not conducted a formal analysis as to the arm's-length nature of such fee, the Company believes that the amount of such fee is representative of, or comparable to, such fees paid in similar transactions.

        In consideration for ongoing consulting and management advisory services, the management agreement requires Warner Music Group to pay (or to cause Holdings or Acquisition Corp. to pay) the Investors an aggregate annual fee of $10 million per year ("Periodic Fees"), which is payable quarterly in advance. This annual fee has been prepaid in its entirety through February 2005. In the case of future services provided in connection with any future acquisition, disposition, or financing transactions involving Acquisition Corp., Warner Music Group or Holdings, the management agreement requires Warner Music Group to pay (or to cause Holdings or Acquisition Corp. to pay) the Investors an aggregate fee of one percent of the gross transaction value of each such transaction ("Subsequent Fees"). The agreement also requires Acquisition Corp., Warner Music Group and Holdings to pay the reasonable expenses of the Investors in connection with, and indemnify them for liabilities arising from, the management agreement, the Acquisition and any related transactions, their equity investment in Acquisition Corp., Warner Music Group or Holdings, our operations, and the services they provide to Acquisition Corp., Warner Music Group and Holdings. The management agreement continues in full force and effect until December 30, 2014, provided, however, that the Investors may cause the agreement to terminate at any time upon agreement of the Investors. In the event of the termination of the management agreement, Warner Music Group, Holdings and Acquisition Corp. shall pay each of the Investors (x) any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the yield on the date of termination on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014. The management agreement will be terminated prior to this offering, other than with respect to reimbursement and indemnification provisions, and a fee of approximately $73 million will be payable to the Investors. The Termination Fee will be paid with the proceeds from borrowings under the new term loan and cash on hand at Acquisition Corp. after this offering. See "Prospectus Summary—Recent Developments—The Concurrent Transactions."

Other Arrangements with Investors

        Employees of the Investors have from time to time filled management roles on an interim basis while we have been transitioning to a permanent management team. For example, the position of Chief Financial Officer was previously filled by an employee of one of the Investors. Such employees have not received any compensation from us for such services. However, a representative cost for such services in the aggregate amount of $280,000 has been charged to the statement of operations for the seven months ended September 30, 2004 with a corresponding increase in additional paid-in capital.

Cumulative Preferred Stock

        Holdings is authorized to issue 150,000 shares of Cumulative Preferred Stock, par value $0.001 per share ("Preferred Stock"), with a liquidation preference of $10,000. 40,000 shares of Preferred Stock, which rank senior to our common stock with respect to the right to receive dividends and to receive distributions upon the liquidation, dissolution and winding up of Holdings, were issued to the Investors in connection with the Acquisition. 20,000 shares of Preferred Stock were previously redeemed in connection with the Refinancing. The remaining 20,000 shares of Preferred Stock were redeemed in full in connection with the Holdings' Payment to Investors.

Return of Capital and Dividend on Preferred

        We returned an additional $350 million of capital to the Investors. The Return of Capital on September 30, 2004 consisted of a dividend of $8 million paid on the preferred equity securities of Holdings held by the Investors and notes payable of $342 million by Warner Music Group to the Investors. The notes payable were paid in full in October 2004. The Return of Capital was funded out of our excess cash balance and not from the incurrence of additional debt. We obtained an amendment to Acquisition Corp.'s senior secured credit agreement to provide for this Return of Capital.

Holdings' Payment to Investors

        On December 23, 2004, Holdings issued approximately $700 million of Holdings Notes. The proceeds from the issuance of the Holdings Notes were used to fund a return of approximately $681 million from Holdings to its shareholders and the shareholders of Warner Music Group through a combination of dividends on Holdings' preferred stock and repurchases of its common stock and preferred stock and dividends on Warner Music Group's common stock. Of the total of $681 million, approximately $631 million was distributed to the Investors with the remainder being held by Warner Music Group. We distributed $42.5 million of the remaining $50 million to the Investors on March 28, 2005 and intend to distribute the remainder of approximately $7.5 million to the Investors prior to this offering. We obtained an amendment to Acquisition Corp's senior secured credit agreement to provide for the Holdings' Payment to Investors, including the distribution of the remaining $50 million to the Investors.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our Charter and Bylaws that will be in effect immediately after this offering, after giving effect to the Recapitalization. We refer you to the form of our Charter and form of Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

        Warner Music Group's authorized capital stock will consist of (i) 500 million shares of common stock, par value $0.001 per share, of which approximately 116 million shares are currently issued and outstanding and (ii) 100 million shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding. Immediately following the completion of this offering, there are expected to be approximately 148.5 million shares of common stock outstanding and no shares of preferred stock outstanding.

  Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Dividends upon the common stock of the corporation can be declared by the board of directors at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the board of directors deems proper as reserves to meet contingencies, or for repairing or maintaining any other funds property, or for any proper purpose, and the board of directors may modify or abolish any such reserve. Acquisition Corp's senior credit facility and the indentures governing the Holdings Notes and the Acquisition Corp. Notes impose restrictions on our ability to declare dividends with respect to our common stock.

        Liquidation Rights.    Upon liquidation, dissolution or winding up or a sale or disposition of all or substantially all of the assets, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities.

        Other Matters.    The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

        Our Charter will authorize the Warner Music Group board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  the voting powers, if any, of the shares of the series; and

  •
  the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of the series.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter and Bylaws

        Certain provisions of our Charter and Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Removal of Directors; Vacancies

        Our Charter will provide that, unless otherwise provided in the stockholders agreement, (i) prior to the date on which the Investors cease to own at least 40% of all the then outstanding shares of stock, directors may be removed for any reason upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) on and after the date the Investors cease to own at least 40% of all the then outstanding shares of stock, directors may be removed only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Charter and Bylaws will provide that, unless otherwise provided in the stockholders agreement, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

  No Cumulative Voting

        The Delaware General Corporation Law ("DGCL") provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter does not expressly provide for cumulative voting.

  Calling of Special Meetings of Stockholders

        Our Charter will provide that special meetings of our stockholders may be called only by the chairman of our board or the President or Secretary, in each case pursuant to a resolution of the board of directors.

  Stockholder Action by Written Consent

        The DGCL permits stockholder action by written consent unless otherwise provided by the Charter. Our Charter will preclude stockholder action by written consent after the date on which the Investors cease to own at least 40% of all the then outstanding shares of stock.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our Bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

        Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year's annual meeting. Our Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

  Amendments to our Charter and Bylaws

        Our Charter will provide generally that we reserve the right to amend, alter, change or repeal any provision of our Charter in the manner now or hereinafter prescribed by the DGCL. In addition, our Charter will grant our board of directors the authority to amend and repeal our Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our Charter.

  Conflicts of Interest

        Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter will provide that, to the maximum extent permitted from time to time by Delaware law, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors stockholders or affiliates who are our employees.

Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our Charter will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL. The DGCL does not permit exculpation for liability due to:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  for transactions from which the director derived improper personal benefit.

        Our Charter and Bylaws will provide that we shall indemnify our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-takeover Statute

        We have opted out of Section 203 of the DGCL. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company's board of directors.

Transfer Agent and Registrar

        American Stock Transfer and Trust Company will be the transfer agent and registrar for our common stock.

Listing

        The New York Stock Exchange has approved the listing of our common stock on the New York Stock Exchange under the symbol "WMG".

Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding warrants, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of approximately 148.5 million shares of common stock, including 4,890,000 shares that will be issued upon the exercise of the underwriters' option to purchase additional shares. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of common stock will be deemed "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which are summarized below.

        The stockholders agreement gives any member of the Investors the right to require us to register (including by means of a shelf registration statement permitting sales of shares from time to time over an extended period) the stock held by such stockholders for sale to the public under the Securities Act, subject to certain limitations. In connection with each underwritten public offering, Warner Music Group's stockholders will be required to enter into a lockup agreement covering a period of no greater than 90 days (180 days for an initial public offering). The agreement also provides that if Warner Music Group registers shares of its common stock for sale to the public after this initial public offering, parties to the stockholders agreement will have the right to have their shares included in any such registration statement. Any registration is subject to a potential underwriter's cutback in the number of shares to be registered if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten. Immediately after this offering, the Investors will own approximately 107.5 million shares entitled to these registration rights and management will own approximately 8 million shares entitled to these registration rights.

        Subject to the lock-up agreements described below and the volume limitations and other conditions under Rule 144, approximately 108.0 million shares of our common stock are currently available for sale in the public market under exemptions from registration requirements.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock or approximately 1.48 million shares assuming no exercise by the underwriters of their option to purchase additional shares; and

  •
  the average weekly reported volume of trading in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Lock-Up Agreements

        We, our directors and executive officers and the Investors have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock, subject to specified exceptions, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Underwriting."

Stock Options and Restricted Stock

        Pursuant to our LTIP stock option agreements and other option agreements, and after giving effect to the Recapitalization, we have granted options to employees of the company and its affiliates to purchase an aggregate of 5,304,414 shares of our common stock. Of the outstanding shares of common stock granted subject to options and after giving effect to the Recapitalization, approximately 99,579 shares subject to options have vested and up to an additional 199,157 shares subject to options may vest upon this initial public offering, subject to the continued employment of such employees and attainment of certain performance targets. After giving effect to the Recapitalization, we have also granted and sold 8,305,390 shares of our common stock to our employees, with restrictions, of which 497,732 have vested and up to 995,464 may vest upon this initial public offering, subject to the continued employment of such employees and attainment of certain performance targets.

        As soon as practicable following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and all outstanding shares of restricted common stock held by our employees prior to this offering and the shares of common stock subject to the 2005 Plan, including the shares of common stock subject to options we expect to grant at the date of this offering. After expiration of the applicable contractual resale restrictions, shares covered by these registration statements will be eligible for sale in the public markets, other than shares owned by our affiliates, which may be sold in the public market if they are registered or qualify for an exemption from registration under Rule 144.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facility

  Overview

        In connection with the Transactions, Acquisition Corp. entered into a senior secured credit facility with Banc of America Securities LLC, as joint lead arranger and joint book manager, Bank of America, N.A., as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger, joint book manager and co-syndication agent, Lehman Brothers Inc., as co-arranger and co-book manager, Lehman Commercial Paper Inc., as co-syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as co-arranger, co-book manager and documentation agent and the other lenders party thereto.

        The senior secured credit facility provides senior secured financing of $1.45 billion, consisting of:

  •
  a $1.2 billion term loan facility; and

  •
  a $250 million ($4 million of which has been drawn in the form of letters of credit) revolving credit facility.

        Upon the occurrence of certain events, we may request an increase to the existing revolving credit facility in an amount not to exceed $100 million, subject to receipt of commitments by existing revolving lenders or other financial institutions reasonably acceptable to the administrative agent.

        Acquisition Corp. is the borrower for the term loan facility. Acquisition Corp. is also a borrower under the revolving credit facility, and certain of its non-U.S. subsidiaries may be designated as additional borrowers under the revolving credit facility. A portion of the revolving credit facility up to an aggregate not to exceed the equivalent of $150 million may be made available in euros, pounds sterling and yen. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

        On December 6, 2004, Acquisition Corp. amended the senior secured credit facility to make certain changes. In particular, the changes:

  •
  allow Holdings to incur permitted indebtedness that accrues up to $35,000,000 in cash interest in any fiscal year. Prior to the change, any permitted indebtedness incurred by Holdings was required to be pay-in-kind interest for at least the first five years.

  •
  remove the requirement that the maximum leverage ratio for Acquisition Corp. and its subsidiaries be less than 3.75:1 at the time that Holdings incurs any permitted indebtedness.

  •
  adjust the method of calculating EBITDA when measuring the leverage ratio of Holdings so that it is consistent with the method of calculation used in the indenture for our notes. In order for Holdings to incur permitted indebtedness under the senior secured credit facility, it must show compliance with a leverage ratio test on a pro forma basis for the incurrence of such indebtedness.

        On April 29, 2005, Acquisition Corp. obtained an amendment to its senior secured credit facility to, among other things:

  •
  increase the term loan facility to an amount not to exceed $1,441 million in the aggregate;

  •
  lower the rates of interest paid under the term loan credit facilities;

  •
  permit the application of proceeds to us from the offering as described under "Use of Proceeds;"

  •
  permit the Concurrent Transactions;

  •
  provide more flexibility under certain restrictive covenants;

  •
  permit dividends in an amount not to exceed $90 million per year; and

  •
  clarify that after this initial public offering of our common shares, the Investors and certain other parties can own a lower percentage of our common stock before triggering a change of control.

  Interest Rate and Fees

        Borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At December 31, 2004, the base rate and LIBOR margins were 1.75% and 2.75% respectively for borrowings under the revolving credit and term loan facilities. Currently, the base rate and LIBOR margins are 1.00% and 2.00%, respectively, for borrowings under the revolving credit facility, and 1.50% and 2.50%, respectively, for borrowings under the term loan facility. The applicable margin for borrowings under both the revolving credit facility and term loan facility are variable subject to certain leverage ratio tests. We expect that the proposed amendment to the senior secured credit agreement will lower the base rate and LIBOR margins for borrowings under the term loan facility to 0.75% and 1.75%, respectively, if the senior secured debt of Acquisition Corp. is rated at least BB- by S&P and Ba2 by Moody's (or if the ratings are lower, 1.00% and 2.00%, respectively).

        In addition to paying interest on outstanding principal under the senior secured credit facility, Acquisition Corp. is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. At December 31, 2004, the commitment fee rate was 0.50% and is currently 0.375%. The commitment fee is variable subject to certain leverage ratio tests. Acquisition Corp. must also pay customary letter of credit fees.

  Prepayments

        The senior secured credit facility requires Acquisition Corp. to prepay outstanding term loans, subject to certain exceptions, with:

  •
  50% (which percentage will be reduced to 25% if our leverage ratio is less than 4.00 to 1.00 and to 0% if our leverage ratio is less than 3.50 to 1.00) of the annual excess cash flow of Holdings and its subsidiaries;

  •
  100% of the net cash proceeds in excess of $15,000,000 per fiscal year from asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within twelve months, subject to certain limitations;

  •
  100% (which percentage will be reduced to 75% if our leverage ratio is less than 3.00 to 1.00) of the net cash proceeds of any incurrence of debt, other than certain debt permitted under the senior secured credit facility; and

  •
  50% (which percentage will be reduced to 25% if our leverage ratio is less than 3.50 to 1.00) of the net proceeds of issuances of equity of Holdings and its subsidiaries, subject to certain exceptions.

        The foregoing mandatory prepayments will be applied to the next four installments of the term loan facility then due and then to the remaining installments of the term loan facility on a pro rata basis.

        The amendment to the senior secured credit agreement eliminates prepayments made with the proceeds of issuances of equity.

        In addition, until the first anniversary of the effective date of the new amendment, the new amendment will impose a 1% prepayment premium in connection with the repayment of any term loans under the term loan facility with the proceeds of any new term loans with a lower interest rate.

  Amortization

        Acquisition Corp. is required to repay installments on the loans under the term loan facility in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on February 28, 2011.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, on February 28, 2010.

  Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of Acquisition Corp.'s existing and future domestic wholly owned subsidiaries, referred to collectively as "U.S. Guarantors." In addition, the borrowings of Acquisition Corp.'s foreign subsidiary borrowers under the senior secured credit facility are unconditionally guaranteed by Holdings, Acquisition Corp. and, subject to certain exceptions, each of Acquisition Corp.'s existing and future domestic wholly owned subsidiaries and, to the extent legally permitted (referred to as the foreign guarantees), by certain of Acquisition Corp.'s foreign subsidiaries.

        All obligations under the senior secured credit facility and the guarantees of those obligations are secured by substantially all the assets of Holdings, Acquisition Corp. and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of Acquisition Corp.'s capital stock, 100% of the capital stock of each U.S. Guarantor and 65% of the capital stock of each of Acquisition Corp.'s foreign subsidiaries that are directly owned by Acquisition Corp. or one of the U.S. Guarantors; and

  •
  a security interest in substantially all tangible and intangible assets of Holdings, Acquisition Corp. and each U.S. Guarantor.

        In addition, the obligations of any foreign subsidiary borrowers under the senior secured credit facility, and the foreign guarantees of such obligations, are, subject to certain exceptions, secured by the following:

  •
  a pledge of the capital stock of each foreign borrower and each foreign guarantor; and

  •
  a lien on substantially all tangible and intangible assets of each foreign borrower and each foreign guarantor.

  Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of Holdings, Acquisition Corp. and our other subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness or issue preferred stock;

  •
  repay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments, loans or advances;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements governing our indebtedness, including the notes;

  •
  change the business conducted by Holdings and its subsidiaries (including Acquisition Corp.); and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires Holdings, Acquisition Corp. and our other subsidiaries to maintain the following financial covenants:

  •
  a maximum total leverage ratio;

  •
  a minimum interest coverage ratio; and

  •
  a maximum capital expenditures limitation.

        The senior secured credit facility also contains certain customary affirmative covenants and events of default.

7 3/8% Senior Subordinated Notes due 2014

  General

        In April 2004, Acquisition Corp. issued its 7 3/8% Senior Subordinated Notes that mature on April 15, 2014 in an aggregate principal amount of $465 million in a private transaction not subject to the registration requirements under the Securities Act. On December 16, 2004, Acquisition Corp. filed a registration statement to exchange the dollar notes for identical freely tradeable dollar notes registered under the Securities Act. The net proceeds from that financing, along with the net proceeds from Acquisition Corp.'s issuance of sterling notes, were used to repay all amounts outstanding under its senior subordinated bridge loan facility in full, to return a portion of the initial capital investment by the Investors and to pay related fees and expenses.

  Guarantees

        Each of Acquisition Corp.'s domestic subsidiaries that guarantees the obligations under the senior secured credit facility jointly and severally and unconditionally guarantees the dollar notes on an unsecured senior subordinated basis.

  Ranking

        The dollar notes are general unsecured senior subordinated obligations of Acquisition Corp. that rank junior to its existing and future senior indebtedness, including obligations under the senior secured credit facility, equally in right of payment with all of Acquisition Corp.'s future senior subordinated debt and senior in right of payment to all of Acquisition Corp.'s future subordinated debt. They are effectively subordinated in right of payment to all of Acquisition Corp.'s existing and future secured debt to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of Acquisition Corp.'s subsidiaries that are not guarantors. The dollar notes are not entitled to the benefit of any sinking fund.

  Optional Redemption

        The dollar notes may be redeemed, in whole or in part, at any time prior to April 15, 2009, at the option of Acquisition Corp., at a redemption price equal to 100% of the principal amount of the dollar notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the dollar notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the dollar note at April 15, 2009, as set forth in the table below, plus (ii) all required interest payments due on the dollar notes through April 15, 2009, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points over (b) the then outstanding principal amount of the dollar notes.

        On or after April 15, 2009, Acquisition Corp. may redeem all or a part of the dollar notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

        In addition, at any time prior to April 15, 2007, Acquisition Corp. may redeem up to 35% of the originally issued aggregate principal amount of the dollar notes at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offering of Acquisition Corp. or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the dollar notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

  Change of Control

        In the event of a change of control, which is defined in the indenture governing the dollar notes, each holder of the dollar notes will have the right to require Acquisition Corp. to repurchase all or any part of such holder's dollar notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  Covenants

        The indenture governing the dollar notes contains certain covenants that, among other things, limit Acquisition Corp.'s ability and the ability of some of Acquisition Corp.'s subsidiaries to:

  •
  incur additional debt or issue certain preferred shares;

  •
  pay dividends on or make distributions in respect of Acquisition Corp.'s capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain debt without securing the notes;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of Acquisition Corp.'s assets;

  •
  enter into certain transactions with Acquisition Corp.'s affiliates; and

  •
  designate its subsidiaries as unrestricted subsidiaries.

  Events of Default

        The indenture governing the dollar notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such dollar notes to become or to be declared to be due and payable.

8 1/8% Senior Subordinated Notes due 2014

  General

        In April 2004, Acquisition Corp. issued its 8 1/8% Senior Subordinated Notes that mature on April 15, 2014 in an aggregate principal amount of £100 million in a private transaction not subject to the registration requirements under the Securities Act. On December 16, 2004, Acquisition Corp. filed a registration statement to exchange the sterling notes for identical freely tradeable notes registered under the Securities Act. The net proceeds from this financing, along with the net proceeds from Acquisition Corp.'s issuance of dollar notes, were used to repay all amounts outstanding under its senior subordinated bridge loan facility in full, to return a portion of the initial capital investment by the Investors and to pay related fees and expenses.

  Guarantees

        Each of Acquisition Corp.'s domestic subsidiaries that guarantees the obligations under the senior secured credit facility jointly and severally and unconditionally guarantees the sterling notes on an unsecured, senior subordinated basis.

  Ranking

        The sterling notes are general unsecured senior subordinated obligations of Acquisition Corp. that rank junior to its existing and future senior indebtedness, including obligations under the senior secured credit facility, equally in right of payment with all of Acquisition Corp.'s future senior subordinated debt and senior in right of payment to all Acquisition Corp.'s future subordinated debt. They are effectively subordinated in right of payment to all of Acquisition Corp.'s existing and future secured debt to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of Acquisition Corp.'s subsidiaries that are not guarantors. The sterling notes are not entitled to the benefit of any sinking fund.

  Optional Redemption

        The sterling notes may be redeemed, in whole or in part, at any time prior to April 15, 2009, at the option of Acquisition Corp., at a redemption price equal to 100% of the principal amount of the sterling notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the sterling notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the sterling note at April 15, 2009, as set forth in the table below, plus (ii) all required interest payments due on the sterling notes through April 15, 2009, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points over (b) the then outstanding principal amount of the sterling notes.

        On or after April 15, 2009, Acquisition Corp. may redeem all or a part of the sterling notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2009	104.063%
2010	102.708%
2011	101.354%
2012 and thereafter	100.000%

        In addition, at any time prior to April 15, 2007, Acquisition Corp. may redeem up to 35% of the originally issued aggregate principal amount of the sterling notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offering of Acquisition Corp. or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the sterling notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

  Change of Control

        In the event of a change of control, which is defined in the indenture governing the sterling notes, each holder of the sterling notes will have the right to require Acquisition Corp. to repurchase all or any part of such holder's sterling notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  Covenants

        The indenture governing the sterling notes contains certain covenants that, among other things, limit Acquisition Corp.'s ability and the ability of some of Acquisition Corp.'s subsidiaries to:

  •
  incur additional debt or issue certain preferred shares;

  •
  pay dividends on or make distributions in respect of Acquisition Corp.'s capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain debt without securing the notes;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of Acquisition Corp.'s assets;

  •
  enter into certain transactions with Acquisition Corp.'s affiliates; and

  •
  designate its subsidiaries as unrestricted subsidiaries.

  Events of Default

        The indenture governing the sterling notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such dollar notes to become or to be declared to be due and payable.

Holdings Notes

        General.    In December, 2004, Holdings issued $250 million of Holdings Floating Rate Notes that mature on December 15, 2011, $396.81 million of Holdings Discount Notes that mature on December 15, 2014 and $200 million of Holdings PIK Notes that mature on December 15, 2014.

        Ranking.    The Holdings Notes are Holdings' senior unsecured obligations and rank equally in right of payment to all of Holdings' unsecured senior indebtedness; rank senior in right of payment to all of Holdings' future senior subordinated unsecured indebtedness and future subordinated unsecured indebtedness; and are effectively subordinated in right of payment to Holdings' existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and all obligations of each of Holdings' existing and future subsidiaries, including all obligations of Acquisition Corp.

  Optional Redemption.

        Holdings Floating Rate Notes:    At any time prior to December 15, 2006, Holdings may redeem, in the aggregate, (1) up to 35% or (2) all, but not less than all, of the Holdings Floating Rate Notes with the net cash proceeds of one or more equity offerings at a redemption price of 104.00% of the principal amount of the Holdings Floating Rate Notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date, provided, however, that in the case of (1) above, at least 65% of the original aggregate principal amount of Holdings Floating Rate Notes remains outstanding after each such redemption and provided, further, that in the case of (1) and (2) above, such redemption will occur within approximately 90 days after the date on which any such equity offering is consummated.

        At any time prior to December 15, 2006, Holdings may redeem the Holdings Floating Rate Notes, in whole or in part, at its option, at a redemption price equal to 100% of the principal amount of the Holdings Floating Rate Notes plus the greater of: (1) 1.0% of the then outstanding principal amount of the Holdings Floating Rate Notes; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Holdings Floating Rate Notes at December 15, 2006 (as set forth in the table below) plus (ii) all required interest payments due on the Holdings Floating Rate Notes (assuming that the interest rate per annum on the Holdings Floating Rate Notes applicable on the date of which notice of redemption was given was in effect for the entire period) through December 15, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the Holdings Floating Rate Notes.

        At any time on or after December 15, 2006 Holdings may redeem the Holdings Floating Rate Notes, in whole or in part, at its option, at the redemption prices set forth in the following table, plus accrued and unpaid interest and additional interest, if any, to the redemption date:

Year	Percentage
2006	102.00%
2007	101.00%
2007 and thereafter	100.00%

        In connection with this offering, all outstanding Holdings Floating Rate Notes will be redeemed. See "Use of Proceeds."

        Holdings Discount Notes:    At any time prior to December 15, 2007, Holdings may redeem, in the aggregate, up to 35% of the Holdings Discount Notes with the net cash proceeds of one or more equity offerings at a redemption price of 109.50% of the accreted value thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date; provided, however, at least 65% of the original aggregate principal amount at maturity of Holdings Discount Notes remains outstanding after each such redemption and provided, further, that such redemption will occur within approximately 90 days after the date on which any such equity offering is consummated.

        At any time prior to December 15, 2007, Holdings may redeem the Holdings Discount Notes, in whole or in part, at its option, at a redemption price equal to 100% of the accreted value of the Holdings Discount Notes redeemed plus the greater of: (1) 1.0% of the then accreted value of the Holdings Discount Note; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Holdings Discount Note at December 15, 2009 (as set forth in the table below) plus (ii) all required interest payments due on the Holdings Discount Note through December 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over (b) the then accreted value of the Holdings Discount Note.

        At any time on or after December 15, 2009 Holdings may redeem the Holdings Discount Notes, in whole or in part, at its option, at the redemption prices set forth in the following table, plus accrued and unpaid interest and additional interest, if any, to the redemption date:

Year	Percentage
2009	104.750%
2010	103.167%
2011	101.583%
2012 and thereafter	100.000%

        In connection with this offering, 35% of outstanding aggregate principal amount of the Holdings Discount Notes will be redeemed. See "Use of Proceeds."

        Holdings PIK Notes:    On or after March 15, 2005 and prior to June 15, 2006, Holdings may redeem any and all of the aggregate principal amount of the Holdings PIK Notes then outstanding with the net cash proceeds of one or more equity offerings at a redemption price of 100.00% of the principal amount of the Holdings PIK Notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date; provided that the redemption occurs within 90 days after the date on which any such equity offering is consummated.

        On and after June 15, 2005 and before June 15, 2006, the Holdings PIK Notes will be redeemable at 100.00% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date. On and after June 15, 2006 and before December 15, 2007, the Holdings PIK Notes will be redeemable at 102.00% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. On and after December 15, 2007 and before December 15, 2008, the Holdings PIK Notes will be redeemable at 101.000% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. On and after December 15, 2008, the Holdings PIK Notes will be redeemable at 100.00% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

        In connection with this offering, all outstanding Holdings PIK Notes will be redeemed. See "Use of Proceeds."

        Change of Control.    Upon the occurrence of a change of control, which is defined in the indenture governing Holdings' Notes, each holder of such notes has the right to require Holdings to repurchase some or all of such holder's notes at a purchase price in cash equal to 101% (or, in the case of a change of control as a result of Holdings no longer owning 100% of the issued and outstanding common stock of Warner Music Group, 100%), of the aggregate principal amount of Holdings Floating Rate Senior Notes, aggregate accreted value of the Holdings Discount Notes and aggregate principal amount at maturity of the Holdings PIK Notes, as the case may be, plus accrued and unpaid interest and additional interest, if any, to the repurchase date.

        Covenants.    The indenture governing the Holdings Notes contains covenants limiting, among other things, its ability and the ability of its restricted subsidiaries to:

  •
  incur additional indebtedness or issue certain preferred shares;

  •
  pay dividends on or make other distributions on capital stock or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain debt without securing the Holdings Notes;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of Holdings' assets;

  •
  enter into certain transactions with Holdings' affiliates; and

  •
  designate Holdings' subsidiaries as unrestricted subsidiaries.

        Events of Default.    The indenture governing the Holdings Notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such notes to become or to be declared due and payable.

        Warner Music Group Corp. Guarantee.    The indenture governing the Holdings Notes permits the reports, information and other documents required to be filed or furnished to holders of the Holdings Notes under such indenture to be filed by, and be those of, Warner Music Group Corp. if Warner Music Group Corp. becomes a guarantor of the Holdings Notes, meets certain other conditions and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC. Accordingly, Warner Music Group Corp. may guarantee the Holdings Notes in order to simplify its reporting requirements going forward.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock purchased for cash in this offering that is held as a capital asset by a non-U.S. holder.

        A "non-U.S. holder" means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," corporation that accumulates earnings to avoid United States federal income tax or an investor in a pass-through entity). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        This summary is not intended to be construed as legal advice. If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to (a) complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

        A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

        An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person as defined under the Code. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

        We believe we are not and do not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

Federal Estate Tax

        Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a redemption) of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

        Warner Music Group, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will act as joint global coordinators and, together with Lehman Brothers Inc. and Deutsche Bank Securities Inc., will act as joint book-running managers for the offering. Banc of America Securities LLC and Citigroup Global Markets Inc. will act as joint lead managers. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated will act as the representatives of the underwriters listed below:

Underwriters	Number of Shares
Goldman, Sachs & Co.	9,063,396
Morgan Stanley & Co. Incorporated	7,881,214
Lehman Brothers Inc.	5,461,625
Deutsche Bank Securities Inc.	4,228,355
Banc of America Securities LLC	2,466,540
Citigroup Global Markets Inc.	2,466,540
Allen & Company LLC	217,333
Bear, Stearns & Co. Inc.	217,333
UBS Securities LLC	217,333
Blaylock & Company, Inc.	54,333
Jefferies & Company, Inc.	54,333
Pacific Crest Securities, Inc.	54,333
Ramirez & Co., Inc.	54,333
Muriel Siebert & Co., Inc.	54,333
Utendahl Capital Partners, L.P.	54,333
The Williams Capital Group, L.P.	54,333

Total	32,600,000

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 4,890,000 shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Warner Music Group and, to the extent the underwriters exercise their option to purchase additional shares, the selling stockholders.

Paid by the Company

No Exercise
Per Share	$0.8075
Total	$26,324,500

Paid by the Selling Stockholders

Full Exercise
Per Share	$0.8075
Total	$3,948,675

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.4845 per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.1000 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        Warner Music Group and its directors, executive officers and certain other employees and the Investors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co., subject to certain exceptions. Our lock-up agreement will provide exceptions for, among other things:

  •
  securities to be registered pursuant to any registration statement on Form S-8 pursuant to the terms of any benefit plans or arrangements in effect on the date hereof or disclosed in this prospectus of which the underwriters have been advised in writing,

  •
  issuances of common stock upon the exercise of an option or upon conversion or exchange of convertible or exchangeable securities pursuant to employee benefit plans or arrangements in effect as of the date hereof or disclosed in this prospectus (subject to the stockholder lock-up provisions),

  •
  granting of awards pursuant to employee benefit plans or arrangements in effect as of the date hereof or disclosed in this prospectus, including our LTIP stock option agreements (subject to the stockholder lock-up provisions), and

  •
  the issuance by us of shares of common stock in connection with the acquisition of, or a joint venture with, another company provided that (i) recipients of the common stock agree to be bound for the remainder of the lock-up period or (ii) the aggregate number of shares of common stock issued in such transactions, taken together, does not exceed 10% of the aggregate number of shares of common stock issued in this offering, and, in the case of each such issuance in connection with a joint venture or acquisition, the filing of a registration statement with respect thereto.

        The stockholder lock-up agreements will provide exceptions for, among other things:

  •
  transfers to (1) a spouse, child or other dependent or member of immediate family or (2) pursuant to a domestic relations order of a court of competent jurisdiction, provided that, in the case of (1), (i) such transfer shall not involve a disposition for value and (ii) each recipient of such shares or convertible securities agrees to be subject to the restrictions described in the preceding paragraph and no filing by any party shall be required with the Securities and Exchange Commission or shall be voluntarily made in connection with such transfer; or

  •
  transfers to any limited partner or holder of equity interests of such stockholder, provided that (i) any such transfer shall not involve a disposition for value and (ii) each recipient of such shares or convertible securities agrees to be subject to the restrictions described in the preceding paragraph and no filing by any party shall be required with the Securities and Exchange Commission or shall be voluntarily made in connection with such transfer; or

  •
  transfers in connection with the exchange or surrender of shares of common stock by stockholders to us in satisfaction or payment of the exercise price of such stock options or to satisfy any tax withholding obligations of such stockholder in respect of such option exercise; or

  •
  transactions by any person other than us relating to shares of our common stock acquired in open market transactions after completion of this offering, provided that no filing by any party shall be required with the Securities and Exchange Commission or shall be voluntarily made in connection with sales of shares of common stock or other securities acquired in such open market transactions; or

  •
  transfers by a person other than us of shares of common stock or any security convertible into common stock as a bona fide gift or for no consideration and transfers by a person other than us by will or intestacy, provided that in each case, each recipient of such shares or convertible securities agrees to be subject to the restrictions described in the immediately preceding paragraph and no filing by any party with the Securities and Exchange Commission shall be required or shall be voluntarily made in connection with such transfer; or

  •
  transfers by a person other than us to any trust, partnership or limited liability company for the direct or indirect benefit of such person and/or the immediate family of such person for estate planning purposes, provided that (i) the trustee of the trust, partnership or the limited liability company, as the case may be, agrees to be subject to the restrictions described in the preceding paragraph, (ii) any such transfer shall not involve a disposition for value and (iii) no filing by any party with the Securities and Exchange Commission shall be required or shall be voluntarily made in connection with such transfer; or

  •
  with respect to any of our directors or executive officers, to the Company upon his or her death, disability or termination of employment.

        In addition, the 180-day restricted period described above will be automatically extended if: (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day restricted period, the "lock-up" restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless Goldman, Sachs & Co. waives, in writing, such extension.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among Warner Music Group and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were Warner Music Group's historical performance, estimates of Warner Music Group's business potential and earnings prospects, an assessment of Warner Music Group's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        Warner Music Group has been approved to list the common stock on the New York Stock Exchange under the symbol "WMG". In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the Nasdaq Stock Market, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of the period of six months from the Closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer, and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise, in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        The underwriters do not expect sales in discretionary accounts to exceed five percent of the total number of shares offered.

        Warner Music Group and, to the extent the underwriters exercise their option to purchase additional shares, the selling shareholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.4 million.

        Warner Music Group and, to the extent the underwriters exercise their option to purchase additional shares, the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make internet distributions on the same basis as other allocations.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us or our affiliates, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters are agents and/or lenders under Acquisition Corp.'s senior secured credit agreement, and we expect will continue to be agents and/or lenders under the proposed amendment to Acquisition Corp.'s senior secured credit agreement for which they will receive customary fees, and also acted as initial purchasers in connection with the offering of the Acquisition Corp. Notes and the Holdings' Notes. Certain affiliates of Goldman, Sachs & Co. have an approximately 5% aggregate economic interest in the common stock of Warner Music Group through investments in certain limited partnerships affiliated with Thomas H. Lee Partners, L.P. and Providence Equity Partners Inc.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock to be sold in this offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York will act as counsel to the underwriters. Cahill Gordon & Reindel LLP has performed, and continues to perform, legal services for us.

EXPERTS

        The consolidated and combined financial statements of Warner Music Group as of September 30, 2004 and November 30, 2003 (Predecessor) and for the seven months ended September 30, 2004, three months ended February 29, 2004 (Predecessor) and each of the two years ended November 30, 2003 (Predecessor), appearing in the Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 under the Securities Act with respect to the issuance of shares of our common stock being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result of the offering of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

WARNER MUSIC GROUP CORP.
(formerly known as WMG Parent Corp.)

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Contents

Audited Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated and Combined Balance Sheets as of September 30, 2004 and November 30, 2003	F-4

Consolidated and Combined Statements of Operations for the Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004, Ten Months Ended September 30, 2003 and Years Ended November 30, 2003 and 2002	F-5

Consolidated and Combined Statements of Cash Flows for the Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004, Ten Months Ended September 30, 2003 and Years Ended November 30, 2003 and 2002	F-7
Consolidated and Combined Statements of Shareholders' and Group Equity for the Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004 and Years Ended November 30, 2003 and 2002	F-8
Notes to Consolidated and Combined Audited Financial Statements	F-10
Schedule I—Warner Music Group Corp. Condensed Financial Statements (Parent Only)	F-68
Schedule II—Valuation and Qualifying Accounts	F-73
Unaudited Interim Financial Statements:
Consolidated Balance Sheets as of December 31, 2004 and September 30, 2004	F-74
Consolidated and Combined Statements of Operations for the Three Months Ended December 31, 2004 and 2003	F-75
Consolidated and Combined Statements of Cash Flows for the Three Months Ended December 31, 2004 and 2003	F-76
Consolidated and Combined Statements of Shareholders' and Group Equity for the Three Months Ended December 31, 2004 and 2003	F-77
Notes to Consolidated and Combined Interim Financial Statements	F-78

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Warner Music Group Corp. (formerly known as WMG Parent Corp.)

        We have audited the accompanying consolidated balance sheet of Warner Music Group Corp. (formerly known as WMG Parent Corp.) (the "Company") as of September 30, 2004, as defined in Note 2, and the related consolidated statements of operations, shareholders' equity, and cash flows for the seven months ended September 30, 2004. Our audit also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Broad (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at September 30, 2004, and the consolidated results of its operations and its cash flows for the seven months ended September 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The condensed consolidated financial statements are presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/  ERNST & YOUNG LLP

March 10, 2005, except as to Note 26 as the date is May 9, 2005
New York, New York

Report of Independent Registered Public Accounting Firm

The Shareholder of Warner Music Group Corp. (formerly known as WMG Parent Corp.)

        We have audited the accompanying combined balance sheet of Warner Music Group Corp. (formerly known as WMG Parent Corp.) ("Old WMG") as of November 30, 2003 (Predecessor Basis), as defined in Note 2, and the related combined statements of operations, group equity, and cash flows for the three months ended February 29, 2004 (Predecessor Basis) and each of the two years ended November 30, 2003 (Predecessor Basis). Our audit also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of Old WMG's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of the internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Old WMG at November 30, 2003 (Predecessor Basis), and the combined results of its operations and its cash flows for the three months ended February 29, 2004 (Predecessor Basis), and each of the two years ended November 30, 2003 (Predecessor Basis), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The condensed consolidating financial statements are presented for purposes of additional analysis and are not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

March 10, 2005
New York, New York

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Balance Sheets

	Successor	Predecessor
	September 30, 2004	November 30, 2003
	(in millions)
Assets
Current assets:
Cash and equivalents(b)	$555	$144
Accounts receivable, less allowances of $222 and $291 million(a)	571	736
Inventories	65	61
Royalty advances expected to be recouped within one year	223	245
Deferred tax assets	38	230
Other current assets	86	90

Total current assets	1,538	1,506
Royalty advances expected to be recouped after one year	223	266
Investments	8	10
Property, plant and equipment, net	189	221
Goodwill	978	—
Intangible assets subject to amortization, net	1,937	2,431
Intangible assets not subject to amortization	100	24
Other assets	117	26

Total assets	$5,090	$4,484

Liabilities and Shareholder's and Group Equity
Current liabilities:
Accounts payable	$226	$285
Accrued royalties	1,003	959
Taxes and other withholdings, including $3 million due to Time Warner-affiliated companies in 2003	10	34
Current portion of long-term debt	12	—
Note payable to shareholders	342	—
Other current liabilities	587	367

Total current liabilities	2,180	1,645
Long-term debt	1,828	120
Deferred tax liabilities, net	265	952
Other noncurrent liabilities	333	180
Minority interest in preferred stock of subsidiary	204	—

Total liabilities	4,810	2,897

Shareholders' and group equity:
Common stock ($0.001 par value; 500,000,000 shares authorized; 114,115,176 shares issued and outstanding)	—	—
Additional paid-in capital(b)	512	—
Retained earnings (deficit)	(238)	—
Accumulated other comprehensive income, net	6	—
Group equity	—	2,347
Due from Time Warner-affiliated companies, net	—	(760)

Total shareholders' and group equity(b)	280	1,587

Total liabilities and shareholders' and group equity	$5,090	$4,484

(a)
Accounts receivable includes an approximate $32 million receivable from Time Warner at September 30, 2004. In addition, accounts receivable at November 30, 2003 includes an approximate $196 million retained beneficial interest in a Time Warner-affiliated, qualifying special-purpose entity used in connection with Time Warner's accounts receivable securitization program (see Note 25).

(b)
Subsequent to September 30, 2004, a dividend was declared and paid, which had the effect of reducing each of cash and equivalents and shareholders' equity by $43 million. After giving effect to this subsequent payment, cash and equivalents, additional paid-in-capital and shareholders' equity reflected in the above balance sheet at September 30, 2004 were $512 million, $470 million and $238 million, respectively. Further, prior to the completion of the initial public offering of the Company's common stock as discussed in Note 26, the Company intends to declare dividends of $116 million, of which $7 million relates to dividends on unvested shares of restricted stock which will be paid at a later date when, and if, such restricted stock vests. When such dividends are declared and paid, it would have the effect of further reducing cash and equivalents, additional paid-in-capital and the shareholders' equity by $116 million.

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Operations

		Predecessor
	Successor
				Years Ended November 30,
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003
				2003	2002
	(audited)	(audited)	(unaudited)	(audited)	(audited)
	(in millions, except per share data)
Revenues(b)	$1,769	$779	$2,487	$3,376	$3,290
Costs and expenses:
Cost of revenues(a)(b)	(944)	(415)	(1,449)	(1,940)	(1,873)
Selling, general and administrative expenses(a)(b)	(677)	(319)	(995)	(1,286)	(1,282)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)	(1,500)
Amortization of intangible assets	(104)	(56)	(201)	(242)	(182)
Loss on sale of physical distribution assets (Note 7)	—	—	(12)	(12)	—
Restructuring (costs) income, net(c)	(26)	—	(27)	(35)	5

Total costs and expenses	(1,751)	(790)	(2,684)	(4,534)	(4,832)

Operating income (loss)	18	(11)	(197)	(1,158)	(1,542)
Interest expense, net(b)	(80)	(2)	(5)	(5)	(23)
Net investment-related (losses) gains	—	—	(17)	(26)	42
Equity in the losses of equity-method investees, net	(2)	(2)	(32)	(41)	(42)
Deal-related transaction and other costs	—	—	(7)	(70)	—
Loss on repayment of bridge loan	(6)	—	—	—	—
Unrealized loss on warrants	(120)	—	—	—	—
Other expense, net(b)	(4)	—	(10)	(17)	(5)
Minority interest expense	(14)	—	—	—	—

Loss before income taxes and cumulative effect of accounting change	(208)	(15)	(268)	(1,317)	(1,570)
Income tax (expense) benefit	(30)	(17)	67	(36)	340

Loss before cumulative effect of accounting change	(238)	(32)	(201)	(1,353)	(1,230)
Cumulative effect of accounting change	—	—	—	—	(4,796)

Net loss	$(238)	$(32)	$(201)	$(1,353)	$(6,026)

Pro forma net loss per common share:
Basic	$(2.21)

Diluted	$(2.21)

Pro forma average common shares:
Basic	107.5

Diluted	107.5

(a) Includes depreciation expense of:	$(36)	$(16)	$(71)	$(86)	$(67)

See accompanying notes.

(b)
Includes the following income (expenses) resulting from transactions with related companies (see Note 21):

				Years Ended November 30,
		Predecessor
	Successor
		Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003
	Seven Months Ended September 30, 2004			2003	2002
	(audited)	(audited)	(unaudited)	(audited)	(audited)
	(in millions)
Revenues	$—	$4	$35	$56	$60
Cost of revenues	—	(2)	(195)	(239)	(233)
Selling, general and administrative expenses	(10)	(12)	(114)	(144)	(143)
Interest expense, net	—	1	8	10	(3)
Other expense, net	—	—	(10)	(17)	(4)
Minority interest expense	(14)	—	—	—	—
(c)
Restructuring income in 2002 relates to a $12 million reversal of non-merger related restructuring charges recognized in a prior period as a result of either the planned action not ultimately occurring or actual costs being less than originally estimated. Such amount was offset by other non-merger related restructuring charges incurred during the period of $7 million (see Note 12).

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Cash Flows

		Predecessor
				Years Ended November 30,
	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	2003	2002
	(audited)	(audited)	(unaudited)	(audited)	(audited)
		(in millions)
Cash flows from operating activities
Net loss	$(238)	$(32)	$(201)	$(1,353)	$(6,026)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	—	—	—	—	4,796
Impairment of goodwill and other intangible assets	—	—	—	1,019	1,500
Depreciation and amortization	140	72	272	328	249
Deferred taxes	8	(4)	(117)	(19)	(394)
Loss on sale of physical distribution assets	—	—	12	12	—
Loss on repayment of bridge loan	6	—	—	—	—
Non-cash interest expense	19	2	10	11	17
Net investment-related losses (gains)	—	—	17	26	(42)
Equity in the losses of equity-method investees, including distributions	3	2	35	44	43
Unrealized loss on warrants	120	—	—	—	—
Minority interest expense	14	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(33)	387	275	(121)	90
Inventories	(10)	6	24	12	17
Royalty advances	77	(4)	38	111	(30)
Accounts payable and accrued liabilities	(23)	(109)	(116)	169	(174)
Other balance sheet changes	3	1	8	39	(59)

Net cash provided by (used in) operating activities(a)	86	321	257	278	(13)

Cash flows from investing activities
Acquisition of Old WMG(b)	(2,638)	—	—	—	—
Other investments and acquisitions	(10)	(2)	(43)	(52)	(1,102)
Investment proceeds	—	19	—	38	825
Capital expenditures	(15)	(3)	(30)	(51)	(88)

Net cash (used in) provided by investing activities	(2,663)	14	(73)	(65)	(365)

Cash flows from financing activities
Borrowings	2,348	—	114	114	—
Financing costs of borrowings	(99)	—	—	—	—
Debt repayments	(631)	(124)	(101)	(101)	—
Capital contributions	—	262	132	132	—
Proceeds from the issuance of Class A Common Stock(b)	85	—	—	—	—
Proceeds from the issuance of Class L Common Stock(b)	765	—	—	—	—
Proceeds from issuance of subsidiary preferred stock	400	—	—	—	—
Repurchase of subsidiary preferred stock	(202)	—	—	—	—
Proceeds from the issuance of restricted shares of Class A Common Stock	3	—	—	—	—
Decrease (increase) in amounts due from Time Warner-affiliated companies	—	194	(293)	(195)	416
Dividends paid to minority interest on subsidiary preferred stock or to Time Warner for predecessor periods	(8)	(342)	—	(68)	(31)
Principal payments on capital lease	—	—	(3)	(3)	—

Net cash provided by (used in) financing activities	2,661	(10)	(151)	(121)	385

Effect of foreign currency exchange rate changes on cash	—	2	6	11	—

Net increase in cash and equivalents	84	327	39	103	7
Cash and equivalents at beginning of period	471	144	41	41	34

Cash and equivalents at end of period	$555	$471	$80	$144	$41

(a)
Net cash used in operating activities for the seven months ended September 30, 2004 includes approximately $105 million of acquisition-related restructuring payments. Net cash used in operating activities for 2002 includes approximately $175 million of one-time payments, principally relating to merger-related restructuring activities.
(b)
Excludes $35 million of non-cash consideration issued as part of the purchase price paid to Time Warner in the form of warrants.

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Shareholders' and Group Equity

	Common Stock						Due from Time Warner- Affiliated Companies, net	Total Shareholders' and Group Equity
					Accumulated Other Comprehensive Income (Loss)
	Common Shares	Par	Additional Paid-in Capital	Retained Earnings		Group Equity
	(in millions, except number of common shares)
Predecessor
Balance at November 30, 2001	—	$—	$—	$—	$—	$15,569	$(981)	$14,588
Comprehensive loss:
Net loss(a)	—	—	—	—	—	(6,026)	—	(6,026)
Foreign currency translation adjustment	—	—	—	—	—	17	—	17
Deferred losses on foreign exchange contracts	—	—	—	—	—	(8)	—	(8)

Total comprehensive loss	—	—	—	—	—	(6,017)	—	(6,017)
Reallocation of goodwill to other segments of Time Warner upon the initial adoption of FAS 142	—	—	—	—	—	(5,942)	—	(5,942)
Tax benefits on stock options exercised	—	—	—	—	—	2	—	2
Decrease in amounts due from Time Warner-affiliated companies, net	—	—	—	—	—	—	416	416
Dividends	—	—	—	—	—	(31)	—	(31)
Other	—	—	—	—	—	(15)	—	(15)

Balance at November 30, 2002	—	—	—	—	—	3,566	(565)	3,001
Comprehensive loss:
Net loss(a)	—	—	—	—	—	(1,353)	—	(1,353)
Foreign currency translation adjustment	—	—	—	—	—	68	—	68
Deferred gains on foreign exchange contracts	—	—	—	—	—	4	—	4

Total comprehensive loss	—	—	—	—	—	(1,281)	—	(1,281)
Reduction in tax benefits on stock options exercised	—	—	—	—	—	(2)	—	(2)
Increase in amounts due from Time Warner-affiliated companies, net	—	—	—	—	—	—	(195)	(195)
Capital contributions	—	—	—	—	—	132	—	132
Dividends	—	—	—	—	—	(68)	—	(68)

Balance at November 30, 2003	—	—	—	—	—	2,347	(760)	1,587
Comprehensive loss:
Net loss	—	—	—	—	—	(32)	—	(32)
Foreign currency translation adjustment	—	—	—	—	—	21	—	21

Total comprehensive loss	—	—	—	—	—	(11)	—	(11)
Decrease in amounts due from Time Warner-affiliated companies, net	—	—	—	—	—	—	325	325
Capital contributions	—	—	—	—	—	262	—	262
Dividends	—	—	—	—	—	(969)	497	(472)

Balance at February 29, 2004	—	$—	$—	$—	$—	$1,629	$62	$1,691

(a)
Net loss for 2003 includes an approximate $1.019 billion impairment charge to reduce the carrying value of goodwill, trademarks and other intangible assets in the fourth quarter of 2003. In addition, net loss for 2002 includes a $4.8 billion impairment charge to reduce the carrying value of goodwill upon the initial adoption of FAS 142 and a $1.5 billion impairment charge to reduce the carrying value of goodwill and other intangible assets in the fourth quarter of 2002 (see Note 11).

See accompanying notes.

	Common Stock
					Accumulated Other Comprehensive Income (Loss)		Due from Time Warner- Affiliated Companies, net	Total Shareholders' and Group Equity
	Common Shares	Par	Additional Paid-in Capital	Retained Earnings		Group Equity
	(in millions, except number of common shares)
Successor
Balance at February 29, 2004—Predecessor	—	$—	$—	$—	$—	$1,629	$62	$1,691
Adjustments to record the Acquisition:
Transfer of excluded net liabilities to Time Warner	—	—	—	—	—	12	(12)	—
Elimination of historical equity balances	—	—	—	—	—	(1,641)	(50)	(1,691)
Capital contribution to fund a portion of the purchase price of Old WMG	107,544,922	—	850	—	—	—	—	850

Balance at March 1, 2004, adjusted to give effect to the Acquisition	107,544,922	—	850	—	—	—	—	850
Comprehensive loss:
Net loss				(238)				(238)
Foreign currency translation adjustment					10			10
Deferred loses on derivative financial instruments					(4)			(4)

Total comprehensive loss				(238)	6			(232)

Return of capital	—	—	(342)	—	—	—	—	(342)
Issuance of stock options and restricted shares of Class A Common Stock	6,570,254	—	3	—	—	—	—	3
Other	—	—	1	—	—	—	—	1

Balance at September 30, 2004	114,115,176	$—	$512	$(238)	$6	$—	$—	$280

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Financial Statements

1.    Description of Business

        Warner Music Group Corp. (formerly known as Warner Music Group Parent Corp.) (the "Company" or "Parent") was formed by a private equity consortium of Investors (the "Investor Group") on November 21, 2003. The Company is the direct parent of WMG Holdings Corp. ("Holdings"), which is the direct parent of WMG Acquisition Corp. ("New WMG" or "Acquisition Corp."). New WMG is one of the world's major music companies and the successor to the interests of the recorded music and music publishing businesses of Time Warner Inc. ("Time Warner"). Such predecessor interests formerly owned by Time Warner are hereinafter referred to as "Old WMG" or the "Predecessor." Effective March 1, 2004, WMG Acquisition Corp. acquired Old WMG from Time Warner for approximately $2.6 billion (the "Acquisition").

        The Company classifies its business interests into two fundamental areas: recorded music and music publishing. A brief description of those operations is presented below.

Recorded Music Operations

        The Company's recorded music operations consist of the discovery and development of artists and the related marketing and distribution of recorded music produced by such artists. In the United States, the Company's operations are conducted principally through its major record labels—Warner Bros. Records, The Atlantic Records Group, and Word Entertainment. Internationally, the Company's recorded music operations are conducted through its Warner Music International division ("WMI") in over 50 countries outside the United States through various subsidiaries, affiliates and non-affiliated licensees. The Company's current roster of recording artists includes, among others, Cher, Enya, Eric Clapton, Faith Hill, Josh Groban, Kid Rock, Linkin Park, Luis Miguel, Madonna, matchbox twenty, Metallica, Phil Collins and Red Hot Chili Peppers.

        The Company's recorded music operations also include a catalog division called Warner Strategic Marketing ("WSM"). WSM specializes in marketing the Company's music catalog through compilations and reissuances of previously released music and video titles, as well as in the licensing of tracks to/from third parties for various uses, including film and television soundtracks.

        The Company's principal recorded-music distribution operations include Warner-Elektra-Atlantic Corporation ("WEA Corp."), which primarily markets and distributes music products to retailers and wholesale distributors in the United States; a 90% interest in Alternative Distribution Alliance, an independent distribution company; various distribution centers and ventures operated internationally; and an 80% interest in Word Entertainment, whose distribution operations specialize in the distribution of music products in the Christian retail marketplace.

        The principal recorded-music revenue sources to the Company are sales of CDs, digital downloads and other recorded music products, and license fees received for the ancillary uses of its recorded music catalog.

Music Publishing Operations

        The Company's music publishing operations include Warner/Chappell Music, Inc. and its wholly owned subsidiaries, and certain other music-publishing affiliates of the Company. The Company owns or controls the rights to more than one million musical compositions, including numerous pop music hits, American standards, folk songs and motion picture and theatrical compositions. Its catalog includes works from a diverse range of artists and composers, including Barry Gibb, Cole Porter, Dido,

Madonna, Moby, Nickelback, R.E.M. and Staind. The Company also administers the music of several television and motion picture companies, including Lucasfilm, Ltd. and Hallmark Entertainment.

        The Company's music publishing operations include Warner Bros. Publications U.S. Inc. ("Warner Bros. Publications"), one of the world's largest publishers of printed music. Warner Bros. Publications markets publications throughout the world containing works of such artists as Shania Twain, The Grateful Dead and Led Zeppelin. However, in December 2004, the Company entered into an agreement to sell its printed music business to Alfred Publishing Co., Inc. ("Alfred Publishing"). The sale is expected to close in spring 2005 and is subject to customary closing conditions. See Note 7 for additional information.

        The principal music-publishing revenue sources to the Company are royalties for the use of its compositions on CDs and DVDs, in television commercials, ring tones, music videos and the Internet; license fees received for the use of its musical compositions on radio, television, in motion pictures and in other public performances; and sales of published sheet music and songbooks.

2.    Basis of Presentation

New Basis of Presentation

        The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and its predecessor, Old WMG. As described in further detail in Note 5, Old WMG was acquired by a subsidiary of the Company effective as of March 1, 2004. In connection with the Acquisition, a new accounting basis was established for the Company as of the acquisition date based upon an allocation of the purchase price to the underlying net assets acquired. Financial information for the pre- and post-acquisition periods have been separated by a vertical line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting.

Old Basis of Presentation

        As previously described, the operations of Old WMG were under the control of Time Warner through the end of February 2004. In January 2001, historic Time Warner was acquired by America Online Inc. ("AOL") in a transaction hereinafter referred to as the "AOL Time Warner Merger". The AOL Time Warner Merger was accounted for under the purchase method of accounting. Under the purchase method of accounting, the basis of the historical net assets included in the accompanying combined financial statements was adjusted, effective as of January 1, 2001, to reflect an allocable portion of the purchase price relating to the AOL Time Warner Merger. See Note 6 for additional information.

        For all periods prior to the closing of the Acquisition, the accompanying combined financial statements reflect all assets, liabilities, revenues, expenses and cash flows directly attributable to Old WMG. In addition, the accompanying combined financial statements include allocations of certain costs of Time Warner and Old WMG deemed reasonable by the Company's management, in order to present the results of operations, financial position, changes in group equity and cash flows of Old WMG on a stand-alone basis. The principal allocation methodologies are described below. The financial information included herein does not necessarily reflect the results of operations, financial position, changes in group equity and cash flows of Old WMG in the future or what would have been reflected had Old WMG been a separate, stand-alone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer for the periods presented.

        For all periods prior to the closing of the Acquisition, certain general and administrative costs incurred by Time Warner have been allocated to the combined financial statements of Old WMG, including pension and other benefit-related costs, insurance-related costs and other general and administrative costs. These cost allocations were determined based on a combination of factors, as appropriate, including Old WMG's pro rata share of the revenues under the management of Old WMG and other more directly attributable methods, such as claim experience for insurance costs and employee-related attributes for pension costs. The costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if Old WMG had obtained such services independently, nor are they indicative of costs that will be charged or incurred in the future. However, management believes that such allocations are reasonable.

Fiscal Year

        In 2004, in connection with the Acquisition, the Company changed its fiscal year-end to September 30 from November 30. As such, financial information for 2004 is presented for a shortened, ten-month transition period ended September 30, 2004. This financial information for 2004 also has been separated into two pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. In order to enhance comparability, financial information for the ten-month period ended September 30, 2004 has been supplemented by the presentation of unaudited financial information for the ten-month period ended September 30, 2003. Based on how the Company's closing schedule occurred in 2003, the information for the ten-month period ended September 30, 2003 consists of 43 weeks, as compared to 44 weeks contained in the ten-month period ended September 30, 2004.

Basis of Consolidation and Combination

        Prior to the closing of the Acquisition, the recorded music and music publishing operations of the Company were legally held by multiple subsidiaries and affiliates of Old WMG and Time Warner. As such, the accompanying financial statements present the combined accounts of such businesses for all periods prior to the Acquisition. After the closing of the Acquisition, New WMG acquired the stock or net assets of those predecessor businesses. Accordingly, the accompanying financial statements present the consolidated accounts of such businesses for all periods after the closing of the Acquisition. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, income, losses and cash flows of the Company and all entities in which the Company has a controlling voting interest and/or variable interest entities required to be consolidated in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). All significant intercompany balances and transactions have been eliminated in consolidation and combination.

Reclassifications

        Certain reclassifications have been made to the prior periods' financial information in order to conform to the current period's presentation.

Recapitalization

        As described further in Note 26, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with an initial public offering of the Company's common stock (the "Initial Common Stock Offering").

        In connection with the Initial Common Stock Offering, the Company's Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company's authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company's common stock (collectively, the "Recapitalization").

        Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information, net income (loss) per common share computations and stock-based compensation disclosures.

Amounts Due To/From Time Warner-Affiliated Companies

        As described further in Note 21, prior to the closing of the Acquisition that was effective in March 2004, Old WMG had various commercial and financing arrangements with Time Warner and its affiliates. To illustrate, Old WMG distributed home video product for Time Warner's filmed entertainment division and Old WMG's financing requirements were funded by Time Warner. Given the intercompany nature of these and other arrangements, the related payables and receivables generally were not settled through periodic cash payments and receipts. Accordingly, except as noted below for income taxes, the net amounts due from all transactions with Time Warner-affiliated companies have been classified as a reduction of group equity in the accompanying combined balance sheet for all periods prior to March 2004.

        With respect to income taxes for all periods prior to the closing of the Acquisition that was effective in March 2004, the income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer. As such, while generally owed to Time Warner or its subsidiaries because Old WMG's taxable results were included in the consolidated income tax returns of Time Warner or its subsidiaries, all current and deferred tax liabilities for those periods have been classified as liabilities in the accompanying combined balance sheet as of November 30, 2003.

        In connection with the Acquisition, substantially all of the intercompany receivables and payables between Old WMG and Time Warner and its affiliates were settled, and any receivables and payables that existed between the parties as of September 30, 2004 have been presented as third-party balances in the accompanying consolidated balance sheet. In addition, with respect to taxes, Time Warner assumed all of the underlying tax obligations of Old WMG for all periods prior to the closing of the Acquisition. As such, all historical current and deferred tax assets and liabilities that existed as of the closing date of the Acquisition were transferred to Time Warner. Current and deferred tax assets and liabilities that existed as of September 30, 2004 are third-party in nature and have been presented as such in the accompanying consolidated balance sheet.

3.    Summary of Significant Accounting Policies

Use of Estimates

        The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates due to, among other factors, the risks inherent in the recorded music and music publishing businesses, including continuing industry-wide piracy. Estimates are used when accounting for certain items such as allowances for doubtful accounts and sales returns, depreciation and amortization, asset impairments (including royalty advances and intangible assets), contingencies, the value of stock-based compensation and the value of stock warrants issued to Time Warner. In addition, significant estimates were used in accounting for the Acquisition under the purchase method of accounting, and prior to the Acquisition, in allocating certain costs to Old WMG in order to present Old WMG's operating results on a stand-alone basis (see Note 2).

Cash and Equivalents

        The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

        Prior to the closing of the Acquisition, Old WMG had agreements with Time Warner, whereby all cash received or paid by Old WMG was included in, or funded by, clearing accounts or international cash pools within Time Warner's centralized cash management system. The average monthly balance of amounts due from Time Warner and its affiliates was $1.2 billion for the three-month period ended February 29, 2004, $778 million for the year ended November 30, 2003 and $791 million for the year ended November 30, 2002. Net amounts due from Time Warner and its affiliates are reflected as a reduction of group equity in the accompanying combined balance sheet of Old WMG as of November 30, 2003.

Foreign Currency Translation

        The financial position and operating results of substantially all foreign operations are consolidated or combined using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included in the accompanying consolidated and combined statement of shareholders' and group equity as a component of accumulated other comprehensive income (loss).

Derivative and Financial Instruments

        Effective January 1, 2001, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 133, as amended by FASB Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative instruments be recognized on the balance sheet at fair value. In addition, FAS 133 provides that, for derivative instruments that qualify for hedge accounting, changes in the fair value are either (a) offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or (b) recognized in equity until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings.

        As further described in Note 20, the Company issued stock warrants to Time Warner as part of the purchase price of the Acquisition. The Company accounts for these stock warrants in accordance with the provisions of FAS 133. Accordingly, the warrants are reflected as a liability in the accompanying consolidated balance sheet of the Company at fair value. In turn, changes in the fair value of the warrants are reflected in the accompanying consolidated statement of operations of the Company.

        The carrying value of the Company's financial instruments approximates fair value, except for certain differences relating to long-term, fixed-rate debt and other financial instruments that are not significant. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

Revenues

Recorded Music

        In accordance with industry practice and as is customary in many territories, certain products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped based on gross sales less a provision for future estimated returns.

Music Publishing

        Revenues are earned from the receipt of royalties relating to the licensing of rights in musical compositions, and for the sale of published sheet music and songbooks.

        The receipt of royalties principally relates to amounts earned from the public performance of copyrighted material, the mechanical reproduction of copyrighted material on recorded media, and the use of copyrighted material in synchronization with visual images. Consistent with industry practice, music-publishing royalties generally are recognized as revenue when received.

        Revenues from the sale of published sheet music and songbooks are recognized upon shipment of product.

Gross Versus Net Revenue Classification

        In the normal course of business, the Company acts as an intermediary or agent with respect to certain payments received from third parties. For example, the Company distributes music product on behalf of third-party record labels. Pursuant to Emerging Issues Task Force ("EITF") No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," such transactions are recorded on a "gross" or "net" basis depending on whether the Company is acting as the "principal" in the transaction or acting as an "agent" in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, revenues are recorded on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent in the transactions and, accordingly, revenues are recorded on a net basis.

        To the extent revenues are recorded on a gross basis, any participations and royalties paid to third parties are recorded as expenses so that the net amount (gross revenues less expenses) flows through operating income. To the extent revenues are recorded on a net basis, revenues are reported based on the amounts received, less participations and royalties paid to third parties. Either way, the impact on operating income is the same whether the Company records the revenues on a gross or net basis.

        Based on an evaluation of the individual terms of each contract and whether the Company is acting as principal or agent, the Company generally records revenues from the distribution of recorded music product on behalf of third-party record labels on a gross basis. However, revenues are recorded on a net basis for recorded music compilations distributed by other record companies where the Company has a right to participate in the profits.

Royalty Advances and Royalty Costs

        In accordance with FASB Statement No. 50, "Financial Reporting in the Record and Music Industry," advances to artists, songwriters and co-publishers are capitalized as an asset when the current popularity and past performance of the artist, songwriter and co-publisher, as the case may be, provide a sound basis for estimating the probable future recoupment of such advances from earnings otherwise payable to them. Advances are recognized as an expense as subsequent royalties are earned by the artist, songwriter and co-publisher. Any portion of capitalized advances not deemed to be recoverable from future royalties is expensed during the period in which the loss becomes evident. All advances that do not meet the above capitalization criteria, otherwise known as unproven advances, are expensed as paid.

        Royalties earned by artists, songwriters, co-publishers, other copyright holders and trade unions are recognized as an expense in the period in which the sale of the product takes place, less an adjustment for future estimated returns.

Inventories

        Inventories consist of CDs, cassettes and related music products, as well as published sheet music and songbooks. Inventories are stated at the lower of cost or estimated realizable value. Cost is determined using first-in, first-out ("FIFO") and average cost methods, which approximate cost under the FIFO method. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost.

Advertising

        In accordance with American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 93-7, "Reporting on Advertising Costs," advertising costs, including costs to produce music videos used for promotional purposes, are expensed as incurred. Advertising expense amounted to approximately $94 million for the seven months ended September 30, 2004, $53 million for the three months ended February 29, 2004, $202 million for the year ended November 30, 2003 and $209 million for the year ended November 30, 2002. Deferred advertising costs, which principally relate to advertisements that have not been exhibited or services that have not been received, were approximately $4 million and $6 million at September 30, 2004 and November 30, 2003, respectively.

Concentration of Credit Risk

        In the recorded music business, the Company has 15 key customers that generate significant sales volume. For the ten months ended September 30, 2004, each of these customers contributed a range of 1% to 6% of all recorded-music revenues, and approximately 43% in the aggregate.

        In the music publishing business, the Company collects a significant portion of its royalties from copyright collection societies around the world. Collection societies and associations generally are not-for-profit organizations that represent composers, songwriters and music publishers. These organizations seek to protect the rights of their members by licensing, collecting license fees and distributing royalties for the use of their works. Accordingly, the Company does not believe there is any significant collection risk from such societies.

Shipping and Handling

        The costs associated with shipping goods to customers are recorded as cost of revenues. Shipping and handling charges billed to customers are included in revenues.

Investments

        Investments in companies in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. This is generally presumed to exist when the Company owns between 20% and 50% of the investee. However, as a matter of policy, if the Company had a greater than 50% ownership interest in an investee and the minority shareholders held certain rights that allowed them to participate in the day-to-day operations of the business, the Company would also use the equity method of accounting.

        Under the equity method, only the Company's investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only the Company's share of the investee's earnings (losses) is included in the consolidated operating results; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the consolidated cash flows.

        Investments in companies in which the Company does not have a controlling interest or is unable to exert significant influence are accounted for at market value if the investments are publicly traded and there are no resale restrictions greater than one year ("available-for-sale investments"). If there are resale restrictions greater than one year, or if the investment is not publicly traded, then the investment is accounted for at cost.

Property, Plant and Equipment

        Property, plant and equipment are recorded at historical cost. Depreciation is calculated using the straight-line method based upon the estimated useful lives of depreciable assets as follows: five to ten years for furniture and fixtures, periods of up to five years for computer equipment and periods of up to seven years for machinery and equipment. Buildings are depreciated over periods of up to fifty years. Leasehold improvements are depreciated over periods up to the life of the lease.

Accounting for Goodwill and Other Intangible Assets

        In July 2001, the FASB issued Statement No. 141, "Business Combinations" and Statement No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). These standards changed the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. In addition, FAS 142 required that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, cease amortization. The new rules also required that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques. The Company adopted the provisions of FAS 142 effective as of December 1, 2001. See Note 11 for further discussion on the adoption of FAS 142.

Internal-Use Software Development Costs

        In accordance with AICPA SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years.

Valuation of Long-Lived Assets

        The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan to dispose of the assets, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

Stock-Based Compensation

Post-Acquisition

        Effective March 1, 2004, in connection with the Acquisition, the Company adopted the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") to account for all stock-based compensation plans adopted subsequent to the Acquisition. Under the fair value recognition provisions of FAS 123, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period.

Pre-Acquisition

        Prior to the Acquisition, certain employees of Old WMG participated in various Time Warner stock option plans. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, compensation cost for stock options or other equity-based awards granted to employees was recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equaled or exceeded the fair market value of Time Warner common stock at the date of grant, thereby resulting in no recognition of compensation expense by Old WMG. For any awards that generated compensation expense as defined under APB 25, Old WMG calculated the amount of compensation expense and recognized the expense over the vesting period of the award.

        Had compensation cost for Time Warner's stock option plans been determined based on the fair value method set forth in FAS 123, Old WMG's net loss for all periods presented prior to the closing of the Acquisition would have been as follows:

			Years Ended November 30,
	Predecessor
	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	2003	2002
	(audited)	(unaudited)	(audited)	(audited)
	(in millions)
Net loss:
As reported	$(32)	$(201)	$(1,353)	$(6,026)

Pro forma	$(42)	$(243)	$(1,403)	$(6,079)

        See Note 19 for further information on employee stock-based compensation.

Income Taxes

        Income taxes are provided using the asset and liability method presented by FASB Statement No. 109, "Accounting for Income Taxes" ("FAS 109"). Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any differences between U.S. GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating loss, capital loss and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

        Prior to the closing of the Acquisition, the taxable results of Old WMG were included in the consolidated U.S. federal, and various states, local and foreign income tax returns of Time Warner or its subsidiaries. Also, in certain state, local and foreign jurisdictions, Old WMG filed on a stand-alone basis. The income tax provision reflected in the combined statement of operations of Old WMG is presented as if Old WMG operated on a stand-alone basis, consistent with the liability method prescribed by FAS 109. The majority of the temporary differences for pre-Acquisition periods related to non-deductible reserves and adjustments to the carrying value of assets and liabilities established in the accounting for the AOL Time Warner Merger, as well as net operating loss carry forwards in 2002 only.

Comprehensive Income (Loss)

        Comprehensive income (loss), which is reported in the accompanying consolidated and combined statements of shareholders' and group equity, consists of net income (loss) and other gains and losses affecting equity that, under U.S. GAAP, are excluded from net income (loss). For the Company, the components of other comprehensive income (loss) primarily consist of foreign currency translation gains and losses and deferred gains and losses on interest-rate swap and foreign exchange contracts.

        For all periods prior to the closing of the Acquisition, accumulated other comprehensive income (loss) has been presented as a component of group equity and has not been set forth separately due to the complex nature of preparing a combined set of financial statements for operations that were legally held by multiple subsidiaries of Old WMG and Time Warner. Such historical accumulated other comprehensive income (loss) balances were eliminated as part of the change in accounting basis that occurred effective on March 1, 2004, in connection with the closing of the Acquisition. The following summary set forth the components of other comprehensive income (loss), net of related taxes, that have been accumulated in shareholders' equity since March 1, 2004:

	Foreign Currency Translation Gain (Losses)	Derivative Financial Instruments Gain (Losses)	Accumulated Other Comprehensive Income (Losses)
	(in millions)
Balance at March 1, 2004	$—	$—	$—
Activity through September 30, 2004	10	(4)	6

Balance at September 30, 2004	$10	$(4)	$6

Net Income (Loss) Per Common Share

        The Company computes net income (loss) per common share in accordance with FASB Statement No. 128, "Earnings per Share" ("FAS 128"). Under the provisions of FAS 128, basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common shares after preferred dividend requirements, if any, by the weighted average of common shares outstanding during the period. Diluted net income (loss) per common share adjusts basic net income (loss) per common share for the effects of stock options, warrants and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive.

        The following table sets forth the computation of basic and diluted net loss per common share (in millions, except per share amounts):

Seven Months Ended September 30, 2004
Basic and diluted pro forma net loss per common share:
Numerator:
Net loss	$(238)

Denominator:
Weighted average common shares outstanding	113.6
Less: Weighted average unvested common shares subject to repurchase or cancellation	(6.1)

Denominator for basic calculation	107.5
Effect for dilutive securities	—

Denominator for diluted calculation	107.5

Pro forma net loss per common share — basic and diluted	$(2.21)

        Because the Company recognized a net loss for the seven months ended September 30, 2004, the effects from the exercise of any outstanding stock options or warrants, or the vestiture of shares of restricted stock, during such period would have been antidilutive. Accordingly, they have not been included in the presentation of diluted net income (loss) per common share. See Note 19 for a summary of restricted stock and stock options outstanding during the period and Note 20 for a summary of the terms of the warrants that were issued to Time Warner in connection with the Acquisition.

4.    New Accounting Standards

Variable Interest Entities

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51" ("FIN 46"), which requires a variable interest entity ("VIE") to be consolidated if certain criteria are met.

        FIN 46 provides that the primary beneficiary of a VIE is required to consolidate the VIE's operations. In determining if an entity is a VIE, FIN 46 requires one to evaluate whether the equity of the entity is sufficient to absorb its expected losses. The evaluation requires the consideration of qualitative factors and various assumptions, including expected future cash flows and funding needs. Even if the entity's equity is determined to be sufficient to absorb expected losses, the rules provide that in certain circumstances there needs to be a qualitative assessment as to whether "substantially all" the benefits of the entity are for the benefit of one of the variable interest holders. In such circumstances, the entity would be deemed a VIE.

        The Company adopted the provisions of FIN 46 effective as of November 30, 2003. In particular, the Company consolidated four recorded music ventures, which were previously accounted for under the equity method of accounting. The operations of these ventures principally consist of the discovery and development of artists and related music products, which are distributed by the Company. As a result of consolidating these ventures, total assets and liabilities each increased by approximately $20 million as of November 30, 2003. As such, the application of FIN 46 did not have a material impact on the Company's financial statements.

Other Recently Issued Accounting Standards

        Over the past two years, there have been many new accounting standards issued. The Company has adopted these standards in accordance with their prescribed effective dates. These new standards include, but are not limited to, (i) FASB Statement No. 143, "Accounting for Asset Retirement Obligations", (ii) FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," (iii) FASB Statement No 146, "Accounting for Costs Associated with Exit or Disposal Activities", and (iv) FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The adoption of these and other recently issued accounting standards did not have a material impact on the Company's financial statements.

5.    The Acquisition

        As previously described in Note 1, effective as of March 1, 2004, a subsidiary of the Company acquired Old WMG from Time Warner for approximately $2.6 billion. The initial consideration exchanged consisted of $2.560 billion of cash and $35 million of non-cash consideration in the form of warrants that give Time Warner the right, under certain conditions, to purchase up to 19.9% of the capital stock of the Company (see Note 20). In addition, the Company incurred approximately $78 million of transaction costs in connection with the Acquisition.

        Pursuant to the terms of the purchase agreement between the Company and Time Warner, the purchase consideration is subject to certain adjustments, generally based on changes in the financial position of Old WMG between the date the purchase agreement was signed and the date the transaction closed. The parties currently are in discussions over the terms of final settlement. Such changes are not expected to be material; however, the purchase price reflected in the accompanying financial statements has been reduced by approximately $24 million on a preliminary basis to reflect a reimbursement by Time Warner to the Company of a portion of the purchase consideration already agreed to by the parties.

        The $2.638 billion cash portion of the purchase price, including transaction costs, was financed by a $1.250 billion initial capital investment by the Investor Group and aggregate borrowings of $1.388 billion. The $1.250 billion initial capital investment by the Investor Group was comprised of (i) an $85 million contribution in exchange for the issuance of 85,000 shares of Class A Common Stock of the Company, (ii) a $765 million contribution in exchange for the issuance of 9,445 shares of Class L Common Stock of the Company and (iii) a $400 million direct contribution to Holdings in exchange for 40,000 shares of cumulative preferred stock of Holdings. The Company also incurred $262 million of additional indebtedness to pay certain financing-related fees, as well as to fund future working capital requirements that included a portion of the anticipated costs to restructure the business. See Note 15 for a description of the Company's financing arrangements and Note 20 for a description of the aggregate $342 million return of capital paid to the Investor Group subsequent to the Acquisition.

        The Acquisition was accounted for by the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of $2.649 billion, including $78 million of transaction costs and the $24 million reduction in the purchase price described above, was preliminarily allocated to the net assets acquired in proportion to estimates of their respective fair values. The excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill.

        The accompanying consolidated financial statements include the following preliminary allocation of the purchase price to the net assets acquired: recorded music catalog—$1.216 billion; music publishing copyrights—$808 million; trademarks—$110 million; goodwill—$978 million; other current and noncurrent assets—$1.852 billion; net deferred tax liabilities—$219 million; acquisition-related restructuring liabilities—$307 million; and other current and noncurrent liabilities—$1.789 billion.

        At this time, most of the valuations and other studies needed to provide a final basis for estimating the fair value of the net assets acquired have been completed. However, the Company is still waiting for certain information in order to finalize the purchase price allocation, including a final settlement of terms with Time Warner. It is not expected that the final allocation of the purchase price to the net assets acquired will differ materially from that reflected in the accompanying financial statements.

Pro Forma Financial Information

        The following unaudited pro forma financial information presents the operating results of the Company as if each of (i) the Acquisition and original financing, (ii) the April 2004 Acquisition Corp. Refinancing (as described under Note 15), and (iii) the transactions with Cinram International Inc. with respect to manufacturing, packaging and physical distribution services (as described under Note 7), had occurred at the beginning of each period presented.

	Pro Forma
	Ten Months Ended September 30, 2004	Twelve Months Ended September 30, 2004	Year Ended November 30, 2003
	(in millions)
Revenue	$2,548	$3,436	$3,361
Impairment of goodwill and other intangible assets	—	(1,019)	(1,019)
Depreciation and amortization	(201)	(245)	(257)
Operating income (loss)	16	(929)	(1,017)
Net loss	(286)	(1,026)	(914)

2003 Deal-Related and Other Transaction Costs

        In connection with the Acquisition and the prior pursuit by Time Warner and Old WMG of other strategic ventures or dispositions involving Old WMG's businesses in 2003 that did not occur, Old WMG incurred approximately $70 million of costs, as follows:

Year Ended November 30, 2003
(in millions)
Transaction costs, primarily legal, accounting and investment banking fees	$30
Loss on executive contractual obligations	25
Loss on pension plan curtailment	15

$70

        As part of the Acquisition, the Investor Group and Time Warner agreed that Time Warner would retain its obligations to all employees of Old WMG covered under Time Warner's U.S. pension plans; however, employees of Old WMG would no longer be able to earn additional benefits for future services. Accordingly, Old WMG recognized a $15 million loss in 2003 in connection with the probable pension curtailment that ultimately occurred upon the closing of the Acquisition. In addition, Old WMG recorded a $25 million loss in 2003 relating to certain executive contractual obligations that were triggered upon the closing of the Acquisition.

6.     AOL Time Warner Merger

        As previously described in Note 2, the operations of Old WMG were under the control of Time Warner through the end of February 2004. In January 2001, historic Time Warner was acquired by AOL. The AOL Time Warner Merger was accounted for as an acquisition using the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of approximately $147 billion, including transaction costs, was allocated to historic Time Warner's underlying net assets, including its interests in Old WMG, based on their respective estimated fair values. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

        The principal effects from the allocation of the AOL Time Warner acquisition cost to Old WMG was to recognize the following assets and liabilities: goodwill—$12 billion; recorded music catalog—$2 billion; brands and trademarks—$1.7 billion; music publishing copyrights—$1.0 billion; net deferred tax liabilities—$1.5 billion; and merger-related restructuring liabilities—$478 million.

        In addition, in connection with Old WMG's initial adoption of FAS 142 effective as of December 1, 2001, a portion of the cost of the AOL Time Warner Merger previously allocated to Old WMG's combined financial statements was reallocated to other segments of Time Warner. The reallocation resulted in a reduction of goodwill of approximately $5.9 billion; goodwill was further reduced by a $4.8 billion charge in connection with the initial adoption of FAS 142 during the first quarter of 2002, a $646 million impairment charge recorded during the fourth quarter of 2002 and a $5 million impairment charge during the fourth quarter of 2003. The carrying value of brands and trademarks was also reduced by an impairment charge of approximately $766 million recorded during the fourth quarter of 2003 and $853 million recorded during the fourth quarter of 2002. Finally, the carrying values of Old WMG's recorded music catalog and other intangible assets were reduced by an impairment charge of approximately $248 million during the fourth quarter of 2003. See Note 11 for further information.

7.    Other Acquisitions and Dispositions

Sale of Music Manufacturing

        In October 2003, Time Warner completed its sale of the DVD and CD manufacturing, printing, packaging, physical distribution and merchandising businesses formerly managed by Old WMG for $1.05 billion in cash to Cinram International Inc. ("Cinram"). The sale included the following businesses: WEA Manufacturing Inc., Warner Music Manufacturing Europe GmbH, Ivy Hill Corporation, Giant Merchandising and the physical distribution operations of WEA Corp.

        In addition, Time Warner and Old WMG entered into exclusive, long-term agreements for Cinram to provide manufacturing, printing, packaging and physical distribution of Time Warner's and the Company's DVDs and CDs in North America and Europe at fair market value-based rates.

        As previously noted, the physical distribution operations of WEA Corp., which are included in the accompanying financial statements, were included in the sale. Old WMG recognized a $12 million pretax loss in 2003 in connection with the sale, which has been reflected as a component of operating loss in the accompanying statement of operations. For the years ended November 30, 2003 and 2002, Old WMG included in its accompanying statement of operations approximately $15 million of revenues in each year; approximately $11 million and $13 million of operating losses, respectively; approximately $4 million and $5 million of operating losses before depreciation and amortization expense, respectively; and an approximate $7 million and $8 million net loss, respectively, related to the physical distribution operations of WEA Corp.

Acquisition of Certain Minority Interests in Maverick Recording Company

        As of September 30, 2004, the Company had a 50% interest in Maverick Recording Company ("Maverick"). In November 2004, the Company acquired an additional 30% interest in Maverick from its existing partner for approximately $17 million and certain amounts previously owed by such partner to the Company. The transaction will be accounted for under the purchase method of accounting during the first quarter of fiscal 2005. The purchase price will be allocated to the underlying net assets of Maverick in proportion to their estimated fair value, principally artist contracts and recorded music catalog. As part of the transaction, the Company and the remaining partner in Maverick entered into an agreement pursuant to which either party can elect to have the Company purchase the remaining 20% interest in Maverick that it does not own by December 2007.

Sale of Warner Bros. Publications

        In December 2004, the Company entered into an agreement to sell Warner Bros. Publications, which conducts the Company's printed music operations, to Alfred Publishing. As part of the transaction, the Company agreed to license the right to use its music publishing copyrights in the exploitation of printed sheet music and songbooks for a twenty-year period of time. No gain or loss is expected to be recognized on the transaction as the historical book basis of the net assets being sold was adjusted to fair value in connection with the accounting for the Acquisition. The sale is expected to close during spring of 2005 and is subject to customary closing conditions.

        The sale is not expected to have a material effect on the future operating results and financial condition of the Company. For the ten months ended September 30, 2004, and each of the years ended November 30, 2003 and 2002, the operations being sold generated revenues of approximately

$36 million, $56 million and $54 million, respectively; operating (loss) income of approximately $(7) million, $1 million and $3 million, respectively; operating (loss) income before depreciation and amortization expense of $(7) million, $2 million and $4 million, respectively; and net (loss) income of approximately $(8) million, $(2) million and $1 million, respectively.

Word Entertainment Acquisition and Related Transactions

        In January 2002, Old WMG purchased Word Entertainment ("Word") from Gaylord Entertainment Company for approximately $85 million in cash, including transaction costs. Word produces and distributes Christian music products, including recorded music, print and video products. The acquisition was accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of approximately $85 million was allocated to Word's underlying net assets based on their respective fair values. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill.

        The allocation of the Word purchase price was as follows: recorded music catalog – $20 million; music publishing copyrights – $10 million; goodwill – $30 million; other assets – $42 million; and other liabilities – $17 million.

        In addition, during the third quarter of 2002, Old WMG exchanged 20% of its interest in Word for certain rights associated with Curb Records ("Curb"), a large independent Nashville-based record label (the "Word/Curb Transaction"). In particular, among other commercial arrangements, Old WMG acquired (i) a right to match an offer for the potential sale of Curb at any time through December 2008 (the "Curb Matching Right"), (ii) a covenant-not-to-compete in the Christian-music business, whereby Curb cannot sign any artist in the Christian-music genre through December 2008 (the "Curb Covenant") and (iii) a six-year extension of its right to provide manufacturing and distribution services to Curb through December 2008. Old WMG allocated the $9 million value associated with these rights in proportion to their underlying fair market values. Of such amount, $6 million has been ascribed to the Curb Matching Right and the Curb Covenant, which are both reflected as intangible assets subject to amortization in the accompanying balance sheet. The remaining $3 million of value was ascribed to the manufacturing and distribution service agreement. No gain or loss was recognized on the transaction.

8.    Investments

        The Company's investments consist of:

	September 30, 2004	November 30, 2003
	(in millions)
Equity-method investments	$8	$2
Cost-method investments	—	8

	$8	$10

        As of November 30, 2003, investments included Columbia House (50% owned prior to the sale of 85% of such interest in June 2002), Music Choice Europe (24% owned), Music Choice U.S. (11%

owned), Telstar (20% owned), MusicNet (22% owned) and Deston Songs (50% owned). However, in connection with the Acquisition, Old WMG's interests in Columbia House, Music Choice Europe, Music Choice U.S. and MusicNet were transferred to Time Warner. Accordingly, the only significant investments held at September 30, 2004 related to the Company's continuing interest in Deston Songs and a new investment made in 2004 in Royalty Services, L.P. (25% owned) to develop a shared royalty system platform with Universal Music Group, Exigen Group and Lightspeed Venture Partners. Such investments are not material to the Company's overall financial position or operating results.

Sale of Columbia House Interest

        In June 2002, Old WMG and Sony Corporation of America ("Sony") each sold 85% of their respective 50% interests in the Columbia House Company Partnerships ("Columbia House") to Blackstone Capital Partners III LP ("Blackstone"), an affiliate of The Blackstone Group, a private investment bank. Under the terms of the sale agreement, Old WMG received proceeds of approximately $125 million in cash and a subordinated note receivable from Columbia House Holdings, Inc., a majority owned subsidiary of Blackstone, with a face amount of approximately $35 million. The sale resulted in Old WMG recognizing a pre-tax gain of $60 million, which is included in net investment- related gains (losses) in the accompanying statement of operations for the year ended November 30, 2002. In addition, Old WMG deferred an approximate $28 million gain on the sale. The deferred gain primarily related to the estimated fair value of the portion of the proceeds received as a note receivable, which will be deferred until such time as the realization of such note becomes more fully assured. As a result of the sale, Old WMG's interest in Columbia House was reduced to 7.5% and the investment began to be accounted for under the cost method of accounting. As part of the transaction, the Company agreed to continue to license music product to Columbia House at market rates for a five-year period.

        In addition, prior to the closing of the transaction, Old WMG and Sony recapitalized certain obligations of Columbia House owed to them. In connection with this recapitalization, Old WMG made capital contributions of approximately $930 million and Old WMG and its affiliates received a comparable amount of proceeds relating to the repayment of such obligations. Accordingly, the accompanying statement of cash flows of Old WMG for the year ended November 30, 2002 reflects the effects of the recapitalization, consisting of an increase in investment spending of approximately $930 million, which was offset in part by an increase in investment proceeds of approximately $700 million. The remaining proceeds were received by affiliates of Old WMG that were not a part of the combined reporting group and, as such, those proceeds are not reflected in the accompanying combined statement of cash flows of Old WMG for the year ended November 30, 2002.

        As previously noted, in connected with the Acquisition, Old WMG's interest in Columbia House was transferred to Time Warner during 2004.

Net Investment-Related Gains (Losses)

        There were no significant investment-related gains or losses recognized in either the seven-month period ended September 30, 2004 or the three-month period ended February 29, 2004.

        For the year ended November 30, 2003, Old WMG recognized $26 million of net investment-related losses, principally to reduce the carrying value of certain investments, including Old WMG's interest in Telstar. Of such amount, approximately $17 million of net investment-related losses were recognized by Old WMG in the ten-month period ended September 30, 2003.

        For the year ended November 30, 2002, Old WMG recognized $42 million of net investment-related gains. Such amount consists of (i) a $60 million gain from the sale of Columbia House in 2002, as disclosed previously, offset in part by (ii) an $18 million impairment loss in 2002 to reduce the carrying value of certain investments, principally Old WMG's interests in Strictly Rhythm Records and Music Choice Europe.

9.    Inventories

        Inventories consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Compact discs, cassettes and other music-related products	$79	$83
Published sheet music and song books	23	19

	102	102
Less reserve for obsolescence	(37)	(41)

	$65	$61

10.    Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Land	$19	$18
Buildings and improvements	109	108
Furniture and fixtures	16	31
Computer hardware and software	78	192
Machinery and equipment	3	3

	225	352
Less accumulated depreciation	(36)	(131)

	$189	$221

11.    Goodwill and Intangible Assets

Impairment Charges

        As discussed in Note 3, effective as of December l, 2001, Old WMG adopted FAS 142, which requires companies to cease amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of FAS 142 and annually thereafter. Prior to the adoption of FAS 142, Old WMG amortized goodwill over a twenty-year period.

        Upon the adoption of FAS 142 in the first quarter of fiscal 2002, Old WMG recorded a non-cash charge of approximately $4.8 billion to reduce the carrying value of goodwill arising from the AOL Time Warner Merger. Such charge is non-operational in nature and is reflected as a cumulative effect of a change in accounting principle in the accompanying statement of operations. The amount of the impairment primarily reflected the decline in Time Warner's stock price since the AOL Time Warner Merger was announced and valued for accounting purposes in January 2000, as well as declines in the valuation of music-related businesses since January 2001 due, largely, to the industry-wide effects of piracy.

        FAS 142 also required that goodwill deemed to be related to an entity as a whole be assigned to all of Time Warner's reporting units instead of only to the businesses of the company acquired, as was the case under existing practice. As a result, approximately $5.9 billion of goodwill generated in the AOL Time Warner Merger that had been previously allocated to Old WMG's financial statements was reallocated to other segments of Time Warner.

        During the fourth quarter of 2002, Old WMG performed its annual impairment review for goodwill and other intangible assets and recorded an additional charge of $1.5 billion, which is recorded as a component of operating loss in the accompanying statement of operations. The charge consisted of a reduction in the carrying value of goodwill by approximately $646 million and a reduction in the carrying value of brands and trademarks by approximately $854 million. The amount of the impairment primarily reflected the decline in the valuation of music-related businesses due, largely, to the industry-wide effects of piracy.

        During the fourth quarter of 2003, in connection with Time Warner's agreement to sell Old WMG as described more fully in Note 5, Old WMG recorded an additional $1.019 billion impairment charge. The charge was necessary to reduce the carrying value of Old WMG's intangible assets to fair value, based on the consideration agreed to be exchanged in the transaction. The impairment charge is classified as a component of operating loss in the accompanying statement of operations. The charge consisted of a reduction in the carrying value of goodwill by $5 million, brands and trademarks by $766 million, recorded music catalog by $208 million and other intangible assets by $40 million.

        All of the impairment charges mentioned above were non-cash in nature and did not affect Old WMG's liquidity.

Goodwill

        The following analysis details the changes in goodwill for each reportable segment during the ten months ended September 30, 2004 and the year ended November 30, 2003:

	Recorded Music	Music Publishing	Total
	(in millions)
Balance at November 30, 2002	$—	$—	$—
Acquisition—related activity	5	—	5
Impairment	(5)	—	(5)

Balance at November 30, 2003	—	—	—
Acquisition of Old WMG	395	583	978

Balance at September 30, 2004	$395	$583	$978

Other Intangible Assets

        Other intangible assets consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Intangible assets subject to amortization:
Record music catalog	$1,216	$1,906
Music publishing copyrights	811	1,075
Trademarks	10	—
Other intangible assets	4	6

	2,041	2,987
Accumulated amortization	(104)	(556)

Total net intangible assets subject to amortization	1,937	2,431
Intangible assets not subject to amortization:
Trademarks and brands	100	24

Total net other intangible assets	$2,037	$2,455

Amortization

        Based on the amount of intangible assets subject to amortization at the end of September 2004, the expected amortization for each of the next five fiscal years is as follows:

Years Ended September 30,
(in millions)
2005	$178
2006	178
2007	178
2008	178
2009	178
Thereafter	1,047

$1,937

        The expected amortization expense above reflects estimated useful lives assigned to the Company's identifiable, finite-lived intangible assets established in the accounting for the Acquisition effective as of March 1, 2004 as follows: ten years for recorded music catalog, fifteen years for music publishing copyrights and fifteen years for trademarks.

        Amortization expense included in Old WMG's statement of operations for each of the three months ended February 29, 2004 and the years ended November 30, 2003 and 2002 was based on different estimated useful lives assigned to Old WMG's identifiable, finite-lived intangible assets. In particular, for the year ended November 30, 2002 estimated useful lives of twenty years were assigned to both of Old WMG's recorded music catalog and music publishing copyrights. In addition, for each of the three months ended February 29, 2004 and the year ended November 30, 2003 estimated useful lives of fifteen years were assigned to both of Old WMG's recorded music catalog and music publishing copyrights. The change in estimated useful lives from 2002 to 2003 was implemented in connection with Old WMG's annual impairment review of intangible assets at the end of 2002, under which it was determined that the estimated useful lives were shorter than originally anticipated principally as a result of the industry-wide effects of music piracy. See Note 5 for a discussion of the pro forma effects of the Acquisition on the historical operating results of Old WMG, including the effects from the aforementioned changes in estimated useful lives.

12.    Restructuring Costs

        The Company and Old WMG have recorded restructuring costs over the past few years relating to the Acquisition in 2004, the AOL Time Warner Merger in 2001 and various other non-acquisition related restructuring initiatives. In accordance with U.S. GAAP, restructuring costs incurred in connection with the Acquisition and the AOL Time Warner Merger were capitalized as a portion of the purchase price paid. However, all costs for non-acquisition related restructuring initiatives were expensed either in the period they were incurred or committed to, in accordance with U.S. GAAP. A description of the nature of the restructuring activities and related costs for each of the Acquisition, the AOL Time Warner Merger and other non-acquisition related restructurings follows.

Acquisition-Related Restructuring Costs

        In connection with the Acquisition that was effective as of March 1, 2004, the Company reviewed its operations and implemented several plans to restructure its operations. As part of these restructuring plans, the Company recorded a restructuring liability of approximately $307 million during 2004. This restructuring liability included costs to exit and consolidate certain activities of the Company, as well as costs to terminate employees and certain artist, songwriters and co-publisher contracts. Such liabilities were recognized as part of the cost of the Acquisition.

        Of the total $307 million restructuring costs recorded by the Company, approximately $164 million related to work-force reductions, including employee termination benefits and relocation costs; approximately $75 million related to costs to terminate certain artist, songwriters and co-publisher contracts; and the balance of approximately $68 million related to other anticipated costs to exit certain leased facilities and operations, such as international distribution operations. The number of employees identified to be involuntarily terminated approximated 1,600.

        As of September 30, 2004, the Company had approximately $179 million of Acquisition-related restructuring costs recorded in its balance sheet. These liabilities represent estimates of future obligations for all restructuring activities that had been implemented, as well as for all restructuring activities that had been committed to by management but have yet to occur. The outstanding balance of these liabilities primarily relates to extended payment terms for severance obligations and long-term lease obligations for vacated facilities. These remaining obligations are expected to be settled by 2019.

        Selected information relating to the Acquisition-related restructuring plans is as follows:

	Employee Terminations	Other Exit Costs		Total
	(in millions)
Liability as of November 30, 2003	$—	$		$
Additions in 2004	164		143		307
Cash paid in 2004	(92)		(13)		(105)
Non-cash reductions in 2004(a)	(1)		(22)		(23)

Liability as of September 30, 2004	$71		$108		$179

(a)
Non-cash reductions in 2004 principally relate to changes in foreign currency exchange rates and the non-cash write-off of the carrying value of advances relating to terminating certain artist, songwriter and co-publisher contracts.

        In addition, in connection with the Acquisition, the Company approved a cost-savings incentive compensation plan during 2004 in order to incentivize management to implement the aforementioned restructuring plans and reduce operating costs. Accordingly, the Company has recognized approximately $26 million of one-time costs in its statement of operations for the seven months ended September 30, 2004, principally related to this cost-savings incentive plan. See Note 13 for further discussion.

AOL Time Warner Merger-Related Restructuring Costs

        In connection with the AOL Time Warner Merger, Old WMG reviewed its operations and implemented several plans to restructure its operations. As part of these restructuring plans, Old WMG recorded a restructuring liability of approximately $478 million during 2001. This restructuring liability included costs to exit and consolidate certain activities of Old WMG, as well as costs to terminate employees and certain artist contracts. Such liabilities were recognized as part of the AOL Time Warner Merger and were allocated to Old WMG's financial statements as part of the AOL Time Warner Merger acquisition cost. See Note 6.

        Of the total initial restructuring costs recorded by Old WMG, approximately $278 million related to work-force reductions, including employee termination benefits and relocation costs; approximately $100 million related to costs to terminate certain artist contracts; and the balance of approximately $100 million primarily related to other anticipated costs to exit certain leased facilities and operations, such as certain international distribution and music-publishing print operations. The number of employees identified to be involuntarily terminated approximated 2,600. Old WMG reversed approximately $91 million of these merger-related restructuring liabilities in 2002, and recognized a corresponding reduction in goodwill, as either the planned action did not ultimately occur or actual exit costs were less than originally estimated. As of November 30, 2003, there was approximately $70 million of AOL Time Warner Merger-related restructuring costs that had yet to be paid, principally relating to severance obligations and long-term lease obligations for vacated facilities. As part of the Acquisition, Time Warner agreed to assume all unpaid severance obligations from Old WMG and, accordingly, all such liabilities were transferred to Time Warner. In addition, in connection with the Acquisition, the Company reevaluated its global facility requirements and further consolidated its real estate holdings. As part of this reevaluation, the Company remeasured the fair value of its long-term lease obligations for vacated facilities, eliminated the pre-existing $25 million book value of the lease liabilities for vacated facilities and recorded the net impact as an addition to goodwill. See prior discussion of Acquisition-related restructuring costs.

        Selected information relating to the AOL Time Warner Merger-related restructuring plans is as follows:

	Employee Terminations	Other Exit Costs		Total
	(in millions)
Liability as of November 30, 2000	$—	$		$
Additions in 2001	278		200		478
Cash paid in 2001	(55)		(69)		(124)
Non-cash reductions in 2001(a)	(43)		—		(43)

Liability as of November 30, 2001	180		131		311
Cash paid in 2002	(77)		(42)		(119)
Non-cash reductions in 2002(b)	(28)		(57)		(85)

Liability as of November 30, 2002	75		32		107
Cash paid in 2003	(30)		(6)		(36)
Non-cash activity in 2003(c)	—		(1)		(1)

Liability as of November 30, 2003	45		25		70
2004 activity, primarily adjustments relating to the Acquisition	(45)		(25)		(70)

Liability as of September 30, 2004	$—		$—		$—

(a)
Non-cash reductions in 2001 for employee terminations represent adjustments relating to severance obligations that were satisfied with the payment of benefits from pension plan assets held by Time Warner.

(b)
Non-cash reductions in 2002 include an aggregate $91 million adjustment to restructuring accruals principally as a result of reversals of excess provisions due to either the planned action not ultimately occurring or actual exit costs being less than originally estimated. Such reversals were offset partially by a non-cash increase in international restructuring provisions of approximately $5 million due to changes in foreign currency exchange rates.

(c)
Non-cash activity in 2003 relates to changes in foreign currency exchange rates and other miscellaneous adjustments.

Other Non-Acquisition Related Restructuring Costs

        In addition to the costs of restructurings associated with acquisition and merger activities, Old WMG has also recognized restructuring costs that are unrelated to business combinations and are expensed as incurred.

        Most of these non-acquisition related restructuring initiatives were implemented in 2003. However, during 2002, Old WMG recognized approximately $5 million of income on a net basis related to its restructuring activities. This amount related to the reversal in 2002 of a $12 million restructuring liability that was recognized in a prior period as a result of either the planned action not ultimately occurring or actual costs being less than originally estimated. The $12 million of income was partially offset by other non-acquisition related restructuring charges in 2002 of $7 million relating to various restructuring activities that were individually insignificant and not considered to be material to the accompanying financial statements.

        However, during 2003, in a continuing effort to reduce costs, Old WMG implemented a series of more significant restructuring activities. In particular, Old WMG restructured its domestic distribution operations, outsourced its Canadian distribution operations, and continued to reduce its worldwide headcount to adjust to changing economic conditions in various markets. In connection with these initiatives, Old WMG recognized restructuring charges of approximately $35 million in 2003. Of this amount, approximately $22 million related to work-force reductions, including employee termination benefits and relocation costs, and approximately $13 million related to other anticipated costs to exit certain facilities. The number of employees that were involuntarily terminated approximated 365. All restructuring activities were completed by the end of 2003.

        As of November 30, 2003, there was approximately $10 million of non-acquisition related restructuring costs that had yet to be paid, principally relating to severance obligations and long-term lease obligations for vacated facilities. As previously noted, in connection with the Acquisition, Time Warner agreed to assume all unpaid severance obligations from Old WMG. Accordingly, all such liabilities were transferred to Time Warner effective as of March 1, 2004. In addition, in connection with the Acquisition, the Company reevaluated its global facility requirements and further consolidated its real estate holdings. As part of this reevaluation, the Company remeasured the fair value of its long-term lease obligations for vacated facilities, eliminated the pre-existing $2 million book value of the lease obligations for vacated facilities and recorded the net impact as an addition to goodwill. See prior discussion of Acquisition-related restructuring costs.

        The restructuring costs related to each of the Company's business segments, as well as corporate-level employees. Selected information related to the 2003 restructuring plans by business segment is as follows:

Employee Terminations

	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Additions in 2003	$18	$3	$1	$22
Cash paid in 2003	(13)	(1)	—	(14)

Liability as of November 30, 2003	5	2	1	8
2004 activity, primarily adjustments relating to the Acquisition	(5)	(2)	(1)	(8)

Liability as of September 30, 2004	$—	$—	—	$—

Other Exit Costs

	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Additions in 2003	$13	$—	$—	$13
Cash paid in 2003	(10)	—	—	(10)
Non-cash reductions in 2003	(1)	—	—	(1)

Liability as of November 30, 2003	2	—	—	2
2004 activity, primarily adjustments relating to the Acquisition	(2)	—	—	(2)

Liability as of September 30, 2004	$—	$—	$—	$—

13.    Other Current and Noncurrent Liabilities

        Other current liabilities consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Accrued expenses	$159	$141
Accrued compensation and benefits	93	116
Deferred income	46	41
Acquisition and merger-related restructuring liabilities	90	45
Fair value of warrants	155	—
Accrued interest	31	—
Cost-savings incentive plan payable	10	—
Other	3	24

	$587	$367

        Other noncurrent liabilities consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Deferred income	$25	$20
Accrued compensation and benefits	29	20
Minority interest	9	9
Cost-savings incentive plan payable	10	—
Acquisition and merger-related restructuring liabilities	89	25
Unfavorable and other contractual obligations	135	71
Licensing advance payable	8	8
Other	28	27

	$333	$180

Cost-Savings Incentive Plan

        In connection with the Acquisition, the Company implemented several plans to restructure its operations and reduce operating costs. In order to incentivize management to reduce costs, the Company approved a cost-savings incentive compensation plan during the seven months ended September 30, 2004. Under the plan, key employees of the Company will be entitled to earn up to $20 million in the aggregate based on the attainment and maintenance of certain cost-savings targets. Incentive awards under this plan are scheduled to be paid out in two equal annual installments on or about December 31, 2004 and 2005.

        Based on the level of cost savings actually generated at the end of September 30, 2004, which exceeded the cost-savings targets under the plan, the Company determined that it was probable that eligible employees would vest in the full benefits under the plan. Accordingly, the Company recorded the full $20 million liability under the plan during the seven months ended September 30, 2004. Such amount, together with $6 million of other restructuring-related costs, have been classified as a one-time reduction of operating income under the caption "restructuring costs" in the accompanying statement of operations.

Licensing Advance Payable

        Other noncurrent liabilities include an $8 million obligation at each of September 30, 2004 and November 30, 2003 to repay an advance received in a prior period under a licensing agreement. Under the terms of the original agreement, such amount was subject to repayment if the advance was not recouped from royalties generated under the agreement by November 30, 2003. In June 2003, the parties entered into an amended agreement whereby, in connection with an extension of the term of the original agreement, the Company agreed to repay the advance over a six-year period ended November 30, 2009. Of the total repayment amount, $2 million was repaid in 2003. The remaining $8 million is repayable as follows: 2006 – $0.5 million; 2007 – $0.5 million; 2008 – $3 million; and 2009 – $4 million.

14.    Note Payable to Shareholders

        In September 2004, the Company declared a $342 million dividend to its shareholders in the form of a note payable. The note payable was interest-bearing at a rate of 10% per annum. The note payable was paid in October 2004 using proceeds received from a return of capital previously invested in Aquisition Corp. Interest paid to the Company's shareholders under the note payable amounted to approximately $1 million.

15.    Debt

        In connection with the Acquisition, the Company incurred $1.650 billion of indebtedness consisting of (i) $1.150 billion of borrowings under the term loan portion of a senior secured credit facility and (ii) $500 million of borrowings under a senior subordinated bridge loan facility (the "Bridge Loan"). A portion of these borrowings was refinanced by WMG Acquisition Corp., a subsidiary of the Company, in April 2004 (the "Acquisition Corp. Refinancing"). In addition, in December 2004, Holdings redeemed its outstanding shares of cumulative preferred stock using a portion of the proceeds from the issuance of debt (the "Holdings Refinancing"). The following summarizes the Acquisition Corp. Refinancing, the Company's debt capitalization as of September 30, 2004, the principal terms of the Company's financing arrangements and the Holdings Refinancing.

The Acquisition Corp. Refinancing

        In April 2004, the Company incurred $697 million of new indebtedness, consisting of the issuance by Acquisition Corp. of (i) $465 million principal amount of 7.375% Senior Subordinated Notes due 2014, (ii) 100 million Sterling principal amount of 8.125% Senior Subordinated notes due 2014 (U.S. dollar equivalent of $182 million as of April 2004) and (iii) $50 million of additional borrowings under the term loan portion of the Company's senior secured credit facility.

        Together with available cash on hand, such proceeds were used (i) to repay all $500 million of borrowings under the Bridge Loan, (ii) to redeem a portion of the cumulative preferred stock of Holdings in the amount of $202 million and (iii) to pay certain financing-related transaction costs.

        In connection with this refinancing, the Company incurred a $6 million pretax loss during the seven months ended September 30, 2004 to write off the carrying value of its unamortized debt issuance costs paid in connection with its borrowings under the Bridge Loan.

Debt Capitalization

        As of September 30, 2004, the Company's long-term debt consisted of:

September 30, 2004
(in millions)
Senior secured credit facility:
Revolving credit facility	$—
Term loan	1,194

1,194
7.375% U.S. dollar-denominated Notes due 2014	465
8.125% Sterling-denominated Notes due 2014	181

Total debt	1,840
Less current portion	(12)

Total long term debt	$1,828

Senior Secured Credit Facility

        Holdings and Acquisition Corp. are party to a senior secured credit facility that was entered into in connection with the Acquisition. The senior secured credit facility consists of a $1.2 billion term loan portion and a $250 million revolving credit portion. The term loan portion of the facility matures in seven years in February 2011. Acquisition Corp. is required to prepay outstanding term loans, subject to certain exceptions and conditions, with excess cash flow or in the event of certain asset sales, casualty and condemnation events and incurrence of debt. Acquisition Corp. is required to make minimum repayments under the term loan portion of the facility in quarterly principal amounts of $3 million for the first six years and nine months, with a remaining balloon payment in February 2011.

        The revolving credit portion of the senior secured facility matures in six years in February 2010. There are no mandatory reductions in borrowing availability for the revolving credit portion of the facility through its term.

        Borrowings under both the term loan and revolving credit portion of the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility and the term loan facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margins for borrowings under the senior secured credit facility may be reduced, subject to Acquisition Corp. attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facility, Acquisition Corp. is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The initial commitment fee rate is .50%. The commitment fee rate may be reduced subject to Acquisition Corp. attaining certain leverage ratios. Acquisition Corp. is also required to pay customary letter of credit fees, as necessary.

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Acquisition Corp.'s ability and the ability of its subsidiaries to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, amend certain material agreements, change the business conducted by itself, its parent company and its subsidiaries, and enter into agreements that restrict dividends from subsidiaries. In addition, the secured credit facility requires Acquisition Corp. to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

Senior Subordinated Notes due 2014

        The Company has outstanding two tranches of Senior Subordinated notes of Acquisition Corp. due 2014: $465 million principal amount of U.S. dollar-denominated notes (the "U.S. Notes") and 100 million principal amount of Sterling-denominated notes (the "Sterling Notes" and collectively, the "Subordinated Notes"). The Subordinated Notes mature on April 15, 2014.

        Interest is payable on the Subordinated Notes on a semi-annual basis at a fixed rate of 7.375% per annum for the U.S. Notes and 8.125% per annum for the Sterling Notes.

        The Subordinated Notes are redeemable in whole or in part, at the option of Acquisition Corp., at any time at a redemption price defined under the indenture governing the Subordinated Notes (the "Indenture") that generally includes a premium. In addition, upon a change of control of Acquisition Corp. and upon certain asset sales as specified under the Indenture, Acquisition Corp. may be required to make an offer to redeem the Subordinated Notes from the holders at a redemption price defined under the Indenture that includes a premium.

        The Subordinated Notes are unsecured and subordinated to all of Acquisition Corp.'s existing and future senior indebtedness, including Acquisition Corp.'s obligations under its senior secured credit facility. Each of Acquisition Corp.'s wholly owned domestic subsidiaries that have guaranteed the obligations under Acquisition Corp.'s senior secured credit facility also have guaranteed the Subordinated Notes on a joint, several and unconditional basis.

        The Indenture limits Acquisition Corp.'s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the notes; to consolidate, merge, sell or otherwise dispose off all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries.

        Subject to certain exceptions, the Indenture permits Acquisition Corp. and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

The Holdings Refinancing

        In December 2004, Holdings issued $847 million principal amount of debt consisting of (i) $250 million principal amount of Floating Rate Senior Notes due 2011 (the "Holdings Floating Rate Notes"), (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million (the "Holdings Discount Notes") and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014 (the "Holdings PIK Notes," and collectively, the "Holdings Notes"). The gross proceeds of $696 million received from the issuance of the Holdings Notes were used to (i) redeem the remaining shares of cumulative preferred stock of Holdings at a redemption price of $209 million, including $9 million of accrued and unpaid dividends, (ii) pay a return of capital to Parent Corp. and its shareholders in the aggregate amount of $472 million, of which all but $50 million was distributed to the Company's shareholders and (iii) pay debt-related issuance costs of approximately $15 million.

        The Holdings Floating Rate Notes bear interest at a quarterly, floating rate based on three-month LIBOR rates plus a margin equal to 4.375%. Interest is payable quarterly in cash beginning on March 15, 2005. The Holdings Floating Rate Notes mature on December 15, 2011.

        The Holdings Discount Notes were issued at a discount and have an initial accreted value of $630.02 per $1,000 principal amount at maturity. Prior to December 15, 2009, no cash interest payments are required. However, interest accrues on the Holdings Discount Notes in the form of an increase in the accreted value of such notes such that the accreted value of the Holdings Discount Notes will equal the principal amount at maturity on December 15, 2009. Thereafter, cash interest on the Holdings Discount Notes is payable semi-annually at a fixed rate of 9.5% per annum. The Holdings Discount Notes mature on December 15, 2014.

        The Holdings PIK Notes bear interest at a semi-annual, floating rate based on six-month LIBOR rates plus a margin equal to 7%. Interest is payable semi-annually beginning on June 15, 2005 either in the form of cash or additional PIK notes at the election of the Company. The Holdings PIK Notes mature on December 15, 2014.

        The Holdings Notes are redeemable in whole or in part, at the option of Holdings, at any time at a redemption price defined under the Indentures governing the Holdings Notes that generally includes a premium. In addition, upon a change of control and upon certain asset sales as specified under the Indentures, Holdings may be required to make an offer to redeem the Holdings Notes from the holders at a redemption price defined under the Indentures that includes a premium.

        The Holdings Notes are unsecured and subordinated to all of Holdings' existing and future secured debt, including Holdings' guarantee of borrowings by Acquisition Corp. under the Company's senior secured credit facility. In addition, the Holdings Notes are structurally subordinated to the Subordinated Notes of Acquisition Corp.

        The Indentures limit Holdings' ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the notes; to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries.

Restricted Net Assets

        The Company is a holding company with no independent operations or assets other than through its interests in its subsidiaries, such as Acquisition Corp. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the senior secured credit facility of Acquisition Corp., the indenture for the Subordinated Notes issued by Acquisition Corp., and as of December 2004, the indentures for the Holdings Notes.

Pre-Acquisition Debt

        During 2003, the Company incurred approximately $114 million of indebtedness in connection with a recapitalization of certain wholly owned international subsidiaries. The principal amount of 100 million Euros was owed to Societe General and was repaid in 2004 in connection with the Acquisition.

Interest Expense and Maturities

        Total interest expense, including amounts payable to Time Warner and its affiliates for all periods prior to the closing of the Acquisition, was $88 million for the seven months ended September 30, 2004, $3 million for the three months ended February 29, 2004, $47 million for the year ended November 30, 2003 and $59 million for the year ended November 30, 2002. The weighted-average interest rate of the Company's total debt at September 30, 2004 was 5.75%.

        Based on the amount of debt outstanding as of September 30, 2004, annual repayments of long-term debt for each of the five years subsequent to September 30, 2004 are $12 million per year.

Fair Value of Debt

        Based on the level of interest rates prevailing at September 30, 2004, the fair value of the Company's fixed-rate debt exceeded its carrying value by approximately $20 million. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and generally are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

16.    Income Taxes

        For all periods subsequent to the closing of the Acquisition, the Company is a stand-alone tax filer. However, for all periods prior to the closing of the Acquisition, the taxable results of Old WMG were included in the consolidated U.S. federal and various state, local and foreign income tax returns of Time Warner or its subsidiaries. Also, in certain state, local and foreign jurisdictions, Old WMG filed on a stand-alone basis. The tax provisions and related balance sheet disclosures for the period prior to the closing of the Acquisition have been prepared assuming Old WMG was a stand-alone taxpayer for the periods presented.

        Domestic and foreign pretax income (loss) are as follows:

	Successor
		Predecessor
	Seven Months Ended September 30, 2004
		Three Months Ended February 29, 2004	Years Ended November 30,
			2003	2002
	(in millions)
Domestic	$(246)	$(40)	$(1,304)	$(1,600)
Foreign	38	25	(13)	30

Total	(208)	(15)	$(1,317)	$(1,570)

        Current and deferred income taxes (tax benefits) provided are as follows:

	Successor
		Predecessor
	Seven Months Ended September 30, 2004
		Three Months Ended February 29, 2004		Years Ended November 30,
				2003		2002
	(in millions)
Federal:
Current	$—	$		$		$—
Deferred	—		(2)		(36)	(320)
Foreign:
Current(a)	21		21		52	52
Deferred	8		(2)		111	3
State:
Current	1		—		3	2
Deferred	—		—		(94)	(77)

Total	$30		$17		$36	$(340)

(a)
Includes cash withholding taxes of $9 million, $5 million, $19 million and $20 million for the seven months ended September 30, 2004, the three months ended February 29, 2004, and the years ended November 30, 2003 and 2002, respectively.

        The differences between income taxes expected at the U.S. federal statutory income tax rate of 35% and income taxes provided are as set forth below:

	Successor
		Predecessor
	Seven Months Ended September 30, 2004
		Three Months Ended February 29, 2004	Years Ended November 30,
			2003	2002
			(in millions)
Taxes on income at the U.S. federal statutory rate	$(73)	$(5)	$(461)	$(550)
State and local taxes, net of federal tax benefit	1	—	(59)	(49)
Non-deductible impairments of goodwill	—	—	2	194
Foreign income taxed at different rates	9	6	38	58
Unrecoverable foreign taxes due to reorganization	—	—	46	—
Current year loss without benefit	46	16	44	—
Non-deductible loss on warrants	42	—	—	—
Non-deductible loss on minority interest	5	—	—	—
Tax loss carry forward write-off	—	—	423	—
Other	—	—	3	7

Total income tax expense (benefit)	$30	$17	$36	$(340)

        During the period ended September 30, 2004, the Company incurred losses in the U.S. and certain foreign territories. The tax benefit associated with these losses was offset by a valuation allowance as the Company has determined that it is more likely than not that these losses will not be utilized.

        Significant components of the Company's net deferred tax assets/(liabilities) are summarized below. The components of the Company's net deferred tax assets and liabilities are not entirely comparable from period to period due to the accounting for the Acquisition. In particular, the Company made a Section 338(h)(10) election under the Internal Revenue Code for its domestic net assets. Such election eliminated any historical book-tax basis differences for which deferred taxes were required, and among other things, will allow the Company to deduct, for tax purposes, the annual depreciation and amortization expenses related to such assets:

	September 30, 2004	November 30, 2003
	(in millions)
Current deferred tax assets (liabilities):
Allowances and reserves	$4	$193
Employee benefits and compensation	34	28
Deferred income	—	9

Net current deferred tax assets	38	230

Noncurrent deferred tax assets (liabilities):
Other accruals	87	—
Assets acquired in business combinations	(232)	(843)
Unremitted earnings of foreign subsidiaries	—	(14)
Depreciation and amortization	14	(35)
Tax attribute carryforwards	157	—
Foreign deferred taxes	—	(98)
Other	2	38
Valuation allowance(a)	(293)	—

Net noncurrent deferred tax liabilities	(265)	(952)

Net deferred tax liabilities	$(227)	$(722)

(a)
In connection with the purchase accounting for the Acquisition, deferred tax assets were recorded for the excess of the historical tax basis of the underlying assets and liabilities over the purchase price in certain foreign jurisdictions. A valuation allowance of approximately $169 million was established due to the uncertainty of the realization of a portion of those deferred tax assets. The tax benefits from the release of this valuation allowance subsequent to the Acquisition date will be applied to reduce goodwill. At September 30, 2004, this initial valuation allowance had not been reduced and was still $169 million.

        Old WMG had previously recorded a deferred tax asset for net operating losses incurred while it was a member of the Time Warner consolidated tax return. These losses were only available to Old WMG while it remained within the tax consolidation of Time Warner. As a result of the sale of Old WMG, Old WMG ceased being a member of the Time Warner consolidated group. As such, in anticipation of the closing of the Acquisition, Old WMG wrote off the deferred tax asset in 2003, net of any related valuation allowance, through the income tax provision in the statement of operations. Similarly, no tax benefit was recorded for net operating losses generated in the first quarter of 2004.

        At September 30, 2004, the Company has net operating losses for federal income tax purposes of approximately $81.8 million, which expire in fiscal year 2024. Additionally, the Company has net operating losses in various state and foreign jurisdictions expiring in various periods. The Company also has foreign tax credit carryforwards for U.S. tax purposes of approximately $9 million. Under existing tax law at September 30, 2004 these foreign tax credit carryforwards would expire in 2009. Subsequent to year end, a new tax law was enacted extending the carryforward period by five years such that the credits would expire in 2014.

        U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of certain foreign subsidiaries of approximately $281 million at September 30, 2004, of which $200 million is attributable to earnings of certain foreign subsidiaries relating to periods prior to the Acquisition date. Determination of the amount of unrecognized deferred U.S. income tax liability with respect to such earnings is not practicable.

        Congress recently approved the American Jobs Creation Act of 2004 (the "Jobs Creation Act"). The Jobs Creation Act contains a number of provisions that might affect the Company's future effective tax rate. The most significant provision would allow the Company to elect to deduct from its taxable income 85% of certain eligible dividends received by the Company from non-U.S. subsidiaries before the end of 2005 if those dividends are reinvested in the U.S. for eligible purposes. The Company is evaluating the potential impact (if any) of this tax law change on its future effective tax rate.

17.    Pensions and Other Postretirement Benefits

        Prior the Acquisition, Old WMG employees in the U.S. and U.K. generally participated in defined benefit pension plans sponsored by Time Warner. As part of the Acquisition, Time Warner agreed to retain its obligations related to such employees of Old WMG; however, those employees are no longer eligible to earn additional benefits for future services. As a result, Old WMG recognized a $15 million loss in 2003 in connection with the probable pension curtailment that ultimately occurred upon the closing of the Acquisition.

        Most international employees, such as those in Germany and Japan, participate in locally sponsored defined benefit plans, which are not considered to be material in the aggregate and have a combined projected benefit obligation of approximately $40 million at September 30, 2004. Pension benefits under the Plans are based on formulas that reflect the employees' years of service and compensation levels during their employment period. The Company had an aggregate pension liability relating to these plans of approximately $23 million recorded in its balance sheet as of September 30, 2004.

        For the seven months ended September 30, 2004, the three months ended February 29, 2004 and the years ended November 30, 2003 and 2002, pension expense amounted to $4 million, $3 million, $21 million and $21 million, respectively.

        Certain employees also participate in pre-tax defined contribution plans. The Company's contributions to the defined contribution plans are based upon a percentage of the employees' elected contributions. The Company's defined contribution plan expense amounted to approximately $2 million for the seven months ended September 30, 2004, $2 million for the three months ended February 29, 2004 and $4 million in each of the years ended November 30, 2003 and 2002.

18.    Minority Interest in Preferred Stock of Subsidiary

        As previously described in Note 5, a portion of the $2.6 billion purchase price for the Acquisition was funded by a $400 million direct contribution by the Investor Group to Holdings in exchange for 40,000 shares of cumulative preferred stock of Holdings ("Holdings' Preferred Stock"). Each share of Holdings' Preferred Stock has a liquidation preference of $10,000 per share plus cumulative accrued and unpaid dividends at a rate of 10% per annum, compounded quarterly.

        As previously described in Note 15, the Company redeemed half of the outstanding shares of Holdings' Preferred Stock as part of the April 2004 Acquisition Corp. Refinancing at a redemption price of $202 million, including $2 million of accrued and unpaid dividends. The remaining shares of Holdings' Preferred Stock were redeemed in December 2004 as part of the Holdings Refinancing at a redemption price of $209 million, including $9 million of accrued and unpaid dividends.

        As of September 30, 2004, the outstanding shares of Holdings' Preferred Stock had a liquidation preference of $204 million. Such amount has been classified as minority interest in the accompanying consolidated balance sheet of the Company. Cumulative dividends on the Holdings' Preferred Stock, whether paid or unpaid, were $14 million for the seven months ended September 30, 2004 and are classified as minority interest expense in the accompanying consolidated statement of operations of the Company.

19.    Stock-Based Compensation Plans

Post-Acquisition

        In connection with the Acquisition, the Company, implemented an equity-based, management compensation plan to align compensation for certain key executives with the performance of the Company. Under this plan, certain key executives were granted a combination of service-based and performance-based stock options or restricted stock. In addition, certain key executives were granted the right to purchase shares of restricted stock in the Company. Similarly, the stock options and shares of restricted stock granted allow such executives to acquire shares of common stock of the Company. A description of each type of equity-based award is described below.

Service-Based Awards

        During the seven months ended September 30, 2004, the Company granted various service-based equity awards to certain key executives of the Company. These awards consisted of approximately 497,893 stock options to purchase shares of common stock of the Company and approximately 796,701 restricted shares of common stock of the Company. The stock option awards become exercisable over a four-year vesting period tied to the executives' continuing employment and expire ten years from the date of grant. Similarly, the restricted shares vest over a four-year period.

Performance-Based Awards

        During the seven months ended September 30, 2004, the Company granted various performance-based equity awards to certain key executives of the Company. These awards consisted of approximately 995,786 stock options to purchase shares of common stock of the Company and approximately 1,593,402 restricted shares of common stock of the Company. The awards vest over a four-year period tied to the executives' continuing employment and the achievement of certain performance conditions by the Company. In particular, half of the awards have a performance condition based on a 2x liquidity event and the other half of the awards have a performance condition based on a 3x liquidity event (each respectively a "Liquidity Event").

        As defined in the underlying plan agreements, a 2x or 3x Liquidity Event generally means the occurrence of an event that implies an aggregate value for the equity held by the Investor Group of 2x or 3x, respectively, of its initial value, as adjusted for prior dividends or other returns of capital received by the Investor Group. Such Liquidity Events would include, but not be limited to, an initial public offering of the Company's common stock and a change-in-control transaction under which the Investor Group receives cash and/or marketable securities in exchange for its equity.

        Performance-based stock option awards expire ten years from the date of grant. In addition, to the extent that the performance condition of an award is not satisfied prior thereto, the performance-based award vests on the seventh anniversary of the date of grant as long as the executive is still employed by the Company.

Purchases of Restricted Stock

        During the seven months ended September 30, 2004, the Company allowed certain key executives to purchase restricted shares of its common stock. To the extent such shares were purchased at a price equal to fair market value at the date of purchase, there is no compensatory element of the transaction. However, to the extent such shares were purchased at a price below fair market value at the date of purchase, the discount has been treated as deferred compensation in the Company's financial statements and is being expensed over the executives' expected service period.

        During the seven months ended September 30, 2004, an executive of the Company purchased approximately 3,283,944 restricted shares of common stock of the Company at a fair value of $0.88 per share. Certain other executives of the Company purchased approximately 896,208 restricted shares of common stock of the Company at a cost of $0.88 per share, compared to the weighted-average fair value of the stock of $4.24 per share. The aggregate discount of approximately $3 million has been recognized as deferred compensation expense in the Company's financial statements.

Black-Scholes Assumptions

        For purposes of applying FAS 123, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for all grants to the Company's employees in the seven months ended September 30, 2004: dividend yield of 0%; expected volatility of 50%; risk-free interest rate of 3.07%; and expected term to exercise of 5 years.

Fair Value of Equity-Based Awards

        A summary of the fair value of equity-based awards granted during the seven months ended September 20, 2004 is set forth below:

	Number of Shares Granted	Weighted-Average Exercise Price	Weighted-Average Fair Value
Service-Based Stock Options:
At-market grants	398,315	$0.88	$0.41
Below-market grants	99,578	0.88	4.87
Performance-Based Stock Options:
At-market grants—2x liquidity event	398,315	0.88	0.41
Below-market grants—2x liquidity event	99,578	0.88	4.87
At-market grants—3x liquidity event	398,315	0.88	0.41
Below-market grants—3x liquidity event	99,578	0.88	4.87

Total Stock Options	1,493,679	$0.88	$1.30

Restricted Stock Grants:
Service-based awards	796,701	N/A	$0.88
Performance-based 2x liquidity event awards	796,700	N/A	0.88
Performance-based 3x liquidity event awards	796,701	N/A	0.88

Total Restricted Stock Grants(a)	2,390,102	N/A	$0.88

(a)
Excludes 4,180,152 restricted shares of Class A Common Stock of the Company, which were purchased in 2004 by executives of the Company at prices at or below fair market value. The weighted-average purchase price and weighted-average fair value of such shares were $0.88 per share and $1.60 per share, respectively.

Compensation Expense

        For the seven months ended September 30, 2004, the Company recognized non-cash compensation expense of less than $1 million relating to its stock-based compensation plans.

Summary of Stock Option Activity

        A summary of stock option activity is as follows:

	Options Outstanding	Weighted-Average Exercise Price
Balance at November 30, 2003	—	$—
Granted	1,493,679	0.88
Exercised	—	—
Cancelled	—	—

Balance at September 30, 2004	1,493,679	$0.88

        None of the stock options are exercisable as of September 30, 2004.

Pre-Acquisition

        Prior to the closing of the Acquisition, employees of Old WMG were granted options to purchase Time Warner common stock under various Time Warner stock option plans. Such options were granted to employees of Old WMG with exercise prices equal to, or in excess of, fair market value at the date of grant. Accordingly, in accordance with APB 25 and related interpretations, compensation cost generally was not recognized by Time Warner, nor charged to Old WMG, related to such stock option plans. Generally, the options became exercisable over a four-year vesting period and expired ten years from the date of grant. See Note 3 for a summary of the impact on reported net income (loss) had Old WMG recognized compensation cost for employee stock options.

Time Warner Black-Scholes Assumptions

        For purposes of applying FAS 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants to Old WMG's employees in the three months ended February 29, 2004, and the years ended November 30, 2003 and 2002: dividend yields of 0% in each period; expected volatility of 35.2%, 52.8% and 52.9%, respectively; risk-free interest rates of 3.1%, 2.6% and 4.1%, respectively; and expected terms to exercise of 1.4 years, 3.1 years and 2.9 years after vesting, respectively.

Fair Value of Time Warner Equity-Based Awards

        The weighted-average fair value of an option granted to the Company's employees was $3.20, $4.33 and $9.35 for the three months ended February 29, 2004 and the years ended November 30, 2003 and 2002, respectively.

Summary of Time Warner Stock Option Activity

        A summary of Time Warner stock option activity with respect to employees of the Company is as follows:

	Time Warner Options Outstanding	Weighted-Average Exercise Price
Balance at November 30, 2001	24,584	$35.43
2002 Activity
Granted	6,978	24.76
Exercised	(1,058)	9.83
Cancelled/transferred(a)	(788)	39.76

Balance at November 30, 2002	29,716	33.72
2003 Activity
Granted	6,341	11.72
Exercised	(196)	12.21
Cancelled/transferred(a)	(2,379)	23.79

Balance at November 30, 2003	33,482	30.39

(a)
Includes all options cancelled and forfeited during the year, as well as options related to employees who have been transferred out of and into the Company to and from other Time Warner divisions.

        The following table summarizes information about Time Warner stock options outstanding with respect to employees of the Company at November 30, 2003:

Range of Exercise Prices	Number Outstanding as of 11/30/03	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable as of 11/30/03	Weighted- Average Exercise Price
	(in thousands)			(in thousands)
$10.01 – 15.00	8,654	6.49	$11.53	3,362	$12.63
15.01 – 20.00	3,136	6.81	16.08	1,530	16.41
20.01 – 30.00	7,225	7.16	25.84	3,500	24.98
30.01 – 45.00	3,635	6.23	37.99	3,001	38.31
45.01 – 50.00	8,559	6.73	48.43	6,044	48.21
50.01 – 64.00	2,273	6.63	56.29	1,990	56.72

Total	33,482	6.71	30.39	19,427	34.71

        Of the approximate 33 million Time Warner stock options held by employees of Old WMG as of the closing date of the Acquisition, approximately 27 million stock options remained outstanding and the balance was cancelled pursuant to the underlying terms of the awards. These stock options remain the obligation of Time Warner and not the Company, and will expire pursuant to the underlying terms of the awards, generally not exceeding three years from the closing date of the Acquisition. In exchange for the cancellation of certain unvested stock option awards as of the Acquisition date, employees of Old WMG received an aggregate $21 million payment funded by Time Warner. This payment was considered in the determination of the fair value of Old WMG's net asset as of November 30, 2003 and, accordingly, has been classified as a component of the impairment charge recognized during the year ended November 30, 2003.

Time Warner Restricted Stock Plans

        Time Warner also had various restricted stock plans for employees and non-employee directors of the board. Under these plans, shares of common stock are granted which do not vest until the end of a restriction period, generally between three to five years. During 2002, Time Warner did not issue any shares of restricted stock to employees of the Company. However, during 2003, Time Warner issued approximately 821,000 shares of restricted stock to employees of Old WMG at a weighted-average fair value of $13 per share.

        Of the 922,000 unvested shares of Time Warner restricted stock held by employees of Old WMG as of the closing date of the Acquisition, 217,000 shares became vested either pursuant to their original terms or on an accelerated basis, 568,000 shares are still subject to vesting conditions and remain the obligation of Time Warner and the balance was cancelled by Time Warner. Old WMG recognized the cost associated with the vesting of such shares and the anticipated change in employee status of certain executives in 2003 as a component of deal-related transaction and other costs in its statement of operations.

20.    Shareholders' Equity

        The Company's capital stock formerly consisted of two classes of common stock that were issued in connection with the Acquisition. In addition, as part of the purchase price for the Acquisition, the Company issued warrants that gave Time Warner the right, under certain conditions, to purchase up to

19.9% of the capital stock of the Company. A summary of the terms of these securities is presented below.

Common Stock

        In connection with the Acquisition, the Company received (i) a $765 million capital contribution in exchange for the issuance of 9,445 shares of Class L Common Stock and (ii) an $85 million capital contribution in exchange for the issuance of 85,000 shares of Class A Common Stock.

        Shares of Class L Common Stock have identical terms as the shares of Class A Common Stock, except with respect to voting rights, liquidation preferences and conversion features, as follows:

  •
  Shares of Class L Common Stock are non-voting, whereas each share of Class A Common Stock is entitled to one vote;

  •
  Each share of Class L Common Stock has a liquidation preference of $81,000 plus an amount equal to accrued and unpaid dividends at a rate of 10% per annum, compounded quarterly. Shares of Class A Common Stock have no liquidation preferences; and

  •
  Each share of Class L Common Stock is convertible into one share of Class A Common Stock plus an additional number of shares of Class A Common Stock determined by dividing the Class L liquidation preference at the date of conversion by the adjusted market value of each share of Class A Common Stock as set forth in the certificate of designation governing such shares.

        As more fully described in Notes 2 and 26, in connection with the Initial Common Stock Offering, the Recapitalization occurred. In connection with the Recapitalization, all shares of Class L Common Stock were converted into shares of Class A Common Stock and, along with all other outstanding shares of Class A Common Stock, were renamed as common stock.

Warrants

        A portion of the consideration paid to Time Warner in connection with the Acquisition was in the form of two stock warrants that were issued to Time Warner.

        One of the warrants gives Time Warner the right, under certain conditions related to the occurrence of a major music transaction, to purchase approximately 19.9% of the Class A and Class L Common Stock of Parent and 19.9% of the preferred shares issued by Holdings, after taking into account the exercise of the warrant (the "MMT Warrants"). Time Warner may exercise its rights under the warrants only (i) upon the sale to certain music companies of all or substantially all of the recorded music business or music publishing business conducted by the Company or the acquisition by certain music companies of 35% of the outstanding shares of Parent or Holdings; (ii) the acquisition of all or substantially all of the recorded music business or music publishing business of certain music companies; or (iii) a merger with or the formation of a joint venture or other combination of all or substantially all of the recorded music business or music publishing business with that of certain music companies. If a definitive agreement for such a transaction is not executed by March 1, 2007, or if the MMT Warrants are not exercised within 90 days of the consummation of such a transaction, the MMT Warrants will expire. Additionally, the MMT Warrants will expire if the Three-Year Warrants (defined below) are exercised in whole or in part.

        The MMT Warrants provide that Time Warner may elect to pay the exercise price in cash or, in the alternative, may elect to exercise without the payment of cash and receive a reduced number of shares. In such case, the reduction in shares would be based on the number of shares having an aggregate fair market value at that time equal to the exercise price. The exercise price of the MMT Warrants is based on an equivalent price per share as the cash purchase price paid to Time Warner in connection with the Acquisition effective as of March 1, 2004, as adjusted for the effects of any distributions, redemptions, issuances or recapitalizations occurring subsequent to such date. The exercise price of the MMT Warrants is further increased at an annual compounded rate of 8.5%, which rate will increase to 15% on June 1, 2005.

        The other warrant gives Time Warner the right to purchase approximately 15% of the Class A and Class L Common Stock of Parent and 15% of the preferred shares issued by Holdings, after taking into account the exercise of the warrant (the "Three-Year Warrants"). Time Warner may exercise its rights under the Three-Year Warrants at any time prior to March 1, 2007, provided that there has not been a public equity offering that results in the common and preferred securities of Parent or Holdings to be outstanding; there has not been a sale of a majority of the then-outstanding common and preferred securities of Parent or Holdings to a third party; or the exercise of the MMT Warrants. Any of those events will cause the term of the Three-Year Warrants to expire.

        The Three-Year Warrants provide that Time Warner may elect to pay the exercise price in cash or, in the alternative, may elect to exercise without the payment of cash and receive a reduced number of shares. In such case, the reduction in shares would be based on the number of shares having an aggregate fair market value at that time equal to the exercise price. The exercise price of the Three-Year Warrants is equal to 75% of the fair market value of Parent's and Holdings' capital stock at the time multiplied by the number of shares of capital stock issuable upon exercise, as adjusted for the effects of any distributions, redemptions, issuances or recapitalizations occurring subsequent to March 1, 2004. To the extent that any of such adjustments relating to the Holdings' preferred stock result in a reduction in the exercise price payable by Time Warner in connection with its exercise of the Three-Year Warrants, Time Warner can elect to receive a cash payment from the Company in lieu of a reduced exercise price or otherwise reduce the exercise price payable under the warrants.

Return of Capital

        In September 2004, the Company declared a $342 million dividend to its Class L common stockholders in the form of a note payable. The note payable was paid in October 2004 using proceeds received from a return of capital previously invested in WMG Acquisition Corp.

        In December 2004, in connection with the Holdings Refinancing, the Company paid a $422 million return of capital to the Class L common stockholders.

21.    Related Party Transactions

        The nature of the Company's related party transactions has changed as the Company has migrated from a wholly owned operation of Time Warner for all periods prior to the closing of the Acquisition to a stand-alone independent company, effective as of March 1, 2004. Accordingly, the following discussion of related party transactions highlights the significant related party relationships and transactions that existed both before and after the closing of the Acquisition.

Post-Acquisition

Transition Services Agreements

        In connection with the Acquisition, the Company entered into a seller administrative services agreement with Time Warner (the "Seller Administrative Services Agreement"). Under the Seller Administrative Services Agreement, Time Warner agreed to provide the Company with certain administrative services, including (i) accounting services, (ii) tax services, (iii) human resources and benefits services, (iv) information technology services, (v) legal services, (vi) treasury services, (vii) payroll services, (viii) travel services, (ix) real estate management services and (x) messenger services. The obligations for Time Warner to provide those services generally expire no later than December 31, 2004. The amounts to be paid under the Seller Administrative Services Agreement generally are based on the costs incurred by Time Warner in providing those administrative services, including Time Warner's employee costs and out-of-pocket expenses. For the seven months ended September 30, 2004, the Company incurred $4 million of costs under these administrative arrangements.

Management/Monitoring Agreement

        In connection with the Acquisition, the Company entered into a management agreement with the Investor Group for ongoing consulting and management advisory services. Pursuant to this agreement, the Company paid an aggregate of $75 million to the Investor Group under the management agreement in connection with the Acquisition and related original financing. These fees have been apportioned between direct costs of the Acquisition (and capitalized as part of the allocation of purchase price) and capitalized debt issuance costs. In consideration for ongoing consulting and management advisory services, the management agreement requires the Company to pay (or to cause Holdings or Acquisition Corp. to pay) the Investor Group an aggregate annual fee of $10 million per year ("Periodic Fees"), which is payable quarterly in advance. This annual fee has been prepaid in its entirety through February 2005. For the seven months ended September 30, 2004, the Company has expensed $6 million of this prepaid fee and such amount has been included as a component of selling, general and administrative expenses in the accompanying statement of operations.

        In addition, in the case of future services provided in connection with any future acquisition, disposition, or financing transactions involving Acquisition Corp., the Company or Holdings, the management agreement requires the Company to pay (or to cause Holdings or Acquisition Corp. to pay) the Investor Group an aggregate fee of one percent of the gross transaction value of each such transaction ("Subsequent Fees"). The agreement also requires Acquisition Corp., Warner Music Group and Holdings to pay the reasonable expenses of the Investors in connection with, and indemnify them for liabilities arising from, the management agreement, the Acquisition and any related transactions, their equity investment in Acquisition Corp., Warner Music Group or Holdings, their operations, and the services they provide to Acquisition Corp., Warner Music Group and Holdings. The management agreement continues in full force and effect until December 30, 2014, provided, however, that the Investor Group may cause the agreement to terminate at any time upon agreement of the Investor Group. In the event of the termination of the management agreement, the Company, Holdings and Acquisition Corp. shall pay each of the Investor Group (x) any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014.

Other Arrangements with the Investor Group and its Affiliates

        In the normal course of conducting its business, the Company has entered into various other transactions with the Investor Group and its affiliates. As an example, employees of the Investor Group have filled management roles on an interim basis while the Company has been transitioning to a permanent management team, including the role of Chief Financial Officer of the Company since the beginning of June 2004. Such employees have not received any compensation from the Company for such services; however, a representative cost for such services in the aggregate amount of $280,000 has been charged to the statement of operations for the seven months ended September 30, 2004 with a corresponding increase in additional paid-in capital.

Pre-Acquisition

        As previously described, the operations of Old WMG were under the control of Time Warner through the end of February 2004. During this period, in the normal course of conducting its business, Old WMG had various transactions with Time Warner and its affiliates, including the CD and DVD manufacturing and printing operations of Time Warner formerly under the management of Old WMG. The following is a summary of the principal transactions between Old WMG on the one hand, and Time Warner and its affiliates on the other hand.

Manufacturing and Printing Services with Time Warner Affiliates

        Old WMG had an exclusive arrangement with affiliates of Time Warner to receive manufacturing and printing services in connection with the production of CDs, cassettes and other music-related audio and video products. Amounts included in cost of sales in connection with these services were approximately $216 million for the year ended November 30, 2003 and $217 million for the year ended November 30, 2002. Such costs did not reflect terms negotiated on an arm's-length basis between the units. In connection with the sale of Time Warner's manufacturing and printing operations in October 2003, such services were provided on an arm's-length basis by Cinram, effective with the closing date of the sale (see Note 7).

Distribution Services with Time Warner and Old WMG Affiliates

        Old WMG provided distribution services to certain Time Warner affiliates, including Warner Home Video and Time-Life Inc. In addition, Old WMG provided distribution services to other related parties, including companies in which Old WMG had ownership interests therein that allowed for the exercise of significant influence over the operations and financial policies of the investees. Amounts included in revenues in connection with these services were approximately $51 million for the year ended November 30, 2003 and $50 million for the year ended November 30, 2002. Such revenues may not have reflected terms negotiated on an arm's-length basis between the entities. In connection with the sale of Time Warner's manufacturing and printing operations in October 2003, the services for Warner Home Video were provided by Cinram, effective with the closing date of the sale (see Note 7).

Licensing Arrangements with Time Warner and Old WMG Affiliates

        Old WMG periodically licensed its masters and rights in owned or administered musical compositions to affiliates of Time Warner for inclusion in certain movie soundtracks, film and television series, music compilations and other forms of entertainment. Amounts included in revenues in connection with these and other licensing arrangements were approximately $2 million for the three months ended February 29, 2004, $6 million for the year ended November 30, 2003 and $11 million for the year ended November 30, 2002. Such revenues reflect terms resulting from a negotiation between the units that, in management's view, result in a reasonable basis.

        Old WMG also entered into sub-publishing or administrative agreements with certain Time Warner affiliates, whereby it exploited or administered rights in musical compositions held by such affiliates. Royalty expenses included in cost of revenues in connection with these arrangements were approximately $2 million for the three months ended February 29, 2004, $19 million for the year ended November 30, 2003 and $14 million for the year ended November 30, 2002. Such amounts reflect terms resulting from a negotiation between the units that, in management's view, result in a reasonable basis.

Real Estate and Marketing Arrangements with Time Warner Affiliates

        Old WMG utilized and paid for certain office space leased by Time Warner and its affiliates. In addition, Old WMG periodically advertised its products in media produced by Time Warner and its affiliates. Amounts included in costs and expenses in connection with these arrangements were approximately $2 million for the three months ended February 29, 2004, $26 million for the year ended November 30, 2003 and $20 million for the year ended November 30, 2002. Such amounts reflect terms resulting from a negotiation between the units that, in management's view, result in a reasonable basis.

Financing Arrangements with Time Warner Affiliates

        As described in Note 3, Old WMG had agreements with Time Warner, whereby all cash received or paid by Old WMG was included in, or funded by, clearing accounts or international cash pools within Time Warner's centralized cash management system. Some of these arrangements were interest bearing and others were not. Net interest income of approximately $1 million for three months ended February 29, 2004 and $10.8 million for the year ended November 30, 2003, and net interest expense of approximately $3.6 million for the year ended November 30, 2002 were recognized from Time Warner and its affiliates or other related parties.

        In addition, as described in Note 23, Old WMG participated in Time Warner's foreign currency risk-management program and was allocated its proportional share of foreign exchange contract gains and losses. Net foreign exchange contract losses were immaterial for the three months ended February 29, 2004, $17 million for the year ended November 30, 2003 and $4.5 million for the year ended November 30, 2002 were recognized and are classified in other income (expense), net, in the accompanying statement of operations.

        See Note 25 for a description of the Company's participation in Time Warner's accounts receivable securitization program.

Other Costs with Time Warner Affiliates

        Employees of Old WMG participated in several Time Warner medical, stock option, pension, deferred compensation and other benefit plans for which Old WMG was charged an allocable share of plan expenses, including administrative costs. The Company also was covered under various Time Warner insurance policies and was charged an allocable share of such costs. Amounts included in expenses in connection with these and other sundry costs, such as communications networking costs, were approximately $8 million for the three months ended February 29, 2004, $62 million for the year ended November 30, 2003 and $53 million for the year ended November 30, 2002.

Affiliated Management Services

        Through February 2004, Old WMG had general management responsibility over substantially all of Time Warner's music operations, including Time Warner's CD and DVD manufacturing and printing operations. Accordingly, certain general and administrative costs incurred in the management of those operations were allocated to Old WMG, including legal, accounting, financial and information technology services. As described previously in Note 2, the allocation of these costs was determined based on Old WMG's pro rata share of the revenues generated by those collective operations. The costs allocated to Old WMG are not necessarily indicative of the costs that would have been incurred if Old WMG had obtained such services independently, nor are they indicative of costs that will be charged or incurred in the future. However, management believes such allocations are reasonable. Amounts included in expenses in connection with these affiliated management service costs were approximately $2 million for the three months ended February 29 2004, $79 million for the year ended November 30, 2003 and $85 million for the year ended November 30, 2002. Such amounts exclude approximately $47 million of costs for the year ended November 30, 2003 and $40 million of costs for the year ended November 30, 2002 that have been separately allocated to Time Warner's former CD and DVD manufacturing and printing operations for comparable management services.

22.    Commitments and Contingencies

Leases

        The Company occupies various facilities and uses certain equipment under many operating leases. Net rent expense was approximately $24 million in the seven months ended September 30, 2004, $13 million in the three months ended February 29, 2004, $53 million in the year ended November 30, 2003 and $57 million in the year ended November 30, 2002.

        At September 30, 2004, future minimum payments under non-cancelable operating leases (net of sublease income) are as follows:

September 30,
(in millions)
2005	$49
2006	46
2007	45
2008	40
2009	37
Thereafter	164

Total	$381

Guaranteed Minimum Talent Advances

        The Company routinely enters into long-term commitments with artists, songwriters and co-publishers for the future delivery of music product. Aggregate firm commitments to such talent approximated $345 million at September 30, 2004. Such commitments are payable principally over a ten-year period, generally upon delivery of albums from the artists or future musical compositions by songwriters and co-publishers.

Other

        Other off-balance sheet, firm commitments, which include letters of credit and minimum funding commitments to investees, amounted to approximately $65 million at September 30, 2004.

Litigation

        The Company is subject to a number of state and federal class action lawsuits, as well as an action brought by a number of state Attorneys General alleging unlawful horizontal and vertical agreements to fix the prices of compact discs by the major record companies. The parties to the federal action commenced by the Attorneys General have entered into a settlement agreement. On July 9, 2003, the Court entered a final judgment approving the settlement. In one of the two remaining lawsuits, Ottinger v. EMI Music, Inc., et al., the Court entered an order granting final approval of the settlement on January 21, 2004. In the other action, In re Compact Disc. Antitrust Litig., which was brought by individual retailers of compact discs alleging unlawful horizontal agreements to fix the prices of compact discs by the major record companies, on July 29, 2004, the Court denied the parties' motion to grant final approval to the settlement. On August 30, 2004, plaintiffs filed a Second Amended Consolidated Complaint adding additional individual retailers as named plaintiffs in the litigation, which the Company answered, denying all claims, on September 15, 2004. On October 29, 2004, the parties reached an agreement on the terms of a settlement. The Company does not expect the final terms of that settlement to differ materially from the settlement agreement previously entered into by the parties. On February 2, 2005, the Court entered a Stipulation of Dismissal with Prejudice of the entire action. In connection with the aforementioned settlements, Old WMG paid approximately $30 million in cash and product costs in the aggregate during 2001 and 2002. Such amounts did not affect the statement of operations as the settlements were charged against a pre-existing liability relating to these matters.

        On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General's subpoenas, we have been producing documents and expect to complete our production in May or June. We also understand that this investigation has been expanded to include companies that own radio stations. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation, but it has the potential to result in changes in the manner in which the recorded music industry promotes its records or financial penalties, which could adversely affect the Company's business, including its brand value.

        In addition to the State of New York investigation discussed above, the Company is involved with employment claims and other legal proceedings that are incidental to its normal business activities. It is reasonably possible that an adverse outcome on any of these matters could result in a material effect on the Company's consolidated financial statements. Due to the preliminary status of many of these matters, the Company is unable to predict the outcome or determine a range of loss at this time. However, in the opinion of management, it is not likely that the ultimate outcome of these matters will have a material effect on the Company's consolidated financial statements.

23.    Derivative Financial Instruments

        The Company has exposure to changes in foreign currency exchange rates relating to the cash flows generated by its international operations and exposure to changes in interest rates relating to floating-rate borrowings under its senior secured credit facility. Consequently, the Company uses derivative financial instruments to manage such risks. The following is a summary of the Company's risk management strategies and the effect of those strategies on the Company's financial statements.

Interest Rate Risk Management

        The Company uses interest rate swap agreements to manage the floating to fixed-rate proportion of its debt portfolio. In particular, under its senior secured credit facility, the Company is required to maintain a fixed-to-floating debt ratio of at least 50% of its actual funded debt through at least April 2007. Consequently, the Company entered into interest rate swap agreements with a notional face amount of $300 million in 2004 in order to hedge the variability of expected future cash interest payments. Under these interest rate swap agreements, the Company agreed to receive floating-rate payments (based on three-month LIBOR rates) in exchange for fixed-rate payments for a fixed term of three years through May 2007.

        The interest rate swap agreements have been designated as a cash flow hedge of the associated variability in future interest payments. As such, the agreements have been recorded at fair value in the accompanying balance sheet and the related gains or losses on the agreements are deferred in shareholder's equity (as a component of comprehensive income). These deferred gains and losses are recognized as an adjustment to interest expense in the period in which the related interest payments being hedged are made and recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the amount of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income.

        For the seven months ended September 30, 2004, the Company recognized approximately $2 million of losses on its interest rate swap agreements, which have been classified as a component of interest expense in the accompanying statement of operations. The Company did not recognize any material gains or losses during the period relating to the ineffective portion of the agreements. At September 30, 2004, the Company had deferred approximately $4 million of losses on its interest rate swap agreements in shareholder's equity, of which approximately $1 million is expected to be recognized in income over the next twelve months.

        The Company monitors its positions with, and the credit quality of, the financial institutions that are party to any of its financial transactions. Credit risk related to interest rate swaps is considered low because swaps are entered into with strong creditworthy counterparties and are limited to the net interest payments due/payable for the remaining life of the swap.

Foreign Currency Risk Management

        Historically, the Company has used foreign exchange contracts primarily to hedge the risk that unremitted or future royalties and license fees owed to its domestic companies for the sale, or anticipated sale, of U.S.-copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. However, in connection with the Acquisition, new management is in the process of evaluating its hedging practices and alternatives and no significant foreign exchange contracts had been entered into as of September 30, 2004.

        Prior to the closing of the Acquisition, Old WMG and Time Warner used foreign exchange contracts principally to manage the risk that changes in exchange rates would affect the amount of unremitted or future royalties and license fees to be received from the sale of U.S.-copyrighted products abroad.

        Foreign exchange contracts were used primarily by Old WMG and Time Warner to hedge the risk that unremitted or future royalties and license fees owed to Old WMG's domestic companies for the sale, or anticipated sale, of U.S.-copyrighted products abroad might be adversely affected by changes in foreign currency exchange rates. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, primarily exposure to changes in the value of the British Pound, Japanese Yen and Euros, Time Warner hedged a portion of Old WMG's combined foreign currency exposures anticipated over the ensuing fifteen-month period (the "Hedging Period"). The Hedging Period for royalties and license fees covered revenues expected to be recognized over the ensuing twelve-month period; however, there was often a lag between the time that revenue was recognized and the transfer of foreign-denominated revenues back into U.S. dollars. Therefore, the Hedging Period covered a fifteen-month period.

        To hedge this exposure, Time Warner used foreign exchange contracts that generally had maturities of three months to fifteen months to provide continuing coverage throughout the Hedging Period. Time Warner reimbursed, or was reimbursed by, Old WMG for contract gains and losses related to Old WMG's foreign currency exposure. At November 30, 2002, Time Warner had effectively hedged approximately 75% of Old WMG's estimated net foreign currency exposures that principally related to anticipated cash flows for royalties and license fees to be remitted to the U.S. over the ensuing Hedging Period. In connection with the anticipated closing of the Acquisition, all positions were unwound as of the end of December 2003. In connection with the discontinuance of such cash flow hedges, Old WMG recognized approximately $5 million of losses during the fourth quarter of 2003. No significant cash flow hedges were discontinued in 2002 because, at that time, it was probable that the original forecasted transactions would occur within the specified time period.

        The Company records foreign exchange contracts at fair value in its balance sheet and the related gains or losses on these contracts are deferred in shareholder's equity (as a component of comprehensive income). These deferred gains and losses are recognized in income in the period in which the related royalties and license fees being hedged are received and recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the royalties and license fees being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income. Old

WMG did not recognize any significant gains or losses due to ineffective hedges in 2002. However, excluding the aforementioned losses on the discontinuance of cash flow hedges, Old WMG recognized a $694,000 gain in 2003 due to the ineffective portion of certain foreign exchange contracts. Gains and losses on foreign exchange contracts generally are included as a component of other income (expense), net, in the Company's statement of operations.

        At the end of fiscal year 2003, Time Warner had contracts for the sale of $3.605 billion and the purchase of $2.016 billion of foreign currencies at fixed rates. Of Time Warner's $1.589 billion net sale contract position, approximately $49 million of foreign exchange sale contracts and $70 million of foreign exchange purchase contracts related to Old WMG's foreign currency exposure, including net contracts for the purchase of 278 thousand of Japanese Yen, 18.6 million of Euros, and 354 thousand of the British Pound.

        The Company had no significant deferred net gains or losses on foreign exchange contracts at September 30, 2004 and November 30, 2003. For the years ended November 30, 2003 and 2002, Old WMG recognized $12 million and $7 million in losses, respectively, on foreign exchange contracts which were largely offset by corresponding decreases and increases, respectively, in the dollar value of foreign currency royalty payments that have been received in cash from the sale of U.S.-copyrighted products abroad.

24.    Segment Information

        As discussed more fully in Note 1, based on the nature of its products and services, the Company classifies its business interests into two fundamental areas: recorded music and music publishing. Information as to each of these operations is set forth below. The Company evaluates performance based on several factors, of which the primary financial measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets ("OIBDA"). The Company has supplemented its analysis of OIBDA results by segment with an analysis of operating income (loss) by segment.

        The accounting policies of the Company's business segments are the same as those described in the summary of significant accounting policies included elsewhere herein. The Company accounts for intersegment sales at fair value as if the sales were to third parties. While intercompany transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation or combination and, therefore, do not themselves impact consolidated or combined results.

        During 2004, in connection with the Acquisition, the Company changed its methodology for allocating certain corporate costs and assets to its business segments. Accordingly, the Company has restated its operating performance and asset measures for all prior periods to reflect its new cost-allocation methodology on a consistent basis.

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(Unaudited) (in millions)
Revenues
Recorded music	$1,429	$630	$2,039	$2,839	$2,752
Music publishing	348	157	467	563	563
Intersegment elimination	(8)	(8)	(19)	(26)	(25)

Total revenues	$1,769	$779	$2,487	$3,376	$3,290

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(Unaudited) (in millions)
OIBDA(a)
Recorded music	$120	$38	$8	$116	$173
Music publishing	87	38	88	107	88
Corporate expenses(b)	(49)	(15)	(21)	(34)	(54)

Total OIBDA	$158	$61	$75	$189	$207

(a)
The comparability of OIBDA by business segment for all periods presented has been affected by certain significant transactions. See Transactions Affecting the Comparability of Operating Results presented hereinafter.

(b)
Corporate expenses for all 2003 and prior periods were reduced by an allocation of costs to Time Warner's former CD and DVD manufacturing operations that were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, no such cost allocations were made for the 2004 periods. See Note 21 for further reference.

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(Unaudited) (in millions)
Depreciation of Property, Plant and Equipment
Recorded music	$23	$11	$51	$62	$52
Music publishing	3	1	6	7	6
Corporate	10	4	14	17	9

Total depreciation	$36	$16	$71	$86	$67

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(Unaudited) (in millions)
Amortization of Intangible Assets
Recorded music	$73	$36	$138	$165	$124
Music publishing	31	20	63	77	58
Corporate	—	—	—	—	—

Total amortization	$104	$56	$201	$242	$182

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(Unaudited) (in millions)
Impairment of Goodwill and Other Intangibles
Recorded music	$—	$—	$—	$1,019	$1,203
Music publishing	—	—	—	—	297
Corporate	—	—	—	—	—

Total impairment	$—	$—	$—	$1,019	$1,500

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(Unaudited) (in millions)
Operating Income (Loss)(a)
Recorded music	$24	$(9)	$(181)	$(1,130)	$(1,206)
Music publishing	53	17	19	23	(273)
Corporate	(59)	(19)	(35)	(51)	(63)

Total operating income (loss)	$18	$(11)	$(197)	$(1,158)	$(1,542)

(a)
The comparability of operating income (loss) by business segment for all periods presented has been affected by certain significant transactions. See Transactions Affecting the Comparability of Operating Results presented hereinafter.

		Predecessor
	Successor			Years Ended November 30,
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003
				2003	2002
	(Unaudited)
	(in millions)
Reconciliation of OIBDA to Operating Income (Loss)
OIBDA	$158	$61	$75	$189	$207
Depreciation expense	(36)	(16)	(71)	(86)	(67)
Amortization expense	(104)	(56)	(201)	(242)	(182)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)	(1,500)

Operating income (loss)	$18	$(11)	$(197)	$(1,158)	$(1,542)

Transactions Affecting the Comparability of Operating Results

        The comparability of OIBDA and operating income (loss) by business segment for all periods presented has been affected by certain transactions, consisting of restructuring activities in all periods, the sale of Old WMG's physical distribution assets in 2003, and significant impairment charges in 2003 and 2002 relating to Old WMG's intangible assets. The effect of such transactions that was included in OIBDA and operating income (loss) by business segment is summarized below:

	Seven Months Ended September 30, 2004
	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Restructuring costs-related decrease in OIBDA and operating income	$(17)	$(1)	$(8)	$(26)

	Ten Months Ended September 30, 2003
	Recorded Music	Music Publishing	Corporate	Total
	(Unaudited)
	(in millions)
Restructuring costs	$(24)	$(3)	$—	$(27)
Loss on sale of physical distribution assets	(12)	—	—	(12)

Decrease in OIBDA and operating income	(36)	(3)	—	(39)

	Year Ended November 30, 2003
	Recorded Music	Music Publishing	Corporate	Total
		(in millions)
Restructuring costs	$(31)	$(3)	$(1)	$(35)
Loss on sale of physical distribution assets	(12)	—	—	(12)

Decrease in OIBDA	(43)	(3)	(1)	(47)
Impairment of goodwill and other intangible assets	(1,019)	—	—	(1,019)

Decrease in operating income	$(1,062)	$(3)	$(1)	$(1,066)

	Year Ended November 30, 2002
	Recorded Music	Music Publishing	Corporate	Total
		(in millions)
Restructuring income	$5	$—	$—	$5

Increase in OIBDA	5	—	—	5
Impairment of goodwill and other intangible assets	(1,203)	(297)	—	(1,500)

Decrease in operating income	$(1,198)	$(297)	$—	$(1,495)

        Total assets and capital expenditures by business segment are presented below:

	September 30, 2004	November 30, 2003
	(in millions)
Assets
Recorded music	$2,649	$2,749
Music publishing	1,754	1,418
Corporate(a)	687	317

Total assets	$5,090	$4,484

(a)
Primarily includes deferred tax assets and fixed assets.

		Predecessor
	Successor			Years Ended November 30,
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003
				2003	2002
	(Unaudited)
	(in millions)
Capital Expenditures
Recorded music	$11	$2	$14	$29	$40
Music publishing	1	—	3	3	6
Corporate	3	1	13	19	42

Total capital expenditures	$15	$3	$30	$51	$88

        Revenues and total assets relating to operations in different geographical areas are set forth below:

				Years Ended November 30,
	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	2003	2002
			(Unaudited)
	(in millions)
Revenues(a)
United States	$848	$334	$1,211	$1,505	$1,537
United Kingdom	221	111	287	407	371
Germany	124	43	158	210	229
Japan	105	41	144	202	228
France	112	55	154	217	173
Italy	56	37	85	108	101
Other international	303	158	448	727	651

Total revenues	$1,769	$779	$2,487	$3,376	$3,290

(a)
Revenues are attributed to countries based on the location of customer.

	September 30, 2004	November 30, 2003
	(in millions)
Assets
United States	$3,164	$3,002
United Kingdom	512	307
Germany	269	174
Japan	252	91
France	280	150
Italy	98	109
Other international	515	651

Total assets	$5,090	$4,484

        The Company's assets include a significant amount of intangible assets, principally related to recorded music catalog and music publishing copyrights. Historically, Old WMG did not allocate the value of these intangible assets across all of its domestic and international territories. Rather, such amounts were largely recorded centrally in the U.S. and reflected as a U.S.-based asset above as of November 30, 2003. In 2004, in connection with the Acquisition, the Company had valuation analyses prepared and allocated the value of both of its tangible and intangible assets to domestic and international territories. Accordingly, the 2004 and 2003 asset information presented above is not entirely comparable.

25.    Additional Financial Information

Time Warner Accounts Receivable Securitization Facility

        Prior to the Acquisition, Old WMG, through its WEA Corp. subsidiary, participated in one of Time Warner's accounts receivable securitization facilities. Such facility provided for the accelerated receipt of approximately $450 million of cash, in the aggregate, on available accounts receivable. As of November 30, 2003, Time Warner and Old WMG had no unused capacity under this facility. In connection with this securitization facility, Old WMG sold, on a revolving and nonrecourse basis, certain of its accounts receivable ("Pooled Receivables") to a qualifying Special Purpose Entity ("SPE") which, in turn, sold a percentage ownership interest in the Pooled Receivables to third-party commercial paper conduits sponsored by a financial institution. The receivables were sold to the SPE at net realizable value, after any loss due to uncollectibility was recorded by Old WMG. These securitization transactions were accounted for as a sale in accordance with FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," because Old WMG relinquished control of the receivables. Accordingly, accounts receivable sold under these facilities were excluded from receivables in the accompanying balance sheet as of November 30, 2003.

        When the receivables were sold to the SPE, Old WMG recorded a retained beneficial interest in the SPE and an intercompany receivable from Time Warner representing the cash portion of the proceeds received by Time Warner on the sale for which there was no obligation to repay. The intercompany receivable from Time Warner had been reflected as a reduction of group equity in the accompanying balance sheet as of November 30, 2003. The retained beneficial interest, which was adjusted to reflect the portion of receivables that was not expected to be collectible, accrued interest at a rate that varied with prevailing market interest rates. For this reason, and because the accounts receivables underlying the retained ownership interests that were sold to the qualifying SPE were generally short-term in nature, the fair value of the retained beneficial interest approximated its carrying value at November 30, 2003. The cost of the retained interest, offset in part by the related interest income earned on the retained interest, was borne by Time Warner. The retained interest at November 30, 2003 of approximately $196 million, was classified as a component of accounts receivable in the accompanying balance sheet. In December 2003, in anticipation of the closing of the sale of Old WMG that occurred effective as of March 1, 2004, Old WMG's participation in Time Warner's securitization facility ceased. Accordingly, the receivables sold to the SPE were re-purchased by Time Warner and transferred to Old WMG in satisfaction of the retained interest and intercompany receivable.

Cash Interest and Taxes

        The Company made interest payments of approximately $56 million during the seven months ended September 30, 2004 and $3 million during the three months ended February 29, 2004. The Company paid approximately $31 million and $27 million of foreign income and withholding taxes in the seven months ended September 30, 2004 and the three months ended February 29, 2004, respectively. The Company received $2 million and $1 million of foreign income tax refunds in the seven months ended September 30, 2004 and the three months ended February 29, 2004, respectively.

        Old WMG made interest payments of approximately $10 million and $8 million during 2003 and 2002, respectively. Old WMG paid approximately $80 million and $55 million of foreign income and withholding taxes in the years ended November 30, 2003 and 2002, respectively, and received approximately $8 million and $22 million of foreign income tax refunds in the years ended November 30, 2003 and 2002, respectively. Old WMG did not reimburse Time Warner and its affiliated companies for any payments of federal, state and local income taxes made during the years ended November 30, 2003 and 2002.

Noncash Transactions

        Significant non-cash investing activities for the seven months ended September 30, 2004 included the allocation of the purchase price paid in connection with the Acquisition, as more fully described in Note 5. In addition, significant non-cash financing activities for the seven months ended September 30, 2004 included the declaration of a $342 million dividend to the Company's shareholders in the form of a note payable, as more fully described in Note 14.

        Significant non-cash investing and financing activities during the three months ended February 29, 2004 included the non-cash recapitalization of certain intercompany receivables and payables between Old WMG and Time Warner, as disclosed in the statement of shareholders' and group equity. There were no significant non-cash investing and financing activities during the year ended November 30, 2003.

        Non-cash investing activities for the year ended November 30, 2002 consisted of the Word/Curb Transaction as described in Note 7. Non-cash financing activities for the year ended November 30, 2002 consisted of the reversal of net excess AOL Time Warner merger-related liabilities of WMG manufacturing subsidiaries that are not included as part of Old WMG's combined reporting group, which has been reflected as a decrease in group equity in the accompanying financial statements.

26.    Subsequent Events

Recapitalization

        In March 2005, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the Initial Common Stock Offering.

        In connection with the Initial Common Stock Offering, on May 6, 2005, the Company's Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company's authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company's common stock (collectively, the "Recapitalization").

        Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information, net (loss) per common share computations and stock-based compensation disclosures.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Schedule I—Condensed Balance Sheets

(Parent Only)

September 30, 2004
(in millions)
Assets
Cash and equivalents	—
Investments in and advances to/from consolidated subsidiaries	762

Total assets	$762

Liabilities and Shareholders' Equity
Current liabilities:
Note payable to shareholders	$342
Liability for warrants	140

Total current liabilities	482

Shareholders' equity:
Common stock ($0.001 par value; 500,000,000 shares authorized; 114,115,176 shares issued and outstanding)	—
Additional paid-in capital	512
Retained earnings (deficit)	(238)
Accumulated other comprehensive income, net	6

Total shareholders' equity	280

Total liabilities and shareholders' equity	$762

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Schedule I—Condensed Statement of Operations

(Parent Only)

Seven Months Ended September 30, 2004
(in millions)

Revenues	$—
Operating costs and expenses	—
Equity in undistributed net loss of consolidated subsidiaries	(122)
Unrealized loss on warrants	(116)

Loss before income taxes	(238)
Income tax (expense) benefit	—

Net loss	$(238)

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Schedule I—Condensed Statement of Cash Flows

(Parent Only)

Seven Months Ended September 30, 2004
(in millions)
Cash flows from operating activities
Net loss	$(238)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net income of consolidated subsidiaries	122
Unrealized loss on warrants	116

Net cash provided by (used in) operating activities	—

Cash flows from investing activities
Investment in and advances to/from consolidated subsidiaries	(853)

Net cash used in investing activities	(853)

Cash flows from financing activities
Proceeds from sale of Class A Common Stock	85
Proceeds from sale of Class L Common Stock	765
Proceeds from sale of restricted shares of Class A Common Stock	3

Net cash provided by (used in) financing activities	853

Effect of foreign currency exchange rate changes on cash	—

Net increase in cash and equivalents	—
Cash and equivalents at beginning of period	—

Cash and equivalents at end of period	$—

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Schedule I—Notes to Condensed Financial Statements

(Parent Only)

Note 1—Background and Basis of Presentation

        Warner Music Group Corp. ("Warner Music Group") is a holding company that conducts substantially all of its business operations through its subsidiaries. Warner Music Group Corp. was formed on November 21, 2003 in anticipation of the March 1, 2004 acquisition by its subsidiary, WMG Acquisition Corp., of the recorded music and music publishing businesses of Time Warner. Warner Music Group Corp. had no operations prior to March 1, 2004, and accordingly, its operating results and cash flows have only been presented for the post-acquisition, seven-month period ended September 30, 2004.

        There are significant restrictions over Warner Music Group Corp.'s ability to obtain funds from any of its subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, Warner Music Group Corp.'s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Warner Music Group Corp.'s audited consolidated financial statements included elsewhere herein.

Note 2—Recapitalization

        As described further in Note 26, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with an initial public offering of the Company's common stock (the "Initial Common Stock Offering").

        In connection with the Initial Common Stock Offering, the Company's Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company's authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company's common stock (collectively, the "Recapitalization").

        Accordingly, these historical, parent-only financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock shares information.

Note 3—Debt

        Warner Music Group Corp. has no direct debt obligations, but its subsidiaries do. For a discussion of the debt obligations of Warner Music Group Corp.'s subsidiaries, see Note 15—Debt in the audited consolidated financial statements included elsewhere herein.

Note 4—Commitments and Contingencies

        Warner Music Group Corp. has no direct commitments and contingencies, but its subsidiaries do. For a discussion of the commitments and contingencies of Warner Music Group Corp.'s subsidiaries, see Note 21—Commitments and Contingencies in the audited consolidated financial statements included elsewhere herein.

Note 5—Dividends

        During the seven months ended September 30, 2004, Warner Music Group Corp. received no dividends from its subsidiaries. In October 2004, Warner Music Group Corp. received a return of capital of $344 million from its direct subsidiary, WMG Holdings Corp. In addition, in December 2004, Warner Music Group Corp. received an additional $472 million return of capital from WMG Holdings Corp.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Schedule II—Valuation and Qualifying Accounts
Seven Months Ended September 30, 2004,
Three Months Ended February 29, 2004 and
Years Ended November 30, 2003 and 2002

Description	Balance at Beginning of Period	Additions Charged to Cost and Expenses	Deductions	Balance at End of Period
	(in millions)
Seven Months Ended September 30, 2004
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$69	$7	$(18)	$58
Reserves for sales returns and allowances	200	278	(314)	164
Allowance for deferred tax asset	—	293	—	293

	$269	$578	$(332)	$515

Three Months Ended February 29, 2004
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$67	$2	$—	$69
Reserves for sales returns and allowances	224	128	(152)	200
Allowance for deferred tax asset	—	—	—	—

	$291	$130	$(152)	$269

Year Ended November 30, 2003
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$68	$9	$(10)	$67
Reserves for sales returns and allowances	213	585	(574)	224
Allowance for deferred tax asset	21	—	(21)	—

	$302	$594	$(605)	$291

Year Ended November 30, 2002
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$99	$17	$(48)	$68
Reserves for sales returns and allowances	233	526	(546)	213
Allowance for deferred tax asset	—	21	—	21

	$332	$564	$(594)	$302

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated Balance Sheets

	December 31, 2004	September 30, 2004
	(unaudited)	(audited)
	(in millions)
Assets
Current assets:
Cash and equivalents(a)	$306	$555
Accounts receivable, less allowances of $284 and $222 million	821	571
Inventories	65	65
Royalty advances expected to be recouped within one year	204	223
Deferred tax assets	48	38
Other current assets	74	86

Total current assets	1,518	1,538
Royalty advances expected to be recouped after one year	204	223
Investments	9	8
Property, plant and equipment, net	180	189
Goodwill	966	978
Intangible assets subject to amortization, net	1,925	1,937
Intangible assets not subject to amortization	100	100
Other assets	121	117

Total assets	$5,023	$5,090

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$223	$226
Accrued royalties	1,166	1,003
Taxes and other withholdings	32	10
Current portion of long-term debt	12	12
Note payable to shareholders	—	342
Other current liabilities	622	587

Total current liabilities	2,055	2,180
Long-term debt	2,534	1,828
Deferred tax liabilities, net	272	265
Other noncurrent liabilities	287	333
Minority interest in preferred stock of subsidiary	—	204

Total liabilities	5,148	4,810

Shareholders' equity:
Common stock, ($0.001 par value; 500,000,000 shares authorized; 115,491,830 shares issued and outstanding)	—	—
Additional paid-in capital(a)	93	512
Retained earnings (deficit)	(202)	(238)
Accumulated other comprehensive income (loss), net	(16)	6

Total shareholders' equity(a)	(125)	280

Total liabilities and shareholders' equity	$5,023	$5,090

(a)
Subsequent to September 30, 2004, a dividend was declared and paid, which had the effect of reducing each of cash and equivalents and shareholders' equity by $43 million. After giving effect to this subsequent payment, cash and equivalents, additional paid-in-capital and shareholders' equity reflected in the above balance sheet at September 30, 2004 were $263 million, $50 million and $(168) million, respectively. Further, prior to the completion of the initial public offering of the Company's common stock as discussed in Note 12, the Company intends to declare dividends of $116 million, of which $7 million relates to dividends on unvested shares of restricted stock which will be paid at a later date when, and if, such restricted stock vests. When such dividends are declared and paid, it would have the effect of further reducing cash and equivalents, additional paid-in-capital and shareholders' equity by $116 million.

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Operations (Unaudited)

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions, except per share amounts)
Revenues(b)	$1,088	$1,178
Costs and expenses:
Cost of revenues(a)(b)	(581)	(648)
Selling, general and administrative expenses(a)(b)	(331)	(391)
Impairment of goodwill and other intangible assets	—	(1,019)
Amortization of intangible assets	(46)	(60)
Restructuring costs	—	(8)

Total costs and expenses	(958)	(2,126)

Operating income (loss)	130	(948)
Interest expense, net(b)	(38)	(3)
Net investment-related losses	—	(9)
Equity in the losses of equity-method investees, net	(1)	(9)
Deal-related transaction and other costs	—	(63)
Unrealized loss on warrants	(22)	—
Other income (expense), net(b)	4	(7)
Minority interest expense	(5)	—

Income (loss) before income taxes	68	(1,039)
Income tax expense	(32)	(107)

Net income (loss)	$36	$(1,146)

Pro forma net income (loss) per common share:
Basic	$0.33

Diluted	$0.31

Pro forma average common shares:
Basic	107.5

Diluted	115.3

(a) Includes depreciation expense of:	$(14)	$(20)

(b) Includes the following income (expenses) resulting from transactions with related companies:
Revenues	$—	$32
Cost of revenues	—	(66)
Selling, general and administrative expenses	(3)	(45)
Interest expense, net	(1)	3
Other expense, net	—	11
Minority interest expense	(5)	—

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Cash flows from operating activities
Net income (loss)	$36	$(1,146)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill and other intangible assets	—	1,019
Depreciation and amortization	60	80
Deferred taxes	(3)	103
Non-cash interest expense	10	3
Net investment-related losses	—	9
Equity in the losses of equity-method investees, including distributions	1	9
Non-cash, stock-based compensation expense	2	—
Unrealized loss on warrants	22	—
Minority interest expense	5	—
Changes in operating assets and liabilities:
Accounts receivable	(220)	(271)
Inventories	2	(7)
Royalty advances	15	118
Accounts payable and accrued liabilities	115	85
Other balance sheet changes	18	29

Net cash provided by operating activities	63	31

Cash flows from investing activities
Investments and acquisitions	(20)	(18)
Investment proceeds	1	38
Capital expenditures	(6)	(27)

Net cash used in investing activities	(25)	(7)

Cash flows from financing activities
Borrowings	696	—
Financing costs of borrowings	(17)	—
Debt repayments	(3)	—
Proceeds from the issuance of restricted shares of Class A Common Stock	1	—
Repurchase of subsidiary preferred stock	(209)	—
Dividends and returns of capital paid(a)	(764)	(68)
Decrease (increase) in amounts due from Time Warner-affiliated companies	—	84
Principal payments on capital leases	—	—

Net cash provided by (used in) financing activities	(296)	16

Effect of foreign currency exchange rate changes on cash	9	5

Net increase in cash and equivalents	(249)	45
Cash and equivalents at beginning of period	555	81

Cash and equivalents at end of period	$306	$126

(a)
Includes the repayment of a $342 million note payable to shareholders, which was issued in September 2004 as part of a return of capital.

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Shareholders' and Group Equity
(Unaudited)

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Balance at beginning of period	$280	$2,673
Comprehensive loss:
Net income (loss) (a)	36	(1,146)
Foreign currency translation adjustment	(25)	33
Deferred gains on derivative financial instruments	3	—

Total comprehensive income (loss)	14	(1,113)

Dividends and returns of capital paid	(422)	(68)
Issuance of stock options and restricted shares of Class A Common Stock	3	—
Decrease in amounts due from Time Warner-affiliated companies, net	—	242

Balance at end of period	$(125)	$1,734

(a)
Net loss for the three months ended December 31, 2003 includes an approximate $1.019 billion impairment charge to reduce the carrying value of goodwill, trademarks and other intangible assets.

See accompanying notes.

Warner Music Group Corp.
(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)

1.    Description of Business

        Warner Music Group Corp. (formerly known as WMG Parent Corp.) (the "Company" or "Parent") was formed by a private equity consortium of Investors (the "Investor Group") on November 21, 2003. The Company is the direct parent of WMG Holdings Corp. ("Holdings"), which is the direct parent of WMG Acquisition Corp. ("New WMG" or "Acquisition Corp."). New WMG is one of the world's major music companies and the successor to the interests of the recorded music and music publishing businesses of Time Warner Inc. ("Time Warner"). Such predecessor interests formerly owned by Time Warner are hereinafter referred to as "Old WMG" or the "Predecessor". Effective March 1, 2004, WMG Acquisition Corp. acquired Old WMG from Time Warner for approximately $2.6 billion (the "Acquisition").

        The Company classifies its business interests into two fundamental areas: recorded music and music publishing. A brief description of those operations is presented below.

Recorded Music Operations

        The Company's recorded music operations consist of the discovery and development of artists and the related marketing and distribution of recorded music produced by such artists. In the United States, the Company's operations are conducted principally through its major record labels—Warner Bros. Records, The Atlantic Records Group, and Word Entertainment. Internationally, the Company's recorded music operations are conducted through its Warner Music International division ("WMI") in over 50 countries outside the United States through various subsidiaries, affiliates and non-affiliated licensees. The Company's current roster of recording artists includes, among others, Cher, Enya, Eric Clapton, Faith Hill, Josh Groban, Kid Rock, Linkin Park, Luis Miguel, Madonna, matchbox twenty, Metallica, Phil Collins and Red Hot Chili Peppers.

        The Company's recorded music operations also include a catalog division called Warner Strategic Marketing ("WSM"). WSM specializes in marketing the Company's music catalog through compilations and reissuances of previously released music and video titles, as well as in the licensing of tracks to/from third parties for various uses, including film and television soundtracks.

        The Company's principal recorded-music distribution operations include Warner-Elektra-Atlantic Corporation ("WEA Corp."), which primarily markets and distributes music products to retailers and wholesale distributors in the United States; a 90% interest in Alternative Distribution Alliance, an independent distribution company; various distribution centers and ventures operated internationally; and an 80% interest in Word Entertainment, whose distribution operations specialize in the distribution of music products in the Christian retail marketplace.

        The principal recorded-music revenue sources to the Company are sales of CDs, digital downloads and other recorded music products, and license fees received for the ancillary uses of its recorded music catalog.

Music Publishing Operations

        The Company's music publishing operations include Warner/Chappell Music, Inc. and its wholly owned subsidiaries, and certain other music-publishing affiliates of the Company. The Company owns or controls the rights to more than one million musical compositions, including numerous pop music hits, American standards, folk songs and motion picture and theatrical compositions. Its catalog includes works from a diverse range of artists and composers, including Barry Gibb, Cole Porter, Dido,

Madonna, Moby, Nickelback, R.E.M. and Staind. The Company also administers the music of several television and motion picture companies, including Lucasfilm, Ltd. and Hallmark Entertainment.

        The Company's music publishing operations include Warner Bros. Publications U.S. Inc. ("Warner Bros. Publications"), one of the world's largest publishers of printed music. Warner Bros. Publications markets publications throughout the world containing works of such artists as Shania Twain, The Grateful Dead and Led Zeppelin. However, in December 2004, the Company entered into an agreement to sell its printed music business to Alfred Publishing Co., Inc. ("Alfred Publishing"). The sale is expected to close in spring 2005 and is subject to customary closing conditions. See Note 3 for additional information.

        The principal music-publishing revenue sources to the Company are royalties for the use of its compositions on CDs and DVDs, in television commercials, ring tones, music videos and the Internet; license fees received for the use of its musical compositions on radio, television, in motion pictures and in other public performances; and sales of published sheet music and songbooks.

2.    Basis of Presentation

New Basis of Presentation

        The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and its predecessor, Old WMG. Old WMG was acquired by the Investor Group effective as of March 1, 2004. In connection with the Acquisition, a new accounting basis was established for the Company as of the acquisition date based upon an allocation of the purchase price to the underlying net assets acquired. Financial information for the pre- and post-acquisition periods have been separated by a vertical line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting.

Old Basis of Presentation

        As previously described, the operations of the Company were under the control of Time Warner through the end of February 2004. In January 2001, historic Time Warner was acquired by America Online Inc. ("AOL") in a transaction hereinafter referred to as the "AOL Time Warner Merger". The AOL Time Warner Merger was accounted for under the purchase method of accounting. Under the purchase method of accounting, the basis of the historical net assets included in the accompanying combined financial statements of the predecessor was adjusted, effective as of January 1, 2001, to reflect an allocable portion of the purchase price relating to the AOL Time Warner Merger.

        For all periods prior to the closing of the Acquisition, the accompanying combined financial statements of the Predecessor reflect all assets, liabilities, revenues, expenses and cash flows directly attributable to Old WMG. In addition, the accompanying combined financial statements include allocations of certain costs of Time Warner and Old WMG deemed reasonable by the Company's management, in order to present the results of operations, financial position, changes in group equity and cash flows of Old WMG on a stand-alone basis. The principal allocation methodologies are described below. The financial information included herein does not necessarily reflect the results of operations, financial position, changes in group equity and cash flows of Old WMG in the future or what would have been reflected had Old WMG been a separate, stand-alone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer for the periods presented.

        For all periods prior to the closing of the Acquisition, certain general and administrative costs incurred by Time Warner have been allocated to the combined financial statements of Old WMG, including pension and other benefit-related costs, insurance-related costs and other general and administrative costs. These cost allocations were determined based on a combination of factors, as appropriate, including Old WMG's pro rata share of the revenues under the management of Old WMG and other more directly attributable methods, such as claim experience for insurance costs and employee-related attributes for pension costs. The costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if Old WMG had obtained such services independently, nor are they indicative of costs that will be charged or incurred in the future. However, management believes that such allocations are reasonable.

Fiscal Year

        In fiscal year 2004, in connection with the Acquisition, the Company changed its fiscal year-end to September 30 from November 30. As such, the Company restated its prior quarters starting October 1, 2003, under the new fiscal year format, to enhance comparability between periods.

Interim Financial Statements

        The accompanying consolidated financial statements are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position and the results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States applicable to interim periods. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company, included elsewhere in this registration statement.

Recapitalization

        As described further in Note 12, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with an initial public offering of the Company's common stock (the "Initial Common Stock Offering").

        In connection with the Initial Common Stock Offering, the Company's Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company's authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company's common stock (collectively, the "Recapitalization").

        Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information, net income (loss) per common share computations and stock-based compensation disclosures.

Basis of Consolidation and Combination

        Prior to the closing of the Acquisition, the recorded music and music publishing operations of the Company were legally held by multiple subsidiaries and affiliates of Old WMG and Time Warner. As such, the accompanying financial statements present the combined accounts of such businesses for all periods prior to the Acquisition. After the closing of the Acquisition, New WMG acquired the stock or net assets of those predecessor businesses. Accordingly, the accompanying financial statements present the consolidated accounts of such businesses for all periods after the closing of the Acquisition. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, income, losses and cash flows of the Company and all entities in which the Company has a controlling voting interest and/or variable interest entities required to be consolidated in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). All significant intercompany balances and transactions have been eliminated in consolidation and combination.

Reclassifications

        Certain reclassifications have been made to the prior period's financial information in order to conform to the current period's presentation.

Amounts Due To/From Time Warner-Affiliated Companies

        Prior to the closing of the Acquisition that was effective in March 2004, Old WMG had various commercial and financing arrangements with Time Warner and its affiliates. To illustrate, Old WMG distributed home video product for Time Warner's filmed entertainment division and the Old WMG's financing requirements were funded by Time Warner. Given the intercompany nature of these and other arrangements, the related payables and receivables generally were not settled through periodic cash payments and receipts. Accordingly, except as noted below for income taxes, the net amounts due from all transactions with Time Warner-affiliated companies were classified as a reduction of group equity in the combined balance sheet for all periods prior to March 2004.

        With respect to income taxes for all periods prior to the closing of the Acquisition that was effective in March 2004, the income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer. As such, while generally owed to Time Warner or its subsidiaries because Old WMG's taxable results were included in the consolidated income tax returns of Time Warner or its subsidiaries, all current and deferred tax liabilities for those periods were classified as liabilities in the combined balance sheet for all periods prior to March 2004.

        In connection with the Acquisition, substantially all of the intercompany receivables and payables between Old WMG and Time Warner and its affiliates were settled, and any receivables and payables that existed between the parties as of September 30, 2004 and December 31, 2004 have been presented as third-party balances in the accompanying consolidated balance sheet. In addition, with respect to taxes, Time Warner assumed all of the underlying tax obligations of Old WMG for all periods prior to the closing of the Acquisition. As such, all historical current and deferred tax assets and liabilities that existed as of the closing date of the Acquisition were transferred to Time Warner. Current and deferred tax assets and liabilities that existed as of September 30, 2004 and December 31, 2004 are third-party in nature and have been presented as such in the accompanying consolidated balance sheet.

Cash and Equivalents

        Prior to the closing of the Acquisition, Old WMG had agreements with Time Warner, whereby all cash received or paid by Old WMG was included in, or funded by, clearing accounts or international cash pools within Time Warner's centralized cash management system. The average monthly balance of amounts due from Time Warner and its affiliates was $783 million for the three-month period ended December 31, 2003.

Stock-Based Compensation

Post-Acquisition

        Effective March 1, 2004, in connection with the Acquisition, the Company adopted the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") to account for all stock-based compensation plans adopted subsequent to the Acquisition. Under the fair value recognition provisions of FAS 123, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period.

Pre-Acquisition

        Prior to the Acquisition, certain employees of Old WMG participated in various Time Warner stock option plans. In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, compensation cost for stock options or other equity-based awards granted to employees was recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equaled or exceeded the fair market value of Time Warner common stock at the date of grant, thereby resulting in no recognition of compensation expense by Old WMG. For any awards that generated compensation expense as defined under APB 25, Old WMG calculated the amount of compensation expense and recognized the expense over the vesting period of the award.

        Had compensation cost for Time Warner's stock option plans been determined based on the fair value method set forth in FAS 123, Old WMG's net loss for all periods presented prior to the closing of the Acquisition would have been as follows:

Three Months Ended December 31, 2003
(in millions)
Net loss:
As reported	$(1,146)

Pro forma	$(1,158)

Net Income (Loss) Per Common Share

        The Company computes net income (loss) per common share in accordance with FASB Statement No. 128, "Earnings per Share" ("FAS 128"). Under the provisions of FAS 128, basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common shares after preferred dividend requirements, if any, by the weighted average of common shares outstanding during the period. Diluted net income (loss) per common share adjusts basic net income (loss) per common share for the effects of stock options, warrants and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive.

        The following table sets forth the computation of pro forma basic and diluted net income per common share (in millions, except per share amounts):

Three Months Ended December 31, 2004
Basic and diluted pro forma net income per common share:
Numerator:
Net income	$36

Denominator:
Weighted average common shares outstanding	114.6
Less: Weighted average unvested common shares subject to repurchase or cancellation	(7.1)

Denominator for basic calculation	107.5
Effect for dilutive securities:
Add: Weighted average stock options, warrants and unvested common shares subject to repurchase or cancellation	7.8

Denominator for diluted calculation	115.3

Pro forma net income per common share—basic	$0.33

Pro forma net income per common share—diluted	$0.31

        As the effects from the exercise of the warrants during the three months ended December 31, 2004 were antidilutive, it has not been included in the presentation of diluted net income (loss) per common share. See Note 20 in the Company's consolidated financial statement for the seven months ended September 30, 2004 for a summary of the terms of the warrants that were issued to Time Warner in connection with the Acquisition.

3.    Acquisitions and Dispositions

Maverick

        In November 2004, the Company acquired an additional 30% interest in Maverick Recording Company ("Maverick") from its existing partner for approximately $17 million and certain amounts previously owed by such partner to the Company. The transaction was accounted for under the purchase method of accounting and the purchase price has been allocated to the underlying net assets of Maverick in proportion to the estimated fair value, principally artist contracts and recorded music catalog. As part of the transaction, the Company and the remaining partner in Maverick entered into an agreement pursuant to which either party can elect to have the Company purchase the remaining 20% interest in Maverick that it does not own by December 2007.

Sale of Warner Bros. Publications

        In December 2004, the Company entered into an agreement to sell Warner Bros. Publications, which conducts the Company's printed music operations, to Alfred Publishing. As part of the transaction, the Company agreed to license the right to use its music publishing copyrights in the exploitation of printed sheet music and songbooks for a twenty-year period of time. No gain or loss is expected to be recognized on the transaction as the historical book basis of the net assets being sold was adjusted to fair value in connection with the accounting for the Acquisition. The sale is expected to close in spring 2005 and is subject to customary closing conditions.

        The sale is not expected to have a material effect on the future operating results and financial condition of the Company. For the three months ended December 31, 2004 and 2003, the operations being sold generated revenues of approximately $15 million and $16 million, respectively; operating income of approximately $1 million and $2 million, respectively; operating income before depreciation and amortization expense of $1 million and $2 million, respectively; and net income of approximately $1 million and $2 million, respectively.

4.    Inventories

        Inventories consist of the following:

	December 31, 2004	September 30, 2004
	(in millions)
Compact discs, cassettes and other music-related products	$82	$79
Published sheet music and song books	23	23

	105	102
Less reserve for obsolescence	(40)	(37)

	$65	$65

5.    Restructuring Costs

Acquisition-Related Restructuring Costs

        In connection with the Acquisition that was effective as of March 1, 2004, the Company reviewed its operations and implemented several plans to restructure its operations. As part of these restructuring plans, the Company recorded a restructuring liability of approximately $307 million during 2004. This restructuring liability included costs to exit and consolidate certain activities of the Company, as well as costs to terminate employees and certain artist, songwriters and co-publisher contracts. Such liabilities were recognized as part of the cost of the Acquisition.

        As of December 31, 2004, the Company had approximately $135 million of Acquisition-related restructuring costs recorded in its balance sheet. These liabilities represent estimates of future cash obligations for all restructuring activities that had been implemented, as well as for all restructuring activities that had been committed to by management but have yet to occur. The outstanding balance of these liabilities primarily relates to extended payment terms for severance obligations and long-term lease obligations for vacated facilities. These remaining obligations are expected to be settled by 2019.

	Employee Terminations	Other Exit Costs	Total
	(in millions)
Initial accrual in 2004	$164	$143	$307
Cash paid in 2004	(92)	(13)	(105)
Non-cash reduction in 2004	(1)	(22)	(23)

Liability as of September 30, 2004	71	108	179
Cash paid in the three months ended December 31, 2004	(18)	(18)	(36)
Non-cash reductions and foreign currency exchange movements in the three months ended December 31, 2004(a)	2	(10)	(8)

Liability as of December 31, 2004	$55	$80	$135

(a)
Principally relates to changes in foreign currency exchange rates and the non-cash write-off of the carrying value of advances relating to terminating certain artist, songwriter and co-publisher contracts.

        In addition, in connection with the Acquisition, the Company approved a cost-savings incentive compensation plan during 2004 in order to incentivize management to implement the aforementioned restructuring plans and reduce operating costs. Under the plan, key employees of the Company will be entitled to earn up to $20 million in the aggregate based on the attainment and maintenance of certain cost-savings targets. Based on the level of cost savings actually generated at the end of September 30, 2004, which exceeded the cost-savings targets under the plan, the Company determined that it was probable that eligible employees would vest in the full benefits under the plan. Accordingly, the Company recorded the full $20 million liability under the plan, along with other restructuring-related costs of $6 million, during the seven months ended September 30, 2004. Out of the aggregate $26 million liability, $16 million has been paid during the three months ended December 31, 2004.

6.    Minority Interest

        Minority interest as of September 30, 2004 includes outstanding preferred stock issued by one of the Company's subsidiaries of $204 million, including unpaid dividends of $4 million. This balance, along with accrued dividends for the period from October 1, 2004 to December 21, 2004, was redeemed at a cost of $209 million using the proceeds from a new debt issuance discussed in Note 7.

7.    Debt

        The Company's long-term debt consists of:

	December 31, 2004	September 30, 2004
	(in millions)
Senior secured credit facility:
Revolving credit facility	$—	$—
Term loan	1,191	1,194

	1,191	1,194
7.375% U.S. dollar-denominated Notes due 2014	465	465
8.125% Sterling-denominated Notes due 2014	193	181
Floating rate senior notes due 2011	250	—
9.5% Senior discount notes due 2014	251	—
Floating rate senior PIK notes due 2014	196	—

Total debt	2,546	1,840
Less current portion	(12)	(12)

Total long-term debt	$2,534	$1,828

The Holdings Refinancing

        In December 2004, Holdings issued $847 million principal amount of debt consisting of (i) $250 million principal amount of Floating Rate Senior Notes Due 2011 (the "Holdings Floating Rate Notes"), (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million (the "Holdings Discount Notes"), and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014 (the "Holdings PIK Notes", and collectively, the "Holdings Notes"). The gross proceeds of $696 million received from the issuance of the Holdings Notes were used to (i) redeem the remaining shares of cumulative preferred stock of Holdings at a redemption price of $209 million, including $9 million of accrued and unpaid dividends, (ii) pay a return of capital to Parent Corp. and its shareholders in the aggregate amount of $472 million, of which all but $50 million was distributed to the Company's shareholders, and (iii) pay debt-related issuance costs of approximately $15 million.

        The Holdings Floating Rate Notes bear interest at a quarterly, floating rate based on three-month LIBOR rates plus a margin equal to 4.375%. Interest is payable quarterly in cash beginning on March 15, 2005. The Holdings Floating Rate Notes Mature on December 15, 2011.

        The Holdings Discount Notes were issued at a discount and have an initial accreted value of $630.02 per $1000 principal amount at maturity. Prior to December 15, 2009, no cash interest payments are required. However, interest accrues on the Holdings Discount Notes in the form of an increase in the accreted value of such notes such that the accreted value of the Holdings Discount Notes will equal the principal amount at maturity on December 15, 2009. Thereafter, cash interest on the Holdings Discount Notes is payable semi-annually at a fixed rate of 9.5% per annum. The Holdings Discount Notes mature on December 15, 2014.

        The Holdings PIK Notes bear interest at a semi-annual floating rate based on six-month LIBOR rates plus a margin equal to 7%. Interest is payable semi-annually beginning on June 15, 2005 either in the form of cash or additional PIK notes at the election of the Company. The Holdings PIK Notes mature on December 15, 2014.

        The Holdings Notes are redeemable in whole or in part, at the option of Holdings, at any time at a redemption price defined under the Indentures governing the Holdings Notes that generally includes a premium. In addition, upon a change of control and upon certain asset sales as specified under the indentures, Holdings may be required to make an offer to redeem the Holdings Notes from the holders at a redemption price defined under the indentures that includes a premium.

        The Holdings Notes are unsecured and subordinated to all of Holdings' existing and future secured debt, including Holdings' guarantee of borrowing by Acquisition Corp. under the Company's senior secured credit facility. In addition, the Holdings Notes are structurally subordinated to the Subordinated Notes of Acquisition Corp.

        The Indentures limit Holdings' ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the notes; to consolidate, merge, sell or otherwise dispose off all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries.

Restricted Net Assets

        The Company is a holding company with no independent operations or assets other than through its interests in its subsidiaries, such as Acquisition Corp. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the senior secured facility of Acquisition Corp., and as of December 2004, the indentures for the Holdings Notes.

8.    Shareholders' Equity

Return of Capital

        In September 2004, the Company declared a $342 million dividend to its Class L common shareholders in the form of a note payable. The note payable was paid in October 2004 using proceeds received from a return of capital previously invested in WMG Acquisition Corp.

        In December 2004, in connection with the Holdings Refinancing, the Company paid a $422 million return of capital to Class L common shareholders.

Long-Term Incentive Plan

        In December 2004, the Board of Directors of the Company approved a long-term incentive plan (the "LTIP Plan") for employees, directors or consultants of the Company and any of its affiliates. 1,355,066 shares of common stock were authorized under the plan. During the three months ended December 31, 2004, pursuant to certain contractual arrangements or in connection with the LTIP Plan, the Company granted 1,138,404 service-based stock options and 2,276,807 performance-based options to purchase shares of its common stock to certain key executives of the Company. In addition, during the three months ended December 31, 2004, the Company allowed certain key executives to purchase 1,376,653 restricted shares of its common stock.

9.    Commitments and Contingencies

Litigation

        The Company is subject to a number of state and federal class action lawsuits, as well as an action brought by a number of state Attorneys General alleging unlawful horizontal and vertical agreements to fix the prices of compact discs by the major record companies. The parties to the federal action commenced by the Attorneys General have entered into a settlement agreement. On July 9, 2003, the Court entered a final judgment approving the settlement. In one of the two remaining lawsuits, Ottinger v. EMI Music, Inc., et al., the Court entered an order granting final approval of the settlement on January 21, 2004. In the other action, In re Compact Disc. Antitrust Litig., which was brought by individual retailers of compact discs alleging unlawful horizontal agreements to fix the prices of compact discs by the major record companies, on July 29, 2004, the Court denied the parties' motion to grant final approval to the settlement. On August 30, 2004, plaintiffs filed a Second Amended Consolidated Complaint adding additional individual retailers as named plaintiffs in the litigation, which the Company answered, denying all claims, on September 15, 2004. On October 29, 2004, the parties reached an agreement on the terms of a settlement. The Company does not expect the final terms of that settlement to differ materially from the settlement agreement previously entered into by the parties. On February 2, 2005, the Court entered a Stipulation of Dismissal with Prejudice of the entire action.

        On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General's subpoenas, we have been producing documents and expect to complete our production in May or June. We also understand that this investigation has been expanded to include companies that own radio stations. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation but it has the potential to result in changes in the manner in which the recorded music industry promotes its records or financial penalties, which could adversely affect the Company's business, including its brand value.

        In addition to the State of New York investigation discussed above, the Company is involved with employment claims and other legal proceedings that are incidental to its normal business activities. It is reasonably possible that an adverse outcome on any of these matters could result in a material effect on the Company's consolidated financial statements. Due to the preliminary status of many of these matters, the Company is unable to predict the outcome or determine a range of loss at this time. However, in the opinion of management, it is not likely that the ultimate outcome of these matters will have a material effect on the Company's consolidated financial statements.

10.    Segment Information

        As discussed more fully in Note 1, based on the nature of its products and services, the Company classifies its business interests into two fundamental areas: recorded music and music publishing. Information as to each of these operations is set forth below.

        The Company evaluates performance based on several factors, of which the primary financial measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets ("OIBDA"). The Company has supplemented its analysis of OIBDA results by segment with an analysis of operating income (loss) by segment.

        The accounting policies of the Company's business segments are the same as those described in the summary of significant accounting policies included elsewhere herein. The Company accounts for intersegment sales at fair value as if the sales were to third parties. While intercompany transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation or combination and, therefore, do not themselves impact consolidated or combined results.

        During 2004, in connection with the Acquisition, the Company changed its methodology for allocating certain corporate costs to its business segments. Accordingly, the Company has restated its operating performance measures for the prior period to reflect its new cost-allocation methodology on a consistent basis.

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Revenues
Recorded music	$940	1,028
Music publishing	155	159
Intersegment elimination	(7)	(9)

Total revenues	$1,088	$1,178

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
OIBDA
Recorded music	$194	$141
Music publishing	24	27
Corporate expenses	(28)	(17)

Total OIBDA	$190	$151

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Depreciation of Property, Plant and Equipment
Recorded music	$9	$15
Music publishing	1	1
Corporate	4	4

Total depreciation	$14	$20

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Amortization of Intangibles Assets
Recorded music	$33	$40
Music publishing	13	20
Corporate	—	—

Total amortization	$46	$60

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Impairment of Goodwill and Other Intangibles
Recorded music	$—	$1,019
Music publishing	—	—
Corporate	—	—

Total impairment	$—	$1,019

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Operating Income (Loss)
Recorded music	$152	$(933)
Music publishing	10	6
Corporate	(32)	(21)

Total operating income (loss)	$130	$(948)

	Successor	Predecessor
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
	(in millions)
Reconciliation of OIBDA to Operating Income (Loss)
OIBDA	$190	$151
Depreciation expense	(14)	(20)
Amortization expense	(46)	(60)
Impairment of goodwill and other intangible assets	—	(1,019)

Operating income (loss)	$130	$(948)

11.    Additional Financial Information

Cash Interest and Taxes

        The Company made interest payments of approximately $42 million during the three months ended December 31, 2004 and $6 million during the three months ended December 31, 2003. The Company paid approximately $8 million of foreign income and withholding taxes in each of the three months ended December 31, 2004 and the three months ended December 31, 2003. The Company received $5 million and $2 million of foreign income tax refunds in the three months ended December 31, 2004 and the three months ended December 31, 2003, respectively.

Noncash Transactions

        There were no significant non-cash investing and financing activities during the three months ended December 31, 2004 and 2003.

12.    Subsequent Events

        In March 2005, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the Initial Common Stock Offering.

        Further on May 6, 2005 the Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company's authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a split of the Company's common stock.

        Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information and net income (loss) per common share computations.

MOBY
18
I'VE GOT YOU UNDER MY SKIN
the burt bacharach songbook
DR. DRE
BARRY WHITE
Music & Lyrics by Cole Porter
THE SASSY, SOPHISTICATED, SENTIMENTAL PORTER IN SONG
HERO
De-Lovely
HEDWIG'S THEME
HARRY POTTER AND THE SORCERER'S STONE
music publishing
VAN MORRISON ASTRAL WEEKS
sheryl crow
c'mon, c'mon
SMASH MOUTH
india.arie
ACOUSTIC SOUL
Dido
WINTER WONDERLAND
HAPPY BIRTHDAY TO YOU!
CURTIS MAYFIELD
The Impressions
NICKELBACK
SILVER SIDE UP
JAMES BROWN
ORIGINAL SHEET MUSIC EDITION
THE REASON
hoobastank
WARNER/CHAPPELL

        Until June 4, 2005 (25 days after the commencement of this offering), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QuickLinks

Common Stock
TABLE OF CONTENTS
MARKET AND INDUSTRY DATA AND FORECASTS
PROSPECTUS SUMMARY
THE OFFERING
BASIS OF PRESENTATION
Risk Factors
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA
RISK FACTORS
Risks Related to the Business
Risks Related to our Leverage
Risks Related To This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
THE TRANSACTIONS
PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
WARNER MUSIC GROUP CORP. PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET As of December 31, 2004
WARNER MUSIC GROUP CORP. PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS For the Twelve Months Ended September 30, 2004
WARNER MUSIC GROUP CORP. NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
WARNER MUSIC GROUP CORP. PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS For the Three Months Ended December 31, 2004
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
Representative Worldwide Recorded Music Artists
Music Publishing Portfolio Representative Songwriters
MANAGEMENT
Summary Compensation Table
Stock Option Grants in Warner Music Group in the Ten Month Fiscal Year Ended September 30, 2004 (1)
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF INDEBTEDNESS
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
Paid by the Company
Paid by the Selling Stockholders
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
WARNER MUSIC GROUP CORP. (formerly known as WMG Parent Corp.) INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Contents
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Balance Sheets
See accompanying notes.
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Statements of Operations
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Statements of Cash Flows
See accompanying notes.
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Statements of Shareholders' and Group Equity
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Notes to Consolidated and Combined Financial Statements
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Schedule I—Condensed Balance Sheets (Parent Only)
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Schedule I—Condensed Statement of Operations (Parent Only)
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Schedule I—Condensed Statement of Cash Flows (Parent Only)
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Schedule I—Notes to Condensed Financial Statements (Parent Only)
Warner Music Group Corp. (formerly known as WMG Parent Corp.)
Schedule II—Valuation and Qualifying Accounts Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004 and Years Ended November 30, 2003 and 2002
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated Balance Sheets
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Statements of Operations (Unaudited)
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Statements of Cash Flows (Unaudited)
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Consolidated and Combined Statements of Shareholders' and Group Equity (Unaudited)
Warner Music Group Corp. (formerly known as WMG Parent Corp.) Notes to Consolidated and Combined Interim Financial Statements (Unaudited)